As filed with the Securities and Exchange Commission on April 26, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAMESTOP CORP.
(Exact name of registrant co-issuer as specified in its charter)

Delaware	5734	20-2733559
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

GAMESTOP, INC.
(Exact name of registrant co-issuer as specified in its charter)

Minnesota	5734	41-1609563
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

See Table of Additional Registrants

R. Richard Fontaine
GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051
(817) 424-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
with a copy to:
Michael N. Rosen
Jay M. Dorman
Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 541-2000
     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered	per Unit(1)	Offering Price(1)	Registration Fee

Senior Floating Rate Notes due 2011	$300,000,000	100.000%	$300,000,000	$32,100.00

Guarantees of the Senior Floating Rate Notes due 2011	(2)	(2)	(2)	(2)

8% Senior Notes due 2012	$650,000,000	98.688%	$641,472,000	$68,637.51

Guarantees of the 8% Senior Notes due 2012	(2)	(2)	(2)	(2)

(1)	Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable.
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	Jurisdiction of	I.R.S. Employer
	Incorporation/	Identification
Exact Name of Additional Registrants*	Organization	Number

Electronics Boutique Holdings Corp.	Delaware	51-0379406
GameStop Holdings Corp.	Delaware	75-2951347
Marketing Control Services, Inc.	Virginia	47-0927512
Sunrise Publications, Inc.	Minnesota	41-1792301
GameStop Brands, Inc.	Delaware	20-1243398
GameStop of Texas (GP), LLC	Delaware	20-1201873
GameStop (LP), LLC	Delaware	20-1243349
GameStop Texas LP	Texas	20-1202148
EB Catalog Company, Inc.	Nevada	88-0416406
ELBO Inc.	Delaware	51-0381472
EB International Holdings, Inc.	Delaware	51-0408682
EB Sadsbury Second, LLC	Delaware	20-0597991
EB Sadsbury General Partner, LP	Delaware	none
EB Sadsbury Property Holding, LP	Delaware	45-0529392

*	The address and telephone number for each of the additional registrants is 625 Westport Parkway, Grapevine, Texas 76051, (817) 424-2000. The primary standard industrial classification code number for each of the additional registrants is 5734.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2006
GameStop Corp.
GameStop, Inc.
OFFER TO EXCHANGE
all outstanding
Senior Floating Rate Notes due 2011
($300,000,000 principal amount outstanding)
for
Senior Floating Rate Notes due 2011
Which Have Been Registered Under the Securities Act of 1933
and all outstanding
8% Senior Notes due 2012
($650,000,000 principal amount outstanding)
for
8% Senior Notes due 2012
Which Have Been Registered Under the Securities Act of 1933
The exchange offer expires at 5:00 p.m., New York City time,
on                         , 2006, unless extended.
The Exchange Offer
      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (1) up to $300,000,000 aggregate principal amount of our senior floating rate notes due 2011, or the new floating rate notes, for a like amount of our outstanding, unregistered senior floating rate notes due 2011, or the old floating rate notes, and (2) up to $650,000,000 aggregate principal amount of our 8% senior notes due 2012, or the new 8% notes, for a like amount of our outstanding, unregistered 8% senior notes due 2012, or the old 8% notes. We refer to the new floating rate notes and the new 8% notes being offered in the exchange offer as the exchange notes. We refer to the old floating rate notes and the old 8% notes that can be exchanged for the exchange notes as the old notes. We refer to the old notes and the exchange notes as the notes, where the context so requires.

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes for exchange notes will not be a taxable transaction for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.
The Exchange Notes

•	The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the exchange notes, and the exchange notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

•	We are offering the exchange notes in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the old notes.

      Investing in the exchange notes involves risks. For a discussion of certain factors that you should consider in connection with the exchange offer and an investment in the exchange notes, see “Risk Factors” beginning on page 10.

      Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 26, 2006

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should also be aware that information in this prospectus may change after this date.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after consummation of the exchange offer, we shall make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

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PRELIMINARY NOTE
      When the old notes were originally issued on September 28, 2005 and the proceeds from the sale of the old notes were placed in escrow, GameStop was named GSC Holdings Corp., or GSC. GSC was formed in contemplation of the mergers described herein combining the businesses of what was then named GameStop Corp. and Electronics Boutique Holdings Corp. and their respective subsidiaries, which we refer to in this prospectus as the “mergers.” On the date GSC and GameStop, Inc. issued the old notes, each of the direct and indirect domestic wholly-owned subsidiaries of what was then named GameStop Corp. (other than the co-issuer GameStop, Inc.) guaranteed the old notes on a senior unsecured basis with unconditional guarantees. On October 7, 2005, the proceeds from the sale of the old notes were released from escrow in anticipation of the consummation of the mergers. The mergers were consummated on October 8, 2005 and, concurrently, Electronics Boutique Holdings Corp. and its direct and indirect domestic wholly-owned subsidiaries guaranteed the old notes on a senior unsecured basis with unconditional guarantees. As a result of the mergers, both what was then named GameStop Corp. and Electronics Boutique Holdings Corp. became direct wholly-owned subsidiaries of their holding company parent, GSC. Subsequently, GameStop Corp. was renamed GameStop Holdings Corp. and GSC was renamed GameStop Corp.
      Unless the context otherwise requires: the term “Historical GameStop” refers to GameStop Holdings Corp.; the terms “EB” and “Electronics Boutique” refer to Electronics Boutique Holdings Corp.; the terms “GameStop,” “we,” “us,” “our,” “Company” and other similar terms refer to GameStop Corp. and its subsidiaries, which include, among others, Historical GameStop, GameStop, Inc. and EB; the term “guarantors” refers to the direct and indirect domestic subsidiaries of GameStop (other than GameStop, Inc.) that have provided unconditional guarantees of the old notes and will be providing unconditional guarantees of the exchange notes; and the term “Issuers” refers to GameStop and GameStop, Inc. References in this prospectus to “fiscal 2008,” “fiscal 2007,” “fiscal 2006,” “fiscal 2005,” “fiscal 2004,” “fiscal 2003” and “fiscal 2002” refer to the fiscal years ending January 31, 2009, February 2, 2008 and February 3, 2007 and the fiscal years ended January 28, 2006, January 29, 2005, January 31, 2004 and February 1, 2003, respectively.
AVAILABLE INFORMATION
      GameStop is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, on a regular basis. Prior to the mergers combining their businesses, Historical GameStop and EB were also subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed annual, quarterly and special reports, proxy statements and other information with the SEC on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1024, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Pubic Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers, like GameStop, who file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, GameStop makes available free of charge on its website (http://www.gamestop.com), under “Investor Relations — SEC Filings,” its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after they are filed with or furnished to the SEC. GameStop also makes available on its website the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports that were filed by Historical GameStop and EB when, prior to the mergers combining their businesses, they were reporting companies. The information included on such website is deemed not to be part of this prospectus.
      This prospectus “incorporates by reference” important business and financial information about GameStop from documents that are not included in or delivered with this document. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that GameStop subsequently files with the SEC will automatically update and supercede the information in this prospectus and in the filings of GameStop, Historical GameStop and EB with the SEC. We incorporate by reference in this prospectus the documents listed below, which GameStop, Historical GameStop and EB have already filed with the SEC, and any future filings GameStop makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the exchange notes contemplated by this prospectus is terminated:

•	Registration Statement on Form S-4, filed by GameStop with the SEC on May 23, 2005;

•	Amendment No. 1 to the Registration Statement on Form S-4, filed by GameStop with the SEC on July 8, 2005;

•	Amendment No. 2 to the Registration Statement on Form S-4, filed by GameStop with the SEC on September 2, 2005;

•	GameStop’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed with the SEC on April 3, 2006;

•	GameStop’s Current Report on Form 8-K, filed with the SEC on April 13, 2006;

•	EB’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the SEC on April 7, 2005;

•	EB’s Annual Report on Form 10-K/ A for the fiscal year ended January 29, 2005, filed with the SEC on May 20, 2005;

•	EB’s Annual Report on Form 10-K/ A for the fiscal year ended January 29, 2005, filed with the SEC on September 2, 2005;

•	EB’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, filed with the SEC on June 9, 2005;

•	EB’s Quarterly Report on Form 10-Q/ A for the quarter ended April 30, 2005, filed with the SEC on September 2, 2005;

•	EB’s Quarterly Report on Form 10-Q for the quarter ended July 30, 2005, filed with the SEC on September 8, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on March 15, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on March 22, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on April 18, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on May 27, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on June 9, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on June 15, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on August 30, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on September 6, 2005;

•	EB’s Current Report on Form 8-K, filed with the SEC on October 7, 2005; and

•	EB’s Current Report on Form 8-K, filed with the SEC on October 11, 2005.
      Any statement or information included in any such filing made prior to the date of this prospectus shall be deemed to be modified or superceded to the extent a statement or information included in this prospectus modifies or supercedes such information. Any such statement or information so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this prospectus.
      This prospectus contains summaries of terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. You can obtain copies of documents incorporated by reference in this document by requesting them in writing at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Investor Relations, or by telephone at (817) 424-2800.
      You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five business days before the expiration date of the exchange offer.
INDUSTRY AND MARKET DATA
      This prospectus includes information regarding our industry and markets. Where reasonably possible, this information is derived from third-party sources that we believe are reliable and in other cases is based on estimates made by our management based on their industry and market knowledge. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.
FORWARD-LOOKING STATEMENTS
      All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets, projected costs and plans and objectives of management for future operations, and the information referred to under “Risk Factors” beginning on page 10 of this prospectus and as further outlined elsewhere in this prospectus and the reports incorporated by reference in this prospectus, are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

•	our reliance on suppliers and vendors for sufficient quantities of their products and for new product releases;

•	economic conditions affecting the electronic game industry;

•	the competitive environment in the electronic game industry;

•	our ability to open and operate new stores;

•	our ability to attract and retain qualified personnel;

•	the impact and costs of litigation and regulatory compliance;

•	the risks involved in our international operations;

•	our ability to successfully integrate the operations of Historical GameStop and EB and manage the combined operations of the Company;

•	the cost savings and other synergies from the mergers may not be fully realized or may take longer to realize than expected; and

•	other factors described in our Annual Report on Form 10-K, filed with the SEC on April 3, 2006, including those set forth under the caption “Item 1A. Risk Factors.”
      In some cases, forward-looking statements can be identified by the use of terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “will,” “should,” “seeks,” “pro forma” or similar expressions. These statements are only predictions based on current expectations and assumptions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.
      Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances contained in this prospectus may not occur, causing actual results to differ materially from those anticipated or implied by our forward-looking statements.
      All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

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SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. To better understand this offering, you should carefully read this entire prospectus, including the “Risk Factors” section beginning on page 10 and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.
Our Company
      GameStop is the world’s largest retailer of video game products and PC entertainment software. We sell new and used video game hardware, video game software and accessories, as well as PC entertainment software, and related accessories and other merchandise. As of January 28, 2006, we operated 4,490 stores in the United States, Australia, Canada and Europe, primarily under the names GameStop and EB Games. We also operate electronic commerce websites under the names gamestop.com and ebgames.com and publish Game Informer, the largest circulation multi-platform video game magazine in the United States, with approximately 1.9 million subscribers.
      GameStop is a holding company that was created to facilitate the combination of Historical GameStop and EB. On April 17, 2005, Historical GameStop and EB entered into a merger agreement pursuant to which, effective October 8, 2005, separate subsidiaries of GameStop were merged with and into Historical GameStop and EB, respectively, and Historical GameStop and EB became wholly-owned subsidiaries of GameStop. Our Class A common stock and our Class B common stock are traded on the New York Stock Exchange under the symbols GME and GME.B, respectively.
      In the mergers, Historical GameStop’s stockholders received one share of GameStop’s Class A common stock for each share of Historical GameStop’s Class A common stock owned and one share of GameStop’s Class B common stock for each share of Historical GameStop’s Class B common stock owned. EB stockholders received $38.15 in cash and ..78795 of a share of GameStop’s Class A common stock for each EB share owned. In aggregate, 20.2 million shares of GameStop’s Class A common stock were issued to EB stockholders and approximately $993.3 million in cash was paid in consideration for all outstanding common stock of EB and all outstanding stock options of EB.
      Of our 4,490 stores, 3,624 stores are located in the U.S. and 866 stores are located in Australia, Canada and Europe. Our stores, which average approximately 1,500 square feet, carry a balanced mix of new and used video game hardware, video game software and accessories, which we refer to as video game products, and PC entertainment software. Our used video game products provide a unique value proposition to our customers, and our purchasing of used video game products provides our customers with an opportunity to trade in their used video game products for store credits and apply those credits towards other merchandise, which, in turn, increases sales.
Industry Background
      According to NPD Group, Inc., or NPD, a market research firm, the electronic game industry was an approximately $11.5 billion market in the United States in 2005.
      New Video Game Products. The Entertainment Software Association (formerly the Interactive Digital Software Association), or ESA, estimates that 50% of all Americans, or approximately 145 million people, play video or computer games on a regular basis. We expect the following trends to result in increased sales of video game products:

•	Hardware Platform Technology Evolution. Video game hardware has evolved significantly from the early products launched in the 1980s. Technological developments in both chip processing speed and data storage have provided significant improvements in advanced graphics and audio quality, which allow software developers to create more advanced games, encourage existing players to upgrade their hardware platforms and attract new video game players to purchase an initial system. As general computer technology advances, we expect video game technology to make similar advances.

•	Next-Generation Systems Provide Multiple Capabilities Beyond Gaming. Many next-generation hardware platforms, including Sony PlayStation 2 and Microsoft Xbox and Xbox 360, utilize a DVD software format and have the potential to serve as multi-purpose entertainment centers by doubling as a player for DVD movies and compact discs. In addition, Sony PlayStation 2, Nintendo DS and Microsoft Xbox and Xbox 360 manufacture accessories which provide internet connectivity.

•	Backward Compatibility. Sony PlayStation 2, Nintendo DS and, to some extent, Microsoft Xbox 360 are backward compatible, meaning that titles produced for the earlier version of the hardware platform may be used on the new hardware platform.

•	Introduction of Next-Generation Hardware Platforms Drives Software Demand. Sales of video game software generally increase as next-generation platforms mature and gain wider acceptance.

•	Broadening Demographic Appeal. While the typical electronic game enthusiast is male between the ages of 14 and 35, the electronic game industry is broadening its appeal.
      Used Video Game Market. As the installed base of video game hardware platforms has increased and new hardware platforms are introduced, a growing used video game market has evolved in the United States.
      PC Entertainment Software. PC entertainment software is generally sold in the form of CD-ROMs and played on multimedia PCs featuring fast processors, expanded memories, and enhanced graphics and audio capabilities.
Business Strategy
      Our goal is to enhance our position as the world’s largest retailer of new and used video game products and PC entertainment software by focusing on the following strategies:

Continue to Execute Our Proven Growth Strategies. We intend to continue to execute our proven growth strategies, including:

•	Continuing the practices of Historical GameStop and EB of opening new strip center stores in our target markets and new mall stores in selected mall locations.

•	Increasing our comparable store sales and operating earnings by capitalizing on industry growth, increasing sales of used video game products and our Game Informer magazine and increasing awareness of the GameStop brand.

Targeting a Broad Audience of Game Players. We have created a store environment targeting a broad audience including the electronic game enthusiast, the casual gamer and the seasonal gift giver.

Enhancing our Image as a Destination Location. Our stores serve as destination locations for game players due to our broad selection of products, knowledgeable sales associates, game-oriented environment and unique pricing proposition.

Offering the Largest Selection of Used Video Game Products. We are the largest retailer of used video games in the world and carry the broadest selection of used video game products for both current and previous generation platforms.

Building the GameStop Brand. We currently operate most of Historical GameStop’s stores under the GameStop name. Within the next 12 to 24 months, we intend to rebrand all of the EB stores to the GameStop brand. Building the GameStop brand has enabled us to leverage brand awareness and to capture advertising and marketing efficiencies.

Providing a First-to-Market Distribution Network. We employ a variety of rapid-response distribution methods in our efforts to be the first-to-market for new video game products and PC entertainment software. We strive to deliver popular new releases to selected stores within hours of release and to all of our stores by the next morning. This highly efficient distribution network is essential, as a significant portion of a new title’s sales will be generated in the first few days and weeks following its release.

Investing in our Information Systems and Distribution Capabilities. We employ sophisticated and fully-integrated inventory management, store-level point of sale and financial systems and state-of-the-art distribution facilities.
Growth Strategy
      New Store Expansion. We intend to continue to open new stores in our targeted markets. Historical GameStop opened 338 new stores in fiscal 2004 and 221 new stores in fiscal 2005, prior to the consummation of the mergers on October 8, 2005. EB opened 415 stores in fiscal 2005, prior to the consummation of the mergers. Between the consummation of the mergers and the end of fiscal 2005, we opened 156 stores. We plan to open approximately 400 new stores in fiscal 2006.
      Increase Comparable Store Sales. We plan to increase our comparable store sales by capitalizing on the growth in the video game industry, expanding our sales of used video game products and increasing awareness of the GameStop name.

•	Capitalize on Growth in Demand. Our sales of new video game software and used video game products grew by approximately 20% and 27%, respectively, in fiscal 2004 and, due primarily to the mergers, by an additional 60% and 58%, respectively, in fiscal 2005.

•	Increase Sales of Used Video Game Products. We will continue to expand the selection and availability of used video game products in our U.S. and international stores. Our strategy consists of increasing consumer awareness of the benefits of trading in and buying used video game products at our stores through increased marketing activities.

•	Increase GameStop Brand Awareness. We intend to increase customer awareness of how the adoption of the best practices of Historical GameStop and EB will benefit our customers. In connection with our brand-building efforts, in each of the last three fiscal years, we increased the amount of media advertising in targeted markets. In fiscal 2006, we plan to continue to increase media advertising, to expand our GameStop loyalty card program, to aggressively promote trade-ins of used video game products in our stores and to leverage our web sites at www.gamestop.com and www.ebgames.com.
The Transactions
      In order to finance the cash consideration that was paid to EB stockholders in connection with the mergers, to pay related fees, expenses and transaction costs, to fund our ongoing working capital needs and for general corporate purposes, the Issuers and the guarantors entered into a new $400.0 million asset-based senior secured revolving credit facility, or the Senior Credit Facility, and the Issuers issued the old notes that are the subject of the exchange offer provided for in this prospectus. For more information regarding the Senior Credit Facility, see “Description of Other Indebtedness.” The financing transactions, along with the mergers, are referred to in this prospectus collectively as the “Transactions.”
Our Holding Company Structure
      GameStop is a holding company that operates through its domestic and foreign subsidiaries. On a pro forma basis after giving effect to the Transactions, approximately $3,597.3 million, or 81.9%, of our net sales were generated by our domestic subsidiaries (the guarantors and GameStop, Inc.) in fiscal 2005, and as of January 28, 2006, approximately $1,256.0 million, or 77.4%, of our total assets (excluding goodwill of $1,392.4 million) were held by those subsidiaries.

Corporate Information
      GameStop Corp. is a corporation organized under the laws of the State of Delaware with principal executive offices located at 625 Westport Parkway, Grapevine, Texas 76051. Our telephone number at our principal executive offices is (817) 424-2000. Our worldwide web address is www.gamestop.com. The information on our website is not part of this prospectus.
Summary of the Exchange Offer

The Exchange Offer	We are offering to exchange (1) up to $300.0 million aggregate principal amount of our new floating rate notes, which have been registered under the Securities Act, for a like amount of our old floating rate notes, and (2) up to $650.0 million aggregate principal amount of our new 8% notes, which have been registered under the Securities Act, for a like amount of our old 8% notes. The old floating rate notes and old 8% notes were issued on September 28, 2005 in a private offering. To exchange your old notes, you must properly tender them by following the procedures under “The Exchange Offer” and we must accept them.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless we extend it. In that case, the term “expiration date” will mean the latest date and time to which the exchange offer is extended. We will issue exchange notes upon the expiration date or promptly thereafter.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes for exchange, we will return your old notes without expense to you promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. See “The Exchange Offer — Withdrawal of Tender” for further information.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Conditions” for further information.

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer for exchange notes:

• you must complete, sign and date the letter of transmittal accompanying this prospectus and mail, fax or otherwise deliver it, together with your old notes, to the exchange agent on or before the expiration date at the address set forth under “The Exchange Offer — Exchange Agent;” or

• arrange for DTC to transmit certain required information to the exchange agent in connection with a book-entry transfer.

Do not send letters of transmittal and certificates representing old notes to us.

By tendering your old notes in this manner, you will be representing to us, among other things, that:

• the exchange notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of either Issuer.

Any broker-dealer that acquires exchange notes for its own account in exchange for old notes must represent to us that the old notes to be exchanged for the exchange notes were acquired by it as a result of market-making or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received by it pursuant to the exchange offer. See “— Resales” below for further information.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your old notes in the exchange offer, please contact the registered owner as soon as possible and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your old notes and the old notes are not immediately available, time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed by the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Consequences of Not Exchanging Old Notes	If you do not tender your old notes or we reject your tender, your old notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your old notes. In addition, you will not be entitled to any further registration rights or exchange rights, except under limited circumstances where we may be required to file and cause to become effective a shelf registration statement which could cover your resales of your old notes. However, your old notes will remain outstanding and entitled to the benefits of the indenture governing the notes. See “The Exchange Offer — Consequences of Failure to Exchange” for further information.

Resales	We believe that you can offer for resale, resell or otherwise transfer the exchange notes without complying with further registration and prospectus delivery requirements of the Securities Act if you make the representations described above under “— Procedures for Tendering Old Notes.”

We base our belief on interpretations by the SEC staff in no action letters issued to other issuers in exchange offers like the one contemplated by this prospectus. We cannot guarantee that the SEC would make a similar decision about this exchange offer.

If our belief is wrong, or if you cannot truthfully make the representations described above under “— Procedures for Tendering Old Notes,” and you transfer any exchange notes issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liabilities under the Securities Act. We are not indemnifying you from any such liability and will not protect you against any loss incurred as a result of any such liability under the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of exchange notes that they received in exchange for old notes that they acquired for their own account as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Federal Tax Consequences	Your exchange of old notes for exchange notes pursuant to the exchange offer should not result in any gain or loss to you for United States federal income tax purposes. For more information, see “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will receive no proceeds from the exchange offer. We will pay all of our expenses related to the exchange offer.

Exchange Agent	Citibank, N.A.

Shelf Registration Statement	In certain limited circumstances, we will be required to file under the Securities Act, and cause to become effective, a shelf registration statement to cover resales of the old notes or the exchange notes, as the case may be, by the holders thereof. See “The Exchange Offer — Registration Rights; Liquidated Damages.”

Summary of Terms of the Exchange Notes
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the exchange notes, and the exchange notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer. The exchange notes represent the same debt as the old notes. Both the exchange notes and the old notes are governed by the same indenture. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuers	GameStop Corp. and GameStop, Inc. GameStop, Inc., a Minnesota corporation, is an indirect wholly-owned subsidiary of GameStop Corp. and is a co-obligor of the notes.

Notes Offered	$300,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011. $650,000,000 aggregate principal amount of 8% Senior Notes due 2012.

Maturity Date	Senior Floating Rate Notes: October 1, 2011. Senior Notes: October 1, 2012.

Guarantees	Each of GameStop’s direct and indirect domestic wholly-owned subsidiaries (other than GameStop, Inc.) will guarantee the exchange notes on a senior unsecured basis with unconditional guarantees on the issue date of the exchange notes. From and after the issue date of the exchange notes, each domestic wholly-owned subsidiary acquired or formed by GameStop will be required to guarantee the notes on the same basis.

Interest Payment Dates	Interest on the new floating rate notes will be payable in cash on January 1, April 1, July 1 and October 1 of each year. Interest on the new 8% notes will be payable in cash on April 1 and October 1 of each year. The exchange notes will bear interest from the most recent date of payment of interest on the old notes surrendered and accepted for exchange or, if no interest has been paid on the old notes, from the date the old notes surrendered and accepted for exchange were issued. Accordingly, the most recent payment of interest on the old floating rate notes was made on the first business day following April 1, 2006 and the next payment of interest on the old floating rate notes, or if the exchange offer is earlier consummated, the new floating rate notes, will be due on the first business day following July 1, 2006. The most recent payment of interest on the old 8% notes was made on the first business day following April 1, 2006 and the next payment of interest on the old 8% notes, or if the exchange offer is earlier consummated, the new 8% notes, will be due on the first business day following October 1, 2006.

Ranking	The exchange notes will be the Issuers’ senior unsecured obligations and will:

• rank equally in right of payment to all of the Issuers’ existing and future unsecured senior indebtedness;

• rank senior in right of payment to all of the Issuers’ existing and future senior subordinated indebtedness and subordinated indebtedness; and

• be effectively subordinated in right of payment to the Issuers’ secured indebtedness (including the Senior Credit Facility) to the extent of the value of the assets securing such indebtedness, and all obligations of each of GameStop’s existing and future subsidiaries.

Similarly, the guarantees of the exchange notes will be senior unsecured obligations of the guarantors and will:

• rank equally in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

• rank senior in right of payment to all of the applicable guarantor’s existing and future senior subordinated indebtedness and subordinated indebtedness; and

• be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including the applicable guarantor’s guarantee under the Senior Credit Facility), to the extent of the value of the assets securing such debt, and to all liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

As of January 28, 2006, we had approximately $984.2 million of indebtedness, gross of the original issue discount on the old 8% notes of $8.2 million, of which approximately $9.5 million was secured, approximately $0.6 million was indebtedness of non-guarantor subsidiaries and structurally senior to the exchange notes and approximately $24.3 million was subordinated to the exchange notes and the guarantees of the exchange notes.

The exchange notes will also be structurally subordinated to all indebtedness and other obligations, including trade payables, of GameStop’s non-guarantor subsidiaries. See “Capitalization” for further information.

Optional Redemption	We may redeem the new floating rate notes, in whole or in part, at any time on or after October 1, 2007 and we may redeem the new 8% notes, in whole or in part, at any time on or after October 1, 2009 at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.”

We may redeem up to 100% of the aggregate principal amount of the new floating rate notes at any time on or prior to October 1, 2007 and up to 35% of the aggregate principal amount of the new 8% notes at any time on or prior to October 1, 2008, in each case with the proceeds of certain equity offerings plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Exchange Notes — Optional Redemption” for further information.

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Exchange Notes — Repurchase at the Option of Holders Upon a Change of Control” for further information.

Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, the Issuers’ ability and the ability of GameStop’s restricted subsidiaries to:

• incur additional debt;

• pay dividends on or repurchase capital stock;

• make certain investments;

• enter into certain types of transactions with affiliates;

• limit dividends or other payments by restricted subsidiaries;

• engage in sale and leaseback transactions;

• use assets as security in other transactions; and

• sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications, as described under the heading “Description of the Exchange Notes.”

If at any time the notes receive an Investment Grade Rating (as defined under “Description of the Exchange Notes — Certain Definitions”), then for so long as such rating is maintained and no default or event of default shall have occurred and be continuing, certain of the covenants will cease to apply as described under “Description of the Exchange Notes — Certain Covenants — Suspension of Applicability of Certain Covenants in Certain Circumstances.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. The proceeds from the sale of the old notes were used to fund a portion of the cash consideration payable in the mergers to purchase shares of EB common stock and to pay certain fees and related expenses. See “Use of Proceeds” for further information.
Risk Factors
      You should refer to “Risk Factors” beginning on page 10 for an explanation of certain risks before deciding to participate in the exchange offer.

RISK FACTORS
      You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. Some of the following risks relate principally to your participation or failure to participate in the exchange offer and ownership of the notes. Other risks relate principally to our business in general and the industry in which we operate. Our business, financial condition or results of operations could be materially adversely affected due to any of these risks.
Risks Relating to the Exchange Offer

There are significant consequences if you fail to exchange your old notes.
      We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not tender your old notes or the Issuers reject your tender, your old notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your old notes. In addition, you will not be entitled to any further registration rights or exchange rights, except under limited circumstances where the Issuers may be required to file and cause to become effective a shelf registration statement which could cover your resales of your old notes. However, your old notes will remain outstanding and entitled to the benefits of the indenture governing the notes. If you continue to hold old notes after the exchange offer, you may be unable to sell your old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.
      While the old notes are presently eligible for trading in the PORTAL® Market, there is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your old notes or they will not be exchanged.
      The exchange notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” elsewhere in this prospectus.

Risks Relating to Our Business

The failure to successfully integrate Historical GameStop’s and EB’s businesses and operations in the expected timeframe may adversely affect our future results.
      Prior to the mergers, Historical GameStop and EB operated independently. We will face significant challenges in continuing to consolidate Historical GameStop and EB functions and integrating their organizations, procedures and operations in a timely and efficient manner. The integration of Historical GameStop and EB has been and will be costly, complex and time consuming, and our management will have to devote substantial resources and efforts to it.
      The integration process and other disruptions resulting from the mergers could prevent us from achieving the anticipated benefits of the mergers and result in the disruption of our ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others with whom we have business dealings.

We may fail to realize the anticipated synergies, cost savings and other benefits expected from the mergers.
      The future success of GameStop will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Historical GameStop and EB. We estimate that cost savings and operating synergies resulting from the mergers will be approximately $70 to $80 million annually beginning in fiscal 2006. Such cost savings and operating synergies are expected to be realized by capitalizing on consolidation and integration of certain functions as well as through the adoption of best practices from both Historical GameStop and EB. However, to realize the anticipated benefits from the mergers, we must successfully combine the businesses of Historical GameStop and EB in a manner that permits those cost savings synergies to be realized. In addition, we must achieve these savings without adversely affecting our revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

We depend upon our key personnel and they would be difficult to replace.
      Our success depends upon our ability to attract, motivate and retain key management for our stores and skilled merchandising, marketing and administrative personnel at our headquarters. We depend upon the continued services of our key executive officers. They include R. Richard Fontaine, our Chairman of the Board and Chief Executive Officer, Daniel A. DeMatteo, our Vice Chairman and Chief Operating Officer, Steven R. Morgan, our President, and David W. Carlson, our Executive Vice President and Chief Financial Officer. The loss of services of any of our key personnel could have a negative impact on our business.

We depend upon the timely delivery of products.
      We depend on major hardware manufacturers, primarily Sony Computer Entertainment of America, or Sony, Nintendo of America, Inc., or Nintendo, and Microsoft Corp., or Microsoft, to deliver new and existing video game platforms on a timely basis and in anticipated quantities. In addition, we depend on software publishers to introduce new and updated software titles. Any material delay in the introduction or delivery of hardware platforms or software titles could result in reduced sales in one or more fiscal quarters.

We depend upon third parties to develop products and software.
      Our business depends upon the continued development of new and enhanced video game platforms, PC hardware, and video game and PC entertainment software. Our business could suffer due to the failure of manufacturers to develop new or enhanced video game platforms, a decline in the continued technological development and use of multimedia PCs, or the failure of software publishers to develop popular game and entertainment titles for current or future generation video game systems or PC hardware.

Our ability to obtain favorable terms from our suppliers may impact our financial results.
      Our financial results depend significantly upon the business terms we can obtain from our suppliers, including competitive prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. We purchase substantially all of our products directly from manufacturers, software publishers and approximately five distributors. Our largest vendors are Sony, Microsoft and Electronic Arts, Inc., or Electronic Arts, which accounted for 18%, 13% and 11%, respectively, of our new product purchases in fiscal 2005. If our suppliers do not provide us with favorable business terms, we may not be able to offer products to our customers at competitive prices.

If our vendors fail to provide marketing and merchandising support at historical levels, our sales and earnings could be negatively impacted.
      The manufacturers of video game hardware and software and PC entertainment software have typically provided retailers with significant marketing and merchandising support for their products. As part of this support, we receive cooperative advertising and market development payments from these vendors. These cooperative advertising and market development payments enable us to actively promote and merchandise the products we sell and drive sales at our stores and on our website. We cannot assure you that vendors will continue to provide this support at historical levels. If they fail to do so, our sales and earnings could be negatively impacted.

The electronic game industry is cyclical, which could cause significant fluctuation in our earnings.
      The electronic game industry has been cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game platforms, sales of these platforms and related software and accessories generally increase due to initial demand, while sales of older platforms and related products generally decrease as customers migrate toward the new platforms. New video game platforms have historically been introduced approximately every five years. If video game platform manufacturers fail to develop new hardware platforms, our sales of video game products could decline.

Pressure from our competitors may force us to reduce our prices or increase spending, which could decrease our profitability.
      The electronic game industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with: mass merchants and regional chains, including Wal-Mart Stores, Inc., or Wal-Mart, and Target Corporation, or Target; computer product and consumer electronics stores, including Best Buy Co., Inc., or Best Buy, and Circuit City Stores, Inc., or Circuit City; other video game and PC software specialty stores located in malls and other locations; toy retail chains, including Toys “R” Us, Inc., or Toys “R” Us; mail-order businesses; catalogs; direct sales by software publishers; and online retailers. In addition, video games are available for rental from many video stores, some of whom, like Movie Gallery Inc. (Hollywood Video), or Movie Gallery, and Blockbuster, Inc., or Blockbuster, have increased the availability of video game products for sale. Video game products may also be distributed through other methods which may emerge in the future. We also compete with sellers of used video game products. Some of our competitors in the electronic game industry have longer operating histories and may have greater financial resources than we do. Additionally, we compete with other forms of entertainment activities, including movies, television, theater, sporting events and family entertainment centers. If we lose customers to our competitors, or if we reduce our prices or increase our spending to maintain our customers, we may be less profitable.

International events could delay or prevent the delivery of products to our suppliers.
      Our suppliers rely on foreign sources, primarily in Asia, to manufacture a portion of the products we purchase from them. As a result, any event causing a disruption of imports, including the imposition of import restrictions or trade restrictions in the form of tariffs or quotas, could increase the cost and reduce the supply of products available to us, which could lower our sales and profitability.

Our international operations expose us to numerous risks.
      We have international retail operations in Australia, Canada and Europe. Because release schedules for hardware and software introduction in these countries often differ from release schedules in the United States, the timing of increases and decreases in foreign sales may differ from the timing of increases or decreases in domestic sales. We are also subject to a number of other factors that may affect our current or future international operations. These include:

•	economic downturns;

•	currency exchange rate fluctuations;

•	international incidents;

•	government instability; and

•	an increasing number of competitors entering our current and potential markets.

Possible changes in our global tax rate.
      As a result of our operations in many foreign countries, our global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which we operate. Depending upon the sources of our income, any agreements we may have with taxing authorities in various jurisdictions and the tax filing positions we take in various jurisdictions, our overall tax rate may be higher than other companies or higher than our tax rates have been in the past. We base our estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to our company and to estimates of the amount of income to be derived in any given jurisdiction. A change in the mix of our business from year to year and from country to country, changes in rules related to accounting for income taxes, changes in tax laws in any of the multiple jurisdictions in which we operate or adverse outcomes from the tax audits that regularly are in process in any jurisdiction in which we operate could result in an unfavorable change in our overall tax rate, which could have a material effect on our business and results of our operations.

If we are unable to renew or enter into new leases on favorable terms, our revenue growth may decline.
      All of our retail stores are located in leased premises. If the cost of leasing existing stores increases, we cannot assure you that we will be able to maintain our existing store locations as leases expire. In addition, we may not be able to enter into new leases on favorable terms or at all, or we may not be able to locate suitable alternative sites or additional sites for new store expansion in a timely manner. Our revenues and earnings may decline if we fail to maintain existing store locations, enter into new leases, locate alternative sites or find additional sites for new store expansion.

The ability to download video games and play video games on the Internet could lower our sales.
      While it is currently only possible to download current release video game software onto existing video game platforms over the Internet on a limited basis, at some point in the future this technology may become more prevalent. A limited selection of PC entertainment software and older generation video games may currently be purchased for download over the Internet, and as technology advances, a broader selection of games may become available for purchase and download or playing on the Internet. If advances in technology continue to expand our customers’ ability to access software through these and other sources, our customers may no longer choose to purchase video games or PC entertainment software in our stores. As a result, our sales and earnings could decline.

If we fail to keep pace with changing industry technology, we will be at a competitive disadvantage.
      The interactive entertainment industry is characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions and product obsolescence. These characteristics require us to respond quickly to technological changes and to understand their impact on our customers’ preferences. If we fail to keep pace with these changes, our business may suffer.

An adverse trend in sales during the holiday selling season could impact our financial results.
      Our business, like that of many retailers, is seasonal, with the major portion of our sales and operating profit realized during the fourth fiscal quarter, which includes the holiday selling season. During fiscal 2005, on a pro forma basis, we generated approximately 38% of our sales and approximately 75% of our operating earnings during the fourth quarter. Any adverse trend in sales during the holiday selling season could lower our results of operations for the fourth quarter and the entire year.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.
      Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include:

•	the timing of new product releases;

•	the timing of new store openings; and

•	shifts in the timing of certain promotions.
      These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

Our failure to effectively manage new store openings could lower our sales and profitability.
      Our growth strategy is largely dependent upon opening new stores and operating them profitably. We opened 377 stores in fiscal 2005 and expect to open approximately 400 new stores in fiscal 2006. EB opened 415 stores in fiscal 2005 prior to the consummation of the mergers. Our ability to open new stores and operate them profitably depends upon a number of factors, some of which may be beyond our control. These factors include:

•	the ability to identify new store locations, negotiate suitable leases and build out the stores in a timely and cost efficient manner;

•	the ability to hire and train skilled associates;

•	the ability to integrate new stores into our existing operations; and

•	the ability to increase sales at new store locations.
      Our growth will also depend on our ability to process increased merchandise volume resulting from new store openings through our inventory management systems and distribution facilities in a timely manner. If we fail to manage new store openings in a timely and cost efficient manner, our growth may decrease.

If our management information systems fail to perform or are inadequate, our ability to manage our business could be disrupted.
      We rely on computerized inventory and management systems to coordinate and manage the activities in our distribution centers, as well as to communicate distribution information to the off-site third-party operated distribution centers with which we work. The third-party distribution centers pick up products from our suppliers, repackage the products for each of our stores and ship those products to our stores by package carriers. We use inventory replenishment systems to track sales and inventory. Our ability to rapidly process incoming shipments of new release titles and deliver them to all of our stores, either that day or by the next morning, enables us to meet peak demand and replenish stores at least twice a week, to keep our stores in stock at optimum levels and to move inventory efficiently. If our inventory or management information systems fail to adequately perform these functions, our business could be adversely affected. In addition, if operations in any of our distribution centers were to shut down for a prolonged period of time or if these centers were unable to accommodate the continued store growth in a particular region, our business could suffer.

We may engage in acquisitions which could negatively impact our business if we fail to successfully complete and integrate them.
      To enhance our efforts to grow and compete, we may engage in acquisitions. Our plans to pursue future acquisitions are subject to our ability to negotiate favorable terms for these acquisitions. Accordingly, we cannot assure you that future acquisitions will be completed. In addition, to facilitate future acquisitions, we may take actions that could dilute the equity interests of our stockholders, increase our debt or cause us to assume contingent liabilities, all of which may have a detrimental effect on the price of our common stock. Finally, if any acquisitions are not successfully integrated with our business, our ongoing operations could be adversely affected.
Risks Relating to Our Indebtedness and the Notes

To service our indebtedness, we will require a significant amount of cash, the availability of which depends on many factors beyond our control.
      Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

•	our reliance on suppliers and vendors for sufficient quantities of their products and new product releases and our ability to obtain favorable terms from these suppliers and vendors;

•	economic conditions affecting the electronic game industry as a whole;

•	the highly competitive environment in the electronic game industry and the resulting pressure from our competitors potentially forcing us to reduce our prices or increase spending;

•	our ability to open and operate new stores;

•	our ability to attract and retain qualified personnel; and

•	our dependence upon software publishers to develop popular game and entertainment titles for video game systems and PCs.
      If our financial condition or operating results deteriorate, our relations with our creditors, including holders of the notes, the lenders under our Senior Credit Facility and our suppliers, may be materially and adversely impacted.

As a result of the Transactions, we have substantial debt that could adversely impact cash availability for growth and operations and may increase our vulnerability to general adverse economic and industry conditions.
      We incurred significant additional debt as a result of the Transactions. As of January 28, 2006, we had approximately $984.2 million of indebtedness, gross of the original issue discount on the old 8% notes of $8.2 million. Our debt service obligations with respect to this increased indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.
      Our increased indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to make debt service payments on the notes and our Senior Credit Facility, which will reduce the funds available to us for other purposes such as potential acquisitions and capital expenditures;

•	we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to general economic downturns and adverse developments in our business.
      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions, dispose of our assets at prices that we believe are fair or use the proceeds from asset sales to make payments on the notes and these proceeds may not be adequate to meet any debt service obligations then due.

Because of our incurrence of floating rate debt resulting from financing arrangements entered into in connection with the mergers, we may be adversely affected by interest rate changes.
      Our financial position is affected, in part, by fluctuations in interest rates. Significant portions of our outstanding debt are held at floating interest rates, including the old floating rate notes and, following the exchange offer, the new floating rate notes, and our Senior Credit Facility. In addition, under the terms of the indenture for the notes, if we do not complete an offer to exchange the old notes for the exchange notes by June 23, 2006, the interest rate on the notes will increase by 25 basis points for the first 90 days from June 23, 2006 and will increase by an additional 25 basis points at the beginning of each subsequent 90-day period thereafter (up to a maximum of 100 basis points). Increased interest rates may adversely affect our earnings and cash flow by increasing the amount of interest expense that we are obligated to pay on our floating rate debt.
      Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A significant increase in interest rates could have a material adverse effect on our financial position and results of operations.

Your right to receive payments on the notes will be effectively junior to our secured indebtedness to the extent of the value of the assets securing such indebtedness.
      The old notes are, and the exchange notes will be, unsecured. As such, the old notes are, and the exchange notes will be, effectively ranked junior to our secured indebtedness, including our Senior Credit Facility. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured indebtedness and related guarantee obligations, including under our Senior Credit Facility, will be entitled to be paid in full to the extent of the value of the assets securing such indebtedness before any payment may be made with respect to the notes.
      As of January 28, 2006, the old notes and the related guarantees were effectively subordinated to approximately $9.5 million of secured indebtedness and approximately $397.7 million would have been available for future borrowing as additional senior secured indebtedness under our Senior Credit Facility, subject to a borrowing base.

Claims of holders of the notes will be structurally junior to claims of creditors of all of our existing and future non-guarantor subsidiaries.
      The old notes are, and the exchange notes will be, only guaranteed by our direct and indirect domestic wholly-owned subsidiaries (other than GameStop, Inc.). Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right we or the guarantors have to receive any assets of any of our non-guarantor subsidiaries upon the liquidation or reorganization of those non-guarantor subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those non-guarantor subsidiaries’ assets, will be structurally junior to the claims of those non-guarantor subsidiaries’ creditors, including trade creditors and holders of debt of those subsidiaries. As of January 28, 2006, such non-guarantor subsidiaries had total liabilities of approximately $143.9 million, including indebtedness of $0.6 million.

Our operations are substantially restricted by the indenture governing the notes and the terms of our Senior Credit Facility.
      The indenture for the notes imposes, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions, among other things, limit the Issuers’ ability and the ability of GameStop’s restricted subsidiaries to:

•	incur, assume or permit to exist additional indebtedness or guaranty obligations;

•	incur liens or agree to negative pledges in other agreements;

•	engage in sale and leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the notes;

•	amend or otherwise alter the terms of our organizational documents and our indebtedness, including the notes;

•	sell assets; and

•	transact with affiliates.

      We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.
      The Senior Credit Facility contains various restrictive covenants prohibiting us, in certain circumstances, from, among other things, prepaying, redeeming or purchasing certain indebtedness.

Most of the covenants in the indenture will be suspended during any future period that we have an investment grade rating from both rating agencies, and during any such period you will not have the benefit of those covenants.
      Most of the covenants in the indenture, as well as our obligation to offer to repurchase notes following certain asset sales, will be suspended if the notes obtain an investment grade rating from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and we are not in default under the indenture. If such a suspension occurs, the protections afforded to you by the covenants that have been suspended will not be restored until the investment grade rating assigned by either of the ratings agencies to the notes subsequently declines. See “Description of the Exchange Notes — Certain Covenants — Suspension of Applicability of Certain Covenants in Certain Circumstances.”

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.
      Despite our current level of indebtedness, we may be able to incur substantial additional indebtedness in the future, including additional secured indebtedness. Although the terms of the indenture governing the notes and our Senior Credit Facility restrict the Issuers and GameStop’s restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we incur additional indebtedness, the risks that we now face as a result of our leverage could intensify.

We may not be able to repurchase the notes upon a change of control.
      Upon a change of control, we must offer to repurchase all the outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our Senior Credit Facility or our future indebtedness from repurchasing all the notes tendered by holders upon a change of control and we may not be able to obtain necessary consents under our Senior Credit Facility or our future indebtedness to repurchase all of the notes. In addition, this change of control provision may not necessarily protect holders of the notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries.

Federal and state fraudulent transfer laws permit a court to void or subordinate the notes and related guarantees, and if that occurs, you may not receive any payments on the notes.
      Under federal and state fraudulent transfer and conveyance statutes, a court could void the obligations under the notes and the related guarantees, further subordinate the notes and the guarantees, require the holders of the notes to repay payments made to them on account of the notes or take other action detrimental to you, if, among other things, at the time the indebtedness under the notes was incurred or the guarantees were given, either of the Issuers or a guarantor, as applicable:

•	issued the notes or a guarantee with actual intent to hinder, delay or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, one of the following is also true:

•	either of the Issuers or any guarantor was insolvent, or rendered insolvent, by reason of the issuance of the notes and/or guarantees;

•	the issuance of the notes and/or the guarantees left either of the Issuers or any guarantor with an unreasonably small amount of capital to carry on the business; or

•	either of the Issuers or any guarantor intended to incur, or believed it would incur, debts that we or it would be unable to pay as they become due and matured.
      While the measures of insolvency for fraudulent transfer purposes vary depending on the law to be applied, generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts was greater than the fair value of all its assets;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

•	it cannot pay its debts as they become due.
      In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes and the guarantees could result in an event of default with respect to our other debt and that of our subsidiaries, which could result in acceleration of such debt. We cannot be certain as to the standards a court would use to determine whether or not either of the Issuers or a guarantor was solvent at the relevant time, or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be avoided as a fraudulent transfer, or be further subordinated to either of the Issuers’ or any guarantor’s other debt and that you may not be required to return payments made to you on account of the notes and the guarantees.

USE OF PROCEEDS
      The Issuers will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the old notes, the issuance of the exchange notes will not result in any increase in the Issuers’ indebtedness. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The exchange offer is intended to satisfy the Issuers’ obligations under the registration rights agreement they entered into in connection with the private offering of the old notes. The proceeds of the offering of the old notes were approximately $941.5 million, net of the original issue discount of $8.5 million. These proceeds were used to fund a portion of the cash consideration payable in the mergers to purchase shares of EB common stock and to pay certain fees and related expenses.

CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents and total capitalization as of January 28, 2006.
      You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related accompanying notes included elsewhere in this prospectus.

As of January 28, 2006

(In thousands)
Cash and cash equivalents	$401,593

Short-term borrowings:
Revolving loans(1)	—
Current installment on long-term debt	$12,527

Total short-term debt	12,527
Long-term borrowings:
New credit facility	$—
Long-term debt	21,675
Notes offered hereby, at face	950,000

Total long-term debt	971,675

Total debt	984,202
Stockholders’ equity	1,114,713

Total capitalization	$2,098,915

(1)	Borrowings under the Senior Credit Facility are limited to the lesser of $400.0 million or the borrowing base.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended January 28, 2006 gives effect to the Transactions as if they occurred on January 30, 2005. GameStop’s fiscal year is, and those of Historical GameStop and EB were, composed of the 52 or 53 weeks ending on the Saturday closest to January 31. Following the mergers, the financial statements of Historical GameStop became the financial statements of GameStop. Reclassifications have been made to the historical financial statements of GameStop and EB to conform to the presentation used in the unaudited pro forma financial information.
      In the mergers, Historical GameStop’s stockholders received one share of GameStop’s Class A common stock for each share of Historical GameStop’s Class A common stock owned and one share of GameStop’s Class B common stock for each share of Historical GameStop’s Class B common stock owned. Approximately 22.2 million shares of GameStop’s Class A common stock were issued in exchange for all outstanding Class A common stock of Historical GameStop based on the one-for-one exchange ratio and approximately 29.9 million shares of GameStop’s Class B common stock were issued in exchange for all outstanding Class B common stock of Historical GameStop based on the one-for-one exchange ratio. EB stockholders received $38.15 in cash and .78795 of a share of GameStop’s Class A common stock for each EB share owned. In aggregate, 20.2 million shares of GameStop’s Class A common stock were issued to EB stockholders at a value of approximately $437.1 million (based on the closing price of $21.61 of Historical GameStop’s Class A common stock on April 15, 2005, the last trading day before the date the then proposed mergers were announced). In addition, approximately $993.3 million in cash was paid in consideration for (i) all outstanding common stock of EB and (ii) all outstanding stock options of EB. Including transaction costs of approximately $13.6 million incurred by Historical GameStop, the total consideration paid was approximately $1.4 billion.
      The mergers and related transactions were treated as a purchase business combination for accounting purposes. The purchase price has been allocated based on the estimated fair values of EB’s assets acquired and liabilities assumed on October 8, 2005, the date the mergers were consummated. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon completion of our integration plans. In determining the preliminary purchase price allocation, our management considered, among other factors, our intention to use the acquired assets. The total weighted average amortization period for the intangible assets, excluding goodwill, is approximately four years. These intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized. None of the goodwill is deductible for income tax purposes.
      We estimate that cost savings and operating synergies resulting from the mergers will be approximately $70 to $80 million annually beginning in fiscal 2006. Such cost savings and operating synergies are expected to be realized by capitalizing on consolidation and integration of certain functions as well as through the adoption of best practices from both Historical GameStop and EB. The accompanying unaudited pro forma condensed consolidated statement of operations does not include any cost saving synergies which may be achievable or the impact of non-recurring expenses and costs which are directly related to the mergers.
      The unaudited pro forma financial information shown under this heading is presented for informational purposes only, is not necessarily indicative of the results of operations that would actually have occurred had the Transactions been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results. We have not finalized integration plans, and accordingly, this pro forma information does not include all costs related to the mergers. The unaudited pro forma financial information under this heading and the accompanying notes should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus.

GAMESTOP CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	GameStop		EB
	January 28,		October 8,	Pro Forma		GameStop
For the Fiscal Year Ended January 28, 2006	2006		2005(a)	Adjustments		Pro Forma

	(In thousands, except per share data)
Sales	$3,091,783		$1,302,107	$—		$4,393,890
Cost of sales	2,219,753		935,175	—		3,154,928

Gross profit	872,030		366,932	—		1,238,962
Selling, general and administrative expenses	599,343		331,424	—		930,767
Depreciation and amortization	66,355		30,573	(2,640	)(b)	94,288
Merger-related expenses	13,600		2,900	(16,500	)(c)	—

Operating earnings	192,732		2,035	19,140		213,907
Interest expense (income), net	25,292		(1,927)	52,528	(d)	78,339
				2,446	(e)
Merger-related interest expense	7,518		—	(7,518	)(c)	—

Earnings (loss) before income tax expense (benefit)	159,922		3,962	(28,316)		135,568
Income tax expense (benefit)	59,138		1,415	(11,071	)(f)	49,482

Net earnings (loss)	$100,784		$2,547	$(17,245)		$86,086

Net earnings (loss) per Class A and Class B common share — basic	$1.74	(h)	$0.10	$(0.64)		$1.20	(i)

				(25,065	)(g)
Weighted average shares of common stock — basic	57,920		25,065	14,005	(g)	71,925

Net earnings (loss) per Class A and Class B common share — diluted	$1.61	(h)	$0.10	$(0.58)		$1.13	(i)

				(25,396	)(g)
Weighted average shares of common stock — diluted	62,486		25,396	14,005	(g)	76,491

GAMESTOP CORP.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
(In thousands, except per share data)
      (a) Certain reclassifications have been made to the historical presentation of GameStop and EB to conform to the presentation used in the unaudited pro forma condensed consolidated statement of operations. The historical presentation of EB includes the results of operations for the 36 weeks ended October 8, 2005, the date of the mergers.
      (b) To give effect to the intangible asset amortization and depreciation on the property and equipment adjustment based on the preliminary allocation of the purchase price over estimated useful lives.
      (c) To give effect to the exclusion of certain expenses of $16,500 and financing costs of $7,518, which are directly attributable to the mergers and are believed to be of a one-time or short-term nature.
      (d) To give effect to the interest expense incurred related to the receipt of $941,472 resulting from issuance of $650,000 in old 8% notes at an interest rate of 8.0% and $300,000 in old floating rate notes at an interest rate of LIBOR plus 3.875%. The old 8% notes were issued at a discount of $8,528 and interest expense includes the amortization of this discount over seven years.
      (e) To give effect to the amortization of deferred financing fees relating to the Senior Credit Facility, the old floating rate notes and the old 8% notes over five, six and seven years to match the terms, respectively.
      (f) Represents the aggregate pro forma effective income tax effect of Notes (b), (c), (d) and (e) above.
      (g) The pro forma earnings per share have been adjusted to reflect the issuance of 20,229 shares of GameStop Class A common stock to EB common stockholders as if they were issued on January 30, 2005.
      (h) The holders of Historical GameStop Class A and Class B common stock generally had identical rights, except that the holders of Historical GameStop Class A common stock were entitled to one vote per share and the holders of Historical GameStop Class B common stock were entitled to ten votes per share on all matters to be voted on by stockholders. Earnings per common share amounts represent per share amounts for both classes of common stock.
      (i) The holders of GameStop Class A and Class B common stock generally have identical rights, except that the holders of GameStop Class A common stock are entitled to one vote per share and the holders of GameStop Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Earnings per common share amounts represent per share amounts for both classes of common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION
      The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” GameStop’s audited historical consolidated financial statements as of January 28, 2006 and January 29, 2005 and for the fiscal years ended January 28, 2006, January 29, 2005 and January 31, 2004, each included elsewhere in this prospectus. The selected financial data as of January 31, 2004, February 1, 2003 and February 2, 2002 and for the fiscal years ended February 1, 2003 and February 2, 2002 was derived from GameStop’s audited historical consolidated financial statements not included elsewhere in this prospectus.
      The mergers have been treated as a purchase business combination for accounting purposes, with Historical GameStop designated as the acquirer. Therefore, the historical financial statements of Historical GameStop became the historical financial statements of GameStop. The accompanying historical consolidated financial statements as of and for the fiscal year ended January 28, 2006 of GameStop include the results of operations of EB from October 9, 2005 forward. Therefore, GameStop’s operating results for the fiscal year ended January 28, 2006 include 16 weeks of EB’s results and 52 weeks of Historical GameStop’s results.
      Historical GameStop’s fiscal year was composed of 52 or 53 weeks ending on the Saturday closest to January 31. Fiscal 2005, fiscal 2004, fiscal 2003, fiscal 2002 and fiscal 2001 each consisted of 52 weeks. Following the mergers, GameStop adopted the same method of designating its fiscal years as that previously employed by Historical GameStop.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 31,	February 1,	February 2,
	2006(1)	2005	2004	2003	2002

	In thousands, except per share data and statistical data
Statement of Operations Data:
Sales	$3,091,783	$1,842,806	$1,578,838	$1,352,791	$1,121,138
Cost of sales	2,219,753	1,333,506	1,145,893	1,012,145	855,386

Gross profit	872,030	509,300	432,945	340,646	265,752
Selling, general and administrative expenses(2)	599,343	373,364	299,193	230,461	200,698
Depreciation and amortization(2)	66,355	36,789	29,368	23,114	19,842
Amortization of goodwill	—	—	—	—	11,125
Merger-related expenses	13,600	—	—	—	—

Operating earnings	192,732	99,147	104,384	87,071	34,087
Interest expense (income), net	25,292	236	(804)	(630)	19,452
Merger-related interest expense	7,518	—	—	—	—

Earnings before income taxes	159,922	98,911	105,188	87,701	14,635
Income tax expense	59,138	37,985	41,721	35,297	7,675

Net earnings	$100,784	$60,926	$63,467	$52,404	$6,960

Net earnings per Class A and Class B common share — basic	$1.74	$1.11	$1.13	$0.93	$0.19

Weighted average shares outstanding — basic	57,920	54,662	56,330	56,289	36,009

Net earnings per Class A and Class B common share — diluted	$1.61	$1.05	$1.06	$0.87	$0.18

Weighted average shares outstanding — diluted	62,486	57,796	59,764	60,419	39,397

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 31,	February 1,	February 2,
	2006(1)	2005	2004	2003	2002

	In thousands, except per share data and statistical data
Other Financial Data:
Net earnings excluding the after-tax effect of goodwill amortization(3)	$100,784	$60,926	$63,467	$52,404	$15,373

Net earnings per share excluding the after-tax effect of goodwill amortization — diluted(3)	$1.61	$1.05	$1.06	$0.87	$0.39

Store Operating Data:
Stores open at the end of period	4,490	1,826	1,514	1,231	1,038
Comparable store sales increase (decrease)(4)	(1.4)%	1.7%	0.8%	11.4%	32.0%
Inventory turnover	5.0	5.4	4.9	4.9	5.2
Balance Sheet Data:
Working capital	$233,591	$111,093	$188,378	$174,482	$31,107
Total assets(2)	3,015,119	915,983	902,189	806,237	608,674
Total debt	975,990	36,520	—	—	399,623
Total liabilities(2)	1,900,406	372,972	308,156	257,562	612,659
Stockholders’ equity (deficit)	1,114,713	543,011	594,033	548,675	(3,985)

(1)	Includes the results of operations of EB from October 9, 2005, the day after completion of the mergers, through January 28, 2006. The addition of EB’s results affects the comparability of amounts from fiscal periods before fiscal 2005.

(2)	In 2004, we revised our method of accounting for rent expense to conform to GAAP, as clarified by the Chief Accountant of the SEC in a February 2005 letter to the American Institute of Certified Public Accountants. A non-cash, after-tax adjustment of $3,312 was made in the fourth quarter of fiscal 2004 to correct the method of accounting for rent expense (and related deferred rent liability) to include the impact of escalating rents for periods in which we are reasonably assured of exercising lease options and to include any “rent holiday” period (a period during which the Company is not obligated to pay rent) the lease allows while the store is being constructed. We also corrected our calculation of depreciation expense for leasehold improvements for those leases which do not include an option period. The impact of these corrections on periods prior to fiscal 2004 was not material and the adjustment does not affect historical or future cash flows or the timing of payments under related leases. See Note 1 of “Notes to Consolidated Financial Statements” of the Company for additional information concerning lease accounting.

(3)	Net earnings excluding the after-tax effect of goodwill amortization is presented here to provide additional information about our operations. These items should be considered in addition to, but not as a substitute for or superior to, operating earnings, net earnings, cash flow and other measures of financial performance prepared in accordance with GAAP.

(4)	Stores are included in our comparable store sales base beginning in the 13th month of operation.

RATIOS OF EARNINGS TO FIXED CHARGES
      The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below. We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings include earnings before income tax expense plus fixed charges. Fixed charges include interest and amortization of the issue discount on the old 8% notes.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 31,	February 1,	February 2,
	2006	2005	2004	2003	2002

	(Dollars in thousands)
Earnings:
Earnings before income taxes	$159,922	$98,911	$105,188	$87,701	$14,635
Fixed charges	65,864	23,565	16,932	14,616	31,335

Adjusted earnings	$225,786	$122,476	$122,120	$102,317	$45,970

Ratio of earnings to fixed charges	3.4	5.2	7.2	7.0	1.5
Fixed charges:
Interest expense	$30,111	$2,155	$663	$1,368	$19,575
Amortization of issue discount	316	—	—	—	—
Interest portion of net rental expense(1)	35,437	21,410	16,269	13,248	11,760

Total fixed charges	$65,864	$23,565	$16,932	$14,616	$31,335

(1)	The interest portion of net rental expense is estimated to be equal to 28% of the minimum rental expense for the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the information contained in our consolidated financial statements, including the notes thereto, which appear elsewhere in this prospectus. Statements regarding future economic performance, management’s plans and objectives, and any statement concerning assumptions related to the foregoing contained in this section constitute forward-looking statements. Certain factors, which may cause actual results to vary from these forward-looking statements, accompany such statements or appear elsewhere in this prospectus, including the factors disclosed under “Forward-Looking Statements,” “Risk Factors,” and “Unaudited Pro Forma Financial Information.”
General
      We are the world’s largest retailer of video game products and PC entertainment software. We sell new and used video game hardware, video game software and accessories, as well as PC entertainment software and related accessories and other merchandise. As of January 28, 2006, we operated 4,490 stores, in the United States, Australia, Canada and Europe, primarily under the names GameStop and EB Games. We also operate electronic commerce web sites under the names gamestop.com and ebgames.com and publish Game Informer, the industry’s largest circulation multi-platform video game magazine in the United States.
      Our fiscal year is composed of 52 or 53 weeks ending on the Saturday closest to January 31. Fiscal 2005, fiscal 2004 and fiscal 2003 each consisted of 52 weeks.
      The mergers have been treated as a purchase business combination for accounting purposes, with Historical GameStop designated as the acquirer. Therefore, the historical financial statements of Historical GameStop became the historical financial statements of GameStop. The consolidated financial statements and notes thereto included elsewhere in this prospectus include the results of operations of EB from October 9, 2005 forward. Therefore, the Company’s operating results for fiscal 2005 include 16 weeks of EB’s results and 52 weeks of Historical GameStop’s results. Management expects sales, sales mix, cost of sales, gross profit, selling general and administrative expenses, depreciation and amortization and interest expense in fiscal 2006 to be significantly impacted by including the operations of EB for a full year, as opposed to 16 weeks in fiscal 2005, which included the holiday selling season. Growth in each of these statement of operations line items will come from each of the Company’s business segments.
      Growth in the video game industry is driven by the introduction of new technology. In October 2000, Sony introduced PlayStation 2 and, in November 2001, Microsoft introduced Xbox and Nintendo introduced GameCube. Nintendo introduced the Game Boy Advance SP in March 2003 and the DS in November 2004. Sony introduced the PlayStation Portable, or the Sony PSP, in March 2005 and Microsoft introduced the Xbox 360 in November 2005. As is typical following the introduction of new video game platforms, sales of new video game hardware generally increase as a percentage of sales in the first full year following introduction. As video game platforms mature, the sales mix attributable to complementary video game software and accessories, which generate higher gross margins, generally increases in the second and third years. The net effect is generally a decline in gross margins in the first full year following new platform releases and an increase in gross margins in the second and third years. Unit sales of maturing video game platforms are typically also driven by manufacturer-funded retail price decreases, further driving sales of related software and accessories. We expect that the installed base of the hardware platforms listed above and sales of related software and accessories will increase in the future. Sony is expected to launch the PlayStation 3 and Nintendo is expected to launch the Revolution in late 2006. We expect that our gross margin in fiscal 2006 will be impacted by the anticipated launches of these new products.

Critical Accounting Policies
      The Company believes that the following are its most significant accounting policies which are important in determining the reporting of transactions and events:
      Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Changes in the estimates and assumptions used by management could have significant impact on the Company’s financial results. Actual results could differ from those estimates.
      Revenue Recognition. Revenue from the sales of the Company’s products is recognized at the time of sale. The sales of used video game products are recorded at the retail price charged to the customer. Sales returns (which are not significant) are recognized at the time returns are made. Subscription and advertising revenues are recorded upon release of magazines for sale to consumers and are stated net of sales discounts. Magazine subscription revenue is recognized on a straight-line basis over the subscription period. Revenue from the sales of product replacement plans is recognized on a straight-line basis over the coverage period.
      Merchandise Inventories. Our merchandise inventories are carried at the lower of cost or market using the average cost method. Used video game products traded in by customers are recorded as inventory at the amount of the store credit given to the customer. In valuing inventory, management is required to make assumptions regarding the necessity of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. Management considers quantities on hand, recent sales, potential price protections and returns to vendors, among other factors, when making these assumptions.
      Property and Equipment. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over estimated useful lives (ranging from two to eight years). Maintenance and repairs are expensed as incurred, while betterments and major remodeling costs are capitalized. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the terms of the respective leases, including renewal options in which the exercise of the option is reasonably assured (generally ranging from three to ten years). Costs incurred in purchasing management information systems are capitalized and included in property and equipment. These costs are amortized over their estimated useful lives from the date the systems become operational. The Company periodically reviews its property and equipment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable or their depreciation or amortization periods should be accelerated. The Company assesses recoverability based on several factors, including management’s intention with respect to its stores and those stores’ projected undiscounted cash flows. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the present value of their projected cash flows. As a result of the mergers and an analysis of assets to be abandoned, the Company impaired assets totaling $9.0 million. Write-downs incurred by the Company through January 28, 2006 which were not related to the mergers have not been material.
      Merger-Related Costs. In connection with the mergers, management incurred merger-related costs and commenced integration activities which have resulted in, or will result in, involuntary employment terminations, lease terminations, disposals of property and equipment and other costs and expenses. Approximately $65.7 million of these costs and expenses were charged to acquisition costs, representing a portion of the recorded goodwill, and approximately $21.1 million were charged to costs and expenses in the accompanying consolidated statement of operations. The liability for involuntary termination benefits covers severance amounts, payroll taxes and benefit costs for approximately 680 employees, primarily in general and administrative functions in EB’s Pennsylvania corporate office and distribution center and Nevada call center, which are expected to be closed in the first half of fiscal 2006. Termination of these employees began in October 2005 and is expected to be completed by July 2006. Certain senior executives with EB received payments in the amount of $4.0 million in accordance with employment contracts. The Pennsylvania corporate office and distribution center are owned facilities which are currently being marketed for sale and are classified in the accompanying consolidated balance sheet as “Assets held for sale.” Sale of these facilities is expected to occur in fiscal 2006.
      The liability for lease terminations is associated with stores and the Nevada call center to be closed and will be paid over the remaining lease terms through 2015 if the Company is unsuccessful in negotiating lease terminations or sublease agreements. The Company began closing these stores in fiscal 2005 and intends to close the remainder of these stores in the next 12 to 24 months. The disposals of property and equipment are related to assets of Historical GameStop which are either impaired or have been, or will be, either abandoned or disposed of due to the mergers. Certain costs associated with the disposition of these assets remain as an accrual until the assets are disposed of and the costs are paid, which is expected to occur in the next few months.
      Merger-related costs include professional fees, financing costs and other costs associated with the mergers and include certain ongoing costs associated with integrating the operations of Historical GameStop and EB, including relocation costs. The Company is working to finalize integration plans which may result in additional involuntary employment terminations, lease and other contractual terminations and employee relocations. The Company will finalize integration plans and related liabilities in fiscal 2006 and management anticipates completion of all integration activities in fiscal 2006. Finalization of integration plans may result in additional liabilities which will increase goodwill. Note 2 of “Notes to Consolidated Financial Statements” of the Company provides additional information on the merger costs and related liabilities.
      Goodwill. Goodwill, aggregating $340.0 million was recorded in the acquisition of Funco, Inc., or Funco, in 2000 and through the application of “push-down” accounting in accordance with SAB 54 in connection with the acquisition of Babbage’s Etc. LLC, or Babbage’s, in 1999 by a subsidiary of Barnes & Noble, Inc., or Barnes & Noble. Goodwill in the amount of $2.9 million was recorded in connection with the acquisition of Gamesworld Group Limited in 2003. Goodwill in the amount of $1,071.5 million was recorded in connection with the mergers. Goodwill represents the excess purchase price over tangible net assets and identifiable intangible assets acquired. The Company evaluates goodwill for impairment on at least an annual basis. In accordance with the requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company completed annual impairment tests of the goodwill attributable to its reporting unit as of the first day of the fourth quarter of fiscal 2003 and fiscal 2004 and concluded that none of its goodwill was impaired. Through January 29, 2005, the Company determined that it had one reporting unit based upon the similar economic characteristics of its operations. Fair value of this reporting unit was estimated using market capitalization methodologies. Subsequent to the mergers, the Company determined that it has four reporting units, the United States, Australia, Canada and Europe, based upon the similar economic characteristics of operations in those regions. The Company employed the services of an independent valuation specialist to assist in the allocation of goodwill resulting from the mergers to the four reporting units as of October 8, 2005, the date of the mergers. The Company also completed its annual impairment test of goodwill as of the first day of the fourth quarter of fiscal 2005 and concluded that none of its goodwill was impaired. Note 7 of “Notes to Consolidated Financial Statements” of the Company provides additional information concerning goodwill.
      Intangible Assets. Intangible assets consist of non-compete agreements, point-of-sale software and amounts attributed to favorable leasehold interests acquired in the mergers and are included in other non-current assets in the consolidated balance sheet. The total weighted-average amortization period for the intangible assets, excluding goodwill, is approximately four years. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized, with no expected residual value. The deferred financing fees associated with the Company’s revolving credit facility and the senior notes and senior floating rate notes issued in connection with the financing of the mergers are separately shown in the consolidated balance sheet. The deferred financing fees are being amortized over five, six and seven years to match the terms of the revolving credit facility, the senior floating rate notes and the senior notes, respectively.

      Cash Consideration Received from Vendors. The Company and its vendors participate in cooperative advertising programs and other vendor marketing programs in which the vendors provide the Company with cash consideration in exchange for marketing and advertising the vendors’ products. Our accounting for cooperative advertising arrangements and other vendor marketing programs, in accordance with FASB Emerging Issues Task Force Issue 02-16 or “EITF 02-16,” results in a portion of the consideration received from our vendors reducing the product costs in inventory. The consideration serving as a reduction in inventory is recognized in cost of sales as inventory is sold. The amount of vendor allowances recorded as a reduction of inventory is determined by calculating the ratio of vendor allowances in excess of specific, incremental and identifiable advertising and promotional costs to merchandise purchases. The Company then applies this ratio to the value of inventory in determining the amount of vendor reimbursements recorded as a reduction to inventory reflected on the balance sheet. Because of the variability in the timing of our advertising and marketing programs throughout the year, the Company uses significant estimates in determining the amount of vendor allowances recorded as a reduction of inventory in interim periods, including estimates of full year vendor allowances, specific, incremental and identifiable advertising and promotional costs, merchandise purchases and value of inventory. Estimates of full year vendor allowances and the value of inventory are dependent upon estimates of full year merchandise purchases. Determining the amount of vendor allowances recorded as a reduction of inventory at the end of the fiscal year no longer requires the use of estimates as all vendor allowances, specific, incremental and identifiable advertising and promotional costs, merchandise purchases and value of inventory are known.
      Although management considers its advertising and marketing programs to be effective, we do not believe that we would be able to incur the same level of advertising expenditures if the vendors decreased or discontinued their allowances. In addition, management believes that the Company’s revenues would be adversely affected if its vendors decreased or discontinued their allowances, but management is unable to quantify the impact.
      Lease Accounting. As previously disclosed, for fiscal 2004, the Company, similar to many other retailers, revised its method of accounting for rent expense (and related deferred rent liability) and leasehold improvements funded by landlord incentives for allowances under operating leases (tenant improvement allowances) to conform to GAAP, as clarified by the Chief Accountant of the SEC in a February 2005 letter to the American Institute of Certified Public Accountants. For all stores opened since the beginning of fiscal 2002, the Company had calculated straight-line rent expense using the initial lease term, but was generally depreciating leasehold improvements over the shorter of their estimated useful lives or the initial lease term plus the option periods. The Company corrected its calculation of straight-line rent expense to include the impact of escalating rents for periods in which it is reasonably assured of exercising lease options and to include in the lease term any rent holiday. The Company also corrected its calculation of depreciation expense for leasehold improvements for those leases which do not include an option period. Because the effects of the correction were not material to any previous years, a non-cash, after-tax adjustment of $3.3 million was made in the fourth quarter of fiscal 2004 to correct the method of accounting for rent expense (and related deferred rent liability). Of the $3.3 million after-tax adjustment, $1.8 million pertained to the accounting for rent holidays, $1.4 million pertained to the calculation of straight-line rent expense to include the impact of escalating rents for periods in which the Company is reasonably assured of exercising lease options and $0.1 million pertained to the calculation of depreciation expense for leasehold improvements for the small portion of leases which do not include an option period. The aggregate effect of these corrections relating to prior years was $1.9 million ($0.9 million for fiscal 2003 and $1.0 million for years prior to fiscal 2003). The correction does not affect historical or future cash flows or the timing of payments under related leases.
      Income Taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes (“SFAS 109”). SFAS 109 utilizes an asset and liability approach, and deferred taxes are determined based on the estimated future tax effect of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. As a result of our operations in many foreign countries, our global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which we operate. We base our estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to our company and to estimates of the amount of income to be derived in any given jurisdiction. We file our tax returns based on our understanding of the appropriate tax rules and regulations. However, complexities in the tax rules and our operations, as well as positions taken publicly by the taxing authorities, may lead us to conclude that accruals for uncertain tax positions are required. We generally maintain accruals for uncertain tax positions until examination of the tax year is completed by the taxing authority, available review periods expire or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount. The Financial Accounting Standards Board has been evaluating the accounting for uncertain tax positions and is likely to issue guidance during 2006 for all companies to follow. We believe our current processes are consistent with accounting principles generally accepted in the United States.
Results of Operations
      The following table sets forth certain income statement items as a percentage of sales for the periods indicated:

	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

Statement of Operations Data:
Sales	100.0%	100.0%	100.0%
Cost of sales	71.8	72.4	72.6

Gross profit	28.2	27.6	27.4
Selling, general and administrative expenses	19.4	20.2	19.0
Depreciation and amortization	2.2	2.0	1.8
Merger-related expenses	0.4	—	—

Operating earnings	6.2	5.4	6.6
Interest expense (income), net	0.8	0.0	0.0
Merger-related interest expense	0.2	—	—

Earnings before income taxes	5.2	5.4	6.6
Income tax expense	1.9	2.1	2.6

Net earnings	3.3%	3.3%	4.0%

      The Company includes purchasing, receiving and distribution costs in selling, general and administrative expenses, rather than cost of goods sold, in the statement of operations. For fiscal 2005, fiscal 2004 and fiscal 2003, these purchasing, receiving and distribution costs amounted to $20.6 million, $9.2 million and $9.5 million, respectively. The Company includes processing fees associated with purchases made by check and credit cards in cost of sales, rather than selling, general and administrative expenses, in the statement of operations. For fiscal 2005, fiscal 2004 and fiscal 2003, these processing fees amounted to $20.9 million, $12.0 million and $10.7 million, respectively. As a result of these classifications, our gross margins are not comparable to those retailers that include purchasing, receiving and distribution costs in cost of sales and include processing fees associated with purchases made by check and credit cards in selling, general and administrative expenses. The net effect of the Company’s classifications is that its cost of sales as a percentage of sales is higher than, and its selling, general and administrative expenses as a percentage of sales are lower than, they would have been had the Company’s treatment conformed with those retailers that include purchasing, receiving and distribution costs in cost of sales and include processing fees associated with purchases made by check and credit cards in selling, general and administrative expenses, by 0.0%, 0.2% and 0.1% for fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

      The following table sets forth sales (in millions) by significant product category for the periods indicated:

	Fiscal Year Ended		Fiscal Year Ended		Fiscal Year Ended
	January 28, 2006		January 29, 2005		January 31, 2004

		Percent		Percent		Percent
	Sales	of Total	Sales	of Total	Sales	of Total

Sales:
New video game hardware	$503.2	16.3%	$209.2	11.4%	$198.1	12.6%
New video game software	1,244.9	40.3%	776.7	42.1%	647.9	41.0%
Used video game products	808.0	26.1%	511.8	27.8%	403.3	25.5%
Other	535.7	17.3%	345.1	18.7%	329.5	20.9%

Total	$3,091.8	100.0%	$1,842.8	100.0%	$1,578.8	100.0%

      The following table sets forth gross profit (in millions) and gross profit percentages by significant product category for the periods indicated:

	Fiscal Year Ended		Fiscal Year Ended		Fiscal Year Ended
	January 28, 2006		January 29, 2005		January 31, 2004

		Gross		Gross		Gross
	Gross	Profit	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent	Profit	Percent

Gross Profit:
New video game hardware	$30.9	6.1%	$8.5	4.1%	$10.6	5.3%
New video game software	266.5	21.4%	151.9	19.6%	128.6	19.9%
Used video game products	383.0	47.4%	231.6	45.3%	179.3	44.5%
Other	191.6	35.8%	117.3	34.0%	114.4	34.7%

Total	$872.0	28.2%	$509.3	27.6%	$432.9	27.4%

Segment Information
      Following the completion of the mergers, the Company now operates its business in the following segments: United States, Australia, Canada and Europe. Segment results for the United States include retail operations in 50 states, the District of Columbia, Guam and Puerto Rico, electronic commerce web sites under the names gamestop.com and ebgames.com and Game Informer magazine. Segment results for Canada include retail operations in Canada and segment results for Australia include retail operations in Australia and New Zealand. Segment results for Europe include retail operations in 11 European countries. Prior to the mergers, Historical GameStop had operations in Ireland and the United Kingdom which were not material. The mergers significantly increased our operations in foreign currencies, including the Euro, Australian dollar, New Zealand dollar, Canadian dollar, British pound, Swiss franc, Danish kroner, Swedish krona and Norwegian kroner.
      Sales by operating segment in U.S. dollars were as follows (in millions):

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended
	January 28, 2006	January 29, 2005	January 31, 2004

United States	$2,709.8	$1,818.2	$1,564.0
Canada	111.4	—	—
Australia	94.4	—	—
Europe	176.2	24.6	14.8

Total	$3,091.8	$1,842.8	$1,578.8

      Operating earnings (loss) by operating segment in U.S. dollars were as follows (in millions):

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended
	January 28, 2006	January 29, 2005	January 31, 2004

United States	$173.7	$102.1	$104.8
Canada	7.9	—	—
Australia	11.0	—	—
Europe	0.1	(3.0)	(0.4)

Total	$192.7	$99.1	$104.4

      Total assets by operating segment were as follows (in millions):

	January 28, 2006	January 29, 2005

United States	$2,347.1	$897.1
Canada	210.4	—
Australia	214.7	—
Europe	242.9	18.9

Total	$3,015.1	$916.0

      The Canada and Australia segments have a longer history of operations than the Europe segment and their older store base generates more operating earnings than Europe. As stores in Europe mature, the Company expects operating profit to increase. Because fiscal 2005 segment results for international operations consist primarily of the results for the 16 weeks of EB’s operations owned by the Company, management does not believe that further discussion of the segment results will be meaningful.

Fiscal 2005 Compared to Fiscal 2004
      Sales increased by $1,249.0 million, or 67.7%, from $1,842.8 million in fiscal 2004 to $3,091.8 million in fiscal 2005. The increase in sales was primarily attributable to approximately $996.8 million in sales from EB for the 16 weeks of its operations owned by the Company, approximately $216.0 million in non-comparable sales resulting from the 574 net new GameStop stores opened since January 31, 2004 and approximately $29.6 million due to an increase in comparable Historical GameStop store sales of 1.7%. This comparable store sales increase was expected due to the launch of the Sony PSP in March 2005 and the launch of Microsoft Xbox 360 hardware in November 2005. On a pro forma basis, comparable store sales decreased 1.4% in fiscal 2005. Stores are included in our comparable store sales base beginning in the thirteenth month of operation.
      The mergers and the release of the Sony PSP and the Microsoft Xbox 360 led to an increase in new video game hardware sales of $294.0 million, or 140.5%, from fiscal 2004 to fiscal 2005. New hardware sales increased as a percentage of sales from 11.4% in fiscal 2004 to 16.3% in fiscal 2005 due primarily to the Sony PSP and Microsoft Xbox 360 launches. The mergers led to an increase in new video game software sales of $468.2 million, or 60.3%, from fiscal 2004 to fiscal 2005. New software sales as a percentage of total sales decreased from 42.1% in fiscal 2004 to 40.3% in fiscal 2005, due to the increase in new hardware sales as a percentage of total sales. Used video game product sales also grew due to an increase in store count, efforts to increase the supply of used inventory available for sale and the mergers, with an increase in sales of $296.2 million, or 57.9%, from fiscal 2004. Sales of other product categories, including PC entertainment and other software and accessories, magazines and character-related merchandise, grew 55.2%, or $190.6 million, from fiscal 2004 to fiscal 2005, due to the mergers.
      Cost of sales increased by $886.3 million, or 66.5%, from $1,333.5 million in fiscal 2004 to $2,219.8 million in fiscal 2005 as a result of the changes in gross profit discussed below.

      Gross profit increased by $362.7 million, or 71.2%, from $509.3 million in fiscal 2004 to $872.0 million in fiscal 2005. Gross profit as a percentage of sales increased from 27.6% in fiscal 2004 to 28.2% in fiscal 2005. This increase was primarily the result of increases in vendor allowances received in excess of advertising expenses, which are recorded as a reduction in cost of sales. In fiscal 2005, vendor allowances received in excess of advertising expenses were $74.7 million compared to $29.9 million in fiscal 2004. This increase was due to the ownership of EB during the fourth fiscal quarter, during which much of the year’s advertising allowances are generated, and due to the launch of the Xbox 360, which generated additional advertising allowances. Gross profit as a percentage of sales on new hardware, new software and other products increased due to the increase in vendor allowances received as discussed above. The gross profit on new hardware increased from 4.1% of sales in fiscal 2004 to 6.1% in fiscal 2005. Because new hardware platforms typically have lower margins than established hardware platforms, as expected, the launch of the Sony PSP and the Microsoft Xbox 360 had an offsetting effect on new hardware gross profit as a percentage of sales. Gross profit as a percentage of sales on new software increased from 19.6% in fiscal 2004 to 21.4% in fiscal 2005 due to the increase in vendor allowances received, as discussed above. Gross profit as a percentage of sales on other products increased from 34.0% in fiscal 2004 to 35.8% in fiscal 2005. Gross profit as a percentage of sales on used video game products increased from 45.3% in fiscal 2004 to 47.4% in fiscal 2005 due to increased efforts to monitor margin rates and, following the mergers, the application of GameStop’s merchandising algorithms to EB’s used video game category.
      The Company expects gross profit as a percentage of sales in fiscal 2006 to be impacted by the anticipated launch in late 2006 of two new hardware platforms in the United States and the March 2006 launch of Microsoft’s Xbox 360 hardware platform in Australia.
      Selling, general and administrative expenses increased by $225.9 million, or 60.5%, from $373.4 million in fiscal 2004 to $599.3 million in fiscal 2005. Approximately $165.9 million of this increase was attributable to the mergers and the remainder was due to increases in the number of stores in operation, and the related increases in store, distribution, and corporate office operating expenses. Selling, general and administrative expenses as a percentage of sales decreased from 20.2% in fiscal 2004 to 19.4% in fiscal 2005. The decrease in selling, general and administrative expenses as a percentage of sales was primarily due to combining the full year results of Historical GameStop’s operations with the 16 weeks of EB’s operations, including the fourth quarter of the fiscal year. The fourth quarter of the fiscal year typically experiences high leveraging of selling, general and administrative expenses due to the holiday selling season. Foreign currency transaction gains and (losses) are included in selling, general and administrative expenses and amounted to $2.6 million in fiscal 2005, compared to an immaterial amount of loss in fiscal 2004.
      Depreciation and amortization expense increased from $36.8 million in fiscal 2004 to $66.4 million in fiscal 2005. This increase of $29.6 million was due primarily to depreciation of EB’s assets of $22.4 million after the mergers, with the remaining increase due to capital expenditures for 296 new GameStop stores and management information systems and the commencement in the third quarter of fiscal 2005 of full operations in the Company’s new distribution facility. Depreciation and amortization expense will increase from fiscal 2005 to fiscal 2006 due to the mergers, continued capital expenditures for new stores and management information systems and due to a full year of depreciation on the Company’s new distribution facility.
      The Company’s results of operations for fiscal 2005 include expenses believed to be of a one-time or short-term nature associated with the mergers, which included $13.6 million included in operating earnings and $7.5 million included in interest expenses. The $13.6 million included $9.0 million in one-time charges associated with assets of the Company considered to be impaired because they were redundant as a result of the mergers. The $7.5 million of merger-related interest expense resulted primarily from a commitment fee of $7.1 million for bridge financing as a contingency in the event that we were unable to issue the senior notes and senior floating rate notes prior to the consummation of the mergers.
      Interest income resulting from the investment of excess cash balances increased from $1.9 million in fiscal 2004 to $5.1 million in fiscal 2005 due to an increase in the average yield on the investments, interest of $0.8 million earned on the investment of the $941.5 million in proceeds of the offering of the senior notes and the senior floating rate notes from the issuance date on September 28, 2005 until the date of the mergers on October 8, 2005 and interest income earned by EB after the mergers on its invested assets. Interest expense increased from $2.2 million in fiscal 2004 to $30.4 million in fiscal 2005 primarily due to the interest incurred on the $650 million senior notes payable and the $300 million senior floating rate notes payable and the interest incurred on the note payable to Barnes & Noble in connection with the repurchase of Historical GameStop’s Class B common stock in fiscal 2004. Interest expense on the Company’s debt is expected to be approximately $80.0 million in fiscal 2006.
      Income tax expense increased by $21.1 million, from $38.0 million in fiscal 2004 to $59.1 million in fiscal 2005. The Company’s effective tax rate decreased from 38.4% in fiscal 2004 to 37.0% in fiscal 2005 due to expenses related to the mergers and corporate restructuring. See Note 12 of “Notes to Consolidated Financial Statements” of the Company for additional information regarding income taxes.
      The factors described above led to an increase in operating earnings of $93.6 million, from $99.1 million in fiscal 2004 to $192.7 million in fiscal 2005 and an increase in net earnings of $39.9 million, or 65.5%, from $60.9 million in fiscal 2004 to $100.8 million in fiscal 2005.

Fiscal 2004 Compared to Fiscal 2003
      Sales increased by $264.0 million, or 16.7%, from $1,578.8 million in fiscal 2003 to $1,842.8 million in fiscal 2004. The increase in sales was attributable to the $139.0 million in sales resulting from 338 new stores opened since January 31, 2004 and the $94.2 million in additional sales from having a full year of sales in fiscal 2004 from stores that opened in fiscal 2003, compared to a partial year in 2003. Comparable store sales increased a modest 1.7% as increases in video game software sales driven by strong new game releases were offset by declining hardware price points and hardware shortages caused by insufficient quantities manufactured by hardware vendors. Stores are included in our comparable store sales base beginning in the thirteenth month of operation.
      The strong new game releases in fiscal 2004 led to an increase in new video game software sales of $128.8 million, or 19.9%, from fiscal 2003 and an increase in new software sales as a percentage of total sales from 41.0% in fiscal 2003 to 42.1% in fiscal 2004. The declining price points and hardware shortages described above curtailed the expected growth in new hardware, resulting in a modest 5.6%, or $11.1 million, increase in sales and a decline in hardware sales as a percentage of total sales from 12.6% in fiscal 2003 to 11.4% in fiscal 2004. Used video game products continued to show strong growth, with an increase in sales of $108.5 million, or 26.9%, from fiscal 2003 to fiscal 2004 and an increase as a percentage of total sales from 25.5% in fiscal 2003 to 27.8% in fiscal 2004. This growth was due to our store growth in strip centers and the availability of used products for sale caused by trade-ins of used video game products in response to the strong new game releases. Sales of other product categories, including PC entertainment and other software and accessories, magazines and character-related merchandise, grew only 4.7%, or $15.6 million, from fiscal 2003 to fiscal 2004, as was expected due to a lack of strong new PC accessories and trading cards.
      Cost of sales increased by $187.6 million, or 16.4%, from $1,145.9 million in fiscal 2003 to $1,333.5 million in fiscal 2004 as a result of the changes in gross profit discussed below.
      Gross profit increased by $76.4 million, or 17.6%, from $432.9 million in fiscal 2003 to $509.3 million in fiscal 2004. Gross profit as a percentage of sales increased from 27.4% in fiscal 2003 to 27.6% in fiscal 2004. This increase was primarily the result of the shift in sales mix from lower margin new video game hardware to higher margin new video game software and used video game products, as discussed above. Gross profit as a percentage of sales on new hardware declined from 5.3% in fiscal 2003 to 4.1% in fiscal 2004 due to the expedited freight costs incurred in shipping hardware, which was in short supply, into our stores. The expected continued downward pressure in margin rates on new release titles caused a decline in gross profit as a percentage of sales on new software from 19.9% in fiscal 2003 to 19.6% in fiscal 2004. Gross profit as a percentage of sales on used video game products increased from 44.5% in fiscal 2003 to 45.3% in fiscal 2004 due to increased efforts to monitor margin rates. Gross profit as a percentage of sales on other products remained comparable from fiscal 2003 to fiscal 2004.
      Selling, general and administrative expenses increased by $74.2 million, or 24.8%, from $299.2 million in fiscal 2003 to $373.4 million in fiscal 2004. These increases were primarily attributable to the increase in the number of stores in operation, and the related increases in store, distribution, and corporate office operating expenses, the $2.8 million provision for the proposed California labor litigation settlement, the $2.8 million charge attributable to the professional fees related to the spin-off of our Class B common shares previously owned by Barnes & Noble and $5.1 million attributable to correcting our method of accounting for rent expense. Selling, general and administrative expenses as a percentage of sales increased from 19.0% in fiscal 2003 to 20.2% in fiscal 2004. The increase in selling, general and administrative expenses as a percentage of sales was primarily due to the costs associated with the continued rollout of new stores and the effect these stores have on leveraging of selling, general and administrative expenses and investments in our international infrastructure (a combined impact of 0.6% of sales), the provision for the proposed California labor litigation settlement (0.2% of sales), the charge attributable to the professional fees related to the spin-off of our Class B common shares (0.2% of sales) and correcting our method of accounting for rent expense (0.3% of sales).
      Depreciation and amortization expense increased from $29.4 million in fiscal 2003 to $36.8 million in fiscal 2004. This increase of $7.4 million was due to the capital expenditures for new stores and management information systems during the fiscal year.
      Interest income resulting from the investment of excess cash balances increased from $1.5 million in fiscal 2003 to $1.9 million in fiscal 2004 due to an increase in the level of investments and the average yield on the investments. Interest expense increased by $1.5 million, from $0.7 million in fiscal 2003 to $2.2 million in fiscal 2004. This increase in interest expense was due to the interest incurred on the note payable to Barnes & Noble in connection with the repurchase of the Company’s Class B common stock.
      Income tax expense decreased by $3.7 million, from $41.7 million in fiscal 2003 to $38.0 million in fiscal 2004. The Company’s effective tax rate decreased from 39.7% in fiscal 2003 to 38.4% in fiscal 2004 due to corporate restructuring. See Note 12 of “Notes to Consolidated Financial Statements” of the Company for additional information regarding income taxes.
      The factors described above led to a decrease in operating earnings of $5.3 million, from $104.4 million in fiscal 2003 to $99.1 million in fiscal 2004 and a decrease in net earnings of $2.6 million, or 4.0%, from $63.5 million in fiscal 2003 to $60.9 million in fiscal 2004.
Liquidity and Capital Resources
      During fiscal 2005, cash provided by operations was $291.4 million, compared to cash provided by operations of $146.0 million in fiscal 2004 and cash provided by operations of $71.3 million in fiscal 2003. The increase in cash provided by operations of $145.4 million from fiscal 2004 to fiscal 2005 resulted from an increase in net income of $39.9 million, primarily due to EB’s results of operations since the mergers; an increase in depreciation and amortization of $29.7 million due primarily to the mergers; an increase in the growth in accounts payable, net of growth in merchandise inventories, of $26.8 million caused by growth of the Company and efforts to manage working capital; an increase in the growth of accrued liabilities of $29.9 million due primarily to increases in liabilities for customer reservations caused by the growth of the Company; and a net decrease in prepaid expenses of $19.5 million due primarily to the timing of rent payments at the end of fiscal 2004.
      The increase in cash provided by operations of $74.7 million from fiscal 2003 to fiscal 2004 resulted primarily from an excess of the growth of accounts payable over the growth in merchandise inventories of $7.3 million during fiscal 2004 compared to a deficit in the growth of accounts payable compared to the growth in merchandise inventories of $32.7 million during fiscal 2003. The Company invested in merchandise inventories during fiscal 2003 to prepare for the growth of the Company and store openings in fiscal 2004, with an increase in merchandise inventories of $72.7 million during fiscal 2003 compared to an increase in accounts payable and accrued liabilities of $40.0 million during fiscal 2003. In addition, the increase in cash provided by operations from fiscal 2003 to fiscal 2004 was also due to an increase in depreciation and amortization of $7.5 million, due primarily to growth in store count and investments in information systems and a net change in prepaid taxes of $21.8 million due to timing of tax payments made in fiscal 2003 for fiscal 2004.
      Cash used in investing activities was $996.8 million and $98.4 million during fiscal 2005 and fiscal 2004, respectively. During fiscal 2005, $886.1 million of cash was used to acquire EB. Our capital expenditures in fiscal 2005 included approximately $9.7 million to complete the build-out of our new corporate headquarters and distribution center facility in Grapevine, Texas. The remaining $101.0 million in capital expenditures was used to open 377 new stores, remodel existing stores and invest in information and distribution systems in support of the integration of the operations of EB and Historical GameStop. During fiscal 2004, our capital expenditures included approximately $27.7 million to acquire and begin the build-out of our new corporate headquarters and distribution center facility. The remaining $70.6 million in capital expenditures was used to open 338 new stores, remodel existing stores and invest in information systems.
      Our future capital requirements will depend on the number of new stores we open and the timing of those openings within a given fiscal year. We opened 377 stores in fiscal 2005 and expect to open approximately 400 stores in fiscal 2006. Within the next 12 to 24 months, we intend to rebrand all of the EB stores to the GameStop brand. Projected capital expenditures for fiscal 2006 are approximately $110.0 million, to be used primarily to fund new store openings, rebrand EB stores and invest in distribution and information systems in support of the integration of the operations of EB and Historical GameStop.
      In October 2005, in connection with the mergers, the Company entered into the five-year, $400.0 million Senior Credit Facility. The Senior Credit Facility has a $50.0 million letter of credit sub-limit and is secured by the assets of the Company. The Senior Credit Facility places certain restrictions on the Company and the borrower subsidiaries, including limitations on asset sales, additional liens, and the incurrence of additional indebtedness. For more information regarding the Senior Credit Facility, see “Description of Other Indebtedness.”
      As of January 28, 2006, there were no borrowings outstanding under the Senior Credit Facility and letters of credit outstanding totaled $2.3 million.
      On May 31, 2005, a subsidiary of EB completed the acquisition of Jump Ordenadores S.L.U., or Jump, a privately-held retailer based in Valencia, Spain. As of January 28, 2006, Jump had other third-party debt of approximately $0.6 million.
      As of January 28, 2006, the Company was in compliance with all covenants associated with its credit facilities.
      On September 28, 2005, the Issuers completed the offering of the old notes. At such time, the gross proceeds of the offering of the old notes were placed in escrow pending approval of the mergers by Historical GameStop’s and EB’s stockholders, which approval was a condition to the consummation of the mergers.
      The old notes were sold pursuant to a purchase agreement, dated September 21, 2005, by and among the Issuers, the subsidiary guarantors listed on Schedule I-A thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several initial purchasers listed on Schedule II thereto. A copy of the purchase agreement was filed as Exhibit 1.1 to Historical GameStop’s Current Report on Form 8-K, dated September 27, 2005.
      The old notes were issued under an indenture, dated September 28, 2005, by and among the Issuers, the subsidiary guarantors party thereto, and Citibank, N.A., as trustee. A copy of the indenture was filed as Exhibit 4.2 to Historical GameStop’s Current Report on Form 8-K, dated September 30, 2005. For more information regarding the indenture and the terms of the old notes and the exchange notes, see “Description of the Exchange Notes.”

      In connection with the closing of the offering of the old notes, the Issuers also entered into a registration rights agreement, dated September 28, 2005, by and among the Issuers, the subsidiary guarantors listed on Schedule I-A thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several initial purchasers listed on Schedule II thereto. A copy of the registration rights agreement was filed as Exhibit 4.3 to Historical GameStop’s Current Report on Form 8-K, dated September 30, 2005. For more information regarding the registration rights agreement and the Company’s obligations thereunder regarding the notes, see “The Exchange Offer.”
      At the scheduled meetings of Historical GameStop’s and Electronics Boutique’s stockholders held on October 6, 2005, the proposal for the business combination was approved. On October 7, 2005, the proceeds of the offering of old notes placed in escrow, minus certain fees and expenses of the initial purchasers and others, were released to the Company. Such net proceeds of the offering were used to pay the cash portion of the merger consideration paid to the stockholders of EB in connection with the mergers.
      Concurrently with the consummation of the mergers on October 8, 2005, EB and its direct and indirect domestic wholly-owned subsidiaries, or the EB Guarantors, became subsidiaries of the Company and entered into: (1) a first supplemental indenture, dated October 8, 2005, by and among the Issuers, the EB Guarantors, and Citibank, N.A., as trustee, pursuant to which the EB Guarantors assumed all the obligations of a subsidiary guarantor under the notes and the indenture; and (2) a joinder agreement, dated October 8, 2005, pursuant to which the EB Guarantors assumed all the obligations of a subsidiary guarantor under the purchase agreement and the registration rights agreement.
      On May 25, 2005, a subsidiary of EB closed on a 10-year, $9.5 million mortgage agreement collateralized by a new 315,000 square foot distribution facility located in Sadsbury Township, Pennsylvania. Interest is fixed at a rate of 5.4% per annum. As of January 28, 2006, the outstanding principal balance under the mortgage was approximately $9.3 million.
      In March 2003, the Board of Directors of Historical GameStop authorized a common stock repurchase program for the purchase of up to $50.0 million of Historical GameStop’s Class A common shares. Historical GameStop had the right to repurchase shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and other factors. During fiscal 2004, Historical GameStop repurchased 959,000 shares at an average share price of $15.64. During fiscal 2003, Historical GameStop repurchased 2,304,000 shares at an average share price of $15.19. From the inception of this repurchase program through January 29, 2005, Historical GameStop repurchased 3,263,000 shares at an average share price of $15.32, totaling $50.0 million, and, as of January 29, 2005, had no amount remaining available for purchases under this repurchase program. The repurchased shares were held in treasury until the consummation of the mergers, at which time the shares were retired and all outstanding shares of Historical GameStop were exchanged for shares of common stock of the Company.
      In October 2004, the board of directors of Historical GameStop authorized a repurchase of Historical GameStop Class B common stock held by Barnes & Noble. Historical GameStop repurchased 6,107,000 shares of Class B common stock at a price equal to $18.26 per share for aggregate consideration of $111.5 million. Historical GameStop paid $37.5 million in cash and issued a promissory note in the principal amount of $74.0 million. Scheduled principal payments of $37.5 million and $12.2 million were made in January 2005 and October 2005, respectively. The note also requires payments of $12.2 million each due in October 2006 and October 2007. The note is unsecured and bears interest at 5.5% per annum, payable when principal installments are due. The repurchased shares were immediately retired.
      Based on our current operating plans, we believe that available cash balances, cash generated from our operating activities and funds available under the Senior Credit Facility will be sufficient to fund our operations, required interest payments on the notes and our note payable to Barnes & Noble, store expansion and remodeling activities and corporate capital expenditure programs for at least the next 12 months.

Contractual Obligations
      The following table sets forth our contractual obligations (in millions) as of January 28, 2006:

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	In millions
Long-Term Debt(1)	$1,479.4	$91.4	$168.8	$156.3	$1,062.9
Operating Leases	$1,017.4	$197.1	$339.3	$206.5	$274.5
Purchase Obligations(2)	$420.9	$420.9	$—	$—	$—
Involuntary Employment Termination Costs(3)	$10.2	$10.2	$—	$—	$—

Total	$2,927.9	$719.6	$508.1	$362.8	$1,337.4

(1)	The long-term debt consists of $650.0 million (principal value), which bears interest at 8.0%, $300.0 million of floating rate notes which currently bear interest at 8.865%, $24.3 million which bears interest at 5.5% and $9.3 million which bears interest at 5.4%. Amounts include contractual interest payments (using the interest rate as of January 28, 2006 for the floating rate notes).

(2)	Purchase obligations represent outstanding purchase orders for merchandise from vendors. These purchase orders are generally cancelable until shipment of the products.

(3)	Involuntary employment termination costs include known amounts committed to approximately 680 employees, primarily in general and administrative functions in EB’s Pennsylvania corporate office and distribution center and Nevada call center, which are expected to be closed in the first half of fiscal 2006. Termination of these employees began in October 2005 and is expected to be completed by July 2006.
      In addition to minimum rentals, the operating leases generally require the Company to pay all insurance, taxes and other maintenance costs and may provide for percentage rentals. Percentage rentals are based on sales performance in excess of specified minimums at various stores. Leases with step rent provisions, escalation clauses or other lease concessions are accounted for on a straight-line basis over the lease term, including renewal options for those leases in which it is reasonably assured that the Company will exercise the renewal option. The Company does not have leases with capital improvement funding.
      The Company intends to sell the 315,000 square foot distribution facility located in Sadsbury Township, Pennsylvania in fiscal 2006. Under the terms of the mortgage agreement on this facility, we could be liable for an early-termination payment of approximately $0.8 million when we sell the facility and retire the mortgage. This early-termination payment is recorded in accrued liabilities in the consolidated balance sheet as of January 28, 2006 as the Company intends to retire the mortgage if the building is sold in fiscal 2006 and expects to be liable for the early-termination penalty.
      The Company has entered into employment agreements with R. Richard Fontaine, Daniel A. DeMatteo Steven R. Morgan and David W. Carlson. The terms of the employment agreements for Mr. Fontaine and Mr. DeMatteo commenced on April 11, 2005 and continue for a period of three years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. The term of the employment agreement for Mr. Morgan commenced on December 9, 2005 and continues through February 12, 2008, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. The term of the employment agreement for Mr. Carlson commenced on April 3, 2006 and continues for a period of two years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. Mr. Fontaine’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $650,000. Mr. DeMatteo’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $535,000. The Board of Directors of the Company has set Mr. Fontaine’s and Mr. DeMatteo’s salaries for fiscal 2006 at $1,000,000 and $800,000, respectively. Mr. Morgan’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $450,000. Mr. Carlson’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $350,000.
      As of January 28, 2006, we had standby letters of credit outstanding in the amount of $2.3 million and had no other commercial commitments such as guarantees or standby repurchase obligations outstanding.
Off-Balance Sheet Arrangements
      The Company remains contingently liable for the BC Sports Collectibles store leases assigned to Sports Collectibles Acquisition Corporation, or SCAC. SCAC is owned by the family of James J. Kim, Chairman of EB at the time and currently one of the Company’s directors. If SCAC were to default on these lease obligations, the Company would be liable to the landlords for up to $5.4 million in minimum rent and landlord charges as of January 28, 2006. Mr. Kim has entered into an indemnification agreement with EB with respect to these leases, therefore no accrual was recorded for this contingent obligation.
Impact of Inflation
      We do not believe that inflation has had a material effect on our net sales or results of operations.
Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement of Financial Accounting Standard No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees. Currently, companies are required to calculate the estimated fair value of these share-based payments and can elect to either include the estimated cost in earnings or disclose the pro forma effect in the footnotes to their financial statements. We have chosen to disclose the pro forma effect. The fair value concepts were not changed significantly in SFAS 123(R), however, in adopting this Standard, companies must choose among alternative valuation models and amortization assumptions. The valuation model and amortization assumption we have used continue to be available and we intend to continue to use them. SFAS 123(R) will be effective for the Company beginning in fiscal 2006. Transition options allow companies to choose whether to adopt prospectively, restate results to the beginning of the year, or to restate prior periods with the amounts on a basis consistent with pro forma amounts that have been included in their footnotes. We have concluded that we will adopt on the modified prospective basis. For the pro forma effect on fiscal 2005, fiscal 2004 and fiscal 2003, using our existing valuation and amortization assumptions, see Note 1 of “Notes to Consolidated Financial Statements” of the Company included elsewhere in this prospectus. We expect that the implementation of SFAS 123(R) will reduce net income by approximately $10.6 million, $8.5 million and $5.3 million in fiscal 2006, fiscal 2007 and fiscal 2008, respectively, based on the terms and conditions of non-vested stock options outstanding as of January 28, 2006.
      In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections, (“SFAS 154”). This Statement defines the accounting for and reporting of a change in accounting principle. SFAS 154 will be effective for the Company beginning in fiscal 2006. The implementation of SFAS 154 is not expected to have an impact on the Company’s financial condition or results of operations.

      In October 2005, the FASB issued Statement of Financial Accounting Standards Staff Position No. 13-1, Accounting for Rental Costs Incurred During a Construction Period, (“SFAS SP 13-1”). This Statement requires that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense. The rental costs shall be included in income from continuing operations. SFAS SP 13-1 will be effective for the Company beginning in fiscal 2006. However, the Company previously corrected its calculation of straight-line rent expense to include in the lease term any period during which the Company is not obligated to pay rent while the store is being constructed. The implementation of SFAS SP 13-1 is not expected to have an impact on the Company’s financial condition or results of operations.

BUSINESS
General
      GameStop is the world’s largest retailer of video game products and PC entertainment software. We sell new and used video game hardware, video game software and accessories, as well as PC entertainment software, and related accessories and other merchandise. As of January 28, 2006, we operated 4,490 stores in the United States, Australia, Canada and Europe, primarily under the names GameStop and EB Games. We also operate electronic commerce websites under the names gamestop.com and ebgames.com and publish Game Informer, the largest circulation multi-platform video game magazine in the United States, with approximately 1.9 million subscribers.
      GameStop is a holding company that was created to facilitate the combination of Historical GameStop and EB. On April 17, 2005, Historical GameStop and EB entered into a merger agreement pursuant to which, effective October 8, 2005, separate subsidiaries of GameStop were merged with and into Historical GameStop and EB, respectively, and Historical GameStop and EB became wholly-owned subsidiaries of GameStop. Our Class A common stock and our Class B common stock are traded on the New York Stock Exchange under the symbols GME and GME.B, respectively.
      Historical GameStop’s subsidiary Babbage’s began operations in November 1996. In October 1999, Babbage’s was acquired by, and became a wholly-owned subsidiary of, Barnes & Noble. In June 2000, Barnes & Noble acquired Funco and thereafter, Babbage’s became a wholly-owned subsidiary of Funco. In December 2000, Funco changed its name to GameStop, Inc. On February 12, 2002, Historical GameStop completed an initial public offering of its Class A common stock and was a majority-owned subsidiary of Barnes & Noble until November 12, 2004, when Barnes & Noble distributed its holdings of outstanding Historical GameStop Class B common stock to its stockholders.
      EB was incorporated under the laws of the State of Delaware in March 1998 as a holding company for EB’s operating activities and completed its initial public offering in July of that same year. EB’s predecessor was incorporated in the Commonwealth of Pennsylvania in 1977.
      In the mergers, Historical GameStop’s stockholders received one share of GameStop’s Class A common stock for each share of Historical GameStop’s Class A common stock owned and one share of GameStop’s Class B common stock for each share of Historical GameStop’s Class B common stock owned. EB stockholders received $38.15 in cash and .78795 of a share of GameStop’s Class A common stock for each EB share owned. In aggregate, 20.2 million shares of GameStop’s Class A common stock were issued to EB stockholders and approximately $993.3 million in cash was paid in consideration for all outstanding common stock of EB and all outstanding stock options of EB.
      Of our 4,490 stores, 3,624 stores are located in the U.S. and 866 stores are located in Australia, Canada and Europe. Our stores, which average approximately 1,500 square feet, carry a balanced mix of new and used video game hardware, video game software and accessories, which we refer to as video game products, and PC entertainment software. Our used video game products provide a unique value proposition to our customers, and our purchasing of used video game products provides our customers with an opportunity to trade in their used video game products for store credits and apply those credits towards other merchandise, which, in turn, increases sales.
      Our corporate office and one of our distribution facilities are housed in a 480,000 square foot headquarters and distribution center in Grapevine, Texas. We purchased this facility in March 2004 and improved and equipped it prior to relocating headquarters and distribution center operations to this facility in fiscal 2005. We also have a distribution facility in Louisville, Kentucky. In connection with the mergers, we have commenced efforts to integrate the operations of Historical GameStop and EB, and are in the process of discontinuing operations in EB’s distribution facility and corporate office in Pennsylvania and in EB’s call center in Nevada.

Industry Background
      According to NPD, a market research firm, the electronic game industry was an approximately $11.5 billion market in the United States in 2005. Of this $11.5 billion market, approximately $10.5 billion was attributable to video game products, excluding sales of used video game products, and approximately $1.0 billion was attributable to PC entertainment software. According to International Development Group, a market research firm, retail sales of video game hardware and software and PC entertainment software totaled approximately $9.6 billion in Europe in 2005.
      New Video Game Products. ESA estimates that 50% of all Americans, or approximately 145 million people, play video or computer games on a regular basis. We expect the following trends to result in increased sales of video game products:

•	Hardware Platform Technology Evolution. Video game hardware has evolved significantly from the early products launched in the 1980s. The processing speed of video game hardware has increased from 8-bit speeds in the 1980s to 128-bit speeds in next-generation systems such as Sony PlayStation 2, launched in 2000, and Nintendo GameCube and Microsoft Xbox, which both launched in November 2001. In addition, portable handheld video game devices have evolved from the 8-bit Nintendo Game Boy to the 128-bit Nintendo DS, which was introduced in November 2004, and the Sony PSP, which was introduced in March 2005. Microsoft released the Xbox 360 in November 2005 and Sony and Nintendo are each expected to release their respective new consoles in late 2006. Technological developments in both chip processing speed and data storage have provided significant improvements in advanced graphics and audio quality, which allow software developers to create more advanced games, encourage existing players to upgrade their hardware platforms and attract new video game players to purchase an initial system. As general computer technology advances, we expect video game technology to make similar advances.

•	Next-Generation Systems Provide Multiple Capabilities Beyond Gaming. Many next-generation hardware platforms, including Sony PlayStation 2 and Microsoft Xbox and Xbox 360, utilize a DVD software format and have the potential to serve as multi-purpose entertainment centers by doubling as a player for DVD movies and compact discs. In addition, Sony PlayStation 2, Nintendo DS and Microsoft Xbox and Xbox 360 manufacture accessories which provide internet connectivity.

•	Backward Compatibility. Sony PlayStation 2, Nintendo DS and, to some extent, Microsoft Xbox 360 are backward compatible, meaning that titles produced for the earlier version of the hardware platform may be used on the new hardware platform. We believe that backward compatibility may result in more stable industry growth because the decrease in consumer demand for products associated with existing hardware platforms that typically precedes the release of next-generation hardware platforms may be diminished.

•	Introduction of Next-Generation Hardware Platforms Drives Software Demand. Sales of video game software generally increase as next-generation platforms mature and gain wider acceptance. Historically, when a new platform is released, a limited number of compatible game titles are immediately available, but the selection grows rapidly as manufacturers and third-party publishers develop and release game titles for that new platform. For example, when the Sony PSP was released in March 2005, approximately 20 game titles were available for sale. Currently, there are over 200 titles for the Sony PSP platform available for sale.

•	Broadening Demographic Appeal. While the typical electronic game enthusiast is male between the ages of 14 and 35, the electronic game industry is broadening its appeal. More females are playing electronic video games, in part due to the development of video game products that appeal to them. According to ESA, approximately 43% of all electronic game players are female. More adults are also playing video games as a portion of the population that played video games in their childhood continues to play and advance to the next-generation video game products. In addition, the availability of used video game products for sale has enabled a lower-economic demographic, that may not have been able to afford the considerably more expensive new video game products, to participate in the video game industry.

      Used Video Game Market. As the installed base of video game hardware platforms has increased and new hardware platforms are introduced, a growing used video game market has evolved in the United States. Based on reports published by NPD, we believe that, as of December 2005, the installed base of video game hardware systems in the United States, based on original sales, totaled over 200 million units, including approximately 600,000 Microsoft Xbox 360 units, 3.6 million Sony PSP units, 33 million Sony PlayStation 2 units, 14 million Microsoft Xbox units, 11 million Nintendo GameCube units, 32 million Nintendo DS, Game Boy Advance SP and Game Boy Advance units, 29 million Sony PlayStation units and over 80 million units of older hardware platforms such as Sega Dreamcast, Nintendo 64, Nintendo Game Boy and Game Boy Color, Sega Genesis and Super Nintendo systems. Hardware manufacturers and third-party software publishers have produced a wide variety of software titles for each of these hardware platforms. Based on internal company estimates, we believe that the installed base of video game software units in the United States exceeds 800 million units.
      PC Entertainment Software. PC entertainment software is generally sold in the form of CD-ROMs and played on multimedia PCs featuring fast processors, expanded memories, and enhanced graphics and audio capabilities.
Business Strategy
      Our goal is to enhance our position as the world’s largest retailer of new and used video game products and PC entertainment software by focusing on the following strategies:
      Continue to Execute Our Proven Growth Strategies. We intend to continue to execute our proven growth strategies, including:

•	Continuing the practices of Historical GameStop and EB of opening new strip center stores in our target markets and new mall stores in selected mall locations.

•	Increasing our comparable store sales and operating earnings by capitalizing on industry growth, increasing sales of used video game products and our Game Informer magazine and increasing awareness of the GameStop brand.
      Targeting a Broad Audience of Game Players. We have created a store environment targeting a broad audience including the electronic game enthusiast, the casual gamer and the seasonal gift giver. Our stores focus on the electronic game enthusiast who demands the latest merchandise featuring the “hottest” technology immediately on the day of release and the value-oriented customer who wants a wide selection of value-priced used video game products. Our stores offer the opportunity to trade in used video game products in exchange for store credits applicable to future purchases, which, in turn, drives more sales.
      Enhancing our Image as a Destination Location. Our stores serve as destination locations for game players due to our broad selection of products, knowledgeable sales associates, game-oriented environment and unique pricing proposition. We offer all major video game platforms, provide a broad assortment of video game products and offer a larger and more current selection of merchandise than other retailers. We provide a high level of customer service by hiring game enthusiasts and providing them with ongoing sales training, as well as training in the latest technical and functional elements of our products and services. Our stores are equipped with several video game sampling areas, which provide our customers the opportunity to play games before purchase, as well as equipment to play video game clips.
      Offering the Largest Selection of Used Video Game Products. We are the largest retailer of used video games in the world and carry the broadest selection of used video game products for both current and previous generation platforms. We are one of the only retailers that provide video game software for previous generation platforms, giving us a unique advantage in the video game retail industry. The opportunity to trade in and purchase used video game products offers our customers a unique value proposition unavailable at mass merchants, toy stores and consumer electronics retailers. We obtain most of our used video game products from trade-ins made in our stores by our customers. Used video game products generate significantly higher gross margins than new video game products.
      Building the GameStop Brand. We currently operate most of Historical GameStop’s stores under the GameStop name. Within the next 12 to 24 months, we intend to rebrand all of the EB stores to the GameStop brand. Building the GameStop brand has enabled us to leverage brand awareness and to capture advertising and marketing efficiencies. Our branding strategy is further supported by the GameStop loyalty card and our web site. The GameStop loyalty card, which is obtained as a bonus with a paid subscription to our Game Informer magazine, offers customers discounts on selected merchandise in our stores. Our web site allows our customers to buy games on-line and to learn about the latest video game products and PC entertainment software and their availability in our stores.
      Providing a First-to-Market Distribution Network. We employ a variety of rapid-response distribution methods in our efforts to be the first-to-market for new video game products and PC entertainment software. We strive to deliver popular new releases to selected stores within hours of release and to all of our stores by the next morning. This highly efficient distribution network is essential, as a significant portion of a new title’s sales will be generated in the first few days and weeks following its release. As the world’s largest retailer of video game products and PC entertainment software, with a proven capability to distribute new releases to our customers quickly, we believe that we regularly receive a disproportionately large allocation of popular new video game products and PC entertainment software. On a daily basis, we actively monitor sales trends, customer reservations and store manager feedback to ensure a high in-stock position for each store. To assure our customers immediate access to new releases, we offer our customers the opportunity to pre-order products in our stores or through our web site prior to their release.
      Investing in our Information Systems and Distribution Capabilities. We employ sophisticated and fully-integrated inventory management, store-level point of sale and financial systems and state-of-the-art distribution facilities. These systems enable us to maximize the efficiency of the flow of over 5,000 SKUs, improve store efficiency, optimize store in-stock positions and carry a broad selection of inventory. Our proprietary inventory management system enables us to maximize sales of new release titles and avoid markdowns as titles mature and utilizes electronic point-of-sale equipment that provides corporate headquarters with daily information regarding store-level sales and available inventory levels to automatically generate replenishment shipments to each store at least twice a week. In addition, our highly-customized inventory management system allows us to actively manage the pricing and product availability of our used video game products across our store base and to reallocate our inventory as necessary. Our systems enable each store to carry a merchandise assortment uniquely tailored to its own sales mix and customer needs. Our ability to react quickly to consumer purchasing trends has resulted in a target mix of inventory, reduced shipping and handling costs for overstocks and reduced our need to discount products.
Growth Strategy
      New Store Expansion. We intend to continue to open new stores in our targeted markets. Historical GameStop opened 338 new stores in fiscal 2004 and 221 new stores in fiscal 2005, prior to the consummation of the mergers on October 8, 2005. EB opened 415 stores in fiscal 2005, prior to the consummation of the mergers. Between the consummation of the mergers and the end of fiscal 2005, we opened 156 stores. We plan to open approximately 400 new stores in fiscal 2006. Our primary growth vehicles will be the expansion of our strip center store base in the United States and the expansion of our international store base. Our strategy within the U.S. is to open strip center stores in targeted major metropolitan markets and in regional shopping centers in tertiary markets. Our international strategy is to continue our expansion in Europe and to continue to open stores in advantageous markets and locations in Canada and Australia. We analyze each market relative to target population and other demographic indices, real estate availability, competitive factors and past operating history, if available. In some cases, these new stores may adversely impact sales at existing stores.

      Increase Comparable Store Sales. We plan to increase our comparable store sales by capitalizing on the growth in the video game industry, expanding our sales of used video game products and increasing awareness of the GameStop name.

•	Capitalize on Growth in Demand. Our sales of new video game software and used video game products grew by approximately 20% and 27%, respectively, in fiscal 2004 and, due primarily to the mergers, by an additional 60% and 58%, respectively, in fiscal 2005. In fiscal 2004, our comparable store sales increased 1.7%, driven in large measure by the success of Sony PlayStation 2, Microsoft Xbox, Nintendo GameCube and Nintendo DS, which was launched in November 2004. During fiscal 2004, we capitalized on the growth in demand for video game software and accessories that followed the increases in the installed hardware base of these four video game platforms. Comparable store sales on a pro forma basis for Historical GameStop and EB decreased 1.4% in fiscal 2005, due to soft demand leading up to the launch of the Microsoft Xbox 360 in November 2005. Despite limited supplies of the Microsoft Xbox 360, we capitalized on the demand for video game software and accessories that followed that launch and the launch in March 2005 of the Sony PSP. Over the next few years, we expect to continue to capitalize on the increasing installed base for these platforms and the expected release in late 2006 of the Sony PlayStation 3 and the Nintendo Revolution and the related growth in video game software and accessories sales.

•	Increase Sales of Used Video Game Products. We will continue to expand the selection and availability of used video game products in our U.S. and international stores. Our strategy consists of increasing consumer awareness of the benefits of trading in and buying used video game products at our stores through increased marketing activities. We expect the continued growth of new platform technology to drive trade-ins of previous generation products, as well as next generation platforms, thereby expanding the supply of used video game products.

•	Increase GameStop Brand Awareness. We intend to increase customer awareness of how the adoption of the best practices of Historical GameStop and EB will benefit our customers. In connection with our brand-building efforts, in each of the last three fiscal years, we increased the amount of media advertising in targeted markets. In fiscal 2006, we plan to continue to increase media advertising, to expand our GameStop loyalty card program, to aggressively promote trade-ins of used video game products in our stores and to leverage our web sites at www.gamestop.com and www.ebgames.com.
Merchandise
      Substantially all of our revenues are derived from the sale of tangible products. Our product offerings consist of new and used video game products, PC entertainment software, and related products, such as action figures, trading cards and strategy guides. Our in-store inventory generally consists of a constantly changing selection of over 5,000 SKUs. We have buying groups in the U.S., Canada, Australia and Europe that negotiate terms, discounts and cooperative advertising allowances for the stores in their respective geographic areas. We use customer requests and feedback, advance orders, industry magazines and product reviews to determine which new releases are expected to be hits. Advance orders are tracked at individual stores to distribute titles and capture demand effectively. This merchandise management is essential because a significant portion of a game’s sales are usually generated in the first days and weeks following its release.
      Video Game Software. We purchase new video game software directly from the leading manufacturers, including Sony, Nintendo and Microsoft, as well as over 40 third-party game publishers, such as Electronic Arts and Activision, Inc. We are one of the largest customers in the United States of video game titles sold by these publishers. We generally carry over 1,000 SKUs of new video game software at any given time across a variety of genres, including Sports, Action, Strategy, Adventure/ Role Playing and Simulation.
      Used Video Game Products. We are the largest retailer of used video games in the world. We provide our customers with an opportunity to trade in their used video game products in our stores in exchange for store credits which can be applied towards the purchase of other products, primarily new merchandise. We have the largest selection (over 4,000 SKUs) of used video game titles which have an average price of $13, as compared to $34 for new video game titles, and which generate significantly higher gross margins than new video game products. Our trade-in program provides our customers with a unique value proposition which is unavailable at mass merchants, toy stores and consumer electronics retailers. This program provides us with an inventory of used video game products which we resell to our more value-oriented customers. In addition, our highly-customized inventory management system allows us to actively manage the pricing and product availability of our used video game products across our store base and to reallocate our inventory as necessary. Our trade-in program also allows us to be one of the only suppliers of previous generation platforms and related video games. We also operate refurbishment centers in the U.S and Canada, where defective video game products can be tested, repaired, relabeled, repackaged and redistributed back to our stores.
      Video Game Hardware. We offer the video game platforms of all major manufacturers, including Sony PlayStation 2 and Sony PSP, Microsoft Xbox and Xbox 360, Nintendo DS, GameCube and Game Boy Advance SP. We also offer extended service agreements on video game hardware and software. In support of our strategy to be the destination location for electronic game players, we aggressively promote the sale of video game platforms. Video game hardware sales are generally driven by the introduction of new platform technology and the reduction in price points as platforms mature. Due to our strong relationships with the manufacturers of these platforms, we often receive disproportionately large allocations of new release hardware products, which is an important component of our strategy to be the destination of choice for electronic game players. We believe that selling video game hardware increases store traffic and promotes customer loyalty, leading to increased sales of video game software and accessories, which have higher gross margins than video game hardware.
      PC Entertainment and Other Software. We purchase PC entertainment software from over 45 publishers, including Electronic Arts, Microsoft and Vivendi Universal. We offer PC entertainment software across a variety of genres, including Sports, Action, Strategy, Adventure/ Role Playing and Simulation.
      Accessories and Other Products. Video game accessories consist primarily of controllers, memory cards and other add-ons. PC entertainment accessories consist primarily of joysticks and mice. We also carry strategy guides and magazines, as well as character-related merchandise, including action figures and trading cards. We carry over 200 SKUs of accessories and other products. In general, this category has higher margins than new video game and PC entertainment products.
Store Operations
      As of January 28, 2006, we operated 4,490 stores, primarily under the names GameStop or EB Games. Each of our stores typically carries over 5,000 SKUs. We design our stores to provide an electronic gaming atmosphere with an engaging and visually-captivating layout. Our stores are equipped with several video game sampling areas, which provide our customers the opportunity to play games before purchase, as well as equipment to play video game clips. We use store configuration, in-store signage and product demonstrations to produce marketing opportunities both for our vendors and for us.
      Our stores, which average approximately 1,500 square feet, carry a balanced mix of new and used video game products and PC entertainment software. Our stores are generally located in both high traffic “power strip centers,” local neighborhood strip centers and high-traffic shopping malls, primarily in major metropolitan areas. These locations provide easy access and high frequency of visits and, in the case of strip center stores, visibility. We target strip centers that are conveniently located, have a mass merchant or supermarket anchor tenant and have a high volume of customers.

Site Selection and Locations
      Site Selection. In the U.S., we have a dedicated staff of real estate personnel experienced in selecting store locations. International locations are selected by the management in each region or country. Site selections for new stores are made after an extensive review of demographic data and other information relating to market potential, competitor access and visibility, compatible nearby tenants, accessible parking, location visibility, lease terms and the location of our other stores. Most of our stores are located in highly visible locations within malls and strip centers.

      Locations. The table below sets forth the number of our stores located in each state, the District of Columbia, Guam, Puerto Rico, Australia, Austria, Canada, Denmark, Finland, Germany, Ireland, Italy, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom as of January 28, 2006:

United States	Number of Stores

Alabama	58
Alaska	3
Arizona	71
Arkansas	27
California	388
Colorado	52
Connecticut	45
Delaware	16
District of Columbia	2
Florida	230
Georgia	104
Guam	2
Hawaii	15
Idaho	8
Illinois	163
Indiana	69
Iowa	29
Kansas	31
Kentucky	47
Louisiana	56
Maine	9
Maryland	93
Massachusetts	69
Michigan	110
Minnesota	49
Mississippi	30
Missouri	67
Montana	7
Nebraska	17
Nevada	28
New Hampshire	20
New Jersey	142
New Mexico	26
New York	196
North Carolina	105
North Dakota	7
Ohio	161
Oklahoma	42
Oregon	29
Pennsylvania	191
Puerto Rico	43

United States (Cont’d)	Number of Stores

Rhode Island	12
South Carolina	54
South Dakota	3
Tennessee	60
Texas	337
Utah	29
Vermont	7
Virginia	118
Washington	72
West Virginia	22
Wisconsin	49
Wyoming	4

Sub-total for United States	3,624

International	Number of Stores

Australia	152
Austria	2
Canada	261
Denmark	23
Finland	1
Germany	77
Ireland	28
Italy	102
New Zealand	25
Norway	10
Spain	123
Sweden	47
Switzerland	9
United Kingdom	6

Sub-total for International	866

Total stores	4,490

Game Informer
      We publish Game Informer, a monthly video game magazine featuring reviews of new title releases, tips and secrets about existing games and news regarding current developments in the electronic game industry. The magazine is sold through subscription and through displays in the Historical GameStop stores. We intend to begin selling Game Informer in EB stores in early fiscal 2006. For its February 2006 issue, the magazine had approximately 1.9 million paid subscriptions. According to Advertising Age magazine, Game Informer is the 38th largest consumer publication in the U.S. Game Informer revenues are also generated through the sale of advertising space. In addition, we offer the GameStop loyalty card as a bonus with each paid subscription, providing our subscribers with a discount on selected merchandise.
E-Commerce
      We operate electronic commerce web sites at www.gamestop.com and www.ebgames.com that allow our customers to buy video game products and other merchandise on-line. The sites also offer customers information and content about available games, release dates for upcoming games, and access to store information, such as location and product availability. In 2003, we entered into an arrangement with Amazon.com, Inc. under which gamestop.com is the exclusive specialty video game retailer listed on Amazon.com. In 2005, we entered into an arrangement with Barnes & Noble under which gamestop.com is the exclusive specialty video game retailer listed on bn.com, Barnes & Noble’s e-commerce site.
Advertising
      Our U.S. stores are primarily located in high traffic, high visibility areas of regional shopping malls and strip centers. Given the high foot traffic drawn past the stores themselves, we use in-store marketing efforts such as window displays and “coming soon” signs to attract customers, as well as to promote used video game products and subscriptions to our Game Informer magazine. Inside the stores, we feature selected products through the use of vendor displays, “coming soon” or preview videos, signs, catalogs, point-of-purchase materials and end-cap displays. These advertising efforts are designed to increase the initial sales of new titles upon their release. We receive cooperative advertising and market development funds from manufacturers, distributors, software publishers and accessory suppliers to promote their respective products. Generally, vendors agree to purchase advertising space in one of our advertising vehicles. Once we run the advertising, the vendor pays to us an agreed amount.
      As part of our brand-building efforts and targeted growth strategies, in the last three years, we expanded our advertising and promotional activities in certain targeted markets at certain key times of the year. In addition, we expanded our use of radio advertising in certain markets to promote store openings. We plan to continue these efforts in fiscal 2006.
Information Management
      Our operating strategy involves providing a broad merchandise selection to our customers as quickly and as cost-effectively as possible. We use our inventory management systems to maximize the efficiency of the flow of products to our stores, enhance store efficiency and optimize store in-stock and overall investment in inventory.
      Distribution. We operate a 380,000 square foot distribution center in Grapevine, Texas, a 200,000 square foot distribution center in Louisville, Kentucky and a 315,000 square foot distribution center in Sadsbury Township, Pennsylvania. Our efforts to integrate the distribution operations of both Historical GameStop and EB will result in the use of the center in Louisville, Kentucky to support our first-to-market distribution efforts, while our Grapevine, Texas facility will support efforts to replenish stores. In early fiscal 2006, we intend to discontinue use of EB’s distribution center in Sadsbury Township, Pennsylvania and move the distribution center operations from that facility to the facilities in Texas and Kentucky. In order to enhance our first-to-market distribution network, we also utilize the services of several off-site, third-party operated distribution centers that pick up products from our suppliers, repackage the products for each of our stores and ship those products to our stores by package carriers. Our ability to rapidly process incoming shipments of new release titles at the Louisville and third-party facilities and deliver those shipments to all of our stores, either that day or by the next morning, enables us to meet peak demand and replenish stores at least twice a week.
      The state-of-the-art facilities in Grapevine, Texas and Louisville, Kentucky are designed to effectively control and minimize inventory levels. Technologically-advanced conveyor systems and flow-through racks control costs and improve speed of fulfillment in both facilities. The technology used in the distribution centers allow for high-volume receiving, distributions to stores and returns to vendors. Inventory is shipped to each store at least twice a week, or daily, if necessary, in order to keep stores in supply of products.
      We also operate distribution centers in Canada, Australia, and in various locations in Europe.
      Management Information Systems. Our integration efforts in the first half of fiscal 2006 will focus on the conversion of the point-of-sale system used in the Historical GameStop stores to the point-of-sale technology developed by EB and used in the EB stores and the conversion of the point-of-sale technology in the EB stores to report results to the proprietary inventory management system used by Historical GameStop. Our proprietary inventory management system and point-of-sale technology show daily sales and in-store stock by title by store. Systems in place now and after integration use this data to automatically generate replenishment shipments to each store from our distribution centers, enabling each store to carry a merchandise assortment uniquely tailored to its own sales mix and rate of sale. Our call lists and reservation system also provide our buying staff with information to determine order size and inventory management for store-by-store inventory allocation. We constantly review and edit our merchandise categories with the objective of ensuring that inventory is up-to-date and meets customer needs.
      To support our U.S. operations, we use a large-scale, Intel-based computing environment with a state-of-the-art storage area network and a wired and wireless corporate network installed at our U.S. headquarters, and, a secure, virtual private network to access and provide services to computing assets located in our stores, distribution centers and satellite offices and to our mobile workforce. This strategy has proven to minimize initial outlay of capital while allowing for flexibility and growth as operations expand. To support our international operations, we use a mid-range, scalable computing environment and a state-of-the-art storage area network. Computing assets and our mobile workforce around the globe access this environment via a secure, virtual private network. Regional communication links exist to each of our distribution centers and offices in international locations with connectivity to our U.S. data centers as required by our international, distributed applications.
      Our in-store point-of-sale system enables us to efficiently manage in-store transactions. This proprietary point-of-sale system has been enhanced to facilitate trade-in transactions, including automatic look-up of trade-in prices and printing of machine-readable bar codes to facilitate in-store restocking of used video games. In addition, our central database of all used video game products allows us to actively manage the pricing and product availability of our used video game products across our store base and re-allocate our used video game products as necessary.
Field Management and Staff
      The U.S. store operations of both Historical GameStop and EB have been integrated and are now managed by a centrally-located senior vice president of stores, four vice presidents of stores and 28 regional store operations directors. The regions are further divided into districts, each with a district manager covering an average of 14 stores. In total, there are approximately 250 districts. Our stores in Europe are managed by two vice presidents and managing directors in each country. Our stores in Australia and Canada are managed by two vice presidents. Each store employs, on average, one manager, one assistant manager and between two and ten sales associates, many of whom are part-time employees. We have cultivated a work environment that attracts employees who are actively interested in electronic games. We seek to hire and retain employees who know and enjoy working with our products so that they are better able to assist customers. To encourage them to sell the full range of our products and to maximize our profitability, we provide our employees with targeted incentive programs to drive overall sales and sales of higher margin products. We also provide our U.S. employees with the opportunity to take home and try new video games, which enables them to better discuss those games with our customers. In addition, employees are casually dressed to encourage customer access and increase the “game-oriented” focus of the stores. We also employ regional loss prevention managers who assist the stores in implementing security to prevent theft of our products.
      Our stores communicate with our corporate offices via daily e-mail. This e-mail allows for better tracking of trends in upcoming titles, competitor strategies and in-stock inventory positions. In addition, this communication allows title selection in each store to be continuously updated and tailored to reflect the tastes and buying patterns of the store’s local market. These communications also give field management access to relevant inventory levels and loss prevention information. We also sponsor an annual store managers’ conference in the U.S., Canada, Europe and Australia, which we invite all video game software publishers to attend, and operate an intense educational training program to provide our employees with information about the video game products that will be released by those publishers in the holiday season.

Customer Service
      Our store personnel provide value-added services to each customer, such as maintaining lists of regular customers, notifying each customer by phone when new titles are available, and reserving new releases for customers with a down payment to ensure product availability. In addition, our store personnel readily provide product reviews to ensure customers are making informed purchasing decisions and offer help-line numbers to increase a customer’s enjoyment of the product upon purchase.
Vendors
      We purchase substantially all of our new products for U.S. stores from approximately 70 manufacturers and software publishers and approximately five distributors. Purchases from the top ten vendors accounted for approximately 75% of our new product purchases in fiscal 2005. Only Sony, Microsoft and Electronic Arts (which accounted for 18%, 13% and 11%, respectively) individually accounted for more than 10% of our new product purchases during fiscal 2005. We have established price protections and return privileges with our primary vendors in order to reduce the risk of inventory obsolescence. In addition, we have no purchase contracts with trade vendors and conduct business on an order-by-order basis, a practice that is typical throughout the industry. We believe that maintaining and strengthening our long-term relationships with our vendors is essential to our operations and continued expansion. We believe that we have very good relationships with our vendors.
Competition
      The electronic game industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with mass merchants and regional chains, including Wal-Mart and Target; computer product and consumer electronics stores, including Best Buy and Circuit City; other video game and PC software specialty stores located in malls and other locations; toy retail chains, including Toys “R” Us; mail-order businesses; catalogs; direct sales by software publishers; and online retailers. In addition, video games are available for rental from many video stores, some of whom, like Movie Gallery and Blockbuster, have increased the availability of video game products for sale. Video game products may also be distributed through other methods which may emerge in the future. We also compete with sellers of used video game products. Additionally, we compete with other forms of entertainment activities, including movies, television, theater, sporting events and family entertainment centers.
      Competitors in Europe include Game Group PLC, which operates in the United Kingdom, Ireland and Scandinavia, and its subsidiary CentroMail, which operates in Spain, and Media Market. Competitors in Canada include Wal-Mart, Best Buy and its subsidiary Future Shop. In Australia, competitors include K-Mart, Target, Myer Department Stores, Big W discount department stores and Dick Smith electronics stores.
Operating Segments
      Following the completion of the mergers, we now operate our business in the following segments: United States, Canada, Australia and Europe. We identified these segments based on a combination of geographic areas and management responsibility. Each of the segments consists primarily of retail operations with all stores engaged in the sale of new and used video game systems and software and personal computer entertainment software and related accessories. These products are substantially the same regardless of geographic location, with the only differences in merchandise carried being timing of release dates of new products. Stores in all segments are similar in size at approximately 1,500 square feet each.
      Segment results for the United States include retail operations in 50 states, the District of Columbia, Guam and Puerto Rico, electronic commerce web sites under the names gamestop.com and ebgames.com and Game Informer magazine. Segment results for Canada include retail operations in stores throughout Canada and segment results for Australia include retail operations in Australia and New Zealand. Segment results for Europe include retail operations in 11 European countries. Prior to the mergers, Historical GameStop had operations in Ireland and the United Kingdom which were not material to our business.

      Our U.S. segment is supported by distribution centers in Texas, Kentucky and Pennsylvania, and further supported through the use of third-party distribution centers for new release titles. The distribution center operations in Pennsylvania will be phased out in the first half of fiscal 2006. We distribute merchandise to our Canadian segment from a distribution center in Ontario. We have a distribution center near Brisbane, Australia which supports our Australian operations and a small distribution facility in New Zealand which supports the stores in New Zealand. European segment operations are supported by five regionally-located distribution centers.
      Our international segments purchase products from many of the same vendors as the U.S., including Sony and Electronic Arts. Products from certain other vendors such as Microsoft and Nintendo are obtained through distributors operating in the various countries in which we operate.
Seasonality
      Our business, like that of many retailers, is seasonal, with the major portion of our sales and operating profit realized during the fourth fiscal quarter, which includes the holiday selling season. During fiscal 2005, on a pro forma basis, we generated approximately 38% of our sales and approximately 75% of our operating earnings during the fourth quarter. Any adverse trend in sales during the holiday selling season could lower our results of operations for the fourth quarter and the entire year.

MANAGEMENT
GameStop Board of Directors
      The board of directors has eleven members, consisting of seven members who were directors of Historical GameStop, James J. Kim (who was Chairman of the Board of EB), Stanley (Mickey) Steinberg (who was a director of EB), and two new independent directors added subsequent to the mergers. The board of directors is classified into three classes, one whose term expires in one year, one whose term expires in two years, and one whose term expires in three years. The following table sets forth the names and ages of the directors of GameStop, the positions they currently hold with GameStop, and the year their term expires:

Name	Age	Position with GameStop	Year Term Expires

R. Richard Fontaine	64	Chairman of the Board, Chief Executive Officer and	2007
		Director
Daniel A. DeMatteo	58	Vice Chairman, Chief Operating Officer and Director	2006
Jerome L. Davis	50	Director	2007
James J. Kim	70	Director	2007
Leonard Riggio	65	Director	2008
Michael N. Rosen	65	Secretary and Director	2006
Stephanie M. Shern	58	Director	2007
Stanley (Mickey) Steinberg	73	Director	2008
Gerald R. Szczepanski	57	Director	2008
Edward A. Volkwein	64	Director	2006
Lawrence S. Zilavy	55	Director	2008
      R. Richard Fontaine has been our Chairman of the Board and Chief Executive Officer since Historical GameStop’s initial public offering in February 2002. Mr. Fontaine is also a member of the Executive Committee. Mr. Fontaine has served as the Chief Executive Officer our predecessor companies since November 1996. He has been an executive officer or director in the video game industry since 1988.
      Daniel A. DeMatteo has been our Vice Chairman and Chief Operating Officer since March 2005. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of GameStop or our predecessor companies since November 1996. He has served on our board since 2002 and has been an executive officer in the video game industry since 1988.
      Jerome L. Davis is a director and a member of the Compensation Committee. Mr. Davis has served as a director since October 2005. Mr. Davis has served as Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, since July 2003. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President and Officer of Sales for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998 Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis has also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a director and Chair of the Finance Committee and a member of the Compensation and Nominating and Corporate Governance Committees of Apogee Enterprises, Inc., where he has been a director since 2004.
      James J. Kim is a director. Mr. Kim has served as a director since the mergers in October 2005. Prior to the mergers, Mr. Kim served as EB’s Chairman and as a director from March 1998. Mr. Kim founded The

Electronics Boutique, Inc., the predecessor to EB, in 1977 and served as its Chairman from its inception. Mr. Kim also serves as the Chairman of Amkor Technology, Inc., a semiconductor assembly, test, packaging and technology firm.
      Leonard Riggio is a director and Chairman of the Executive Committee. Mr. Riggio was the Chairman of the Board of Historical GameStop or its predecessor companies from November 1996 until Historical GameStop’s initial public offering in February 2002. He has served as an executive officer or director in the video game industry since 1987. Mr. Riggio has been Chairman of the Board and a principal stockholder of Barnes & Noble since its inception in 1986 and served as Chief Executive Officer from its inception in 1986 until February 2002. Since 1965, Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc., one of the largest operators of college bookstores in the country. Since 1985, Mr. Riggio has been Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc., one of the nation’s largest wholesalers of college textbooks.
      Michael N. Rosen is our Secretary and a director. Mr. Rosen has served in the same capacities for us or our predecessor companies since October 1999. Mr. Rosen is also a member of the Executive Committee. Mr. Rosen has been a partner at Bryan Cave LLP, counsel to us, since their July 2002 combination with Robinson Silverman. Prior to that, Mr. Rosen was Chairman of Robinson Silverman. Mr. Rosen is also a director of Barnes & Noble.
      Stephanie M. Shern is a director and Chair of the Audit Committee. Mrs. Shern formed Shern Associates LLC in February 2002 to provide business advisory and board services, primarily to publicly-held companies. From May 2001 until February 2002, Mrs. Shern served as Senior Vice President and Global Managing Director of Retail and Consumer Products for Kurt Salmon Associates. From 1995 until April 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP and a member of Ernst & Young’s Management Committee. Mrs. Shern is currently a director and Chair of the Audit Committee of The Scotts/ Miracle Gro Company, a director and Chair of the Audit Committee and member of the Governance Committee of Nextel Communications, Inc., a director and member of the Audit Committee of Royal Ahold, and a director and Chair of the Audit Committee of the Vitamin Shoppe, Inc.
      Stanley (Mickey) Steinberg is a director. Mr. Steinberg has served as a director since the mergers in October 2005. Mr. Steinberg served as a director of EB from September 1998. Mr. Steinberg currently serves as a Senior Advisor to the mergers and acquisitions firm of Navigant Capital Advisors, LLC. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 to 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering. Mr. Steinberg serves on the Board of Directors of Reckson Associates Realty Corp. and of two privately held companies — AMC, Inc., the owner and manager of the AmericasMart Atlanta trade show center, and ECI Group, an apartment developer, construction and management company.
      Gerald R. Szczepanski is a director and Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11).
      Edward A. Volkwein is a director and a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Volkwein is President and Chief Operating Officer of Hydro-Photon, Inc., a water purification technology company. Prior to joining Hydro-Photon, Mr. Volkwein had a broad marketing career beginning in brand management for General Foods and Chesebrough-Ponds, Inc. He served as Senior Vice President Global Advertising and Promotion for Philips Consumer Electronics and as Senior Vice President Marketing for Sega of America, where he was instrumental in developing Sega into a major video game brand. Mr. Volkwein has also held senior executive positions with Funk & Wagnalls and Prince Manufacturing.

      Lawrence S. Zilavy is a director. Mr. Zilavy has served as a director since October 2005. Mr. Zilavy retired as Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble in November 2004 and had served in that position since May 2003. Mr. Zilavy was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to that, he was Executive Vice President of IBJ Whitehall Bank and Trust Company, where he worked since 1992. Mr. Zilavy is currently a director and member of the Audit Committee of The Hain Celestial Group, Inc., a publicly traded natural and organic food and personal care products company, a director of Community Resource Exchange (a non-profit organization) and a trustee of St. Francis College in New York City.
Committees of the GameStop Board of Directors
      The board of directors of GameStop has the following four committees: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Executive Committee. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees complies with the independence requirements of the New York Stock Exchange. The table below reflects the membership for each committee:

Nominating
and
Corporate
Name	Audit	Compensation	Governance	Executive

R. Richard Fontaine				X
Jerome L. Davis		X
Leonard Riggio				X
Michael N. Rosen				X
Stephanie Shern	X
Gerald R. Szczepanski	X	X	X
Edward A. Volkwein	X	X	X
Management of GameStop
      The members of GameStop’s senior management that have been designated as of the date of this prospectus and their ages are as follows:

Name	Age	Title

R. Richard Fontaine	64	Chairman of the Board and Chief Executive Officer
Daniel A. DeMatteo	58	Vice Chairman and Chief Operating Officer
Steven R. Morgan	54	President
David W. Carlson	43	Executive Vice President and Chief Financial Officer
Ronald Freeman	58	Executive Vice President of Distribution
Robert A. Lloyd	44	Senior Vice President and Chief Accounting Officer
      Information with respect to executive officers of the Company who are also directors is set forth above.
      Steven R. Morgan has been our President since December 2005. Mr. Morgan joined GameStop upon completion of the mergers in October 2005 in his position as EB’s President of Stores — North America and President of Electronics Boutique Canada Inc. He had served in that capacity from April 2002. From June 2001 to April 2002, Mr. Morgan served as EB’s Senior Vice President of Stores and Canadian Operations. Mr. Morgan joined EB in January 2001 as Senior Vice President of Stores. Prior to January 2001, Mr. Morgan held various positions within the Federated and May Department Stores organization.

      David W. Carlson has been Executive Vice President and Chief Financial Officer of GameStop or our predecessor companies since November 1996. From 1989 to November 1996, Mr. Carlson held various positions with Barnes & Noble, including Director of Finance, Director of Accounting and Manager of Financial Reporting. Prior to 1989, Mr. Carlson held various positions with the public accounting firm of KPMG Peat Marwick.
      Ronald Freeman has been our Executive Vice President of Distribution since January 2004. From March 2000 to January 2004, Mr. Freeman was our Vice President of Distribution and Logistics. Mr. Freeman was Vice President of Distribution/Configuration for CompUSA from July 1997 until March 2000. Mr. Freeman was Vice President of Distribution and Logistics of Babbage’s, a predecessor company of ours, from November 1996 until July 1997.
      Robert A. Lloyd has been our Senior Vice President and Chief Accounting Officer since October 2005. Prior to that, Mr. Lloyd was the Vice President — Finance of GameStop or its predecessor companies from October 2000 and was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to May 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements With Barnes & Noble
      In connection with the consummation of Historical GameStop’s initial public offering in February 2002, Historical GameStop entered into various agreements with Barnes & Noble relating to its relationship with Barnes & Noble following the completion of Historical GameStop’s initial public offering.
      Separation Agreement. Historical GameStop entered into a “separation agreement” with Barnes & Noble, which governs our respective rights and duties with respect to Historical GameStop’s initial public offering and the distribution by Barnes & Noble to its stockholders of Barnes & Noble’s shares of GameStop common stock, which is referred to herein as the spin-off, completed November 12, 2004. The separation agreement contains covenants designed to protect the intended tax-free nature of the spin-off.
      Under the separation agreement, Historical GameStop agreed not to take certain actions without the approval of Barnes & Noble or the satisfaction of certain procedures. These actions include:

•	until two years after the spin-off, entering into or permitting any transaction or series of transactions which would result in a person or persons acquiring or having the right to acquire shares of Historical GameStop’s capital stock that would comprise 50% or more of either the value of all outstanding shares of the capital stock or the total combined voting power of the outstanding voting stock; and

•	until two years after the spin-off, liquidating, disposing of, or otherwise discontinuing the conduct of any portion of Historical GameStop’s active trade or business.
      Historical GameStop generally agreed to indemnify Barnes & Noble and its affiliates against any and all tax-related losses incurred by Barnes & Noble in connection with any proposed tax assessment or tax controversy with respect to the spin-off to the extent caused by any breach by Historical GameStop of any of its representations, warranties or covenants made in the separation agreement.
      Insurance Agreement. Historical GameStop entered into an “insurance agreement” with Barnes & Noble, pursuant to which we participated in Barnes & Noble’s worker’s compensation, property and general liability and directors’ and officers’ liability insurance programs. We reimbursed Barnes & Noble for our pro rata share of the cost of providing these insurance programs. In fiscal 2005, Barnes & Noble charged us approximately $1,726,000 for our insurance program.
      The insurance agreement terminated in part on May 1, 2005 and in full on June 1, 2005, at which point Historical GameStop procured its own insurance. Although we have now secured our own insurance coverage, costs will likely continue to be incurred by Barnes & Noble on insurance claims which were incurred under its programs prior to June 2005 and any such costs applicable to insurance claims against us will be allocated to GameStop.
      Operating Agreement. Historical GameStop entered into an “operating agreement” with Barnes & Noble, pursuant to which we operate the existing video game departments in ten Barnes & Noble stores. We pay Barnes & Noble a licensing fee equal to 7.0% of the aggregate gross sales of each such department. In fiscal 2005, Barnes & Noble charged us approximately $857,000 in connection with our operation of such departments in Barnes & Noble stores.
      The operating agreement will remain in force unless terminated:

•	by mutual agreement of us and Barnes & Noble;

•	automatically, in the event that we no longer operate any department within Barnes & Noble’s stores;

•	by us or Barnes & Noble, with respect to any department, upon not less than 30 days prior notice;

•	by Barnes & Noble because of an uncured default by us;

•	automatically, with respect to any department, if the applicable store lease in which we operate that department expires or is terminated prior to its expiration date; or

•	automatically, in the event of the bankruptcy or a change in control of either us or Barnes & Noble.
      Tax Disaffiliation Agreement. Historical GameStop entered into a “tax disaffiliation agreement” with Barnes & Noble which governs the allocation of federal, state, local and foreign tax liabilities and contains agreements with respect to other tax matters arising prior to and after the date of Historical GameStop’s initial public offering. The tax disaffiliation agreement became effective at the time of the initial public offering and, among other things, sets forth the procedures for amending returns filed prior to the date of our initial public offering, tax audits and contests and record retention. In general, we are responsible for filing and paying our separate taxes for periods after the initial public offering and Barnes & Noble is responsible for filing and paying its separate taxes for periods after the initial public offering. In general, with respect to consolidated or combined returns that include Barnes & Noble and Historical GameStop prior to the initial public offering, Barnes & Noble is responsible for filing and paying the related tax liabilities and will retain any related tax refunds.
      Under the tax disaffiliation agreement, without the prior written consent of Barnes & Noble, we may not amend any tax return for a period in which we were a member of Barnes & Noble’s consolidated tax group. Barnes & Noble has the sole right to represent the interests of its consolidated tax group, including us, in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that we ceased to be a member of their consolidated tax group (the date of the offering), unless we are solely liable for the taxes at issue and any redetermination of taxes would not result in any additional tax liability or detriment to any member of Barnes & Noble’s consolidated tax group. In addition, we and Barnes & Noble have agreed to provide each other with the cooperation and information reasonably requested by the other in connection with the preparation or filing of any amendment to any tax return, the determination and payment of any amounts owed relating to periods prior to the date of the offering and in the conduct of any tax audits, litigation or appeals.
      GameStop and Barnes & Noble have agreed to indemnify each other for tax or other liabilities resulting from the failure to pay any taxes required to be paid under the tax disaffiliation agreement, tax or other liabilities resulting from negligence in supplying inaccurate or incomplete information or the failure to cooperate with the preparation of any tax return or the conduct of any tax audits, litigation or appeals. The tax disaffiliation agreement requires us to retain records, documents and other information necessary for the audit of tax returns relating to periods prior to the date we ceased to be a member of Barnes & Noble’s consolidated tax group and to provide reasonable access to Barnes & Noble with respect to such records, documents and information.
Other Transactions and Relationships
      We paid the legal fees and expenses of one of our directors, Leonard Riggio, in connection with the mergers, including Mr. Riggio’s legal fees and expenses incurred in connection with the preparation and filing of Mr. Riggio’s notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the filing fee). Those legal fees and expenses were approximately $150,000.
      In July 2003, the Company purchased an airplane from a company controlled by a member of the board of directors. The purchase price was $9.5 million and was negotiated through an independent third party following an independent appraisal.
      In October 2004, Historical GameStop’s board of directors authorized a repurchase of Historical GameStop’s Class B common stock held by Barnes & Noble. Historical GameStop repurchased 6,107,000 shares of Historical GameStop Class B common stock at a price equal to $18.26 per share for aggregate consideration of $111.5 million. The repurchase price per share was determined by using a discount of 3.5% on the last reported trade of Historical GameStop’s Class A common stock on the New York Stock Exchange prior to the time of the transaction. Historical GameStop paid $37.5 million in cash and issued a promissory note in the principal amount of $74.0 million, which is payable in installments over three years and bearing interest at 5.5% per annum, payable when principal installments are due. The Company made principal payments of $37.5 million and $12.2 million on the promissory note as scheduled in January 2005 and October 2005, respectively. Interest expense on the promissory note for fiscal 2005 totaled $1.8 million.

      In May 2005, we entered into an arrangement with Barnes & Noble under which gamestop.com is the exclusive videogame retailer listed on bn.com, Barnes & Noble’s e-commerce website. Under the terms of this agreement, the Company pays a fee to Barnes & Noble for sales of video game or PC entertainment products sold through bn.com. For fiscal 2005, the fee to Barnes & Noble totaled $255,000.
      On November 2, 2002, EB sold its BC Sports Collectibles business to SCAC for $2.2 million in cash and the assumption of lease related liabilities in excess of $13.0 million. The purchaser, SCAC, is owned by the family of James J. Kim, Chairman of EB at the time and currently one the Company’s directors. The transaction was negotiated and approved by a committee of EB’s board of directors comprised solely of independent directors with the assistance of an investment banking firm engaged to solicit offers for the BC Sports Collectibles business. As EB remains contingently liable for these leases, Mr. Kim has agreed to indemnify EB against any liabilities associated with these leases.
      Michael N. Rosen, our Secretary and one of our directors, is a partner of Bryan Cave LLP, which is counsel to us.

DESCRIPTION OF OTHER INDEBTEDNESS
Barnes & Noble Promissory Note
      In October 2004, Historical GameStop’s board of directors authorized a repurchase of Historical GameStop’s Class B common stock held by Barnes & Noble. Historical GameStop repurchased 6,107,000 shares of Historical GameStop Class B common stock at a price equal to $18.26 per share for aggregate consideration of $111.5 million. The repurchase price per share was determined by using a discount of 3.5% on the last reported trade of Historical GameStop’s Class A common stock on the New York Stock Exchange prior to the time of the transaction. Historical GameStop paid $37.5 million in cash and issued a promissory note in the principal amount of $74.0 million, which is payable in installments over three years and bearing interest at 5.5% per annum, payable when principal installments are due. The Company made principal payments of $37.5 million and $12.2 million on the promissory note as scheduled in January 2005 and October 2005, respectively. Interest expense on the promissory note for fiscal 2005 totaled $1.8 million.
Pre-Merger Debt of EB
      On May 25, 2005, EB closed on a 10-year, $9.5 million mortgage agreement collateralized by EB’s new 315,000 square foot distribution facility located in Sadsbury Township, Pennsylvania. Interest is fixed at a rate of 5.4% per annum.
      On May 31, 2005, EB completed the acquisition of Jump, a privately-held retailer based in Valencia, Spain. As of January 28, 2006, Jump had third-party debt of approximately $0.6 million.
Senior Credit Facility

General
      In conjunction with the closing of the mergers, we entered into the Senior Credit Facility with affiliates of the initial purchasers of the notes pursuant to financing commitments received from them. The Senior Credit Facility has a five-year term and is available for refinancing of indebtedness, to pay transaction costs in connection with the mergers and for other general corporate purposes, including letters of credit, working capital, capital expenditures, permitted dividends, permitted share repurchases and permitted acquisitions. The Senior Credit Facility is guaranteed by all of our wholly-owned U.S. subsidiaries and secured by all our assets and those of the guarantors. Borrowings under the Senior Credit Facility are limited to the lesser of $400.0 million or the borrowing base. The borrowing base is the lesser of (i) the cost of eligible inventory multiplied by the inventory advance rate (currently approximately 70%) or (ii) 90% of the net appraised inventory liquidation value, plus, in each case, 85% of eligible credit card receivables less reserves. As of January 28, 2006, there were no borrowings outstanding under the Senior Credit Facility and letters of credit outstanding totaled $2.3 million.

Interest Rate and Fees
      Interest on the Senior Credit Facility is variable and, at our option, is calculated by applying a margin of (1) 0.0% to 0.25% above the higher of the prime rate of the administrative agent or the federal funds effective rate plus 0.50% or (2) 1.25% to 1.75% above LIBOR. The applicable margin is determined quarterly as a function of our consolidated leverage ratio.
      In addition, we are required to pay a commitment fee, ranging from 0.375% to 0.50%, for any unused amounts under the Senior Credit Facility.

Prepayments
      We are required to prepay amounts outstanding under the Senior Credit Facility (i) if, and to the extent that, total credit extensions exceed the lesser of the then amounts available under the facility cap of $400.0 million or the borrowing base or (ii) as may be required by our lenders under the Senior Credit Facility after the occurrence and during the continuance of an event of default.

      We may voluntarily prepay the Senior Credit Facility in whole or in part at any time without penalty, subject to customary “breakage” costs with respect to LIBOR loans. Such optional prepayments are required to be in the minimum amounts set out in the Senior Credit Facility. In addition, the unutilized portion of any commitment under the Senior Credit Facility may be irrevocably cancelled by us in whole or in part.

Collateral and Guarantees
      Indebtedness under the Senior Credit Facility is guaranteed by our current and future domestic wholly-owned subsidiaries. The facility is secured by a first priority perfected security interest in all of our and the guarantors’ present and future assets, both real and personal, including, without limitation, (i) inventory, (ii) accounts receivable (including credit card receivables), (iii) general intangibles (including trade names, trademarks and other intellectual property), (iv) furniture, fixtures and equipment, (v) bank and investment accounts, (vi) investment property (including a pledge of subsidiary stock), (vii) owned real estate, and (viii) claims and causes of action relating to the foregoing.

Restrictive Covenants and Other Matters
      The Senior Credit Facility requires that under certain circumstances we comply with a fixed charge coverage ratio test. In addition, the Senior Credit Facility includes negative covenants, subject to certain exceptions, that restrict or limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guaranty obligations;

•	incur liens or agree to negative pledges in other agreements;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness;

•	amend or otherwise alter the terms of our organizational documents or other specified agreements to the extent any such amendment or alteration is adverse to the lenders under the Senior Credit Facility;

•	sell assets;

•	transact with affiliates; and

•	alter the business we conduct.
      The Senior Credit Facility contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy, material judgments, actual or asserted failure of any guarantee or security document supporting the Senior Credit Facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the Senior Credit Facility will be entitled to take various actions, including an increase in interest rate, the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We sold the old notes on September 28, 2005 to the initial purchasers of the old notes with further distribution permitted only to (i) qualified institutional buyers under Rule 144A under the Securities Act and (ii) persons in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, the Issuers, the guarantors and the initial purchasers entered into a registration rights agreement which requires us to use our reasonable best efforts to file with the SEC the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for exchange notes, to use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 210 days of the date the old notes were issued, and to use our commercially reasonable efforts to cause the exchange offer to be completed within 270 days of the date the old notes were issued. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the exchange notes, and the exchange notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
Registration Rights; Liquidated Damages
      Pursuant to the registration rights agreement, we will be required, as promptly as practicable, to use our reasonable best efforts to file a shelf registration statement with the SEC relating to the offer and sale of old notes or exchange notes, as applicable, and to use our commercially reasonable efforts to have it become and remain effective within 120 days of the obligation arising to file such shelf registration statement, if:

•	due to any change in law or applicable interpretation thereof by the SEC’s staff, we determine upon advice of outside counsel that we are not permitted to effect the exchange offer contemplated by this prospectus;

•	for any other reason the exchange offer is not consummated within 270 days of the date the old notes were issued;

•	any initial purchaser of the old notes so requests with respect to old notes that are not eligible to be exchanged for exchange notes in the exchange offer and that are held by such initial purchaser following consummation of the exchange offer;

•	any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer; or

•	any initial purchaser does not receive freely tradable exchange notes in exchange for old notes constituting any portion of an unsold allotment.
      With respect to exchange notes received by any initial purchaser in exchange for old notes constituting any portion of an unsold allotment, we may, if permitted by current interpretations by the SEC’s staff, file a post-effective amendment to the registration statement of which this prospectus forms a part containing the information required by Item 507 or Item 508 of Regulation S-K, as applicable.
      We will use our reasonable best efforts to keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, in order to permit the prospectus forming part thereof to be usable by holders for a period from the date the shelf registration statement is declared effective by the SEC to the earliest of (i) the second anniversary of the date on which the old notes were issued or (ii) the date upon which all of the old notes or the exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

      We will be required to pay liquidated damages in respect of the notes to holders of the notes if:

•	neither the exchange offer is completed within 270 days of the date the old notes were issued nor, if required, the shelf registration statement is declared effective within 120 days after the obligation arises to file such shelf registration statement; or

•	notwithstanding that we have consummated or will consummate the exchange offer, if we are required to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to the 120th day following the date the obligation arises to file such shelf registration statement.
      Liquidated damages shall accrue on the notes at a rate of 0.25% per annum of the principal amount of such notes for the first 90 days from the date the obligation to pay such liquidated damages arose, and increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period thereafter; provided, however, that liquidated damages in the aggregate may not exceed 1.0% per annum of the principal amount of such notes.
Resale of Exchange Notes
      Based on interpretations by the SEC’s staff in no action letters issued to other issuers in exchange offers like the one contemplated by this prospectus, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by any holder of the exchange notes (other than any holder which is a broker-dealer or an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can make the following representations to us:

•	the exchange notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of either Issuer.
      Although we have based our belief on interpretations by the SEC’s staff, we have not asked the SEC to consider this particular exchange offer in the context of a no action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If you cannot truthfully make the representations described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes issued to you in the exchange offer, unless an exemption from such registration and prospectus delivery requirements is available to you. If you resell any exchange notes issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liabilities under the Securities Act. We are not indemnifying you for any such liability and will not protect you against any loss incurred as a result of any such liability under the Securities Act.
      Any broker-dealer that acquires exchange notes for its own account in exchange for old notes must represent to us that the old notes to be exchanged for the exchange notes were acquired by it as a result of market-making or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received by it pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as such term is defined in the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes that it received in exchange for old notes pursuant to the exchange offer. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes surrendered pursuant to the exchange offer. Old notes may be tendered only in integral multiples of $1,000.
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the exchange notes, and the exchange notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture, which also authorized the issuance of the old notes, such that both series will be treated as a single class of debt securities under the indenture.
      As of the date of this prospectus, $300.0 million aggregate principal amount of the old floating rate notes and $650.0 million aggregate principal amount of the old 8% notes are outstanding. This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions, as described under “— Conditions.”
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder. Old notes which are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement.
      We will be deemed to have accepted for exchange properly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent and complied with the provisions of the indenture. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes for us.
      If you tender old notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The term “expiration date” shall mean 5:00 p.m., New York City time on                     , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.
      In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

•	to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted, if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the old notes, whether before or after any tender of the exchange notes.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly notify holders of the amendment by means of a prospectus supplement that will be distributed to the registered holders, if required by law, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.
      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones news service.
Interest on the Exchange Notes
      Interest on the new floating rate notes will be payable in cash on January 1, April 1, July 1 and October 1 of each year. Interest on the new 8% notes will be payable in cash on April 1 and October 1 of each year. The exchange notes will bear interest from the most recent date of payment of interest on the old notes surrendered and accepted for exchange or, if no interest has been paid on the old notes, from the date the old notes surrendered and accepted for exchange were issued. Accordingly, the most recent payment of interest on the old floating rate notes was made on the first business day following April 1, 2006 and the next payment of interest on the old floating rate notes, or if the exchange offer is earlier consummated, the new floating rate notes, will be due on the first business day following July 1, 2006. The most recent payment of interest on the old 8% notes was made on the first business day following April 1, 2006 and the next payment of interest on the old 8% notes, or if the exchange offer is earlier consummated, the new 8% notes, will be due on the first business day following October 1, 2006.
Conditions
      We will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.
      If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such old notes to withdraw their tendered old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of our rights shall not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
Procedures for Tendering
      Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail, fax or otherwise deliver the letter of transmittal, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of book-entry transfer of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the old notes, letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under “— Exchange Agent”.
      The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for and on behalf of such holders.
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such old notes should contact the registered holder promptly and instruct such holder to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered:

•	by a holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      “Eligible institutions” include:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
      If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, the old notes must be endorsed or accompanied by a properly completed bond power, in satisfactory form as determined by us in our sole discretion, signed by the holder as the holder’s name appears on the old notes with the signature thereon guaranteed by an eligible institution.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      While we have no present plan to acquire any old notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date;

•	as set forth above under “— Conditions,” to terminate the exchange offer;

•	redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of the Exchange Notes — Optional Redemption;” or

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any such purchases or offers could differ from the terms of the exchange offer.
      In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. For holders whose old notes are being delivered by book-entry transfer, delivery of an Agent’s Message by DTC will satisfy the terms of the exchange offer in lieu of execution and delivery of a letter of transmittal by the participant(s) identified in the Agent’s Message. An “Agent’s Message” is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgement from the participant in DTC tendering the old notes, that the participant has received and agrees to execute and be bound by the terms of the letter of transmittal, and that the Issuers may enforce the letter of transmittal against the participant. If delivery of the old notes is to be made by book-entry transfer to the account maintained by the exchange agent at DTC, the letter of transmittal need not be manually executed; provided, however, that tenders of old notes must be effected in accordance with the procedures mandated by DTC’s Automated Tender Offer Program.
Guaranteed Delivery Procedures
      If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly signed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth your name and address, the registered number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the old notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	a properly completed and signed letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the expiration date. Upon request of the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tender
      Except as otherwise provided herein, you may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, which we refer to herein as the “depositor;”

•	identify the old notes to be withdrawn (including the principal amount of the old notes and, in the case certificates representing the old notes have been tendered, registered number or numbers and or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited);

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have Citibank, N.A., the trustee with respect to the old notes, register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.
      All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” and “— Book-Entry Transfer” at any time prior to the expiration date.
Exchange Agent
      Citibank, N.A. has been appointed as exchange agent of the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent as follows:
Citibank, N.A.
111 Wall Street 15th floor
New York, NY 10005
Attn: Ruth Cruz
Tel 1 800 422-2066
Fax 1 212 657-1020
Fees and Expenses
      The expenses of soliciting tenders will be paid by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or in person by officers and regular employees of the Issuers and their affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange. In addition, we expect to incur other expenses in connection with the exchange offer, including reimbursement of the fees and expenses of the trustee of the notes, accounting and legal fees, and printing costs.
      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from such payment is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Consequences of Failure to Exchange
      Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes and in the indenture as a result of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. Accordingly, the old notes may be resold only

•	to us (upon redemption thereof or otherwise),

•	pursuant to an effective registration statement under the Securities Act,

•	so long as the old notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, or

•	pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.
      We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Currently, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes. However, generally, if any initial purchaser so requests with respect to old notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer or if any holder of old notes is not eligible to participate in the exchange offer or, in the case of any holder of old notes that participates in the exchange offer, does not receive freely tradable exchange notes in exchange for old notes, we are obligated to file a registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer will be amortized over the term of the exchange notes.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether or not to accept. You are urged to consult your legal, financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE EXCHANGE NOTES
      The Issuers issued the old notes, and will issue the exchange notes, under an indenture (the “Indenture”), dated as of September 28, 2005, by and among the Issuers, the Subsidiary Guarantors and Citibank, N.A., as Trustee (the “Trustee”), as supplemented by the supplemental indenture (the “Supplemental Indenture”), dated as of October 8, 2005, by and among the Issuers, the EB Guarantors (as defined in the Supplemental Indenture) and the Trustee. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the old notes will not apply to the exchange notes, and the exchange notes will not contain any provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.
      Definitions of certain terms are set forth under “— Certain Definitions” and throughout this description. For purposes of this section, references to the “Issuers,” “we,” “us” and “our” include only GameStop Corp. and GameStop, Inc. and not their Subsidiaries, references to the “Company” include only GameStop Corp. and not its Subsidiaries, and references to the “Co-Issuer” include only GameStop, Inc. and not its Subsidiaries.
      The following description is a summary of the material provisions of the Indenture. It does not include all of the information included in the Indenture and may not include all of the information that you would consider important. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the Indenture is available upon request to the Issuers at the address indicated under “Available Information.” This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA.
Principal, Maturity and Interest
      The Issuers will issue $950.0 million in aggregate principal amount of exchange notes in this offering, including $300,000,000 in aggregate principal amount of new floating rate notes, which will mature on October 1, 2011, and $650,000,000 in aggregate principal amount of new 8% notes, which will mature on October 1, 2012.
      Interest on the Senior Floating Rate Notes will accrue at a rate equal to the Applicable Rate from the Issue Date or, if interest has already been paid, from the date interest was last paid. The Applicable Rate will be reset quarterly. The Applicable Rate for the current quarterly period is 8.405%. The Issuers will pay interest on the Senior Floating Rate Notes quarterly, in arrears, every January 1, April 1, July 1 and October 1, to holders of record on the immediately preceding December 15, March 15, June 15 and September 15, and at maturity. The most recent payment of interest on the Senior Floating Rate Notes was made on the first Business Day following April 1, 2006 and the next payment of interest on the Senior Floating Rate Notes will be due on the first Business Day following July 1, 2006. Interest on the Senior Floating Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      Interest on the Senior Notes will accrue at the rate of 8% per year from the Issue Date or, if interest has already been paid, from the date interest was last paid. The Issuers will pay interest on the Senior Notes semi-annually, in arrears, every April 1 and October 1 to holders of record on the immediately preceding March 15 and September 15, and at maturity. The most recent payment of interest on the Senior Notes was made on the first Business Day following April 1, 2006 and the next payment of interest on the Senior Notes will be due on the first Business Day following October 1, 2006. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      Subject to compliance with the covenant described under “— Certain Covenants — Limitation on Debt,” we can issue an unlimited amount of additional Notes (“Additional Notes”) in the future as part of either series or as an additional series. Any Additional Notes that we issue in the future will be identical in all respects to the Notes, except that any Additional Notes issued in the future may have different issuance prices and will have different issuance dates. The Notes and any Additional Notes that we issue in the future will be treated as a single class for all purposes of the Indenture, including waivers, amendments and redemptions.
      The old notes are, and the exchange notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.
Transfer and Exchange
      Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for transfer or exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Issuers may change any paying agent and registrar without notice to holders of the Notes. The Issuers will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. Interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of the holders of the Notes or, at the Issuers’ option, by wire transfer if instructions therefor are furnished by a holder of the Notes. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture.
      The interest rate on the Notes will increase in circumstances described under “The Exchange Offer — Registration Rights; Liquidated Damages.” Any interest payable as a result of any such increase in the interest rate is referred to as “Additional Interest.”
Guarantees
      The Subsidiary Guarantors will jointly and severally guarantee, on an unsecured senior basis, our obligations under the exchange notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee of the exchange notes will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state fraudulent transfer laws permit a court to void or subordinate the notes and related guarantees, and if that occurs, you may not receive any payments on the notes.”
      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled, upon payment in full of all guarantied Obligations under the Indenture, to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment, based on the respective net assets of all the Subsidiary Guarantors at the time of such payment.
      If a Subsidiary Guarantee was rendered voidable, it could be subordinated by a court to all other Debt (including Guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such Debt, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors — Federal and state fraudulent transfer laws permit a court to void or subordinate the notes and related guarantees, and if that occurs, you may not receive any payments on the notes.”
      The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

•	upon the sale or other disposition of all the assets or Capital Stock of the Subsidiary Guarantor, in each case in a transaction in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”;

•	upon the sale or other disposition (including by way or consolidation or merger) of the Subsidiary Guarantor in compliance with the covenant described under “— Merger, Consolidation and Sale of Property”; and

•	upon the designation of the Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

Ranking
      The Debt of the Issuers evidenced by the new floating rate notes will rank pari passu in right of payment with the Debt of the Issuers evidenced by the new 8% notes. The exchange notes will rank senior in right of payment to all Subordinated Obligations of the Issuers and will rank pari passu in right of payment with all other existing or future unsubordinated Debt of the Issuers.
      Each Subsidiary Guarantee of the exchange notes will rank senior in right of payment to all Subordinated Obligations of the Subsidiary Guarantor giving such Subsidiary Guarantee and will rank pari passu in right of payment with all other existing or future unsubordinated Debt of such Subsidiary Guarantor.
      The exchange notes and the Subsidiary Guarantees of the exchange notes will be effectively subordinated to all secured Debt of the Issuers and the Subsidiary Guarantors, respectively, to the extent of the assets securing such Debt and structurally subordinated to the Debt of any non-Subsidiary Guarantor.
Optional Redemption
      Senior Floating Rate Notes. At any time on or prior to October 1, 2007, the Issuers may on any one or more occasions redeem up to 100% of the aggregate principal amount of Senior Floating Rate Notes issued under the Indenture at a redemption price equal to 104% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus Additional Interest, if any, with the net cash proceeds of one or more Equity Offerings; provided that:
      (1) to the extent that less than 100% of the aggregate principal amount of Senior Floating Rate Notes is redeemed pursuant to this provision, at least 65% of the aggregate principal amount of Senior Floating Rate Notes originally issued under the Indenture (excluding Senior Floating Rate Notes held by the Issuers and their Subsidiaries) shall remain outstanding immediately after the occurrence of such redemption; and
      (2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph and as described below, the Senior Floating Rate Notes will not be redeemable at the Issuers’ option prior to October 1, 2007.
      On or after October 1, 2007, the Issuers may redeem all or a part of the Senior Floating Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below, subject to the rights of holders of the Senior Floating Rate Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2007	102.000%
2008	101.000%
2009 and thereafter	100.000%
      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Senior Floating Rate Notes or portions thereof called for redemption on the applicable redemption date.
      Senior Notes. At any time on or prior to October 1, 2008, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes issued under the Indenture at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Senior Notes originally issued under the Indenture (excluding Senior Notes held by the Issuers and their Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the Senior Notes will not be redeemable at the Issuers’ option prior to October 1, 2009.
      On or after October 1, 2009, the Issuers may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below, subject to the rights of holders of the Senior Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.000%
2010	102.000%
2011 and thereafter	100.000%
      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption on the applicable redemption date.
      At any time on or prior to October 1, 2007, with respect to the Senior Floating Rate Notes, or October 1, 2009, with respect to the Senior Notes, the Senior Floating Rate Notes or the Senior Notes, as the case may be, may be redeemed, in whole or in part at the option of the Issuers, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of such Notes to be redeemed plus the Applicable Premium then in effect, plus accrued and unpaid interest and Additional Interest, if any, to the date of the redemption (the “Make-Whole Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the holders of record at the close of business on the relevant record dates.
      “Applicable Premium” means, with respect to the Senior Floating Rate Notes at any Make-Whole Redemption Date, the greater of:

(1) 1.00% of the principal amount of such Senior Floating Rate Notes; and

(2) the excess of

(A) the present value at such time of (i) the redemption price of such Senior Floating Rate Notes at October 1, 2007 set forth above plus (ii) all accrued and unpaid interest required to be paid on such Senior Floating Rate Notes from the date of redemption through October 1, 2007, assuming that LIBOR (as determined in accordance with the definition of Applicable Rate) in effect on the date of the redemption notice would be LIBOR in effect through October 1, 2007 computed using a discount rate equal to LIBOR as of such redemption date plus 0.75% per annum, over

(B) the principal amount of such Senior Floating Rate Notes.
      “Applicable Premium” means, with respect to the Senior Notes at any Make-Whole Redemption Date, the greater of:

(1) 1.00% of the principal amount of such Senior Notes; and

(2) the excess of

(A) the present value at such time of (i) the redemption price of such Senior Notes at October 1, 2009 set forth above plus (ii) all accrued and unpaid interest required to be paid on such Senior Notes from the date of redemption through October 1, 2009 computed using a discount rate equal to the Treasury Rate plus 0.75% per annum, over

(B) the principal amount of such Senior Notes.
      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15

(519) which has become publicly available at least two Business Days prior to the Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Make-Whole Redemption Date to October 1, 2009; provided, however, that if the period from the Make-Whole Redemption Date to October 1, 2009 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Make-Whole Redemption Date to October 1, 2009 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Senior Floating Rate Notes or the Senior Notes, as the case may be, or portions thereof called for redemption on the applicable Make-Whole Redemption Date.
      The Issuers may acquire Senior Floating Rate Notes and Senior Notes by means other than redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisitions do not otherwise violate the terms of the Indenture.
Selection and Notice
      If fewer than all the Notes of either series issued under the Indenture are to be redeemed at any time and such Notes are not listed on any national securities exchange, the Trustee, in its sole discretion, will select Notes of such series for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. If such Notes are listed on any national securities exchange, the Trustee will select such Notes for redemption in compliance with the requirements of such exchange. No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.
Sinking Fund
      There will be no mandatory redemption or sinking fund payments for the Notes.
Repurchase at the Option of Holders Upon a Change of Control
      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 90 days after the occurrence of such Change of Control (the “Change of Control Payment Date”); provided, however, that, notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Notes pursuant to a Change of Control Offer in the event that it has mailed the notice to exercise its rights to redeem all of the Notes under “— Optional Redemption” at any time prior to the occurrence of a Change of Control Offer. Within 30 days following any Change of Control, the Issuers will mail, or at the Issuers’ request the Trustee will mail, a notice to each holder offering to repurchase the Notes held by such holder pursuant to the procedures specified in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful,

•	accept for payment all Notes or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer,

•	deposit with the applicable paying agent (or, if an Issuer or any of the Restricted Subsidiaries is acting as the paying agent, segregate and hold in trust) an amount equal to the aggregate Change of Control Payments in respect of all Notes or portions thereof so tendered, and

•	deliver or cause to be delivered to the Trustee the Notes so accepted with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.
      The applicable paying agent will promptly mail or deliver to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such Note will be in a principal amount of $1,000 or an integral multiple thereof.
      A failure by the Issuers to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the Indenture. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Senior Credit Facility contains, and future Debt of the Issuers may contain, prohibitions or restrictions on events that would constitute a Change of Control. Moreover, the exercise by holders of the Notes of their right to require the Issuers to repurchase their Notes could cause a default under the Senior Credit Facility and future Debt, even if the Change of Control itself does not result in a default under such facilities, due to the financial effect of any such repurchases on the Issuers. Finally, our ability to pay cash to holders of the Notes upon a repurchase may be limited by the Issuers’ financial resources at the time of the repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under the Senior Credit Facility. Our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of majority in aggregate principal amount of the outstanding Notes. See “— Amendments and Waivers.”
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or higher purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer otherwise required to be made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
Certain Covenants

Suspension of Applicability of Certain Covenants in Certain Circumstances
      During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant

Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “Limitation on Debt;”

(2) “Limitation on Restricted Payments;”

(3) “Limitation on Asset Sales;”

(4) “Limitation on Payment Restrictions Affecting Restricted Subsidiaries;”

(5) “Limitation on Transactions with Affiliates;”

(6) “Designation of Restricted and Unrestricted Subsidiaries;”

(7) clause (d) of the first paragraph of “Merger, Consolidation and Sale of Property;” and

(8) clauses (1) and (4) of “Limitation on Sale and Leaseback Transactions”
(collectively, the “Specified Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sale Proceeds shall be set at zero.
      If, after a Covenant Suspension Event, either of the Rating Agencies withdraws its rating or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings such that both Rating Agencies at such time shall not have assigned to the Notes an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Specified Covenants and compliance with the Specified Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of “— Limitation on Restricted Payments” below as though such covenant had been in effect during the entire period of time from the Issue Date; provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to the Specified Covenants during the time that the Company and its Restricted Subsidiaries were not subject to the Specified Covenants (or upon termination of the suspension period or after that time based solely on events that occurred during the suspension period).
      Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt (including Acquired Debt), except that the Company, the Co-Issuer or a Subsidiary Guarantor may Incur Debt (including Acquired Debt) if after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, (A) the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 and (B) no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence.
      The foregoing restrictions shall not apply to (each of the following, “Permitted Debt”):

(a) (i) Debt of the Company or the Co-Issuer evidenced by the Notes and (ii) Debt of the Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the Notes;

(b) Debt of the Company, the Co-Issuer or a Subsidiary Guarantor under Credit Facilities (including the Senior Credit Facility), provided that, after giving effect to any such Incurrence, the aggregate principal amount of all Debt Incurred pursuant to this clause (b) and then outstanding shall not exceed the greater of (i) $400 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under any such Credit Facilities, pursuant to the covenant described under “— Limitation on Asset Sales,” and (ii) the Borrowing Base;

(c) Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $50 million;

(d) Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof; provided, further, however, that if the Company, the Co-Issuer or any Subsidiary Guarantor is the obligor on such Debt and the payee is not the Company, the Co-Issuer or a Subsidiary Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company or the Co-Issuer, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to the first paragraph of this covenant;

(h) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date;

(i) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided, that (A) the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i));

(j) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees, or other similar obligations in the ordinary course of business or consistent with past practice;

(k) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(l) Debt of the Company or any Subsidiary Guarantor (not including Debt under clause (h) above) in an aggregate principal amount outstanding at any one time not to exceed $100 million;

(m) the Guarantee by the Company, the Co-Issuer or any Subsidiary Guarantor of Debt of the Company or any Restricted Subsidiary, so long as in each case such Debt was Incurred pursuant to another provision of this covenant and is otherwise permitted under the Indenture;

(n) the Incurrence of Debt by Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $50.0 million;

(o) the Guarantee by any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor of Debt of the Company or any Restricted Subsidiary, so long as in each case such Debt was Incurred pursuant to another provision of this covenant and the requirements of the covenant described under “— Guarantees by Restricted Subsidiaries” are met; and

(p) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to the first paragraph of this covenant and clauses (a), (g) and (h) above.

Notwithstanding anything to the contrary contained in this covenant,

(a) the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt that is subordinated by its terms to any other Debt of the Company or any Restricted Subsidiary unless such Debt is subordinated by its terms to the Notes to at least the same extent and for so long as it is subordinated to such other Debt;

(b) the Company or the Co-Issuer shall not, and shall not permit any Subsidiary Guarantor of the Notes to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes or any Subsidiary Guarantee of the Notes by such Subsidiary Guarantor to at least the same extent as such Subordinated Obligations;

(c) the Company shall not permit any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company, the Co-Issuer or any Subsidiary Guarantor; and

(d) accrual of interest, fees, expenses, charges, premiums and additional or contingent interest on Permitted Debt, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will not be deemed to be an Incurrence of Debt for purposes of this covenant.
      For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria for Permitted Debt under more than one of the categories described in clauses (a) through (p) of the second paragraph of this covenant or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify, in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant, provided that all outstanding Debt under the Senior Credit Facility at the Issue Date shall be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant.
      Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.

      For the purposes of determining any particular amount of Debt under this covenant, Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included.
      For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred, and any such foreign denominated Debt may be Refinanced or subsequently Refinanced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such Refinancing whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial Incurrence.
      Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt,” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum (without duplication) of:

(i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter for which financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(ii) 100% of Capital Stock Sale Proceeds, plus

(iii) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):
      (x) any such Debt or Disqualified Stock issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and
      (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(iv) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment for purposes of clause (c) above) by the Company or any Restricted Subsidiary in such Person.
      Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may:

(a) so long as no Default or Event of Default shall have occurred and be continuing (or result therefrom), pay dividends or distributions on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends or distributions could have been paid in compliance with the Indenture; provided, however, that such dividends or distributions shall be included in the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value any (i) Capital Stock of the Company, any Restricted Subsidiary or any joint venture, or (ii) Subordinated Obligations, in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary, and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from (and shall not have been included in) the calculation of the amount of Capital Stock Sale Proceeds for the purposes of clause (c)(ii) of the first paragraph of this covenant;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary;

(d) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Asset Sales”; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary;

(e) purchase or redeem any Subordinated Obligations or Disqualified Stock, to the extent required by the terms of such Debt or such Disqualified Stock, as applicable, following a Change of Control; provided, however, that the Company has made a Change of Control Offer and has purchased all Notes tendered in connection with that Change of Control Offer; provided further, however, that such purchase or redemption shall be included in the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary;

(f) make Restricted Payments in an amount not to exceed $50 million in the aggregate; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments pursuant to clause (c) of the first paragraph of this covenant;

(g) repurchase, redeem, acquire or retire for value any Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of,

Disqualified Stock of the Company or any Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Debt”; provided, however, that such repurchase, redemption or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary;

(h) purchase, repurchase, redeem, acquire or retire for value any Capital Stock of the Company upon the exercise of warrants, options or similar rights if such Capital Stock constitutes all or a portion of the exercise price or are surrendered in connection with satisfying any federal or state income tax obligation, including, without limitation, upon a cashless exercise of such warrants, options or other rights; provided, however, that such purchase, repurchase, redemption, acquisition or retirement shall be included in the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary; and

(i) make cash payments in lieu of the issuance of fractional shares in connection with stock splits, reverse-stock splits or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments made by the Company or any Restricted Subsidiary.

      Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur or suffer to exist any Lien (other than any Permitted Lien) on Property owned on the Issue Date or thereafter acquired to secure Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (and, if the Company so determines, any other Debt of the Company which is not subordinate to the Notes or the applicable Subsidiary Guarantee) equally and ratably with such Debt as to such Property so long as such Debt is so secured.
      “Permitted Liens” means:

(a) Liens in respect of Debt existing at the Issue Date (other than Liens securing the Senior Credit Facility);

(b) Liens on Property existing at the time of acquisition thereof;

(c) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(d) Liens on Property of a Person existing at the time (i) such Person is merged into or consolidated with the Company or any Restricted Subsidiary or (ii) such Person becomes a Restricted Subsidiary;

(e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

(f) Liens for taxes or assessments or other governmental charges or levies (including, without limitation, Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business), Liens imposed by law, such as mechanics’ and material men’s Liens, for sums not due or sums being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and Liens securing reimbursement obligations with respect to trade letters of credit, bankers’ acceptances and sight drafts Incurred in the ordinary course of business which encumber documents and other Property relating to such trade letters of credit, bankers’ acceptances and sight drafts;

(g) Liens to secure obligations under workers’ compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

(h) Liens created by or resulting from any litigation or other proceeding being contested by the Company or a Restricted Subsidiary, including Liens arising out of judgment or awards against the

Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens Incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

(i) Liens to secure obligations under the Senior Credit Facility in an amount not to exceed the amount of obligations permitted to be Incurred pursuant to clause (b) of the second paragraph of “— Limitation on Debt” and for purposes of this clause (i) deeming all of the Debt at any time outstanding under the Senior Credit Facility or any other Credit Facility to have been Incurred under such clause (b);

(j) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(k) easements, rights of way, zoning and similar restrictions, reservations, restrictions or encumbrances in respect of real property (or leases or subleases of real property) or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(l) licenses of patents, trademarks and other intellectual property rights granted in the ordinary course of business;

(m) Liens arising out of conditional sale, retention, consignment or similar arrangements, Incurred in the ordinary course of business, for the sale of goods;

(n) Liens on Property of any Foreign Restricted Subsidiary;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens not otherwise described in clauses (a) through (o) above on the Property of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under “— Limitation on Debt;”

(q) so long as the Company is subject to all of the Specified Covenants, Liens not otherwise permitted by clauses (a) through (p) securing Debt or other obligations permitted under the Indenture at any time outstanding not to exceed 5% of the Consolidated Net Tangible Assets of the Company, determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed or furnished; and

(r) Liens to secure any extension, renewal or refinancing (or successive extensions, renewals or refinancings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) to (k) so long as such Liens do not extend to any other Property and the Debt so secured is not increased.

      Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted
      Subsidiary, to enter into any Sale and Leaseback Transaction unless

(1) the Company or such Restricted Subsidiary would be entitled to Incur Debt in an amount equal to the Attributable Value relating to such Sale and Leaseback Transaction in accordance with the “— Limitation on Debt” covenant above;

(2) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction in accordance with the

“— Limitation on Liens” covenant above, without equally and ratably securing the Notes or the applicable Subsidiary Guarantee; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in accordance with, the “— Limitation on Assets Sales” covenant below.

      Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of (i) cash or cash equivalents, (ii) notes or obligations that are converted into cash (to the extent of the cash received) or equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) or quoted on the Nasdaq National Market and converted into cash (to the extent of cash received), in each case within 90 days of such Asset Sale, (iii) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the applicable Subsidiary Guarantee) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities or (iv) Additional Assets; and

(c) the Company delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).
      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently Repay (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) (i) Bank Obligations, or (ii) Debt of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor;

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(c) to the extent the Net Available Cash is from Asset Sales of Property of a Foreign Restricted Subsidiary, to Repay Debt of any Foreign Restricted Subsidiary; or

(d) a combination of the repayments and reinvestments permitted by the foregoing clauses (a), (b) and (c).
      Any Net Available Cash from Asset Sales in excess of $75 million in the aggregate not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.”
      When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to purchase (the “Asset Sale Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (as defined below) (rounded to the nearest $1,000), on a pro rata basis according to principal amount (of a minimum $1,000 or any integral multiple thereof), at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of the Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the Indenture and the amount of Excess Proceeds will be reset to zero.
      The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Asset Sale Offer.
      Within five Business Days after the Company is obligated to make an Asset Sale Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of the Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.
      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

(b) make any loans or advances to the Company or any other Restricted Subsidiary; or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.
      The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to:

(A) restrictions in effect on the Issue Date, including, without limitation, restrictions pursuant to the old notes and the Indenture (including any exchange notes and Subsidiary Guarantees of the Notes) and restrictions pursuant to Credit Facilities (including, for such purposes, restrictions in effect under the Senior Credit Facility);

(B) restrictions relating to Debt or Capital Stock of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, and any amendments, restatements, renewals or other modifications of these instruments, provided that the encumbrances or restrictions contained in any such amendments, restatements, renewals or other modifications, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in documents in effect on the date of acquisition;

(C) restrictions existing under or by reason of applicable law, rule, regulation or order;

(D) restrictions that result from the Refinancing of Debt Incurred pursuant to clause (A) or (B) above; provided such restrictions are no less favorable to the holders of the Notes than those under the agreement evidencing the Debt so Refinanced;

(E) any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(F) any restrictions applicable only to Foreign Restricted Subsidiaries; or

(G) Liens securing obligations otherwise permitted to be Incurred under the provisions of the covenants described under “— Limitation on Liens” or “— Limitation on Sale and Leaseback Transactions” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or any Subsidiary Guarantee pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” only to the extent that such restrictions limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

(C) resulting from customary restrictions contained in asset sale, stock purchase, merger or other similar agreements limiting the transfer of such Property pending the closing of such sale;

(D) resulting from restrictions relating to the common stock of Unrestricted Subsidiaries;

(E) resulting from encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(F) resulting from encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(G) resulting from restrictions on cash, Temporary Cash Investments or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(H) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

(I) imposed under any Purchase Money Debt or Capital Lease Obligation in the ordinary course of business with respect only to the Property the subject thereof.
      Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are not less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole.
      Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following Affiliate Transactions:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers and directors of the Company or any of the Restricted Subsidiaries entered into by the Company or any Restricted Subsidiary in the ordinary course of business or, if not entered into in the ordinary course of business, that the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) payments made by the Company or any Restricted Subsidiary in the ordinary course of business pursuant to employment agreements, collective bargaining agreements, employee benefit plans, officer or director indemnification agreements or arrangements for employees, officers or directors, including health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans and the entering into of such agreements and plans by the Company or any Restricted Subsidiary in the ordinary course of business;

(e) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock of, or controls, such Person;

(f) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice not to exceed $5 million in the aggregate at any one time outstanding;

(g) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(h) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company;

(i) any agreement or arrangement as in effect on the Issue Date or any amendment to any such agreement or arrangement (so long as such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(j) the granting and performance of registration rights for shares of Capital Stock of the Company if approved by the Board of Directors; and

(k) any action required to be taken in connection with the mergers described elsewhere in this prospectus.
      Designation of Restricted and Unrestricted Subsidiaries. As of the Issue Date, there were no material Unrestricted Subsidiaries. After the Issue Date, the Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

(3) the Company would be permitted to incur $1.00 of additional Debt under the first paragraph of the covenant described under “— Limitation on Debt” at the time of Designation (assuming the effectiveness of such Designation).
      In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under “— Limitation on Restricted Payments” for all purposes of the Indenture.
      The Indenture will further provide that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

(x) provide direct or indirect credit support for or a guarantee of any Debt of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Debt);

(y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary; or

(z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under “— Limitation on Restricted Payments.”
      The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by an Officer’s Certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.
      Guarantees by Domestic Restricted Subsidiaries. The Company will not permit any Domestic Restricted Subsidiary that is not then a Subsidiary Guarantor of the Notes, directly or indirectly, to Guarantee or secure the payment of any other Debt of the Company or any of its Restricted Subsidiaries unless such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a full and unconditional Guarantee of the payment of the Notes by such Domestic Restricted Subsidiary; provided that this paragraph shall not be applicable to:

(i) any Subsidiary Guarantee of any Domestic Restricted Subsidiary that existed at the time such Person became a Domestic Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Domestic Restricted Subsidiary;

(ii) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds and letters of credit or bankers’ acceptances; or

(iii) Permitted Liens.
If the Guaranteed Debt is subordinated in right of payment to the Notes or any such Subsidiary Guarantee of the Notes, as applicable, pursuant to a written agreement to that effect, the Guarantee of such guaranteed Debt must be subordinated in right of payment to such Subsidiary Guarantee of the Notes to at least the extent that the Guaranteed Debt is subordinated to the Notes.
      Any Subsidiary Guarantee shall provide by its terms that it will be released upon:

(a) the sale of the Capital Stock of the applicable Subsidiary Guarantor in accordance with the terms of the Indenture such that it is no longer a Subsidiary of the Company,

(b) the sale of all or substantially all of the assets of such Subsidiary Guarantor in accordance with the terms of the Indenture,

(c) the release of the Subsidiary Guarantor of liability on the Subsidiary Guarantee, the issuance of which caused such Restricted Subsidiary to be required to become a Subsidiary Guarantor, or

(d) the applicable Subsidiary Guarantor’s becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture, so long as in the case of clause (a), (b), (c) or (d), any Subsidiary Guarantee or security of payment by such Subsidiary Guarantor of Debt of the Company or any of its other Restricted Subsidiaries (other than the Notes or any Subsidiary Guarantee) is fully and unconditionally released prior thereto or simultaneously therewith.
Merger, Consolidation and Sale of Property
      The Company shall not merge or consolidate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of (or permit any Restricted Subsidiary to sell, transfer, assign, lease, convey or otherwise dispose of) all or substantially all of the Company’s Property (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in any one transaction or series of transactions unless:

(a) the Company shall be the Surviving Person in such merger or consolidation, or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or other disposition is made shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clauses (d) and (e) below, any Debt that becomes an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;” and

(e) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.
      The Company shall not permit the Co-Issuer or any Subsidiary Guarantor to merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company, the Co-Issuer or such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Co-Issuer or such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if not the Co-Issuer or such Subsidiary Guarantor) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or other disposition is made shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Co-Issuer or such Subsidiary Guarantor) becomes a Subsidiary Guarantor of Notes by executing a supplemental indenture to the Indenture providing a Subsidiary Guarantee;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.
      The foregoing provisions (other than clause (c)) shall not apply to (i) a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company (in the case of any transaction involving the Company) or a Subsidiary Guarantor survives such consolidation or merger, (ii) any transactions which do not constitute Asset Sales if the applicable Subsidiary Guarantors are otherwise being released from their Subsidiary Guarantees in accordance with the Indenture, or (iii) any transactions which constitute Asset Sales if the Company has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or such Subsidiary Guarantor, as the case may be) but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety); or

(b) a lease;
shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.
SEC Reports
      So long as the Notes are outstanding, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will electronically file with the Commission, the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would be required so to file such documents if the Company were so subject, unless, in any case, if such filings are not then permitted by the Commission.
      If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Company will, within 15 days of each Required Filing Date, transmit by mail to holders of the Notes, as their names and addresses appear in the Note register, without cost to such holders, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Section 13(a) or 15(d), and promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Company’s cost.
      In addition, the Company has agreed that, for so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.
Events of Default
      Each of the following constitute an “Event of Default” with respect to the Notes of each series:

(1) failure to make the payment of any interest or Additional Interest, if any, on the Notes of such series when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes of such series when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise (including a Special Mandatory Redemption);

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property;”

(4) failure to make a Change of Control Offer pursuant to the covenant described under “— Repurchase at the Option of the Holders Upon a Change of Control;”

(5) failure to make an Asset Sale Offer pursuant to the covenant described under “— Limitation on Asset Sales;”

(6) failure to comply with any other covenant or agreement in the Notes of such series or in the Indenture (other than a failure that is the subject of the foregoing clauses (1), (2), (3), (4) or (5)) and such failure continues for 60 days after written notice is given to the Company as provided below;

(7) the occurrence of a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt by the Company or any of its Restricted Subsidiaries (or any Debt Guaranteed by the Company or any of its Restricted Subsidiaries if the Company or a Restricted Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee), whether such Debt or Guarantee existed on the Issue Date or was or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Debt prior to its Stated Maturity, and in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more;

(8) one or more judgments or orders that exceed $50 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuers or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 30 days of being entered;

(9) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its Property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Significant Subsidiary into another Restricted Subsidiary or the Company other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (9);

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary or for any substantial part of its Property;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its Property;

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; and

(11) (a) any Subsidiary Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or (b) any such Significant Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.
      A Default under clauses (6) and (7) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of any series then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 1, 2007 (with respect to the Senior Floating Rate Notes) or October 1, 2009 (with respect to the Senior Notes), by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then an additional premium specified in the Indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
      If an Event of Default with respect to the Notes of any series (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company specified in clause (9) or (10) above) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes of any series then outstanding may declare to be immediately due and payable the principal amount of all the Notes of such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default under either clause (9) or (10) with respect to the Company shall occur, such amount with respect to all the Notes of any series shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes of such series. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes of any series then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes of any series, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes of such series.
      No holder of Notes of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of the Notes of such series then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.
However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest and Additional Interest, if any, on such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers
      Subject to certain exceptions, the Indenture, the Subsidiary Guarantees and the Notes, may be amended with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Floating Rate Notes or the Senior Notes, as the case may be, then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Floating Rate Notes or the Senior Notes, as the case may be) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium, interest or Additional Interest, if any, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Floating Rate Notes or the Senior Notes, as the case may be, then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things:

(1) reduce the amount of Notes of such series whose holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest and Additional Interest, if any, on any Note of such series;

(3) reduce the principal of or extend the Stated Maturity of any Note of such series;

(4) make any Note of such series payable in money other than that stated in the Note;

(5) impair the right of any holder of the Notes of such series to receive payment of principal of, premium, if any, and interest and Additional Interest, if any, on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(6) subordinate the Notes of such series to any other obligation of the Company, the Co-Issuer or the applicable Subsidiary Guarantor;

(7) reduce the premium payable upon the redemption of any Note of such series nor change the time at which any Note of such series may be redeemed, as described under “— Optional Redemption” above;

(8) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes of such series must be repurchased pursuant to such Change of Control Offer;

(9) at any time after the Company is obligated to make an Asset Sale Offer with the Excess Proceeds from Asset Sales, change the time at which such Asset Sale Offer must be made or at which the Notes of such series must be repurchased pursuant thereto;

(10) make any change in the amendment provisions which require the consent of each holder or in the waiver provisions; or

(11) release any Subsidiary from its obligations under its Subsidiary Guarantee of the Notes of such series or the Indenture other than pursuant to terms of the Indenture relating to the release of Subsidiary Guarantors of the Notes of such series.
      Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture;

(3) evidence the assumption by a Surviving Person of the obligations of the Company to the holders of the Notes and covenants for the protection of the holders of the Notes;

(4) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(5) provide for any Guarantee with respect to the Notes or to release any Subsidiary Guarantee of the Notes as provided or permitted by the terms of the Indenture;

(6) make any change that does not adversely affect the rights of any holder of the Notes;

(7) provide for the issuance of Additional Notes in accordance with the Indenture;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or other applicable trust indenture legislation;

(9) add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred in the Indenture upon the Company; and

(10) modify or amend the Indenture to permit the qualification of indenture supplements thereto.
      The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment becomes effective, the Company is required to mail to each registered holder of the Notes at such holder’s address appearing in the Note register a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.
Defeasance
      The Issuers at any time may terminate all their and the Subsidiary Guarantors’ obligations under the Notes of any series, the Subsidiary Guarantees and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations, to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, and to maintain a registrar and paying agent in respect of the Notes.
      The Issuers at any time may terminate:

(1) their and the Subsidiary Guarantors’ obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “ — Certain Covenants”;

(2) the operation of clause (7) or (8), clause (9) or (10) solely with respect to Significant Subsidiaries and clause (11) described under “— Events of Default” above; and

(3) the limitations contained in the second paragraph of, and in clauses (c) and (d) in the first paragraph of, “— Merger, Consolidation and Sale of Property” above (collectively, “covenant defeasance”).
The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option.
      If the Issuers exercise their legal defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (6) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (7), (8), (9) or (10) (with respect only to Significant Subsidiaries in the case of clauses (9) and (10) under “— Events of Default” above) or because of the failure of the Issuers to comply with clause (c) or (d) under the first paragraph of “— Merger, Consolidation and Sale of Property” above. If the Issuers exercise their legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee of the Notes of such series.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Issuers deposit, or causes to be deposited, irrevocably in trust with the Trustee money or U.S. Government Obligations, or any combination thereof, for the payment of principal, premium, if any, and interest and Additional Interest, if any, on the Notes of such series to maturity or redemption, as the case may be;

(b) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest and Additional Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes of such series to maturity or redemption, as the case may be;

(c) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (9) or (10) under “— Events of Default” occurs and is continuing at the end of the period with respect to the Issuers or any other Person making such deposit;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuers;

(f) in the case of the legal defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel stating that:

(1) the Issuers have received from the Internal Revenue Service a private letter ruling, or

(2) since the date of the Indenture there has been a change in any applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon, such Opinion of Counsel shall confirm that, holders of the Notes will not recognize income, gain or loss for U.S. federal income tax as a result of such legal defeasance and will be subject to U.S. federal income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(g) in the case of the covenant defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax as a result of such covenant defeasance and will be subject to U.S. federal income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(h) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes of such series have been complied with as required by the Indenture.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes of any series issued hereunder, when:

(a) either:

(i) all Notes of such series that have been previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuers and is thereafter repaid to the Issuers or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes of such series that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and, in the case of (A), (B) or (C), the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of holders of the Notes of such series, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes of such series not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest and Additional Interest, if any, on the Notes of such series to the date of deposit, in the case of Notes of such series that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(b) the Issuers have paid or caused to be paid all other sums payable by them under the Indenture; and

(c) if required by the Trustee, the Issuers deliver to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.
Governing Law
      The Indenture and the old notes are, and the exchange notes will be, governed by the internal laws of the State of New York without reference to principles of conflicts of law.
Concerning the Trustee
      Citibank, N.A. is the Trustee under the Indenture and has been appointed by the Issuers as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain Property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The holders of not less than a majority in principal amount of the then outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
No Personal Liability of Directors, Officers, Affiliates, Employees and Stockholders
      No director, officer, employee, incorporator, Affiliate or holder of Capital Stock of the Issuers will have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
      “Acquired Debt” means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Debt Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Assets” means:

(a) any Property (other than cash, securities and Capital Stock) to be owned by the Company or any Restricted Subsidiary and used or useful in a Permitted Business;

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; or

(c) Capital Stock of a Person that at such time is a Restricted Subsidiary;
provided, however, that, in the case of clauses (b) and (c), such Restricted Subsidiary is primarily engaged in a Permitted Business.
      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.
For the purposes of this definition, “control,” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Applicable Rate” means, for each quarterly period during which any Senior Floating Rate Note is outstanding subsequent to the initial quarterly period, 387.5 basis points over the rate determined by the Issuers (notice of such rate to be sent to the Trustee by the Issuers on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period; provided that, if no such LIBOR rate is available to the Issuers, the Applicable Rate for the relevant quarterly period shall instead be the rate at which Citigroup Global Markets Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Rate for the initial quarterly period was 7.845%.
      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property;”

(4) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(5) any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(6) any disposition or series of related dispositions of Property with an aggregate Fair Market Value and for net proceeds of less than $10 million; and

(7) the creation of any Permitted Lien.
      “Attributable Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from such initial term date to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the lesser of: (1) the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges and (2) in the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount calculated pursuant to (1) but adjusted to also include the amount of such penalty and to exclude any rent which would otherwise be required to be paid under such lease subsequent to the first date upon which it may be so terminated.
      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of (i) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (ii) the amount of such payment by

(b) the sum of all such payments.
      “Bank Obligations” means, without duplication, the Obligations of the Company under the Senior Credit Facility and Hedging Obligations in respect of the Senior Credit Facility.
      “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state law.
      “Board of Directors” means the board of directors of the Company.
      “Borrowing Base” means, as of any date, an amount equal to:

(a) 80% of the aggregate book value of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more that 90 days past due; plus

(b) 69% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.
      “Business Day” means each day that is not a Saturday, Sunday or a day on which commercial banks are authorized or required by law to close in New York City.
      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.
      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock), including upon the exercise of warrants, options or other rights, or warrants, options or other rights to purchase its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all Voting Stock of the Company;

(2) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Capital Stock of the Company is converted into or exchanged for cash, securities or other Property, other than any such transaction where the Capital Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged from Capital Stock (other than Disqualified Stock) of the surviving or transferee Person representing at least a majority of the voting power of all Capital Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(5) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
      Notwithstanding the foregoing, the Mergers and related transactions contemplated by the Merger Agreement shall be deemed not to constitute a Change of Control.

      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commission” means the U.S. Securities and Exchange Commission.
      “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date to

(b) Consolidated Interest Expense for such four fiscal quarters;
provided, however, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt;

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated on a pro forma basis as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition which constitutes all or substantially all of an operating unit of a business; or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition which constitutes all or substantially all of an operating unit of a business;
then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.
      For the purpose of this definition, whenever pro forma effect is to be given to any sale, purchase or other transaction, or the amount of income or earnings relating thereto and the amount of the Consolidated Interest Expense associated with any Debt Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such sale, purchase or other transaction) shall be as determined in good faith by the chief financial officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends; and

(i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary.
      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (d) below, the equity of the Company and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the equity of the Company and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

provided, that for the purpose of calculating Consolidated Net Income as a component of EBITDA, the exclusion from Consolidated Net Income set forth in this clause (b) with respect to a Foreign Restricted Subsidiary shall be disregarded,

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles and

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).
      Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.
      “Consolidated Net Tangible Assets” of a Person and its Subsidiaries means the sum of the Tangible Assets of such Person and its Subsidiaries after deducting all current liabilities and eliminating inter-company items, all determined in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Subsidiaries after deducting all current liabilities of such Subsidiaries as determined in accordance with GAAP.
      “Continuing Director” means, during any period of two consecutive years after the Issue Date, any Person who:

(i) at the beginning of any two-year period was a member of the Board of Directors on the Issue Date; or

(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the directors then still in office who were either members of the Board of Directors at the beginning of such period or whose nomination for election was previously so approved, including new members of the Board of Directors designated in or provided for in an agreement approved by at least a majority of such members.
      “Credit Facilities” means with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other lenders, bondholders or other investors (including the Senior Credit Facility) or indentures, in each case, providing for revolving credit loans, term loans, notes, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any Refinancings thereof.
      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.
      “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and the Attributable Value relating to the Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greater of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
      The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e) or (f) of the second paragraph of “— Certain Covenants — Limitation on Debt,” or

(2) the amount of such Hedging Obligation as determined in accordance with GAAP if not Incurred pursuant to such clauses.
      Notwithstanding the foregoing, Debt shall not include (a) any endorsements for collection or deposits in the ordinary course of business, (b) any realization of a Permitted Lien, and (c) Debt that has been defeased or satisfied in accordance with the terms of the documents governing such Debt. With respect to any Debt denominated in a foreign currency, for purposes of determining compliance with the Incurrence of such Debt under the covenant described under “— Certain Covenants — Limitation on Debt,” the amount of such Debt shall be calculated based on the currency exchange rate in effect at the end of the period for the most recent audited financial statements.
      For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to the Indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;
on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Senior Notes.
      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Restricted Subsidiary.
      “EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense;

(3) depreciation;

(4) amortization of intangibles; and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).
      Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.
      “Equity Offering” means an offering of Capital Stock of the Company in a public offering registered under the Securities Act.
      “Event of Default” has the meaning set forth under “— Events of Default.”
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, if such Property has a Fair Market Value in excess of $10 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 45 days of the relevant transaction, delivered to the Trustee.

      “Foreign Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of a jurisdiction other than the United States of America, any state thereof or any territory or possession of the United States of America.
      “GAAP” means generally accepted accounting principles in the United States of America, which were in effect on the Issue Date.
      “Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person, or

(b) entered into for the primary purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a) or (b) of the definition of “Permitted Investment.”
      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
      “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.
      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that solely for purposes of determining compliance with the covenant described under “— Certain Covenants — Limitation on Debt,” amortization of debt discount shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.
      “Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.
      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.
      “Investment” by any Person means any direct or indirect loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definitions of “Restricted Payment”

and “Unrestricted Subsidiary,” the term “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.
      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.
      “Investment Grade Rating” means a rating of both Baa3 or higher (or the equivalent) by Moody’s and BBB — or higher (or the equivalent) by S&P.
      “Issue Date” means the date on which the old notes were initially issued.
      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).
      “Merger Agreement” means the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop Corp., GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and Electronics Boutique Holdings Corp.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the portion of any such deferred payment constituting interest and any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title, accounting and recording tax expenses, transfer taxes, commissions and other fees and expenses Incurred (including, without limitation, brokerage commissions and accounting, legal and investment banking expenses, fees and sales commissions), and all U.S. federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(e) payments of unassumed liabilities (not constituting Debt) relating to the Property sold at the time of, or within 30 days after, the date of such sale.
      “Notes” means, collectively, the Senior Floating Rate Notes and the Senior Notes issued under the Indenture and offered pursuant to this prospectus and any Additional Notes issued under the Indenture and subsequently offered.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or Incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.
      “Officer” means the Chief Executive Officer, the Chief Operating Officer, the President, the Chief Financial Officer, the Chief Legal Officer, the Treasurer or the Secretary of either Issuer or any officer of either Issuer performing similar functions.
      “Officer’s Certificate” means a certificate signed by an Officer.
      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Payment Default” means, with respect to any Debt, a failure to pay the principal of such Debt at its Stated Maturity after giving effect to any applicable grace period provided in the instrument(s) governing such Debt.
      “Permitted Business” means the businesses of the type conducted by the Company and its Subsidiaries upon consummation of the Mergers and businesses reasonably related or complementary thereto.
      “Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company or any Restricted Subsidiary (including any non-wholly owned Restricted Subsidiary) or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Permitted Business;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Permitted Business;

(c) cash and Temporary Cash Investments;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(e) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) stock, obligations or other securities received in settlement or good faith compromises of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”;

(h) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(i) any assets or Capital Stock of any Person made out of the net cash proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock);

(j) Interest Rate Agreements and Currency Exchange Protection Agreements, in each case to the extent such obligations Incurred thereunder may be Incurred pursuant to the second paragraph of “— Certain Covenants — Limitation on Debt”;

(k) in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(l) acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(m) consisting of purchases and acquisitions of inventory, supplies, materials and equipment in the ordinary course of business and otherwise in accordance with the Indenture;

(n) existence on the Issue Date; and

(o) other Investments made for Fair Market Value that do not exceed $25 million in the aggregate outstanding at any one time.
      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;
provided, however, that Permitted Refinancing Debt shall not include:

(1) Debt of a Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor that Refinances Debt of the Company, the Co-Issuer or a Subsidiary Guarantor; or

(2) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.
      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.
      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.
      “Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;
provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.
      “Rating Agencies” means Moody’s and S&P.
      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.
      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company, and except for pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Senior Credit Facility” means the Debt represented by the Credit Agreement, dated as of October 11, 2005, by and among (i) the Company and certain of the Company’s Subsidiaries, as Borrowers, (ii) Bank of America, N.A., as Administrative Agent and Collateral Agent, (iii) Bank of America, N.A. and Citicorp North America, Inc., as Issuing Banks, (iv) Citicorp North America, Inc., as Syndication Agent, (v) Merrill Lynch Capital A Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, (vi) Bank of America Securities LLC, Citigroup Global Markets Inc., and Merrill Lynch Capital A Division of Merrill Lynch Business Financial Services Inc., as Joint Lead Arrangers and Joint Lead Bookrunners and (vii) the lenders named therein, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing (including increasing the amount of borrowings or other Debt outstanding or available to be borrowed thereunder), all or any portion of the Debt under such agreement, and any successor or replacement agreement or agreements with the same or any other agent, creditor, lender or group of creditors or lenders.
      “Senior Floating Rate Notes” means the old floating rate notes and the new floating rate notes.
      “Senior Notes” means the old 8% notes and the new 8% notes.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
      “Subordinated Obligation” means any Debt of the Company, the Co-Issuer or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.
      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock or other interests (including partnership interests) is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.
      “Subsidiary Guarantee” means any Guarantee of the Notes by any Subsidiary Guarantor.
      “Subsidiary Guarantor” means each Restricted Subsidiary of the Company, other than GameStop, Inc., that executed the Indenture as a guarantor on the Issue Date, the EB Guarantors that executed the Supplemental Indenture, and each other domestic wholly-owned Subsidiary of the Company that thereafter provides a Subsidiary Guarantee of the Notes pursuant to the terms of the Indenture, in each case until such

Subsidiary Guarantor is released from its obligations under its Subsidiary Guarantee pursuant to the terms of the Indenture.
      “Surviving Person” means the surviving Person in a merger or formed by a consolidation and, for purposes of the covenant described under “— Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of the Company, the Co-Issuer or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.
      “Tangible Assets” of any Person means, at any date, the gross value as shown by the accounting books and records of such Person of all its Property, both real and personal, less the net book value of (i) all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other Property reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.
      “Temporary Cash Investments” means:

(a) Investments in U.S. Government Obligations, in each case maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued or guaranteed by a bank or trust company organized under the laws of the United States of America or any state or the District of Columbia or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital, surplus and undivided profits aggregating in excess of $250.0 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of any state or jurisdiction of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America or any foreign country recognized by the United States or any political subdivision of any such state, province or foreign country, as the case may be (including any agency or instrumentality thereof), for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state, province or country is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) Investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto;

(b) any Subsidiary of an Unrestricted Subsidiary.
      So long as the Company and its Subsidiaries are not subject to the Specified Covenants, all Unrestricted Subsidiaries shall be Restricted Subsidiaries.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following discussion is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the exchange notes by an initial beneficial owner of old notes that purchased its old notes in the initial offering at the initial offering price. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively.
      The discussion addresses only notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders (including banks, expatriates, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging strategy, “straddle,” conversion transaction or other integrated transaction, holders of 10% of our voting power, holders who are “controlled foreign corporations” with respect to us, and holders who do not acquire the notes in the initial offering or who do not hold the notes as a capital asset) may be subject to special rules not discussed below. This discussion also does not address the tax consequences to certain persons who have a functional currency other than the U.S. dollar or to certain persons who have ceased to be citizens or to be taxed as resident aliens. Furthermore, it does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the notes. Prospective investors should consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of notes as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.
      If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion does not address the tax treatment of a partnership investing in notes or partners of such partnership. If you are a partner of a partnership investing in notes, you should consult your tax advisor.
      Under certain circumstances (described under “Description of the Exchange Notes — Optional Redemption” and “The Exchange Offer — Registration Rights; Liquidated Damages”), we may be obligated to pay holders of the notes amounts in excess of the stated principal or interest thereon. As a result, the notes could be subject to certain rules relating to debt instruments that provide for one or more contingent payments. In the case of additional amounts payable on the notes as a result of the optional redemption feature, special rules apply to debt instruments with a redemption feature if exercise of the optional redemption feature would minimize the yield on the notes. Since the exercise of the optional redemption feature would not reduce the yield on the notes to us as an issuer, we have concluded that these special rules will not apply. In addition, in the case of additional interest that may be payable on a registration default, special rules will apply to such additional interest unless the likelihood of paying such additional interest is remote, or the amount of such additional interest is deemed incidental. We intend to take the position that the likelihood that any additional interest will be paid is remote and that the amount of any such additional interest if paid will be incidental and, accordingly, that the special rules applicable to debt instruments with contingent payments do not apply to the old notes. Therefore, the rest of this discussion assumes that the notes are not contingent payment debt instruments. In addition, our determination that the possibility of the payment of additional interest is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service, or IRS, on your tax return for the year during which you acquired the old notes. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income from the old notes and our deduction with respect to the payments of additional interest.
      If we do fail to register the exchange notes for sale to the public, you should consult your tax adviser concerning the appropriate tax treatment of the payment of additional interest on the old notes.

United States Holders
      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.
      If you are not a United States holder, this subsection does not apply to you and you should refer to “— Non-U.S. Holders” below.

Interest
      You will be taxed on interest on your exchange note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. The old notes were not issued with original issue discount for United States federal income tax purposes, and you will not be required to recognize any original issue discount with respect to the exchange notes.

Sale, Exchange or Retirement of Notes
      You will generally recognize capital gain or loss on the sale or retirement of your exchange note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as described above), and your tax basis in your exchange note. Your tax basis in your exchange note will equal your tax basis in your old note, which generally will be its cost. Capital gain of a non-corporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.
      The exchange of an old note for an exchange note in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a United States holder will not recognize any gain or loss upon the receipt of an exchange note in the exchange offer. A United States holder’s holding period for an exchange note will include the holding period for the old note and the initial basis in the exchange note will be the same as the adjusted basis in the old note at the time of the exchange. Under existing regulations relating to modifications and exchanges of debt instruments, any increase in the interest rate of old notes resulting from the exchange offer not being consummated, or a shelf registration statement not being declared effective, would not result in a deemed taxable exchange of the old notes as such change in interest rate would occur pursuant to the original terms of the old notes.

Backup Withholding
      A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain United States holders (not including corporations and other exempt recipients) to certain payments of principal of, and interest on, a note, and of proceeds on the sale of a note. Backup withholding applies if a holder fails to provide a correct taxpayer identification number, has been notified by the IRS that it is subject to backup withholding, or fails to meet certain certification requirements. An individual’s taxpayer identification number is generally the individual’s Social Security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders
      This subsection describes the tax consequences to a Non-U.S. Holder. For purposes of the following discussion, a “Non-U.S. Holder” is:

•	an individual who is not a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is not organized or created under United States law;

•	an estate that is not taxable in the United States on its worldwide income; or

•	a trust unless (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.
      The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisers to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Withholding Taxes
      Subject to the discussion below concerning backup withholding, payments of interest on the exchange notes generally will not be subject to United States federal income or withholding taxes, provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and:

•	such holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of the outstanding stock of either Issuer, (2) is not a bank that received notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (3) is not a controlled foreign corporation related, directly or indirectly, to either Issuer through stock ownership; and

•	the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.
      The certification requirement described above will be fulfilled if you furnish a statement, signed under penalties of perjury, that includes your name and address and certifies that you are a Non-U.S. Holder. This certification is generally made on Form W-8BEN. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances. Further, neither we nor our paying agent may have actual knowledge to the contrary of any certification received.
      If you do not qualify for the exemption from tax described above, you generally will be subject to United States withholding tax at a flat rate of 30% on payments of interest, unless your income from the exchange notes is effectively connected with a United States trade or business and you satisfy certain other certification and disclosure requirements. See “— United States Trade or Business” below. The foregoing 30% rate may be reduced or eliminated under an applicable tax treaty, subject to certain certification requirements.
      The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. You should consult your tax advisor regarding the specific methods for satisfying these requirements.

Sale, Exchange or Retirement of Notes
      If you sell an exchange note or it is redeemed, subject to the discussion below concerning backup withholding, you will not be subject to United States federal income tax on any gain recognized unless:

•	the gain is effectively connected with a trade or business that you conduct in the United States;

•	you are an individual who is present in the United States for at least 183 days during the year in which you dispose of the exchange note and certain other conditions are satisfied; or

•	such gain represents accrued but unpaid interest not previously included in income, in which case the rules for interest would apply.
      You will not recognize taxable gain or loss for United States federal income tax purposes on the exchange of your old notes for exchange notes in the exchange offer.

United States Trade or Business
      If you hold your exchange note in connection with a trade or business that you are conducting in the United States:

•	any interest on the exchange note, and any gain from disposing of the exchange note, generally will be subject to United States federal income tax on a net income basis in the same manner as if you were a United States person (and the 30% U.S. federal withholding tax will not apply provided that certain certification requirements are satisfied); and

•	if you are a corporation, you may be subject to the “branch profits tax” on your earnings that are effectively connected with your United States trade or business, including earnings from the exchange note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding
      We must generally report to the IRS the amount of interest paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the interest. In general, backup withholding will not apply to interest on the exchange notes paid by us or our paying agents, in their capacity as such, to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is a Non-U.S. Holder.
      In general, information reporting and backup withholding will not apply to proceeds from the sale or redemption of exchange notes paid to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is a Non-U.S. Holder.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Each Issuer has agreed that, for a period of 90 days after the consummation of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      The Issuers will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the consummation of the exchange offer, the Issuers will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Certain legal matters as to the validity of the exchange notes and the guarantees thereof offered hereby will be passed upon by Bryan Cave LLP, New York, New York, counsel for GameStop Corp., and Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, counsel for GameStop, Inc.
EXPERTS
GameStop
      The audited consolidated balance sheets of GameStop as of January 28, 2006 and January 29, 2005 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the 52-week periods ended January 28, 2006, January 29, 2005 and January 31, 2004 included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus. Also, the audited financial statement schedule of GameStop incorporated in this prospectus by reference to GameStop’s Annual Report on Form 10-K as of January 28, 2006 and January 29, 2005, and for the 52-week periods ended January 28, 2006, January 29, 2005 and January 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006, have been incorporated in reliance on the reports of BDO Seidman, LLP, given on the authority of that firm as experts in accounting and auditing.
Electronics Boutique
      The consolidated financial statements of Electronics Boutique Holding Corp. as of January 29, 2005 and January 31, 2004, and for each of the years in the three-year period ended January 29, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The report refers to a change in the method of accounting for consideration received from a vendor.
      The consolidated financial statements and schedule of Electronics Boutique Holding Corp. as of January 29, 2005 and January 31, 2004, and for each of the years in the three-year period ended January 29, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report with respect to the consolidated financial statements refers to a change in the method of accounting for consideration received from a vendor.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
GameStop Corp.
Grapevine, Texas
      We have audited the accompanying consolidated balance sheets of GameStop Corp. as of January 28, 2006 and January 29, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the 52 week periods ended January 28, 2006, January 29, 2005, and January 31, 2004. We have also audited the schedule listed in Item 15(a)(2) of this Form 10-K (not included herein). These financial statements and the schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and the schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement and schedule. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GameStop Corp. at January 28, 2006 and January 29, 2005 and the results of its operations and its cash flows for each of the 52 week periods ended January 28, 2006, January 29, 2005, and January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth herein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GameStop Corp.’s internal control over financial reporting as of January 29, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 29, 2006, (not included herein) expressed an unqualified opinion thereon.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Dallas, Texas
March 29, 2006

GAMESTOP CORP.
CONSOLIDATED BALANCE SHEETS

	January 28,	January 29,
	2006	2005

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$401,593	$170,992
Receivables, net	38,738	9,812
Merchandise inventories, net	603,178	216,296
Prepaid expenses and other current assets	16,339	18,400
Prepaid taxes	19,135	3,703
Deferred taxes	42,282	5,785

Total current assets	1,121,265	424,988

Property and equipment:
Land	10,257	2,000
Buildings and leasehold improvements	262,908	106,428
Fixtures and equipment	343,897	184,536

	617,062	292,964
Less accumulated depreciation and amortization	184,937	124,565

Net property and equipment	432,125	168,399

Goodwill, net	1,392,352	320,888
Assets held for sale	19,297	—
Deferred financing fees	18,561	566
Other noncurrent assets	31,519	1,142

Total other assets	1,461,729	322,596

Total assets	$3,015,119	$915,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$543,288	$206,739
Accrued liabilities	331,859	94,983
Notes payable, current portion	12,527	12,173

Total current liabilities	887,674	313,895

Deferred taxes	12,938	21,257
Senior notes payable, long-term portion, net	641,788	—
Senior floating rate notes payable, long-term portion	300,000	—
Note payable, long-term portion	21,675	24,347
Deferred rent and other long-term liabilities	36,331	13,473

Total long-term liabilities	1,012,732	59,077

Total liabilities	1,900,406	372,972

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 42,895 and 24,189 shares issued, respectively	43	24
Class B common stock — $.001 par value; authorized 100,000 shares; 29,902 shares issued and outstanding	30	30
Additional paid-in-capital	921,349	500,769
Accumulated other comprehensive income	886	567
Retained earnings	192,405	91,621
Treasury stock, at cost, 0 and 3,263 shares, respectively	—	(50,000)

Total stockholders’ equity	1,114,713	543,011

Total liabilities and stockholders’ equity	$3,015,119	$915,983

See accompanying notes to consolidated financial statements.

GAMESTOP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands, except per share data)
Sales	$3,091,783	$1,842,806	$1,578,838
Cost of sales	2,219,753	1,333,506	1,145,893

Gross profit	872,030	509,300	432,945
Selling, general and administrative expenses	599,343	373,364	299,193
Depreciation and amortization	66,355	36,789	29,368
Merger-related expenses	13,600	—	—

Operating earnings	192,732	99,147	104,384
Interest income	(5,135)	(1,919)	(1,467)
Interest expense	30,427	2,155	663
Merger-related interest expense	7,518	—	—

Earnings before income tax expense	159,922	98,911	105,188
Income tax expense	59,138	37,985	41,721

Net earnings	$100,784	$60,926	$63,467

Net earnings per Class A and Class B common share — basic	$1.74	$1.11	$1.13

Weighted average shares of common stock — basic	57,920	54,662	56,330

Net earnings per Class A and Class B common share — diluted	$1.61	$1.05	$1.06

Weighted average shares of common stock — diluted	62,486	57,796	59,764

See accompanying notes to consolidated financial statements.

GAMESTOP CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common Stock				Additional	Other
					Paid in	Comprehensive	Retained	Treasury
	Shares	Class A	Shares	Class B	Capital	Income	Earnings	Stock	Total

	(In thousands)
Balance at February 1, 2003	21,050	$21	36,009	$36	$493,998	$—	$54,620	$—	$548,675
Comprehensive income:
Net earnings for the 52 weeks ended January 31, 2004	—	—	—	—	—	—	63,467	—
Foreign currency translation	—	—	—	—	—	296	—	—
Total comprehensive income									63,763
Exercise of employee stock options (including tax benefit of $9,702)	1,943	2	—	—	16,599	—	—	—	16,601
Treasury stock acquired, 2,304 shares	—	—	—	—	—	—	—	(35,006)	(35,006)

Balance at January 31, 2004	22,993	23	36,009	36	510,597	296	118,087	(35,006)	594,033
Comprehensive income:
Net earnings for the 52 weeks ended January 29, 2005	—	—	—	—	—	—	60,926	—
Foreign currency translation	—	—	—	—	—	271	—	—
Total comprehensive income									61,197
Exercise of employee stock options (including tax benefit of $5,082)	1,196	1	—	—	14,555	—	—	—	14,556
Repurchase and retirement of Class B common stock	—	—	(6,107)	(6)	(24,383)	—	(87,392)	—	(111,781)
Treasury stock acquired, 959 shares	—	—	—	—	—	—	—	(14,994)	(14,994)

Balance at January 29, 2005	24,189	24	29,902	30	500,769	567	91,621	(50,000)	543,011
Comprehensive income:
Net earnings for the 52 weeks ended January 28, 2006	—	—	—	—	—	—	100,784	—
Foreign currency translation	—	—	—	—	—	319	—	—
Total comprehensive income									101,103
Elimination of treasury stock	(3,263)	(3)	—	—	(49,997)	—	—	50,000	—
Issuance of stock to Electronics Boutique stockholders	20,229	20	—	—	437,124	—	—	—	437,144
Restricted stock expense	—	—	—	—	347	—	—	—	347
Exercise of employee stock options (including tax benefit of $12,308)	1,740	2	—	—	33,106	—	—	—	33,108

Balance at January 28, 2006	42,895	$43	29,902	$30	$921,349	$886	$192,405	$—	$1,114,713

See accompanying notes to consolidated financial statements.

GAMESTOP CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Cash flows from operating activities:
Net earnings	$100,784	$60,926	$63,467
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization (including amounts in cost of sales)	66,659	37,019	29,487
Provision for inventory reserves	25,103	17,808	12,901
Amortization of loan cost	1,229	432	313
Amortization of original issue discount on senior notes	316	—	—
Restricted stock expense	347	—	—
Deferred taxes	(8,216)	5,402	5,713
Tax benefit realized from exercise of stock options by employees	12,308	5,082	9,702
Loss on disposal and impairment of property and equipment	11,648	382	213
Increase in deferred rent and other long-term liabilities for scheduled rent increases in long-term leases	3,669	5,349	338
Increase in liability to landlords for tenant allowances, net	202	1,644	937
Minority interest	—	(96)	(298)
Decrease in value of foreign exchange contracts	(2,421)	—	—
Changes in operating assets and liabilities, net of business acquired Receivables, net	(9,995)	(267)	(1,954)
Merchandise inventories	(91,363)	(10,578)	(72,712)
Prepaid expenses and other current assets	19,484	(4,060)	(4,111)
Prepaid taxes	13,610	9,072	(12,775)
Accounts payable and accrued liabilities	148,054	17,872	40,056

Net cash flows provided by operating activities	291,418	145,987	71,277

Cash flows from investing activities:
Purchase of property and equipment	(110,696)	(98,305)	(64,484)
Merger with Electronics Boutique, net of cash acquired	(886,116)	—	—
Acquisition of controlling interest in Gamesworld Group Limited, net of cash received	—	(62)	(3,027)

Net cash flows used in investing activities	(996,812)	(98,367)	(67,511)

Cash flows from financing activities:
Issuance of senior notes payable relating to Electronics Boutique merger, net of discount	641,472	—	—
Issuance of senior floating rate notes payable relating to Electronics Boutique merger	300,000	—	—
Issuance of shares relating to employee stock options	20,800	9,474	6,899
Net increase in other noncurrent assets and deferred financing fees	(13,466)	(825)	(522)
Purchase of treasury shares through repurchase program	—	(14,994)	(35,006)
Repurchase of Class B shares	—	(111,781)	—
Issuance of debt relating to the Class B share repurchase	—	74,020	—
Repayment of debt relating to the Class B shares	(12,173)	(37,500)	—
Repayment of debt relating to pre-existing debt of Electronics Boutique	(956)	—	—
Repayment of debt of Gamesworld Group Limited	—	—	(2,296)

Net cash flows provided by (used in) financing activities	935,677	(81,606)	(30,925)

Exchange rate effect on cash and cash equivalents	318	73	34

Net increase (decrease) in cash and cash equivalents	230,601	(33,913)	(27,125)
Cash and cash equivalents at beginning of period	170,992	204,905	232,030

Cash and cash equivalents at end of period	$401,593	$170,992	$204,905

See accompanying notes to consolidated financial statements.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Background and Basis of Presentation
      GameStop Corp., formerly known as GSC Holdings Corp., (the “Company” or “GameStop”), is a Delaware corporation formed for the purpose of consummating the business combination (the “merger”) of GameStop Holdings Corp., formerly known as GameStop Corp. (“Historical GameStop”), and Electronics Boutique Holdings Corp. (“EB”), which was completed on October 8, 2005. The Company is the world’s largest retailer of new and used video game systems and software and personal computer entertainment software and related accessories primarily through its GameStop and EB Games trade names, web sites (gamestop.com and ebgames.com) and Game Informer magazine. The Company’s stores, which totaled 4,490 at January 28, 2006, are located in major regional shopping malls and strip centers in the United States, Australia, Canada and Europe. The Company operates its business in four segments: United States, Australia, Canada and Europe.
      The merger of Historical GameStop and EB has been treated as a purchase business combination for accounting purposes, with Historical GameStop designated as the acquirer. Therefore, the historical financial statements of Historical GameStop became the historical financial statements of the Company. The accompanying condensed consolidated statements of operations and cash flows for the 52 weeks ended January 28, 2006 include the results of operations of EB from October 9, 2005 forward. Therefore, the Company’s operating results for the 52 weeks ended January 28, 2006 include 16 weeks of EB’s results and 52 weeks of Historical GameStop’s results. Note 2 provides summary unaudited pro forma information and details on the purchase accounting.
      Historical GameStop’s wholly-owned subsidiary Babbage’s Etc. LLC (“Babbage’s”) began operations in November 1996. In October 1999, Babbage’s was acquired by, and became a wholly-owned subsidiary of, Barnes & Noble, Inc. (“Barnes & Noble”). In June 2000, Barnes & Noble acquired Funco, Inc. (“Funco”) and thereafter, Babbage’s became a wholly-owned subsidiary of Funco. In December 2000, Funco changed its name to GameStop, Inc. Historical GameStop was incorporated under the laws of the State of Delaware in August 2001 as a holding company for GameStop, Inc. In February 2002, Historical GameStop completed a public offering of 20,764 shares of Class A common stock at $18.00 per share (the “Offering”). Upon the effective date of the Offering, Historical GameStop’s Board of Directors approved the authorization of 5,000 shares of preferred stock, 300,000 shares of Class A common stock and 100,000 shares of Class B common stock. At the same time, Historical GameStop’s common stock outstanding was converted to 36,009 shares of Class B common stock.
      Until October 2004, all of the 36,009 shares of Historical GameStop Class B common stock outstanding were held by Barnes & Noble. In October 2004, Historical GameStop’s Board of Directors authorized a repurchase of 6,107 shares of Class B common stock held by Barnes & Noble. Historical GameStop repurchased the shares at a price equal to $18.26 per share for aggregate consideration of $111,520 before costs of $261. The repurchased shares were immediately retired. On November 12, 2004, Barnes & Noble distributed to its stockholders its remaining 29,902 shares of Historical GameStop’s Class B common stock in a tax-free dividend. The Class B shares retained their super voting power of ten votes per share and were separately listed on the New York Stock Exchange under the symbol GME.B. All of the outstanding shares of Historical GameStop’s Class A common stock and Class B common stock were exchanged for the Company’s Class A common stock and Class B common stock, respectively, in the merger.

Consolidation
      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned subsidiary, GameStop Group Limited (formerly Gamesworld Group Limited). All significant intercompany accounts and transactions have been eliminated in consolidation. All dollar and share

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts in the consolidated financial statements and notes to the consolidated financial statements are stated in thousands unless otherwise indicated.

Year-End
      The Company’s fiscal year is composed of the 52 or 53 weeks ending on the Saturday closest to the last day of January. Fiscal 2005 consisted of the 52 weeks ending on January 28, 2006. Fiscal 2004 consisted of the 52 weeks ending on January 29, 2005. Fiscal 2003 consisted of the 52 weeks ending on January 31, 2004. Fiscal 2006 will consist of the 53 weeks ending on February 3, 2007.

Cash and Cash Equivalents
      The Company considers all short-term, highly-liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are carried at cost, which approximates market value, and consist primarily of time deposits, commercial paper and money market investment accounts.

Merchandise Inventories
      Our merchandise inventories are carried at the lower of cost or market using the average cost method. Used video game products traded in by customers are recorded as inventory at the amount of the store credit given to the customer. In valuing inventory, management is required to make assumptions regarding the necessity of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. Management considers quantities on hand, recent sales, potential price protections and returns to vendors, among other factors, when making these assumptions. Inventory reserves as of January 28, 2006 and January 29, 2005 were $53,277 and $14,804, respectively.

Property and Equipment
      Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over estimated useful lives (ranging from two to eight years). Maintenance and repairs are expensed as incurred, while betterments and major remodeling costs are capitalized. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the terms of the respective leases, including option periods in which the exercise of the option is reasonably assured (generally ranging from three to ten years). Costs incurred in purchasing management information systems are capitalized and included in property and equipment; these costs are amortized over their estimated useful lives from the date the systems become operational.
      The Company periodically reviews its property and equipment when events or changes in circumstances indicate that their carrying amounts may not be recoverable or their depreciation or amortization periods should be accelerated. The Company assesses recoverability based on several factors, including management’s intention with respect to its stores and those stores’ projected undiscounted cash flows. An impairment loss would be recognized for the amount by which the carrying amount of the assets exceeds the present value of their projected cash flows. As a result of the merger and an analysis of assets to be abandoned, the Company impaired retail store assets totaling $9,016 in its United States operating segment. Write-downs incurred by the Company through January 28, 2006 which were not related to the merger have not been material. Note 2 provides additional information concerning the merger.

Goodwill
      Goodwill, aggregating $340.0 million was recorded in the acquisition of Funco in 2000 and through the application of “push-down” accounting in accordance with SAB 54 in connection with the acquisition of

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Babbage’s in 1999 by a subsidiary of Barnes & Noble. Goodwill in the amount of $2.9 million was recorded in connection with the acquisition of Gamesworld Group Limited in 2003. Goodwill in the amount of $1,071.5 million was recorded in connection with the merger. Goodwill represents the excess purchase price over tangible net assets and identifiable intangible assets acquired.
      Effective February 3, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead evaluate goodwill for impairment on at least an annual basis. In accordance with the requirements of SFAS 142, the Company completed annual impairment tests of the goodwill attributable to its reporting unit on the first day of the fourth quarter of fiscal 2003 and fiscal 2004 and concluded that none of its goodwill was impaired. Through January 29, 2005, the Company determined that it had one reporting unit based upon the similar economic characteristics of its operations. The fair value of this reporting unit was estimated using market capitalization methodologies.
      Subsequent to the merger, the Company determined that it has four reporting units, the United States, Australia, Canada and Europe, based upon the similar economic characteristics of operations in those regions. The Company employed the services of an independent valuation specialist to assist in the allocation of goodwill resulting from the merger to the four reporting units as of October 8, 2005, the merger date. Additionally, the Company completed its annual impairment test of goodwill on the first day of the fourth quarter of fiscal 2005 and concluded that none of its goodwill was impaired. Note 7 provides additional information concerning goodwill.

Revenue Recognition
      Revenue from the sales of the Company’s products is recognized at the time of sale. The sales of used video game products are recorded at the retail price charged to the customer. Sales returns (which are not significant) are recognized at the time returns are made. Subscription and advertising revenues are recorded upon release of magazines for sale to consumers and are stated net of sales discounts. Magazine subscription revenue is recognized on a straight-line basis over the subscription period. Revenue from the sales of product replacement plans is recognized on a straight-line basis over the coverage period.

Customer Liabilities
      The Company establishes a liability upon the issuance of merchandise credits and the sale of gift cards. Revenue is subsequently recognized when the credits and gift cards are redeemed. In addition, income (“breakage”) is recognized quarterly on unused customer liabilities older than three years to the extent that the Company believes the likelihood of redemption by the customer is remote, based on historical redemption patterns. Breakage has historically been immaterial. To the extent that future redemption patterns differ from those historically experienced, there will be variations in the recorded breakage.

Pre-Opening Expenses
      All costs associated with the opening of new stores are expensed as incurred. Pre-opening expenses are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Closed Store Expenses
      Upon a formal decision to close or relocate a store, the Company charges unrecoverable costs to expense. Such costs include the net book value of abandoned fixtures and leasehold improvements and, once the store is vacated, a provision for future lease obligations, net of expected sublease recoveries. Costs associated with store closings are included in selling, general and administrative expenses in the accompanying consolidated

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
statements of operations. Costs associated with closings of Historical GameStop stores which are directly attributable to the merger are included in merger-related expenses in the accompanying consolidated statements of operations. Note 2 provides additional information concerning stores to be closed in connection with the merger.

Advertising Expenses
      The Company expenses advertising costs for newspapers and other media when the advertising takes place. Advertising expenses for newspapers and other media during the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, were $12,448, $8,881 and $7,044, respectively.

Income Taxes
      The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 utilizes an asset and liability approach, and deferred taxes are determined based on the estimated future tax effect of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.
      U.S. income taxes have not been provided on remaining undistributed earnings of foreign subsidiaries as of January 28, 2006. The Company did not have undistributed earnings of foreign subsidiaries prior to the merger. The Company reinvested earnings of foreign subsidiaries in foreign operations since the merger and expects that future earnings will also be reinvested in foreign operations indefinitely.

Lease Accounting
      As previously disclosed, in fiscal 2004, the Company, similar to many other retailers, revised its method of accounting for rent expense (and related deferred rent liability) and leasehold improvements funded by landlord incentives for allowances under operating leases (tenant improvement allowances) to conform to generally accepted accounting principles (“GAAP”), as clarified by the Chief Accountant of the SEC in a February 2005 letter to the American Institute of Certified Public Accountants. For all stores opened since the beginning of fiscal 2002, the Company had calculated straight-line rent expense using the initial lease term, but was generally depreciating leasehold improvements over the shorter of their estimated useful lives or the initial lease term plus the option periods. In fiscal 2004, the Company corrected its calculation of straight-line rent expense to include the impact of escalating rents for periods in which it is reasonably assured of exercising lease options and to include in the lease term any period during which the Company is not obligated to pay rent while the store is being constructed (“rent holiday”). The Company also corrected its calculation of depreciation expense for leasehold improvements for those leases which do not include an option period. Because the effects of the correction were not material to any previous years, a non-cash, after-tax adjustment of $3,312 was made in the fourth quarter of fiscal 2004 to correct the method of accounting for rent expense (and related deferred rent liability). Of the $3,312 after-tax adjustment, $1,761 pertained to the accounting for rent holidays, $1,404 pertained to the calculation of straight-line rent expense to include the impact of escalating rents for periods in which the Company is reasonably assured of exercising lease options and $147 pertained to the calculation of depreciation expense for leasehold improvements for the small portion of leases which do not include an option period. The aggregate effect of these corrections relating to prior years was $1,929 ($948 for fiscal 2003 and $981 for years prior to fiscal 2003). The correction does not affect historical or future cash flows or the timing of payments under related leases.

Foreign Currency Translation
      GameStop has determined that the functional currencies of its foreign subsidiaries are the subsidiaries’ local currencies. The accounts of the foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The assets and liabilities of the

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
subsidiaries are translated at the applicable exchange rate as of the end of the balance sheet date and revenue and expenses are translated at an average rate over the period. Currency translation adjustments are recorded as a component of other comprehensive income. Transaction gains and (losses) are included in net income and amounted to $2,606, ($20) and $19 for the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, respectively.
      The merger with Electronics Boutique has significantly increased our exposure to foreign currency fluctuations because a larger amount of our business is now transacted in foreign currencies. While Historical GameStop generally did not enter into derivative instruments with respect to foreign currency risks, Electronics Boutique routinely used forward exchange contracts and cross-currency swaps to manage currency risk and had a number of open positions designated as hedge transactions as of the merger date. The Company discontinued hedge accounting treatment for all derivative instruments acquired in connection with the merger.
      The Company follows the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS 138”). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction, and if it is, depending on the type of hedge transaction.
      The Company uses forward exchange contracts and cross-currency swaps to manage currency risk primarily related to intercompany loans denominated in non-functional currencies and certain foreign currency assets and liabilities. These forward exchange contracts and currency swaps are not designated as hedges and, therefore, changes in the fair values of these derivatives are recognized in earnings, thereby offsetting the current earnings effect of the re-measurement of related intercompany loans and foreign currency assets and liabilities. The aggregate fair value of these forwards and swaps at January 28, 2006 was a loss of $7,083, of which $6,513 is included in accrued liabilities and the remainder is included in other long-term liabilities in the accompanying consolidated balance sheet. The Company had no forward exchange contracts and currency swaps prior to October 8, 2005.

Net Earnings Per Common Share
      Net earnings per Class A and Class B common share is presented in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”). Basic earnings per Class A and Class B common share is computed using the weighted average number of common shares outstanding during the period and excludes any dilutive effects of the Company’s outstanding options. Diluted earnings per Class A and Class B common share is computed using the weighted average number of common and dilutive common shares outstanding during the period. Note 4 provides additional information regarding net earnings per common share.

Stock Options
      Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“SFAS 123”), encourages but does not require companies to record compensation cost for stock based employee compensation plans at fair value. As permitted under Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation — Transition and Disclosure (“SFAS 148”), which amended SFAS 123, the Company has elected to continue to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the amount an employee must pay to acquire the stock. Note 13 provides additional information regarding the Company’s stock option plan.
      The following table illustrates the effect on net earnings and net earnings per Class A and Class B common share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the options granted under its plans:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands, except per share data)
Net earnings, as reported	$100,784	$60,926	$63,467
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	6,666	9,405	7,888

Pro forma net earnings	$94,118	$51,521	$55,579

Net earnings per Class A and Class B common share — basic, as reported	$1.74	$1.11	$1.13

Net earnings per Class A and Class B common share — basic, pro forma	$1.62	$0.94	$0.99

Net earnings per Class A and Class B common share — diluted, as reported	$1.61	$1.05	$1.06

Net earnings per Class A and Class B common share — diluted, pro forma	$1.51	$0.89	$0.93

      The weighted-average fair value of the options granted during the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004 were estimated at $8.83, $7.86 and $5.30, respectively, using the Black-Scholes option pricing model with the following assumptions:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

Volatility	57.3%	60.1%	61.6%
Risk-free interest rate	4.2%	3.3%	3.2%
Expected life (years)	6.0	6.0	6.0
Expected dividend yield	0%	0%	0%
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees. The fair value concepts were not changed significantly in SFAS 123(R), however, in adopting this Standard, companies must choose among alternative valuation models and amortization assumptions. The valuation model and amortization assumption the Company has used above continue to be available, and the Company intends to continue using them. SFAS 123(R) will be effective for the Company beginning with the first quarter of fiscal 2006. Transition options allow companies to choose whether to adopt prospectively, restate results to the beginning of the year, or to restate prior periods with the amounts on a basis consistent with pro forma amounts that have been included in the footnotes. The Company has chosen to adopt on the modified prospective basis.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Changes in the estimates and assumptions used by management could have significant impact on the Company’s financial results. Actual results could differ from those estimates.

Fair Values of Financial Instruments
      The carrying values of cash and cash equivalents, accounts receivable, accounts payable and the note payable to Barnes & Noble reported in the accompanying consolidated balance sheets approximate fair value due to the short-term maturities of these assets. The carrying values of the senior notes payable and the senior floating rate notes payable in the accompanying consolidated balance sheets approximate fair value due to the recent issuance of these notes in connection with the merger. Foreign exchange contracts are recorded at fair market value.

Guarantees
      The Company remains contingently liable for the BC Sports Collectibles store leases assigned to Sports Collectibles Acquisition Corporation (“SCAC”). SCAC is owned by the family of James J. Kim, Chairman of EB at the time and currently one of the Company’s directors. If SCAC were to default on these lease obligations, the Company would be liable to the landlords for up to $5,400 in minimum rent and landlord charges as of January 28, 2006. Mr. Kim has entered into an indemnification agreement with EB with respect to these leases, therefore no accrual was recorded for this contingent obligation.
      The Company had bank guarantees relating to international store leases totaling $3,262 as of January 28, 2006.

Vendor Concentration
      The Company’s largest vendors are Sony Computer Entertainment of America, Microsoft Corp. and Electronic Arts, Inc., which accounted for 18%, 13% and 11%, respectively, of the Company’s new product purchases in fiscal 2005.

Classifications
      The Company includes purchasing, receiving and distribution costs in selling, general and administrative expenses, rather than cost of goods sold, in the statement of operations. For the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004 these purchasing, receiving and distribution costs amounted to $20,583, $9,203 and $9,480, respectively.
      The Company includes processing fees associated with purchases made by check and credit cards in cost of sales, rather than selling, general and administrative expenses, in the statement of operations. For the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004 these processing fees amounted to $20,905, $12,014 and $10,703, respectively.

Reclassifications
      Certain reclassifications have been made to conform the prior period data to the current year presentation.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements
      In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections (“SFAS 154”). This Statement defines the accounting for and reporting of a change in accounting principle. SFAS 154 will be effective for the Company beginning in fiscal 2006. The implementation of SFAS 154 is not expected to have an impact on the Company’s financial condition or results of operations.
      In October 2005, the FASB issued Statement of Financial Accounting Standard Staff Position No. 13-1, Accounting for Rental Costs Incurred During a Construction Period (“SFAS SP 13-1”). This Statement requires that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense. The rental costs shall be included in income from continuing operations. SFAS SP 13-1 will be effective for the Company beginning in fiscal 2006. However, the Company previously corrected its calculation of straight-line rent expense to include in the lease term any period during which the Company is not obligated to pay rent while the store is being constructed. The implementation of SFAS SP 13-1 is not expected to have an impact on the Company’s financial condition or results of operations.

2.	Acquisitions
      On June 23, 2003, the Company acquired a controlling interest in Gamesworld Group Limited, an Ireland-based electronic games retailer, for approximately $3,340. Gamesworld Group Limited was subsequently renamed GameStop Group Limited. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for the period subsequent to the acquisition are included in the consolidated financial statements. The excess of purchase price over the net assets acquired, in the amount of approximately $2,931, has been recorded as goodwill.
      On October 8, 2005, Historical GameStop and EB completed their previously announced merger pursuant to the Agreement and Plan of Merger, dated as of April 17, 2005 (the “Merger Agreement”). Upon the consummation of the merger, Historical GameStop and EB became wholly-owned subsidiaries of the Company. Both management and the respective Boards of Directors of EB and Historical Gamestop believed that the merger of the companies would create significant synergies in operations when the companies were integrated and would enable the Company to increase profitability as a result of combined market share.
      Under the terms of the Merger Agreement, Historical GameStop’s stockholders received one share of the Company’s Class A common stock for each share of Historical GameStop’s Class A common stock owned and one share of the Company’s Class B common stock for each share of Historical GameStop’s Class B common stock owned. Approximately 22.2 million shares of the Company’s Class A common stock were issued in exchange for all outstanding Class A common stock of Historical GameStop based on the one-for-one ratio and approximately 29.9 million shares of the Company’s Class B common stock were issued in exchange for all outstanding Class B common stock of Historical GameStop based on the one-for-one ratio. EB stockholders received $38.15 in cash and ..78795 of a share of the Company’s Class A common stock for each EB share owned. In aggregate, 20.2 million shares of the Company’s Class A common stock were issued to EB stockholders at a value of approximately $437,144 (based on the closing price of $21.61 of Historical GameStop’s Class A common stock on April 15, 2005, the last trading day before the date the merger was announced). In addition, approximately $993,254 in cash was paid in consideration for (i) all outstanding common stock of EB, and (ii) all outstanding stock options of EB. Including transaction costs of $13,558 incurred by Historical GameStop, the total consideration paid was approximately $1,443,956.
      The consolidated financial statements include the results of EB from the date of acquisition. The purchase price has been allocated based on estimated fair values as of the acquisition date. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
upon the completion of our integration plans. The following represents the preliminary allocation of the purchase price (table in thousands):

October 8,
2005

Current assets	$541,171
Property, plant & equipment	231,172
Goodwill	1,071,464
Intangible assets:
Point-of-sale software	3,150
Non-compete agreements	282
Leasehold interests	17,299

Total intangible assets	20,731
Other long-term assets	38,068
Current liabilities	(420,962)
Long-term liabilities	(37,688)

Total purchase price	$1,443,956

      In determining the purchase price allocation, management considered, among other factors, the Company’s intention to use the acquired assets. The total weighted-average amortization period for the intangible assets, excluding goodwill, is approximately four years. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized, with no expected residual value. None of the goodwill is deductible for income tax purposes. Note 7 provides additional information concerning goodwill and intangible assets.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes unaudited pro forma financial information assuming the merger had occurred on the first day of fiscal 2004. The unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the date presented and should not be taken as representative of our future consolidated results of operations. We have not finalized integration plans, and accordingly, this pro forma information does not include all costs related to the merger. Management also expects to realize operating synergies. Synergies will come from reduced costs in logistics, marketing, and administration. The pro forma information does not reflect these potential expenses and synergies:

	52 Weeks	52 Weeks
	Ended	Ended
	January 28,	January 29,
	2006	2005

	(In thousands, except
	per share data)
Sales	$4,393,890	$3,827,685
Cost of sales	3,154,928	2,786,554

Gross profit	1,238,962	1,041,131
Selling, general and administrative expenses	930,767	788,413
Depreciation and amortization	94,288	77,964

Operating earnings	213,907	174,754
Interest income	(6,717)	(1,998)
Interest expense	85,056	72,217

Earnings before income tax expense	135,568	104,535
Income tax expense	49,482	38,477

Net earnings	$86,086	$66,058

Net earnings per Class A and Class B common share — basic	$1.20	$0.88

Weighted average shares of common stock — basic	71,925	74,891

Net earnings per Class A and Class B common share — diluted	$1.13	$0.85

Weighted average shares of common stock — diluted	76,491	78,025

      In connection with the merger, management incurred merger-related costs and commenced integration activities which have resulted in, or will result in, involuntary employment terminations, lease terminations, disposals of property and equipment and other costs and expenses. The liability for involuntary termination benefits covers severance amounts, payroll taxes and benefit costs for approximately 680 employees, primarily in general and administrative functions in EB’s Pennsylvania corporate office and distribution center and Nevada call center, which are expected to be closed in the first half of fiscal 2006. Termination of these employees began in October 2005 and is expected to be completed by July 2006. Certain senior executives with EB received payments in the amount of $3,960 in accordance with employment contracts. The Pennsylvania corporate office and distribution center are owned facilities which are currently being marketed for sale and are classified in the accompanying balance sheet as “Assets held for sale”.
      The liability for lease terminations is associated with stores and the Nevada call center to be closed and will be paid over the remaining lease terms through 2015, if the Company is unsuccessful in negotiating lease terminations or sublease agreements. The Company began closing these stores in fiscal 2005 and intends to close the remainder of these stores in the next year. The disposals of property and equipment are related to assets of Historical GameStop which are either impaired or have been, or will be, either abandoned or

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
disposed of due to the merger. Certain costs associated with the disposition of these assets remain as an accrual until the assets are disposed of and the costs are paid, which is expected to occur in the next few months.
      Merger-related costs include professional fees, financing costs and other costs associated with the merger and include certain ongoing costs associated with integrating the operations of Historical GameStop and EB, including relocation costs. The Company is working to finalize integration plans which may result in additional involuntary employment terminations, lease and other contractual terminations and employee relocations. The Company will finalize integration plans and related liabilities in fiscal 2006 and management anticipates completion of all integration activities in fiscal 2006. Finalization of integration plans may result in additional liabilities which will increase goodwill.
      The following table represents the activity during the 52 weeks ended January 28, 2006 associated with merger costs and related liabilities:

		Charged to			Balance at
	Charged to	Costs and	Write-Offs and	Cash	End of
	Acquisition Costs	Expenses	Non-Cash Charges	Payments	Period

	(In thousands)
Severance and employee related costs	$17,889	$—	$—	$4,984	$12,905
Lease terminations	10,641	—	—	584	10,057
Disposal of property and equipment	2,494	10,649	10,649	—	2,494
Merger costs, bridge financing and other	34,669	10,469	496	42,009	2,633

Total	$65,693	$21,118	$11,145	$47,577	$28,089

      Severance and employment related costs totaling $493 and lease termination costs totaling $272 were charged to acquisition costs and paid for the Europe segment and merger costs totaling $41, $32 and $3 were charged to acquisition costs and paid for Europe, Canada and Australia, respectively. There are no merger-related liabilities remaining for Europe, Canada or Australia. All other merger costs and related liabilities were incurred for the U.S. segment.

3.	Vendor Arrangements
      The Company and approximately 75 of its vendors participate in cooperative advertising programs and other vendor marketing programs in which the vendors provide the Company with cash consideration in exchange for marketing and advertising the vendors’ products. Our accounting for cooperative advertising arrangements and other vendor marketing programs, in accordance with FASB Emerging Issues Task Force Issue 02-16 or “EITF 02-16,” results in a portion of the consideration received from our vendors reducing the product costs in inventory rather than as an offset to our marketing and advertising costs. The consideration serving as a reduction in inventory is recognized in cost of sales as inventory is sold. The amount of vendor allowances to be recorded as a reduction of inventory was determined by calculating the ratio of vendor allowances in excess of specific, incremental and identifiable advertising and promotional costs to merchandise purchases. The Company then applied this ratio to the value of inventory in determining the amount of vendor reimbursements to be recorded as a reduction to inventory reflected on the balance sheet.
      The cooperative advertising programs and other vendor marketing programs generally cover a period from a few days up to a few weeks and include items such as product catalog advertising, in-store display promotions, internet advertising, co-op print advertising, product training and promotion at the Company’s

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual store managers conference. The allowance for each event is negotiated with the vendor and requires specific performance by the Company to be earned.
      Vendor allowances received and netted against advertising expenses were $32,161, $21,913 and $20,035 in the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, respectively. Vendor allowances received in excess of advertising expenses were recorded as a reduction of cost of sales of $74,690, $29,917 and $26,779 for the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, respectively, less $4,150, $66 and $5,210, respectively, for the effect of the amounts deferred as a reduction in inventory.
      Because prior periods were not restated when the Company implemented EITF 02-16 at the beginning of the fiscal year ended January 31, 2004, the following table presents the 52 weeks ended January 31, 2004 on a pro forma basis as if EITF 02-16 had been implemented at the beginning of the fiscal year ended February 1, 2003:

52 Weeks
Ended
January 31,
2004

(In thousands,
except per
share data)
Sales	$1,578,838
Cost of sales	1,142,225

Gross profit	436,613
Selling, general and administrative expenses	299,193
Depreciation and amortization	29,368

Operating earnings	108,052
Interest income	(1,467)
Interest expense	663

Earnings before income tax expense	108,856
Income tax expense	43,108

Net earnings	$65,748

Net earnings per Class A and Class B common share — basic	$1.17

Weighted average shares of common stock — basic	56,330

Net earnings per Class A and Class B common share — diluted	$1.10

Weighted average shares of common stock — diluted	59,764

4.	Computation of Net Earnings per Common Share
      The Company has two classes of common stock and computes earnings per share using the two-class method in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. As discussed in Note 20, the holders of the Company’s Class A and Class B common stock have identical rights to dividends or to distributions in the event of a liquidation, dissolution or winding up of the Company.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Accordingly, the earnings per common share for the two classes of common stock are the same. A reconciliation of shares used in calculating basic and diluted net earnings per common share follows:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands, except per share data)
Net earnings	$100,784	$60,926	$63,467

Weighted average common shares outstanding
Class A	28,018	20,683	20,321
Class B	29,902	33,979	36,009

Weighted average common shares outstanding	57,920	54,662	56,330
Dilutive effect of options and warrants on Class A common stock	4,566	3,134	3,434

Common shares and dilutive potential common shares	62,486	57,796	59,764

Net earnings per Class A and Class B common share:
Basic	$1.74	$1.11	$1.13

Diluted	$1.61	$1.05	$1.06

      The following table contains information on options to purchase shares of Class A common stock which were excluded from the computation of diluted earnings per share because they were anti-dilutive:

	Anti-Dilutive	Range of
	Shares	Exercise Prices	Expiration Dates

	(In thousands, except per share data)
52 Weeks Ended January 28, 2006	120	$35.88	2015
52 Weeks Ended January 29, 2005	30	$21.25	2012
52 Weeks Ended January 31, 2004	3,831	$18.00-$21.25	Through 2013

5.	Receivables, Net
      Receivables consist primarily of bankcard receivables and other receivables. Other receivables include receivables from Game Informer magazine advertising customers, receivables from landlords for tenant allowances and receivables from vendors for merchandise returns, vendor marketing allowances and various other programs. An allowance for doubtful accounts has been recorded to reduce receivables to an amount expected to be collectible. Receivables consisted of the following:

	January 28,	January 29,
	2006	2005

	(In thousands)
Bankcard receivables	$19,017	$5,946
Other receivables	21,210	4,259
Allowance for doubtful accounts	(1,489)	(393)

Total receivables, net	$38,738	$9,812

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Accrued Liabilities
      Accrued liabilities consist of the following:

	January 28,	January 29,
	2006	2005

	(In thousands)
Customer liabilities	$89,053	$35,213
Deferred revenue	40,808	10,497
Accrued rent	13,501	6,090
Accrued interest	19,943	22
Employee compensation and related taxes	36,543	5,750
Accrued merger costs and expenses (Note 2)	28,089	—
Other taxes	20,917	5,129
Other accrued liabilities	83,005	32,282

Total accrued liabilities	$331,859	$94,983

7.	Goodwill and Intangible Assets
      The changes in the carrying amount of goodwill for the Company’s business segments for the 52 weeks ended January 29, 2005 and January 28, 2006 were as follows:

	United States	Canada	Australia	Europe	Total

	(In thousands)
Balance at January 31, 2004	$317,957	$—	$—	$2,869	$320,826
Addition for the acquisition of Gamesworld Group Limited	—	—	—	62	62
Impairment for the 52 weeks ended January 29, 2005	—	—	—	—	—

Balance at January 29, 2005	317,957	—	—	2,931	320,888
Additional cost relating to the acquisition of Electronics Boutique	773,100	116,818	146,419	35,127	1,071,464
Impairment for the 52 weeks ended January 28, 2006	—	—	—	—	—

Balance at January 28, 2006	$1,091,057	$116,818	$146,419	$38,058	$1,392,352

      Intangible assets consist of non-compete agreements, point-of-sale software and amounts attributed to favorable leasehold interests acquired in the merger and are included in other non-current assets in the consolidated balance sheet. The total weighted-average amortization period for the intangible assets, excluding goodwill, is approximately four years. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized, with no expected residual value. Note 2 provides additional information regarding intangible assets. The deferred financing fees associated with the Company’s revolving credit facility and the senior floating rate notes and senior notes issued in connection with the financing of the merger are separately shown in the consolidated balance sheet. The deferred financing fees are being amortized over five, six and seven years to match the terms of the revolving credit facility, the senior floating rate notes and the senior notes, respectively. The changes in the carrying amount of

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred financing fees and intangible assets for the 52 weeks ended January 29, 2005 and January 28, 2006 were as follows:

	Deferred	Intangible
	Financing Fees	Assets

	(In thousands)
Balance at January 31, 2004	$328	$—
Addition for revolving credit facility entered into in June 2004	670	—
Amortization for the 52 weeks ended January 29, 2005	(432)	—

Balance at January 29, 2005	566	—
Addition for the acquisition of Electronics Boutique, including senior notes payable and senior floating rate notes payable issued and revolving credit facility entered into in October 2005	19,617	20,731
Write-off of deferred financing fees remaining on June 2004 revolving credit facility	(393)	—
Amortization for the 52 weeks ended January 28, 2006	(1,229)	(251)

Balance at January 28, 2006	$18,561	$20,480

      The gross carrying value and accumulated amortization of deferred financing fees as of January 28, 2006 was $19,617 and $1,056, respectively. The estimated aggregate amortization expenses for deferred financing fees and other intangible assets for the next five fiscal years are approximately:

	Amortization	Amortization of
	of Deferred	Intangible
Year Ended	Financing Fees	Assets

	(In thousands)
January 2006	$3,216	$5,150
January 2007	3,216	4,444
January 2008	3,216	3,582
January 2009	3,216	2,689
January 2010	2,986	1,796

	$15,850	$17,661

8.	Debt
      In October 2005, in connection with the merger, the Company entered into a five-year, $400,000 Credit Agreement (the “Revolver”), including a $50,000 letter of credit sub-limit, secured by the assets of the Company. The Revolver places certain restrictions on the Company and the borrower subsidiaries, including limitations on asset sales, additional liens, and the incurrence of additional indebtedness.
      The availability under the Revolver is limited to a borrowing base which allows the Company to borrow up to the lesser of (x) approximately 70% of eligible inventory and (y) 90% of the appraisal value of the inventory, in each case plus 85% of eligible credit card receivables, net of certain reserves. Letters of credit reduce the amount available to borrow by their face value. The Company’s ability to pay cash dividends, redeem options, and repurchase shares is generally prohibited, except that if availability under the Revolver is or will be after any such payment equal to or greater than 25% of the borrowing base the Company may repurchase its capital stock and pay cash dividends. In addition, in the event that credit extensions under the Revolver at any time exceed 80% of the lesser of the total commitment or the borrowing base, the Company will be subject to a fixed charge coverage ratio covenant of 1.5:1.0.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The interest rate on the Revolver is variable and, at the Company’s option, is calculated by applying a margin of (1) 0.0% to 0.25% above the higher of the prime rate of the administrative agent or the federal funds effective rate plus 0.50% or (2) 1.25% to 1.75% above the LIBO rate. The applicable margin is determined quarterly as a function of the Company’s consolidated leverage ratio. As of January 28, 2006 the applicable margin was 0.0% for prime rate loans and 1.50% for LIBO rate loans. In addition, the Company is required to pay a commitment fee, currently 0.375%, for any unused portion of the total commitment under the Revolver.
      As of January 28, 2006, there were no borrowings outstanding under the Revolver and letters of credit outstanding totaled $2,326.
      On May 31, 2005, a subsidiary of EB completed the acquisition of Jump Ordenadores S.L.U. (“Jump”), a privately-held retailer based in Valencia, Spain. As of January 28, 2006, Jump had other third-party debt of approximately $561.
      As of January 28, 2006, the Company was in compliance with all covenants associated with its credit facilities.
      On September 28, 2005, the Company, along with GameStop, Inc. (which was then a direct wholly-owned subsidiary of Historical GameStop and is now, as a result of the merger, an indirect wholly-owned subsidiary of the Company) as co-issuer (together with the Company, the “Issuers”), completed the offering of U.S. $300,000 aggregate principal amount of Senior Floating Rate Notes due 2011 (the “Senior Floating Rate Notes”) and U.S. $650,000 aggregate principal amount of Senior Notes due 2012 (the “Senior Notes” and, together with the Senior Floating Rate Notes, the “Notes”). At such time, the gross proceeds of the offering of the Notes were placed in escrow pending approval of the merger by Historical GameStop’s and EB’s stockholders, which approval was a condition to the consummation of the merger. The offering of the Notes was conducted in a private transaction under Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and in transactions outside the United States in reliance upon Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
      The Notes were sold pursuant to a purchase agreement, dated September 21, 2005, by and among the Issuers, the subsidiary guarantors listed on Schedule I-A thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several initial purchasers listed on Schedule II thereto (the “Purchase Agreement”). A copy of the Purchase Agreement was filed as Exhibit 1.1 to Historical GameStop’s Current Report on Form 8-K, dated September 27, 2005.
      The Notes were issued under an indenture (the “Indenture”), dated September 28, 2005, by and among the Issuers, the subsidiary guarantors party thereto, and Citibank, N.A., as trustee (the “Trustee”). The Senior Floating Rate Notes were priced at 100%, bear interest at LIBOR plus 3.875% and mature on October 1, 2011. The rate of interest on the Senior Floating Rate Notes as of January 28, 2006 was 8.405% per annum. The Senior Notes were priced at 98.688%, bear interest at 8.0% per annum and mature on October 1, 2012. The Issuers will pay interest on the Senior Floating Rate Notes quarterly, in arrears, every January 1, April 1, July 1 and October 1, to holders of record on the immediately preceding December 15, March 15, June 15 and September 15, and at maturity. The first interest payment was made on the first business day following its due date of January 1, 2006. The Issuers will pay interest on the Senior Notes semi-annually, in arrears, every April 1 and October 1, commencing on April 1, 2006, to holders of record on the immediately preceding March 15 and September 15, and at maturity. A copy of the Indenture was filed as Exhibit 4.2 to Historical GameStop’s Current Report on Form 8-K, dated September 30, 2005.
      In connection with the closing of the offering, the Issuers also entered into a registration rights agreement, dated September 28, 2005, by and among the Issuers, the subsidiary guarantors listed on Schedule I-A

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several initial purchasers listed on Schedule II thereto (the “Registration Rights Agreement”). The Registration Rights Agreement requires the Issuers to, among other things, (1) file a registration statement with the SEC to be used in connection with the exchange of the Notes for publicly registered notes with substantially identical terms, (2) use their reasonable best efforts to cause the registration statement to be declared effective within 210 days from the date the Notes were issued, and (3) use their commercially reasonable efforts to consummate the exchange offer with respect to the Notes within 270 days from the date the Notes were issued. In addition, under certain circumstances, including (among other things) the exchange offer not being consummated within 270 days from the date the Notes were issued, the Issuers may be required to file a shelf registration statement. A copy of the Registration Rights Agreement was filed as Exhibit 4.3 to Historical GameStop’s Current Report on Form 8-K, dated September 30, 2005. The Company intends to file a registration statement on Form S-4 in order to register new notes (the “New Notes”) with the same terms and conditions as the Notes in order to facilitate an exchange of the New Notes for the Notes. Under the terms of the indenture for the Notes, if we do not complete an offer to exchange the Notes for the New Notes by June 23, 2006, the interest rate on the Notes will increase by 25 basis points until we complete the exchange offer.
      At the scheduled meetings of Historical GameStop’s and Electronics Boutique’s stockholders held on October 6, 2005, the proposal for the business combination was approved. On October 7, 2005, the proceeds of the offering placed in escrow, minus certain fees and expenses of the initial purchasers and others, were released to the Company. Such net proceeds of the offering were used to pay the cash portion of the merger consideration paid to the stockholders of EB in connection with the merger.
      Concurrently with the consummation of the merger on October 8, 2005, EB and its direct and indirect domestic wholly-owned subsidiaries (together, the “EB Guarantors”) became subsidiaries of the Company and entered into: (1) a first supplemental indenture, dated October 8, 2005, by and among the Issuers, the EB Guarantors and the Trustee, pursuant to which the EB Guarantors assumed all the obligations of a subsidiary guarantor under the Notes and the Indenture; and (2) a joinder agreement, dated October 8, 2005, pursuant to which the EB Guarantors assumed all the obligations of a subsidiary guarantor under the Purchase Agreement and the Registration Rights Agreement.
      Under certain conditions, the Issuers may on any one or more occasions prior to maturity redeem up to 100% of the aggregate principal amount of Senior Floating Rate Notes and/or Senior Notes issued under the Indenture at redemption prices at or in excess of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date. The circumstances which would limit the percentage of the Notes which may be redeemed or which would require the Company to pay a premium in excess of 100% of the principal amount are defined in the Indenture. The Issuers may acquire Senior Floating Rate Notes and Senior Notes by means other than redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisitions do not otherwise violate the terms of the Indenture.
      Upon a Change of Control (as defined in the Indenture), the Issuers are required to offer to purchase all of the Notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.
      The Indenture contains affirmative and negative covenants customary for such financings, including, among other things, limitations on (1) the incurrence of additional debt, (2) restricted payments, (3) liens, (4) sale and leaseback transactions and (5) asset sales. Events of default provided for in the Indenture include, among other things, failure to pay interest or principal on the Notes, other breaches of covenants in the Indenture, and certain events of bankruptcy and insolvency.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Senior Notes were priced at 98.688% , resulting in a discount at the time of issue of $8,528. The discount is being amortized using the effective interest method. As of January 28, 2006, the unamortized original issue discount was $8,212.
      In October 2004, Historical GameStop issued a promissory note in favor of Barnes & Noble in the principal amount of $74,020 in connection with the repurchase of Historical GameStop’s Class B common shares held by Barnes & Noble. Payments of $37,500 and $12,173 were made in January 2005 and October 2005, respectively, as required by the promissory note, which also requires payments of $12,173 due in each of October 2006 and October 2007. The note is unsecured and bears interest at 5.5% per annum, payable when principal installments are due.
      On May 25, 2005, a subsidiary of EB closed on a 10-year, $9,450 mortgage agreement collateralized by a new 315,000 square foot distribution facility located in Sadsbury Township, Pennsylvania. Interest is fixed at a rate of 5.4% per annum. As of January 28, 2006, the outstanding principal balance under the mortgage was approximately $9,301.
      Maturities on debt, gross of the unamortized original issue discount of $8,212 on the Senior Notes, are as follows:

Year Ended	Amount

(In thousands)
January 2007	$12,527
January 2008	12,549
January 2009	390
January 2010	627
January 2011	338
Thereafter	957,771

$984,202

9.	Comprehensive Income
      Comprehensive income is net earnings, plus certain other items that are recorded directly to stockholders’ equity and consists of the following:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Net earnings	$100,784	$60,926	$63,467
Other comprehensive income:
Foreign currency translation adjustments	319	271	296

Total comprehensive income	$101,103	$61,197	$63,763

10.	Leases
      The Company leases retail stores, warehouse facilities, office space and equipment. These are generally leased under noncancelable agreements that expire at various dates through 2034 with various renewal options for additional periods. The agreements, which have been classified as operating leases, generally provide for both minimum and percentage rentals and require the Company to pay all insurance, taxes and other maintenance costs. Leases with step rent provisions, escalation clauses or other lease concessions are

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounted for on a straight-line basis over the lease term, which includes renewal option periods when the Company is reasonably assured of exercising the renewal options and includes “rent holidays” (periods in which the Company is not obligated to pay rent). The Company does not have leases with capital improvement funding. Percentage rentals are based on sales performance in excess of specified minimums at various stores.
      Approximate rental expenses under operating leases are as follows:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Minimum	$126,562	$76,466	$58,105
Percentage rentals	8,620	4,471	7,418

	$135,182	$80,937	$65,523

      Future minimum annual rentals, excluding percentage rentals, required under leases that had initial, noncancelable lease terms greater than one year, as of January 28, 2006 are approximately:

Year Ended	Amount

(In thousands)
January 2007	$197,128
January 2008	183,076
January 2009	156,223
January 2010	120,540
January 2011	86,014
Thereafter	274,463

$1,017,444

11.	Litigation
      On October 19, 2004, Milton Diaz filed a complaint against a subsidiary of EB in the U.S. District Court for the Western District of New York. Mr. Diaz claims to represent a group of current and former employees to whom Electronics Boutique of America Inc. (“EBOA”) allegedly failed to pay minimum wages and overtime compensation in violation of the Fair Labor Standards Act (“FLSA”) and New York law. The plaintiff, joined by another former employee, moved to conditionally certify a group of similarly situated individuals under the FLSA and in March 2005, there was a hearing on this motion. In March 2005, plaintiffs filed a motion on behalf of current and former store managers and assistant store managers in New York to certify a class under New York wage and hour laws. In August 2005, EBOA filed a motion for summary judgment as to certain claims and renewed its request that certification of the claims be denied. On October 17, 2005, the District Court issued an Order denying plaintiffs’ request for conditional certification under the FLSA and for class certification of plaintiffs’ New York claims. Plaintiffs have requested permission from the Second Circuit Court of Appeals to appeal the District Court’s Order denying class certification of their New York claims. EBOA’s summary judgment motion was scheduled to be heard in December 2005. Before the hearing on the summary judgment motion, the parties agreed to attempt to resolve the matter without further litigation. Both the District Court and the Second Circuit have stayed their proceedings pending the parties’ settlement negotiations. We do not believe there is sufficient information to estimate the amount of the possible loss, if any, resulting from this matter.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On February 14, 2005, and as amended, Steve Strickland, as personal representative of the Estate of Arnold Strickland, deceased, Henry Mealer, as personal representative of the Estate of Ace Mealer, deceased, and Willie Crump, as personal representative of the Estate of James Crump, deceased, filed a wrongful death lawsuit against GameStop, Sony, Take-Two Interactive, Rock Star Games and Wal-Mart (collectively, the “Defendants”) and Devin Moore in the Circuit Court of Fayette County, Alabama, alleging that Defendants’ actions in designing, manufacturing, marketing and supplying Defendant Moore with violent video games were negligent and contributed to Defendant Moore killing Arnold Strickland, Ace Mealer and James Crump. Plaintiffs are seeking damages of $600,000 under the Alabama wrongful death statute and punitive damages. GameStop and the other defendants intend to vigorously defend this action. The Defendants filed a motion to dismiss the case on various grounds, which was heard in November 2005 and was denied. The Defendants appealed the denial of the motion to dismiss and on March 24, 2006, the Alabama Supreme Court denied the Defendants’ application. Discovery is proceeding. Mr. Moore was found guilty of capital murder in a criminal trial in Alabama and was sentenced to death in August 2005. We do not believe there is sufficient information to estimate the amount of the possible loss, if any, resulting from the lawsuit.
      In the ordinary course of our business, we are from time to time subject to various other legal proceedings. We do not believe that any such other legal proceedings, individually or in the aggregate, will have a material adverse effect on our operations or financial condition.

12.	Income Taxes
      The provision for income tax consisted of the following:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Current tax expense (benefit):
Federal	$43,142	$23,780	$21,671
State	3,950	4,355	4,733
Foreign	7,954	(634)	(98)

	55,046	27,501	26,306

Deferred tax expense (benefit):
Federal	(7,016)	5,228	4,690
State	(1,512)	6	1,023
Foreign	312	168	—

	(8,216)	5,402	5,713

Charge in lieu of income taxes, relating to the tax effect of stock option tax deduction	12,308	5,082	9,702

Total income tax expense	$59,138	$37,985	$41,721

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of earnings before income tax expense consisted of the following:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
United States	$142,362	$101,961	$105,606
International	17,560	(3,050)	(418)

Total	$159,922	$98,911	$105,188

      The difference in income tax provided and the amounts determined by applying the statutory rate to income before income taxes result from the following:

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal effect	1.6	3.3	4.6
Foreign income taxes	1.4	0.6	(0.1)
Other (including permanent differences)	(1.0)	(0.5)	0.2

	37.0%	38.4%	39.7%

      The Company’s effective tax rate decreased from 38.4% in the 52 weeks ended January 29, 2005 to 37.0% in the 52 weeks ended January 28, 2006 due to expenses related to the mergers and corporate restructuring.
      Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109 and consisted of the following components:

	January 28,	January 29,
	2006	2005

	(In thousands)
Deferred tax asset:
Allowance for doubtful accounts	$841	$59
Inventory capitalization costs	4,663	1,157
Inventory obsolescence reserve	17,078	3,640
Organization costs	165	134
Accrued liabilities	7,740	1,650
Gift certificate liability	5,351	1,984
Deferred rents	9,806	3,438
Deferred compensation	139	—
Merger-related liabilities	11,403	—
Foreign net operating losses	3,360	—
Translation adjustment	931	—
Accrued state taxes	(2,422)	(213)

Total deferred tax benefits	59,055	11,849

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	January 28,	January 29,
	2006	2005

	(In thousands)
Deferred tax liabilities:
Goodwill	(25,202)	(20,131)
Prepaid expenses	(3,154)	(2,626)
Translation adjustment	—	(368)
Fixed assets	(2,680)	(5,119)
Foreign dividend	(295)	—
Accrued state taxes	1,620	923

Total deferred tax liabilities	(29,711)	(27,321)

Net	$29,344	$(15,472)

Financial statements:
Current deferred tax assets	$42,282	$5,785

Non-current deferred tax liabilities	$(12,938)	$(21,257)

13.	Stock Option Plan
      Effective October 2005, the Company’s stockholders voted to amend the Amended and Restated 2001 Incentive Plan of Historical GameStop (the “Option Plan”) to provide for issuance under the Option Plan of the Company’s Class A common stock.
      The Option Plan provides a maximum aggregate amount of 20,000 shares of Class A common stock with respect to which options may be granted and provides for the granting of incentive stock options, non-qualified stock options, and restricted stock, which may include, without limitation, restrictions on the right to vote such shares and restrictions on the right to receive dividends on such shares. The options to purchase Class A common shares generally are issued at fair market value on the date of grant. Generally, the options vest and become exercisable ratably over a three-year period, commencing one year after the grant date, and expire ten years from issuance.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the status of the Company’s stock options is presented below:

		Weighted-Average
	Shares	Exercise Price

	(Thousands of shares)
Balance, February 1, 2003	12,760	$8.83

Granted	1,119	$12.19
Exercised	(1,943)	$3.55
Forfeited	(629)	$16.55

Balance, January 31, 2004	11,307	$9.63

Granted	1,676	$18.40
Exercised	(1,196)	$7.93
Forfeited	(381)	$16.81

Balance, January 29, 2005	11,406	$10.86

Granted	2,222	$20.63
Exercised	(1,740)	$11.95
Forfeited	(432)	$19.45

Balance, January 28, 2006	11,456	$12.31

      The following table summarizes information as of January 28, 2006 concerning outstanding and exercisable options:

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Contractual	Exercisable	Exercise
Range of Exercise Prices	(000s)	Life	Price	(000s)	Price

$ 3.53 - $ 4.51	4,987	5.32	$4.41	4,987	$4.41
$11.80 - $12.71	542	7.18	$11.88	284	$11.85
$15.10 - $16.48	166	8.01	$15.62	77	$15.79
$18.00 - $21.25	5,641	7.45	$18.85	2,961	$18.09
$35.88	120	9.62	$35.88	—	$—

$ 3.53 - $35.88	11,456	6.55	$12.31	8,309	$9.64

      In September 2005, the Company granted 50 shares of restricted stock to non-employee members of its Board of Directors. The shares had a fair market value of $35.88 on the grant date and vest in equal installments over two years. During the 52 weeks ended January 28, 2006, the Company included compensation expense relating to the grant of these restricted shares in the amount of $347 in selling, general and administrative expenses in the accompanying consolidated statements of operations.

14.	Employees’ Defined Contribution Plan
      The Company sponsors a defined contribution plan (the “Savings Plan”) for the benefit of substantially all of its employees who meet certain eligibility requirements, primarily age and length of service. The Savings Plan allows employees to invest up to 15% of their current gross cash compensation invested on a pre-tax basis, at their option. The Company’s optional contributions to the Savings Plan are generally in amounts based upon a certain percentage of the employees’ contributions. The Company’s contributions to the Savings Plan during the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, were $1,196, $992 and

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$849, respectively. EB also sponsors a defined contribution plan for the benefit of substantially all of its employees who meet certain eligibility requirements, primarily age and length of service. The Company’s contributions to the EB savings plan during the 16 weeks from October 9, 2005 to January 28, 2006 were $137.

15.	Certain Relationships and Related Transactions
      The Company operates departments within ten bookstores operated by Barnes & Noble. The Company pays a license fee to Barnes & Noble in amounts equal to 7.0% of the gross sales of such departments. Management deems the license fee to be reasonable and based upon terms equivalent to those that would prevail in an arm’s length transaction. During the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, these charges amounted to $857, $859 and $974, respectively.
      Until June 2005, Historical GameStop participated in Barnes & Noble’s workers’ compensation, property and general liability insurance programs. The costs incurred by Barnes & Noble under these programs were allocated to Historical GameStop based upon Historical GameStop’s total payroll expense, property and equipment, and insurance claim history. Management deemed the allocation methodology to be reasonable. During the 52 weeks ended January 28, 2006, January 29, 2005 and January 31, 2004, these allocated charges amounted to $1,726, $2,662 and $2,363, respectively. Although Historical GameStop secured its own insurance coverage, costs will likely continue to be incurred by Barnes & Noble on insurance claims which were incurred under its programs prior to June 2005 and any such costs applicable to insurance claims against Historical GameStop will be allocated to the Company.
      In July 2003, the Company purchased an airplane from a company controlled by a member of the Board of Directors. The purchase price was $9,500 and was negotiated through an independent third party following an independent appraisal.
      In October 2004, the Board of Directors of Historical GameStop authorized a repurchase of Historical GameStop Class B common stock held by Barnes & Noble. Historical GameStop repurchased 6,107 shares of Class B common stock at a price equal to $18.26 per share for aggregate consideration before expenses of $111,520. The repurchase price per share was determined by using a discount of 3.5% on the last reported trade of Historical GameStop’s Class A common stock on the New York Stock Exchange prior to the time of the transaction. Historical GameStop paid $37,500 in cash and issued a promissory note in the principal amount of $74,020, which is payable in installments over the next three years and bears interest at 5.5% per annum, payable when principal installments are due. The Company made scheduled principal payments of $37,500 and $12,173 on the promissory note in January 2005 and October 2005, respectively. Interest expense on the promissory note for the 52 weeks ended January 28, 2006 and January 29, 2005 totaled $1,785 and $1,271, respectively.
      In May 2005, we entered into an arrangement with Barnes & Noble under which www.gamestop.com is the exclusive specialty video game retailer listed on bn.com, Barnes & Noble’s e-commerce site. Under the terms of this agreement, the Company pays a fee to Barnes & Noble for sales of video game or PC entertainment products sold through bn.com. For the 52 weeks ended January 28, 2006, the fee to Barnes & Noble totaled $255.
      In connection with the merger, Historical GameStop agreed to pay the legal fees and expenses of one if its directors, Leonard Riggio, including legal fees and expenses incurred in connection with the preparation and filing of Mr. Riggio’s notification and report form under the Hart Scott Rodino Antitrust Improvements Act of 1976. The Company estimates that Mr. Riggio’s fees and expenses in connection with the merger were approximately $150.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Significant Products
      The following table sets forth sales (in millions) by significant product category for the periods indicated:

	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	January 28, 2006		January 29, 2005		January 31, 2004

		Percent		Percent		Percent
	Sales	of Total	Sales	of Total	Sales	of Total

Sales:
New video game hardware	$503.2	16.3%	$209.2	11.4%	$198.1	12.6%
New video game software	1,244.9	40.3%	776.7	42.1%	647.9	41.0%
Used video game products	808.0	26.1%	511.8	27.8%	403.3	25.5%
Other	535.7	17.3%	345.1	18.7%	329.5	20.9%

Total	$3,091.8	100.0%	$1,842.8	100.0%	$1,578.8	100.0%

      The following table sets forth gross profit (in millions) and gross profit percentages by significant product category for the periods indicated:

	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	January 28, 2006		January 29, 2005		January 31, 2004

		Gross		Gross		Gross
	Gross	Profit	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent	Profit	Percent

Gross Profit:
New video game hardware	$30.9	6.1%	$8.5	4.1%	$10.6	5.3%
New video game software	266.5	21.4%	151.9	19.6%	128.6	19.9%
Used video game products	383.0	47.4%	231.6	45.3%	179.3	44.5%
Other	191.6	35.8%	117.3	34.0%	114.4	34.7%

Total	$872.0	28.2%	$509.3	27.6%	$432.9	27.4%

17.	Segment Information
      Following the completion of the merger, the Company now operates its business in the following segments: United States, Canada, Australia and Europe. The Company identifies segments based on a combination of geographic areas and management responsibility. Each of the segments includes significant retail operations with all stores engaged in the sale of new and used video game systems and software and personal computer entertainment software and related accessories. Segment results for the United States include retail operations in 50 states, the District of Columbia, Guam and Puerto Rico, electronic commerce web sites under the names gamestop.com and ebgames.com and Game Informer magazine. Segment results for Canada include retail operations in Canada and segment results for Australia include retail operations in Australia and New Zealand. Segment results for Europe include retail operations in 11 European countries. Prior to the merger, Historical GameStop had operations in Ireland and the United Kingdom which were not material. The Company measures segment profit using operating earnings, which is defined as income from continuing operations before net interest expense and income taxes. Transactions between reportable segments consist primarily of intersegment loans and related interest.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information on segments and the reconciliation to earnings before income taxes are as follows (in millions):

	United
Fiscal Year Ended January 28, 2006	States	Canada	Australia	Europe	Other	Consolidated

Sales	$2,709.8	$111.4	$94.4	$176.2	$—	$3,091.8
Depreciation and amortization	58.6	2.6	1.9	3.3	—	66.4
Operating earnings	173.7	7.9	11.0	0.1	—	192.7
Interest income	(4.6)	(0.2)	(0.3)	(1.3)	1.3	(5.1)
Interest expense	28.4	0.2	—	3.1	(1.3)	30.4
Earnings (loss) before income tax expense (benefit)	142.4	7.9	11.2	(1.6)	—	159.9
Goodwill	1,091.1	116.8	146.4	38.1	—	1,392.4
Other long-lived assets	359.1	37.6	21.0	83.8	—	501.5
Total assets	2,347.1	210.4	214.7	242.9	—	3,015.1

	United
Fiscal Year Ended January 29, 2005	States	Canada	Australia	Europe	Other	Consolidated

Sales	$1,818.2	$—	$—	$24.6	$—	$1,842.8
Depreciation and amortization	36.2	—	—	0.6	—	36.8
Operating earnings (loss)	102.1	—	—	(3.0)	—	99.1
Interest income	(1.8)	—	—	(0.1)	—	(1.9)
Interest expense	2.0	—	—	0.1	—	2.1
Earnings (loss) before income tax expense (benefit)	101.9	—	—	(3.0)	—	98.9
Goodwill	318.0	—	—	2.9	—	320.9
Other long-lived assets	164.9	—	—	5.6	(0.4)	170.1
Total assets	897.5	—	—	18.9	(0.4)	916.0

	United
Fiscal Year Ended January 31, 2004	States	Canada	Australia	Europe	Other	Consolidated

Sales	$1,564.0	$—	$—	$14.8	$—	$1,578.8
Depreciation and amortization	29.1	—	—	0.2	—	29.3
Operating earnings (loss)	104.8	—	—	(0.4)	—	104.4
Interest income	(1.5)	—	—	—	—	(1.5)
Interest expense	0.7	—	—	—	—	0.7
Earnings (loss) before income tax expense (benefit)	105.6	—	—	(0.4)	—	105.2
Goodwill	318.0	—	—	2.8	—	320.8
Other long-lived assets	192.8	—	—	3.0	—	195.8
Total assets	893.6	—	—	12.4	(3.8)	902.2

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Cash Flow Information

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 28,	January 29,	January 31,
	2006	2005	2004

	(In thousands)
Cash paid during the period for:
Interest	$9,258	$1,447	$308

Income taxes	40,434	19,903	56,555

Subsidiaries acquired:
Goodwill	1,071,464	62	2,869
Cash received in acquisition	120,696	—	252
Net assets acquired (or liabilities assumed)	251,796	—	158
Issuance of common shares to EB stockholders	(437,144)	—	—

Cash paid	$1,006,812	$62	$3,279

19.	Repurchase of Equity Securities
      In March 2003, the Historical GameStop Board of Directors authorized a common stock repurchase program for the purchase of up to $50,000 of Historical GameStop’s Class A common shares. Historical GameStop was authorized to repurchase shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions and other factors. During the 52 weeks ended January 29, 2005, Historical GameStop repurchased 959 shares at an average share price of $15.64. During the 52 weeks ended January 31, 2004, Historical GameStop repurchased 2,304 shares at an average share price of $15.19. From the inception of this repurchase program through January 29, 2005, Historical GameStop repurchased 3,263 shares at an average share price of $15.32, totaling $50,000, and, as of January 29, 2005, had no amount remaining available for purchases under this repurchase program. The repurchased shares were held in treasury until the consummation of the merger, at which time they were retired.
      In October 2004, the Board of Directors of Historical GameStop authorized a repurchase of Historical GameStop’s Class B common stock held by Barnes & Noble. Historical GameStop repurchased 6,107 shares of Class B common stock at a price equal to $18.26 per share for aggregate consideration before expenses of $111,520. The repurchased shares were immediately retired.

20.	Shareholders’ Equity
      The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of Class A common stock and Class B common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock after payment in full of any amounts required to be paid to holders of preferred stock.
      In connection with the merger, the Company adopted a rights agreement substantially similar to the rights agreement adopted by Historical GameStop. Under the Company’s rights agreement, one right (a “Right”) is attached to each outstanding share of the Company’s Class A common stock and Class B

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
common stock (together the “Common Stock”). Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a series of preferred stock, designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), at a price of $100.00 per one one-thousandth of a share. The Rights will be exercisable only if a person or group acquires 15% or more of the voting power of the Company’s outstanding Common Stock or announces a tender offer or exchange offer, the consummation of which would result in such person or group owning 15% or more of the voting power of the Company’s outstanding Common Stock.
      If a person or group acquires 15% or more of the voting power of the Company’s outstanding Common Stock, each Right will entitle a holder (other than such person or any member of such group) to purchase, at the Right’s then current exercise price, a number of shares of Common Stock having a market value of twice the exercise price of the Right. In addition, if the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold at any time after the Rights have become exercisable, each Right will entitle its holder to purchase, at the Right’s then current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the exercise price of the Right. Furthermore, at any time after a person or group acquires 15% or more of the voting power of the outstanding Common Stock of the Company but prior to the acquisition of 50% of such voting power, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group) at an exchange rate of one one-thousandth of a share of Series A Preferred Stock or one share of the Company’s Common Stock for each Right.
      The Company will be entitled to redeem the Rights at any time prior to the acquisition by a person or group of 15% or more of the voting power of the outstanding Common Stock of the Company, at a price of $.01 per Right. The Rights will expire on October 28, 2014.
      The Company has 5,000 shares of $.001 par value preferred stock authorized for issuance, of which 500 shares have been designated by the Board of Directors as Series A Preferred Stock and reserved for issuance upon exercise of the Rights. Each such share of Series A Preferred Stock will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock) and will be entitled to a preferred dividend equal to the greater of $1.00 or one thousand times any dividend declared on the Company’s Common Stock. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment of $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of Series A Preferred Stock will have ten thousand votes, voting together with the Company’s Common Stock. However, in the event that dividends on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, holders of the Series A Preferred Stock shall have the right, voting as a class, to elect two of the Company’s Directors. In the event of any merger, consolidation or other transaction in which the Company’s Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive one thousand times the amount and type of consideration received per share of the Company’s Common Stock. At January 28, 2006 there were no shares of Series A Preferred Stock outstanding.

21.	Consolidating Financial Statements
      In order to finance the merger, as described in Note 8, on September 28, 2005, the Company, along with GameStop, Inc. as co-issuer, completed the offering of the Notes. The direct and indirect domestic wholly-owned subsidiaries of the Company, excluding GameStop, Inc., as co-issuer, have guaranteed the Notes on a senior unsecured basis with unconditional guarantees.
      The following condensed consolidating financial statements present the financial position as of January 28, 2006 and January 29, 2005 and results of operations and cash flows for the fiscal years ended January 28, 2006, January 29, 2005 and January 31, 2004 of the Company’s guarantor and non-guarantor subsidiaries.

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING BALANCE SHEET

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 28,	January 28,		January 28,
	2006	2006	Eliminations	2006

	(Amounts in thousands, except per share amounts)
ASSETS:
Current assets:
Cash and cash equivalents	$328,923	$72,670	$—	$401,593
Receivables, net	87,039	12,228	(60,529)	38,738
Merchandise inventories, net	470,013	133,165	—	603,178
Prepaid expenses and other current assets	11,016	5,323	—	16,339
Prepaid taxes	19,601	(466)	—	19,135
Deferred taxes	40,890	1,392	—	42,282

Total current assets	957,482	224,312	(60,529)	1,121,265

Property and equipment:
Land	2,000	8,257	—	10,257
Buildings and leasehold improvements	194,069	68,839	—	262,908
Fixtures and equipment	288,060	55,837	—	343,897

	484,129	132,933	—	617,062
Less accumulated depreciation and amortization	177,241	7,696	—	184,937

Net property and equipment	306,888	125,237	—	432,125

Investment	463,619	—	(463,619)	—
Goodwill, net	1,091,057	301,295	—	1,392,352
Assets held for sale	19,297	—	—	19,297
Deferred financing fees	18,536	25	—	18,561
Other noncurrent assets	14,341	17,178	—	31,519

Total other assets	1,606,850	318,498	(463,619)	1,461,729

Total assets	$2,871,220	$668,047	$(524,148)	$3,015,119

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$435,128	$108,160	$—	$543,288
Accrued liabilities	286,505	105,883	(60,529)	331,859
Note payable, current portion	12,452	75	—	12,527

Total current liabilities	734,085	214,118	(60,529)	887,674

Deferred taxes	23,923	(10,985)	—	12,938
Senior notes payable, long-term portion, net	641,788	—	—	641,788
Senior floating rate notes payable, long-term portion	300,000	—	—	300,000
Notes payable, long-term portion	21,189	486	—	21,675
Other long-term liabilities	35,522	809	—	36,331

Total long-term liabilities	1,022,422	(9,690)	—	1,012,732

Total liabilities	1,756,507	204,428	(60,529)	1,900,406

Stockholders’ equity (deficit):
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	47,313	(47,313)	—
Class A common stock — $.001 par value; authorized 300,000 shares; 42,895 shares issued and outstanding	43	6,938	(6,938)	43
Class B common stock — $.001 par value; authorized 100,000 shares; 29,902 shares issued and outstanding	30	8,197	(8,197)	30
Additional paid-in-capital	921,349	333,163	(333,163)	921,349
Accumulated other comprehensive income (loss)	886	50	(50)	886
Retained earnings	192,405	67,958	(67,958)	192,405

Total stockholders’ equity (deficit)	1,114,713	463,619	(463,619)	1,114,713

Total liabilities and stockholders’ equity (deficit)	$2,871,220	$668,047	$(524,148)	$3,015,119

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING BALANCE SHEET

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
	2005	2005	Eliminations	2005

	(Amounts in thousands, except per share amounts)
ASSETS:
Current assets:
Cash and cash equivalents	$167,788	$3,204	$—	$170,992
Receivables, net	9,516	296	—	9,812
Merchandise inventories, net	210,634	5,662	—	216,296
Prepaid expenses and other current assets	17,997	403	—	18,400
Prepaid taxes	2,921	782	—	3,703
Deferred taxes	5,785	—	—	5,785

Total current assets	414,641	10,347	—	424,988

Property and equipment:
Land	2,000	—	—	2,000
Leasehold improvements	104,418	2,010	—	106,428
Fixtures and equipment	180,119	4,417	—	184,536

	286,537	6,427	—	292,964
Less accumulated depreciation and amortization	123,791	774	—	124,565

Net property and equipment	162,746	5,653	—	168,399

Goodwill, net	317,957	2,931	—	320,888
Deferred financing fees	566	—	—	566
Other noncurrent assets	1,629	—	(487)	1,142

Total other assets	320,152	2,931	(487)	322,596

Total assets	$897,539	$18,931	$(487)	$915,983

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$205,014	$1,725	$—	$206,739
Accrued liabilities	78,264	16,719	—	94,983
Note payable, current portion	12,173	—	—	12,173

Total current liabilities	295,451	18,444	—	313,895

Deferred taxes	21,257	—	—	21,257
Notes payable, long-term portion	24,347	—	—	24,347
Deferred rent and other long-term liabilities	13,473	—	—	13,473

Total long-term liabilities	59,077	—	—	59,077

Total liabilities	354,528	18,444	—	372,972

Stockholders’ equity (deficit):
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 24,189 shares issued	24	—	—	24
Class B common stock — $.001 par value; authorized 100,000 shares; 29,902 shares issued and outstanding	30	—	—	30
Additional paid-in-capital	500,769	3,340	(3,340)	500,769
Accumulated other comprehensive income	567	(118)	118	567
Retained earnings	91,621	(2,735)	2,735	91,621
Treasury stock, at cost, 3,263 shares	(50,000)	—	—	(50,000)

Total stockholders’ equity (deficit)	543,011	487	(487)	543,011

Total liabilities and stockholders’ equity (deficit)	$897,539	$18,931	$(487)	$915,983

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING STATEMENT OF OPERATIONS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 28,	January 28,		January 28,
For the Fiscal Year Ended January 28, 2006	2006	2006	Eliminations	2006

	(Amounts in thousands)
Sales	$2,709,786	$381,997	$—	$3,091,783
Cost of sales	1,927,765	291,988	—	2,219,753

Gross profit	782,021	90,009	—	872,030
Selling, general and administrative expenses	536,130	63,213	—	599,343
Depreciation and amortization	58,628	7,727	—	66,355
Merger-related expenses	13,600	—	—	13,600

Operating earnings	173,663	19,069	—	192,732
Interest income	(9,123)	(1,791)	5,779	(5,135)
Interest expense	32,906	3,300	(5,779)	30,427
Merger-related interest expense	7,518			7,518

Earnings (loss) before income tax expense (benefit)	142,362	17,560	—	159,922
Income tax expense (benefit)	50,872	8,266	—	59,138

Net earnings (loss)	$91,490	$9,294	$—	$100,784

GAMESTOP CORP.
CONSOLIDATING STATEMENT OF OPERATIONS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
For the Fiscal Year Ended January 29, 2005	2005	2005	Eliminations	2005

	(Amounts in thousands)
Sales	$1,818,158	$24,648	$—	$1,842,806
Cost of sales	1,314,937	18,569	—	1,333,506

Gross profit	503,221	6,079	—	509,300
Selling, general and administrative expenses	364,903	8,461	—	373,364
Depreciation and amortization	36,187	602	—	36,789

Operating earnings (loss)	102,131	(2,984)	—	99,147
Interest income	(1,854)	(65)	—	(1,919)
Interest expense	2,024	131	—	2,155

Earnings (loss) before income tax expense (benefit)	101,961	(3,050)	—	98,911
Income tax expense (benefit)	38,619	(634)	—	37,985

Net earnings (loss)	$63,342	$(2,416)	$—	$60,926

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING STATEMENT OF OPERATIONS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 31,	January 31,		January 31,
For the Fiscal Year Ended January 31, 2004	2004	2004	Eliminations	2004

	(Amounts in thousands)
Sales	$1,564,037	$14,801	$—	$1,578,838
Cost of sales	1,133,996	11,897	—	1,145,893

Gross profit	430,041	2,904	—	432,945
Selling, general and administrative expenses	296,146	3,047	—	299,193
Depreciation and amortization	29,122	246	—	29,368

Operating earnings (loss)	104,773	(389)	—	104,384
Interest income	(1,467)	—	—	(1,467)
Interest expense	634	29	—	663

Earnings (loss) before income tax expense (benefit)	105,606	(418)	—	105,188
Income tax expense (benefit)	41,820	(99)	—	41,721

Net earnings (loss)	$63,786	$(319)	$—	$63,467

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING STATEMENT OF CASH FLOWS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 28,	January 28,		January 28,
For the Fiscal Year Ended January 28, 2006	2006	2006	Eliminations	2006

	(Amounts in thousands)
Cash flows from operating activities:
Net earnings	91,490	$9,294	$—	$100,784
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization (including amounts in cost of sales)	58,932	7,727	—	66,659
Provision for inventory reserves	24,726	377	—	25,103
Amortization of loan cost	1,229	—	—	1,229
Amortization of original issue discount on senior notes	316	—	—	316
Restricted stock expense	347	—	—	347
Deferred taxes	(8,528)	312	—	(8,216)
Tax benefit realized from exercise of stock options by employees	12,308	—	—	12,308
Loss on disposal and impairment of property and equipment	11,648	—	—	11,648
Increase in deferred rent and other long-term liabilities for scheduled rent increases in long-term leases	3,216	453	—	3,669
Increase in liability to landlords for tenant allowances, net	936	(734)	—	202
Decrease in value of foreign exchange contracts	(2,421)	—	—	(2,421)
Changes in operating assets and liabilities, net of business acquired
Receivables, net	(6,728)	(3,267)	—	(9,995)
Merchandise inventories	(75,311)	(16,052)	—	(91,363)
Prepaid expenses and other current assets	19,402	82	—	19,484
Prepaid taxes	18,172	(4,562)	—	13,610
Accounts payable and accrued liabilities	89,675	58,379	—	148,054

Net cash flows provided by operating activities	239,409	52,009	—	291,418
Cash flows from investing activities:
Purchase of property and equipment	(93,419)	(17,277)	—	(110,696)
Merger with Electronics Boutique, net of cash acquired	(920,504)	34,388	—	(886,116)

Net cash flows used in investing activities	(1,013,923)	17,111	—	(996,812)
Cash flows from financing activities:
Issuance of senior notes payable relating to Electronics Boutique merger, net of discount	641,472	—	—	641,472
Issuance of senior floating rate notes payable relating to Electronics Boutique merger	300,000	—	—	300,000
Issuance of shares relating to employee stock options	20,800	—	—	20,800
Net increase in other noncurrent assets and deferred financing fees	(14,450)	984	—	(13,466)
Payment of debt relating to repurchase of Class B shares	(12,173)	—	—	(12,173)
Payment of debt relating to pre-existing Electronics Boutique debt	—	(956)	—	(956)

Net cash flows provided by (used in) financing activities	935,649	28	—	935,677
Exchange rate effect on cash and cash equivalents	—	318	—	318

Net decrease in cash and cash equivalents	161,135	69,466	—	230,601
Cash and cash equivalents at beginning of period	167,788	3,204	—	170,992

Cash and cash equivalents at end of period	328,923	72,670	—	401,593

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING STATEMENT OF CASH FLOWS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
For the Fiscal Year Ended January 29, 2005	2005	2005	Eliminations	2005

	(Amounts in thousands)
Cash flows from operating activities:
Net earnings (loss)	$63,342	$(2,416)	$—	$60,926
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization (including amounts in cost of sales)	36,418	601	—	37,019
Provision for inventory reserves	17,808	—	—	17,808
Amortization of loan cost	432	—	—	432
Deferred taxes	5,402	—	—	5,402
Tax benefit realized from exercise of stock options by employees	5,082	—	—	5,082
Loss on disposal of property and equipment	382	—	—	382
Increase in deferred rent and other long-term liabilities for scheduled rent increases in long-term leases	5,350	(1)	—	5,349
Increase in liability to landlords for tenant allowances, net	1,644		—	1,644
Minority interest	—	(96)	—	(96)
Changes in operating assets and liabilities, net Receivables, net	(1,122)	855	—	(267)
Merchandise inventories	(7,964)	(2,614)	—	(10,578)
Prepaid expenses and other current assets	(3,874)	(186)	—	(4,060)
Prepaid taxes	9,734	(662)	—	9,072
Accounts payable and accrued liabilities	8,618	9,254	—	17,872

Net cash flows provided by operating activities	141,252	4,735	—	145,987
Cash flows from investing activities:
Purchase of property and equipment	(95,149)	(3,156)	—	(98,305)
Acquisition of controlling interest in Gamesworld Group Limited, net of cash received		(62)	—	(62)

Net cash flows used in investing activities	(95,149)	(3,218)	—	(98,367)
Cash flows from financing activities:
Issuance of shares relating to employee stock options	9,474	—	—	9,474
Net increase in other noncurrent assets	(825)	—	—	(825)
Purchase of treasury shares through repurchase program	(14,994)	—	—	(14,994)
Repurchase of Class B shares	(111,781)	—	—	(111,781)
Issuance of debt relating to the Class B share repurchase	74,020	—	—	74,020
Repayment of debt relating to the Class B shares	(37,500)	—	—	(37,500)

Net cash flows provided by (used in) financing activities	(81,606)	—	—	(81,606)
Exchange rate effect on cash and cash equivalents	—	73	—	73

Net decrease in cash and cash equivalents	(35,503)	1,590	—	(33,913)
Cash and cash equivalents at beginning of period	203,291	1,614	—	204,905

Cash and cash equivalents at end of period	$167,788	$3,204	$—	$170,992

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GAMESTOP CORP.
CONSOLIDATING STATEMENT OF CASH FLOWS

	Issuers and
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 31,	January 31,		January 31,
For the Fiscal Year Ended January 31, 2004	2004	2004	Eliminations	2004

	(Amounts in thousands)
Cash flows from operating activities:
Net earnings (loss)	$63,786	$(319)	$—	$63,467
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
Depreciation and amortization (including amounts in cost of sales)	29,241	246	—	29,487
Provision for inventory reserves	12,901	—	—	12,901
Amortization of loan cost	313	—	—	313
Deferred taxes	5,713	—	—	5,713
Tax benefit realized from exercise of stock options by employees	9,702	—	—	9,702
Loss on disposal of property and equipment	213	—	—	213
Increase in deferred rent and other long-term liabilities for scheduled rent increases in long-term leases	342	(4)	—	338
Increase in liability to landlords for tenant allowances, net	937	—	—	937
Minority interest	—	(298)	—	(298)
Changes in operating assets and liabilities, net Receivables, net	(1,502)	(452)	—	(1,954)
Merchandise inventories	(72,010)	(702)	—	(72,712)
Prepaid expenses and other current assets	(3,996)	(115)	—	(4,111)
Prepaid taxes	(12,656)	(119)	—	(12,775)
Accounts payable and accrued liabilities	33,340	6,716	—	40,056

Net cash flows provided by (used in) operating activities	66,324	4,953	—	71,277
Cash flows from investing activities:
Purchase of property and equipment	(63,155)	(1,329)	—	(64,484)
Acquisition of controlling interest in Gamesworld Group Limited, net of cash received	—	(3,027)	—	(3,027)

Net cash flows used in investing activities	(63,155)	(4,356)	—	(67,511)
Cash flows from financing activities:
Issuance of shares relating to employee stock options	6,899	—	—	6,899
Net increase in other noncurrent assets	(3,801)	3,279	—	(522)
Purchase of treasury shares through repurchase program	(35,006)	—	—	(35,006)
Repayment of debt of Gamesworld Group Limited	—	(2,296)	—	(2,296)

Net cash flows provided by (used in) financing activities	(31,908)	983	—	(30,925)
Exchange rate effect on cash and cash equivalents	—	34	—	34

Net decrease in cash and cash equivalents	(28,739)	1,614	—	(27,125)
Cash and cash equivalents at beginning of period	232,030	—	—	232,030

Cash and cash equivalents at end of period	$203,291	$1,614	$—	$204,905

GAMESTOP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Unaudited Quarterly Financial Information
      The following table sets forth certain unaudited quarterly consolidated statement of operations information for the fiscal years ended January 28, 2006 and January 29, 2005. The unaudited quarterly information includes all normal recurring adjustments that management considers necessary for a fair presentation of the information shown.

	Fiscal Year Ended January 28, 2006				Fiscal Year Ended January 29, 2005

	1st	2nd	3rd	4th	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter(4)	Quarter(4)	Quarter	Quarter	Quarter	Quarter

			(Amounts in thousands, except per share amounts)
Sales	$474,727	$415,930	$534,212	$1,666,914	$371,736	$345,593	$416,737	$708,740
Gross profit	126,037	128,155	176,720	441,118	104,642	106,286	118,959	179,413
Operating earnings(1)	16,857	13,190	10,095	152,590	10,770	12,545	19,852	55,980
Net earnings (loss)(2)	10,326	7,903	(2,460)	85,015	6,678	7,672	12,059	34,517
Net earnings (loss) per Class A and Class B common share — basic(3)	0.20	0.15	(0.04)	1.17	0.12	0.14	0.22	0.68
Net earnings (loss) per Class A and Class B common share — diluted(3)	0.19	0.14	(0.04)	1.10	0.11	0.13	0.21	0.64

(1)	Includes the following pre-tax charges:

•	$2,750 in the first quarter of the fiscal year ended January 29, 2005 attributable to the California labor litigation settlement,

•	$2,800 in the third quarter of the fiscal year ended January 29, 2005 attributable to the professional fees related to the spin-off by Barnes & Noble of Historical GameStop’s Class B common shares, and

•	$5,373 in the fourth quarter of the fiscal year ended January 29, 2005 attributable to correcting the Company’s method of accounting for rent expense and depreciation expense on leasehold improvements for those leases that do not contain a renewal option.

(2)	Includes the following after-tax charges:

•	$1,708 in the first quarter of the fiscal year ended January 29, 2005 attributable to the California labor litigation settlement,

•	$1,739 in the third quarter of the fiscal year ended January 29, 2005 attributable to the professional fees related to the spin-off by Barnes & Noble of Historical GameStop’s Class B common shares, and

•	$3,312 in the fourth quarter of the fiscal year ended January 29, 2005 attributable to correcting the Company’s method of accounting for rent expense and depreciation expense on leasehold improvements for those leases that do not contain a renewal option.

(3)	Includes the following charges per basic and diluted share:

•	$0.03 per basic and diluted share in the first quarter of the fiscal year ended January 29, 2005 attributable to the California labor litigation settlement,

•	$0.03 per basic and diluted share in the third quarter of the fiscal year ended January 29, 2005 attributable to the professional fees related to the spin-off by Barnes & Noble of Historical GameStop’s Class B common shares, and

•	$0.07 and $0.06 per basic and diluted share, respectively, in the fourth quarter of the fiscal year ended January 29, 2005 attributable to correcting the Company’s method of accounting for rent expense and depreciation expense on leasehold improvements for those leases that do not contain a renewal option.

(4)	The results for the third quarter of the fiscal year ended January 28, 2006 include the results of EB from October 9, 2005, the merger date, through October 29, 2005 and include merger-related expenses of $11,329 and merger-related interest expense of $7,518. The results for the fourth quarter of the fiscal year ended January 28, 2006 include the results of EB and merger-related expenses of $2,271.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Electronics Boutique Holdings Corp.:
      We have audited the accompanying consolidated balance sheets of Electronics Boutique Holdings Corp. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronics Boutique Holdings Corp. and subsidiaries as of January 29, 2005 and January 31, 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended January 29, 2005, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for consideration received from a vendor in the year ended February 1, 2003.

(signed) KPMG
Philadelphia, Pennsylvania
April 7, 2005
(except for Note 16, which
is as of April 17, 2006)

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 29,	January 31,
	2005	2004

	(Amounts in thousands,
	except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$94,345	$97,793
Marketable securities	80,950	60,175
Accounts receivable:
Trade and vendors	17,685	22,407
Other	3,585	17,405
Merchandise inventories	291,678	253,577
Deferred tax asset	9,438	9,895
Prepaid expenses and other current assets	17,955	16,435

Total current assets	515,636	477,687

Property and equipment:
Building and leasehold improvements	153,883	122,852
Furniture, fixtures and equipment	154,896	123,265
Land	8,120	5,827
Construction in progress	2,473	2,826

	319,372	254,770
Less accumulated depreciation and amortization	145,951	116,766

Net property and equipment	173,421	138,004
Goodwill and other intangible assets, net of accumulated amortization of $1,155 and $666	16,308	13,662
Deferred tax asset	12,433	10,476
Other non-current assets	6,402	4,103

Total assets	$724,200	$643,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$228,825	$220,481
Accrued expenses	99,939	75,922
Income taxes payable	11,450	17,862

Total current liabilities	340,214	314,265
Deferred rent and other long-term liabilities	32,518	25,687

Total liabilities	372,732	339,952

Stockholders’ equity:
Preferred stock — authorized 25,000 shares; $.01 par value; no shares issued and outstanding at January 29, 2005 and January 31, 2004	—	—
Common stock — authorized 100,000 shares; $.01 par value; 27,433 shares issued and 24,648 shares outstanding at January 29, 2005; 26,449 shares issued and 24,834 shares outstanding at January 31, 2004	274	264
Treasury stock — 2,785 and 1,615 shares at January 29, 2005 and January 31, 2004, respectively, at cost	(66,132)	(34,455)
Additional paid-in capital	206,503	181,204
Accumulated other comprehensive income	6,980	5,411
Retained earnings	203,843	151,556

Total stockholders’ equity	351,468	303,980

Total liabilities and stockholders’ equity	$724,200	$643,932

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended

	January 29,	January 31,	February 1,
	2005	2004	2003

	(Amounts in thousands, except per
	share amounts)
Net sales	$1,983,537	$1,588,406	$1,309,226
Management fees	5,845	13,375	7,553

Total revenues	1,989,382	1,601,781	1,316,779
Cost of goods sold	1,450,205	1,174,429	971,204

Gross profit	539,177	427,352	345,575
Costs and expenses:
Selling, general and administrative expense	422,374	327,260	266,729
Restructuring and asset impairment reversal	—	—	(2,611)
Depreciation and amortization	37,473	29,211	23,361

Operating income	79,330	70,881	58,096
Interest income, net	2,350	1,751	1,677

Income before income tax expense and cumulative effect of change in accounting principle	81,680	72,632	59,773
Income tax expense	29,393	26,903	22,373

Income before cumulative effect of change in accounting principle	52,287	45,729	37,400
Cumulative effect of change in accounting principle, net of income tax expense	—	—	(4,773)

Net income	$52,287	$45,729	$32,627

Income per share before cumulative effect of change in accounting principle:
Basic	$2.16	$1.82	$1.44

Diluted	$2.13	$1.80	$1.42

Per share cumulative effect of change in accounting principle:
Basic			$(0.18)

Diluted			$(0.18)

Net income per share:
Basic	$2.16	$1.82	$1.26

Diluted	$2.13	$1.80	$1.24

Weighted average shares outstanding:
Basic	24,159	25,114	25,833

Diluted	24,547	25,415	26,247

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Accumulated
								Other
	Preferred stock		Common stock		Treasury stock		Additional	Comprehensive		Total
							Paid-In	(Loss)	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Equity

	(Amounts in thousands)
Balance Feb. 2, 2002	—	$—	25,783	$258	—	$—	$166,312	$(2,610)	$73,200	$237,160
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	32,627	32,627
Foreign currency translations	—	—	—	—	—	—	—	6,574	—	6,574
Hedging activities	—	—	—	—	—	—	—	(5,077)	—	(5,077)

Total comprehensive income										34,124

Issuance of common stock	—	—	23	—	—	—	467	—	—	467
Exercise of stock options	—	—	76	1	—	—	1,190	—	—	1,191
Tax benefit from stock options exercised	—	—	—	—	—	—	1,558	—	—	1,558

Balance Feb. 1, 2003	—	—	25,882	259	—	—	169,527	(1,113)	105,827	274,500

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	45,729	45,729
Foreign currency translations	—	—	—	—	—	—	—	12,981	—	12,981
Hedging activities	—	—	—	—	—	—	—	(6,457)	—	(6,457)

Total comprehensive income										52,253

Issuance of common stock	—	—	32	—	—	—	531	—	—	531
Exercise of stock options	—	—	535	5	—	—	8,590	—	—	8,595
Repurchase of common stock	—	—	—	—	(1,615)	(34,455)	—	—	—	(34,455)
Tax benefit from stock options exercised	—	—	—	—	—	—	2,556	—	—	2,556

Balance Jan. 31, 2004	—	—	26,449	264	(1,615)	(34,455)	181,204	5,411	151,556	303,980

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	52,287	52,287
Foreign currency translations	—	—	—	—	—	—	—	4,849	—	4,849
Hedging activities	—	—	—	—	—	—	—	(3,280)	—	(3,280)

Total comprehensive income										53,856

Issuance of common stock	—	—	31	—	—	—	710	—	—	710
Exercise of stock options	—	—	953	10	—	—	18,281	—	—	18,291
Repurchase of common stock	—	—	—	—	(1,170)	(31,677)	—	—	—	(31,677)
Other financing activities	—	—	—	—	—	—	164	—	—	164
Tax benefit from stock options exercised	—	—	—	—	—	—	6,144	—	—	6,144

Balance Jan. 29, 2005	—	$—	27,433	$274	(2,785)	$(66,132)	$206,503	$6,980	$203,843	$351,468

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended

	January 29,	January 31,	February 1,
	2005	2004	2003

	(Amounts in thousands)
Cash flows from operating activities:
Net income	$52,287	$45,729	$32,627
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	36,871	28,769	23,046
Amortization of other assets	602	442	315
Loss on disposal of property and equipment	234	313	649
Deferred taxes	(1,134)	1,705	1,284
Foreign currency transaction loss (gain)	509	597	(537)
Management fee amortization from termination agreement	(5,845)	(4,660)	—
Changes in assets and liabilities:
Accounts receivable	18,858	(12,070)	(2,133)
Merchandise inventories	(33,482)	(17,537)	(74,831)
Prepaid expenses	(1,247)	(6,635)	(1,567)
Other non-current assets	(4,682)	1,188	(1,594)
Accounts payable	4,944	39,266	36,335
Accrued expenses	24,497	25,087	8,298
Income taxes payable	(1,191)	1,451	6,087
Deferred rent and other long-term liabilities	11,174	(40)	1,859

Net cash provided by operating activities	102,395	103,605	29,838

Cash flows from investing activities:
Purchases of property and equipment	(75,119)	(45,905)	(38,502)
Proceeds from disposition of assets	5,539	135	2,544
Proceeds from sales of marketable securities	152,750	322,820	197,300
Purchases of marketable securities	(173,525)	(334,070)	(150,350)
Businesses acquired, net of cash	—	(111)	(1,552)

Net cash (used in) provided by investing activities	(90,355)	(57,131)	9,440

Cash flows from financing activities:
Proceeds from exercise of stock options	18,291	8,595	1,191
Repurchase of common stock	(31,677)	(34,455)	—
Repayments of long-term debt	—	—	(506)
Proceeds from issuance of common stock	710	531	467
Other financing activities	164	—	—

Net cash (used in) provided by financing activities	(12,512)	(25,329)	1,152

Effects of exchange rates on cash	(2,976)	3,700	1,870

Net increase (decrease) in cash and cash equivalents	(3,448)	24,845	42,300
Cash and cash equivalents, beginning of year	97,793	72,948	30,648

Cash and cash equivalents, end of year	$94,345	$97,793	$72,948

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$52	$16	$31
Income taxes	30,515	23,301	13,469
See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
      Electronics Boutique Holdings Corp. (collectively with its subsidiaries, the “Company”) is the leading global specialty retailer of video game hardware and software, PC entertainment software, pre-played video games and related accessories and products. The Company operates in only one business segment, as substantially all of its revenues, net income and assets are derived from these primary products.
      The Company had 1,977, 1,528 and 1,145 operating retail stores throughout the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, South Korea and Sweden at January 29, 2005, January 31, 2004 and February 1, 2003, respectively. Total revenues from the Company’s United States, Canada and other foreign operations were 71%, 11% and 18%, respectively in fiscal 2005, 75%, 10% and 15%, respectively in fiscal 2004 and 81%, 9% and 10%, respectively in fiscal 2003. Long-lived assets located in the United States, Canada and other foreign countries were 67%, 13% and 20%, respectively for the fiscal year ended January 29, 2005 and 71%, 14% and 15%, respectively for the fiscal year ended January 31, 2004. The Company is subject to the risks inherent in conducting business across national boundaries. The Company also operates a mail order business and sells its products via the Internet. Approximately 36%, 38% and 39% of fiscal 2005, fiscal 2004 and fiscal 2003 gross purchases, respectively, were made from its three largest vendors. The Company is highly dependent on the introduction by its vendors of new and enhanced video game and PC hardware and software.

Fiscal Year-End
      The Company’s fiscal year ends on the Saturday nearest January 31.

Principles of Consolidation
      The consolidated financial statements include the financial position and results of operations of Electronics Boutique Holding Corp. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. Certain amounts have been reclassified to conform to the current presentation.

Revenue Recognition
      Retail sales are recognized as revenue at the point of sale. Mail order and Internet sales are recognized as revenue upon delivery to and acceptance by the customer. Warranty revenue is amortized over the life of the warranty. Loyalty card revenue is amortized over the life of the card. Magazine subscription revenue is recognized over the life of the subscription. Management fees are recognized in the period that related services are provided. Sales are recorded net of estimated amounts for sales returns and other allowances. Shipping and handling fee income from the Company’s mail order and Internet operations is recognized as net sales. The Company records shipping and handling costs in cost of goods sold.

Cost of Goods Sold
      Cost of goods sold includes the following: cost of merchandise purchased, freight expense, purchase discounts, vendor advertising allowances in excess of incremental related advertising expenses, volume

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase rebates and inventory shrinkage expense. The Company’s gross margins may not be comparable to those of other retailers or companies in general due to the items the Company includes in cost of goods sold.

Selling, General and Administrative Expense
      Selling, general and administrative expense includes the following: retail store operating costs, distribution center operating costs, marketing and promotional expenses net of vendor reimbursements for these expenses and corporate operating expenses.

Vendor Programs
      The Company receives vendor allowances for certain advertising and promotional events offered to a majority of its vendors. These events generally cover a period from a few days up to thirty days and include items such as product catalog advertising, in-store display promotions, Internet advertising, co-op print advertising, product training and promotion at the Company’s trade show and inclusion in its vendor-of-the-month program. The allowance for each event is negotiated with the vendor and requires specific performance by the Company to be earned. Due to the fact that the Company must complete the required marketing and merchandising initiatives prior to earning the allowance, the Company records the allowance in its financial statements in the same period that it completes its responsibilities under each event agreement. When an event starts in one period and ends in a subsequent period, the Company prorates the allowance over the appropriate periods.
      In fiscal 2003, the Company adopted Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor,” effective as of the beginning of fiscal 2003. In accordance with the provisions of Issue 02-16, vendor advertising allowances that exceed specific, incremental and identifiable costs incurred in relation to the advertising and promotional events offered by the Company to its vendors are classified as a reduction in the purchase price of merchandise. See Note 2, “Change in Accounting Principle” for further discussion.
      The Company received vendor allowances totaling $70.7 million, $64.0 million and $54.1 million in fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Advertising expenses, excluding the vendor allowances, were $26.5 million, $16.8 million and $11.3 million in fiscal 2005, fiscal 2004 and fiscal 2003, respectively.
      The Company believes that its advertising programs are effective and generate customer interest and traffic to its retail stores and Internet site. It is unlikely that the Company would continue to incur the same level of advertising expense without this vendor support. The Company believes that revenues would be adversely affected by a reduction in vendor allowances, but is unable to specifically quantify the impact.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of January 29, 2005, the Company had $3.3 million in short-term restricted cash that was recorded as other current assets and $1.4 million of long-term restricted cash that was recorded as other non-current assets on the consolidated balance sheet. As of January 31, 2004, the Company had $4.3 million in restricted cash that was recorded as other current assets on the consolidated balance sheet. Restricted cash represents funds held as security against certain European vendor and landlord liabilities.

Marketable Securities
      The Company invests in auction rate securities as part of its cash management strategy. The Company concluded that it is appropriate to classify its holdings of auction rate securities as marketable securities. Previously, such investments had been classified as cash and cash equivalents. Accordingly, the Company has revised its classification to report these securities as marketable securities in its prior year financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
This reclassification resulted in a decrease to “Cash and cash equivalents” and an increase to “Marketable securities” of $60.2 million on the Company’s January 31, 2004 consolidated balance sheet. The Company has also made corresponding adjustments to its consolidated statements of cash flows to reflect the gross purchases and sales of these securities as investing activities rather than as a component of cash and cash equivalents. These adjustments resulted in a decrease of $11.3 million for fiscal 2004 and an increase of $47.0 million for fiscal 2003 to “Net cash (used in) provided by investing activities” on the Company’s consolidated statements of cash flows. This change in classification does not affect previously reported cash flows from operations in the Company’s consolidated statements of cash flows or its previously reported consolidated statements of income for any period. As of January 29, 2005 and January 31, 2004, the Company held $81.0 million and $60.2 million, respectively, of these auction rate securities.
      The Company classifies its investments in marketable securities with readily determinable fair values as investments available-for-sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. The Company has classified all investments as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in accumulated other comprehensive income in stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

Merchandise Inventories
      Merchandise is valued at the lower of cost or market. Cost is determined principally by a weighted-average method.

Property and Equipment
      Property and equipment is recorded at cost and depreciated or amortized over the estimated useful life of the asset using the straight-line method. The estimated useful lives are as follows:

Leasehold improvements	Lesser of 10 years or the lease term
Furniture and fixtures	5 years
Computer equipment	3 years
Buildings	30 years
      The Company capitalizes significant costs to acquire management information systems software and significant costs of system improvements. Computer software costs are amortized over estimated useful lives of three to five years.

Deferred Revenue
      Amounts received under the Company’s pre-sell program are recorded as a liability. Revenue is recognized when the customer receives the related product.

Gift Certificates
      The Company records gift certificate sales as a current liability until the gift certificates are redeemed by the customer. The liability is relieved when a gift certificate is used by the customer to make a purchase.

Goodwill and Other Intangible Assets
      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that intangible assets acquired in a purchase method business combination

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
must meet certain criteria to be recognized and reported apart from goodwill and should be used for all business combinations initiated after June 30, 2001. SFAS No. 142 states that goodwill and intangible assets with indefinite useful lives will no longer be amortized, but instead be tested for impairment at least annually. See Note 14, “Goodwill and Other Intangible Assets”, for disclosures required by SFAS No. 142.

Other Assets
      Other assets consist principally of life insurance programs for certain key executives, long-term restricted cash and security deposits.

Guarantees
      The Company remains contingently liable for 21 of the BC Sports Collectibles store leases assigned to Sports Collectibles Acquisition Corporation (“SCAC”) which are discussed further in Note 7. Mr. Kim has entered into an indemnification agreement with the Company with respect to these leases. If SCAC were to default on these lease obligations, the Company would be liable to the landlords for up to $8 million in minimum rent and landlord charges as of January 29, 2005. Due to Mr. Kim’s agreement to indemnify the Company for any costs arising from the BC Sports Collectibles leases, no accrual was recorded for this potential liability. See Note 7, “Related Party Transactions,” for more details on the BC Sports Collectibles sale.

Leasing Expense
      The Company recognizes lease expense on a straight-line basis starting on the date the Company takes possession of the location through the end of the lease commitment. The difference between lease expense recognized and actual payments made is included in deferred rent on the consolidated balance sheet.
      In February 2005, the Company initiated a review of its lease-related accounting methods for rent holidays (the period prior to the store opening when the Company pays reduced or no rent) and for recognizing tenant improvement allowances. Previously, the Company started recording rent expense at the time of a new store opening. The Company now records rent expense at the time it takes possession of a location, which occurs up to two months prior to the store opening. The Company determined that corrections resulting from this error were immaterial to prior period results. The Company recorded a one time, cumulative, non-cash charge to rent expense of $4.2 million ($2.7 million after tax, or $0.11 per diluted share) in the fourth quarter of fiscal 2005.
      The Company recognizes tenant improvement allowances as deferred rent to be amortized as a reduction in rent expense over the life of the related leases. Previously, the Company recognized such tenant improvement allowances as a reduction of related leasehold improvements and amortized the allowances over the shorter of the useful life of those assets or the initial lease term. The reclassification of tenant allowances resulted in a decrease to “Selling, general and administrative expense” and an increase to “Depreciation and amortization” of $1.3 million and $0.8 million on the Company’s consolidated statements of income for fiscal 2004 and fiscal 2003, respectively. Additionally, the reclassification of tenant allowances resulted in an increase to “Net property and equipment” and “Deferred rent and other long-term liabilities” of $7.6 million on the Company’s January 31, 2004 consolidated balance sheet. On the Company’s consolidated statement of cash flows, the reclassification of tenant allowances resulted in an increase to “Net cash provided by operating activities” and an increase to “Net cash used in investing activities” of $2.9 million and $2.7 million for fiscal 2004 and fiscal 2003, respectively. Since the useful life of the assets was the same as the initial lease term, there was no impact on operating income or net income for any period as a result of these reclassifications.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pre-opening Costs and Advertising Expense
      Pre-opening and start-up costs for new stores are expensed as incurred. Costs of advertising and sales promotion programs are charged to operations, offset by direct vendor reimbursements, as incurred.

Foreign Currency
      The accounts of the foreign subsidiaries are translated in accordance with SFAS No. 52, “Foreign Currency Translation,” which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of the operations are translated using an average exchange rate for the year. The effects of the rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses are included in net income.
      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by Statement 137 and Statement 138 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value.
      Market risks relating to the Company’s foreign operations result primarily from changes in foreign exchange rates. The Company routinely enters into forward and cross-currency swap exchange contracts in the regular course of business to manage its exposure against foreign currency fluctuations on intercompany loans, investments in subsidiaries, and accounts payable. These contracts vary in length of duration. On January 29, 2005, the Company had two forward contracts and 40 cross-currency swap contracts. The forward contracts had a notional amount of $7.1 million and the cross-currency swap contracts had a notional amount of $52.8 million. The total fair market value of all contracts at January 29, 2005 was a deficit of approximately $12.9 million, of which $0.7 million was recorded in accrued expenses and $12.2 million was recorded in other long-term liabilities on the Company’s consolidated balance sheet. On January 31, 2004, the Company had four forward contracts and 34 cross-currency swap contracts. The forward contracts had a notional amount of $9.6 million and the cross-currency swap contracts had a notional amount of $35.4 million. The total fair market value of all contracts at January 31, 2004 was a deficit of approximately $10.7 million, of which $2.6 million was recorded in accrued expenses and $8.1 million was recorded in other long-term liabilities on the Company’s consolidated balance sheet. These contracts were purchased as fair value hedges of intercompany loans and investments in subsidiaries, and cash flow hedges of trade payables. The Company recorded an immaterial net loss related to hedge ineffectiveness in fiscal 2005, fiscal 2004 and fiscal 2003. Changes in the fair value of derivatives are recorded on the same statement of income line as the change in value of the underlying hedged item. Five contracts with a notional amount of $9.9 million expire during fiscal 2006 and the remaining contracts with a notional amount of $50.0 million expire in future years.

Income Taxes
      The Company is subject to federal, state and foreign income taxes as a C Corporation. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Income Per Share
      Basic income per share is calculated by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted income per share is calculated by adjusting the weighted average common shares outstanding for the dilutive effect of common stock equivalents related to stock options.
      The following is a reconciliation of the basic weighted average number of shares outstanding to the diluted weighted average number of shares outstanding (amounts in thousands):

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Weighted average shares outstanding — basic	24,159	25,114	25,833
Dilutive effect of stock options	388	301	414

Weighted average shares outstanding — diluted	24,547	25,415	26,247

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
      The Company’s financial instruments are its accounts receivable, accounts payable, life insurance policies and foreign exchange contracts. The carrying value of accounts receivable and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of life insurance policies included in other assets approximates fair value based on estimates received from insurance companies. The foreign exchange contracts are recorded at fair market value.

Stock-Based Employee Compensation
      The Company accounts for its employee stock options and employee stock purchase plan under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123,

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” to stock-based employee compensation.

	Fiscal 2005	Fiscal 2004	Fiscal 2003

	(Amounts in thousands, except per
	share amounts)
Net income, as reported	$52,287	$45,729	$32,627
Less: total stock based employee compensation	3,294	4,350	4,796

Pro forma net income	$48,993	$41,379	$27,831

Net income per share:
Basic — as reported	$2.16	$1.82	$1.26

Diluted — as reported	$2.13	$1.80	$1.24

Basic — pro forma	$2.03	$1.65	$1.08

Diluted — pro forma	$2.00	$1.63	$1.06

New Accounting Pronouncements Adopted
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”(“FIN 46”). In December 2003, FIN 46R, a modification to FIN 46, was issued which delayed the effective date until no later than fiscal periods ending after March 15, 2004 and provided additional technical clarifications to implementation issues. The Company adopted this statement effective for its fiscal year ended January 29, 2005. The adoption of this Interpretation in fiscal 2005 had no effect on the Company’s consolidated results of operations and financial condition.

(2)	CHANGE IN ACCOUNTING PRINCIPLE
      In November 2002, the EITF reached consensus on Issue 02-16, “Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor.” Issue 02-16 addresses the accounting for cash consideration received from a vendor by a reseller for various vendor funded allowances, including cooperative advertising support. Issue 02-16 is effective for new arrangements or modifications to existing arrangements entered into after December 31, 2002, although early adoption was permitted. The Company elected to adopt early, effective February 3, 2002, the provisions of Issue 02-16. In accordance with the provisions of Issue 02-16, vendor advertising allowances which exceed specific, incremental and identifiable costs incurred in relation to the advertising and promotional events the Company conducts for its vendors are to be classified as a reduction in the purchase price of merchandise and recognized in income as the merchandise is sold. The amount of vendor allowances to be recorded as a reduction of inventory was determined by calculating the ratio of vendor allowances in excess of specific, incremental and identifiable advertising and promotional costs to merchandise purchases. The Company then applied this ratio to the value of inventory in determining the amount of the vendor reimbursements to be recorded as a reduction to inventory reflected on the balance sheet. This methodology resulted in a $7.6 million reduction in inventory as of February 3, 2002, the date of adoption of Issue 02-16. The $7.6 million, $4.8 million net of tax, was recorded as a cumulative effect of change in accounting principle in fiscal 2003 for the impact of this adoption on prior fiscal years.
      Prior to adoption of Issue 02-16, all vendor advertising allowances were recognized as an offset to selling, general and administrative expense. These allowances exceeded the specific, incremental costs of the advertising and promotional events conducted by the Company. The portion of the allowances in excess of the specific, incremental costs was recorded as an offset to other operating expenses within selling, general and administrative expenses. These other operating expenses, which were incurred to support advertising and

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
promotional expenses, included such items as: marketing and merchandise department expenses to develop, promote and manage the events; direct store and store supervisory payroll expenses to implement, manage and monitor the events; distribution expenses associated with receiving and shipping of materials necessary for the events; and corporate expenses related to the design, production and maintenance of Internet advertising events. In fiscal 2005, fiscal 2004 and fiscal 2003, the Company recorded vendor advertising allowances as a reduction in cost of goods sold in the amount of $52.0 million, $49.4 million and $42.9 million, respectively. In fiscal 2005, fiscal 2004 and fiscal 2003, the Company recorded vendor advertising allowances as a reduction of selling, general and administrative expense in the amount of $19.3 million, $13.7 million and $8.8 million, respectively.
      As of January 29, 2005 and January 31, 2004, $10.2 million and $10.8 million, respectively, of the Company’s vendor advertising allowances have been recorded as a reduction of inventory.

(3)	COMMITMENTS

Lease Commitments
      At January 29, 2005, the future annual minimum lease payments under operating leases for the following five fiscal years and thereafter were as follows (amounts in thousands):

	Retail	Distribution
	Store	Facilities and	Total Lease
	Locations	Other	Commitments

Fiscal 2006	$101,880	$1,833	$103,713
Fiscal 2007	99,395	1,403	100,798
Fiscal 2008	93,451	1,204	94,655
Fiscal 2009	77,009	1,142	78,151
Fiscal 2010	55,001	1,023	56,024
Thereafter	89,450	533	89,983

	$516,186	$7,138	$523,324

      The total future minimum lease payments include lease commitments for new retail locations not in operation at January 29, 2005, and exclude contingent rentals based upon sales volume and owner expense reimbursements. The terms of the operating leases for the retail locations provide that, in addition to the minimum lease payments, the Company is required to pay additional rent to the extent retail sales, as defined in the lease agreements, exceed thresholds set forth in the lease agreements and to reimburse the landlord for the Company’s proportionate share of the landlord’s costs and expenses incurred in the maintenance and operation of the real estate. Contingent rentals were approximately $8.8 million, $9.9 million and $12.2 million in fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Rent expense, including contingent rental amounts, was approximately $130.9 million, $101.4 million and $84.3 million in fiscal 2005, fiscal 2004 and fiscal 2003, respectively.
      Certain of the Company’s lease agreements provide for varying lease payments over the life of the leases. For financial statement purposes, rental expense is recognized on a straight-line basis over the original term of the agreements. Actual lease payments are less than the rental expense reflected in the statements of operations by approximately $7.3 million, $3.1 million and $2.5 million for fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	ACCRUED EXPENSES
      Accrued expenses consist of the following (amounts in thousands):

	January 29,	January 31,
	2005	2004

Employee compensation and related taxes	$23,504	$18,779
Gift certificates and customer deposits	25,953	16,424
Deferred revenue	21,527	17,205
Accrued rent	6,207	6,458
Other taxes	6,505	5,342
Other accrued liabilities	16,243	11,714

Total	$99,939	$75,922

(5)	DEBT
      In March 2005, the Company entered into a fourth amendment to its $50.0 million asset based revolving credit facility with Fleet Retail Group, Inc., a successor to Fleet Capital Group. Pursuant to the amendment, Fleet agreed to eliminate certain covenant requirements in the credit facility, added a covenant requiring the Company to maintain a certain inventory coverage ratio and extended the facility through March 16, 2006. Interest accrues on borrowings at a per annum rate equal to either LIBOR plus 250 points or Fleet’s base rate of interest, at the Company’s option. The revolving credit agreement contains restrictive covenants regarding transactions with affiliates, the payment of dividends, and other financial and non-financial matters and is secured by certain assets, including accounts receivable, inventory, fixtures and equipment. There was no outstanding balance at January 29, 2005 and January 31, 2004 on this facility.
      In March 2005, the Company executed a commitment to secure a mortgage for $9.5 million on its new Sadsbury Township distribution center. The Company expects the closing to occur in May 2005 or earlier.
      Letters of credit outstanding with various financial institutions were $1.4 million and $0.9 million at January 29, 2005 and January 31, 2004, respectively.

(6)	GAME GROUP SERVICES AGREEMENT
      On January 30, 2004, the Company terminated the services agreement with Game Group initially established in fiscal 1996. Under the services agreement, Game Group was responsible for the payment of management fees equal to 1.0% of Game Group’s adjusted sales, plus a bonus calculated on the basis of net income in excess of a pre-established target set by Game Group. The Company had no management fee receivables as of January 29, 2005. The Company’s management fees receivable at January 31, 2004 was $2.7 million, which is included in Accounts receivable-Trade and vendors on the consolidated balance sheet. In fiscal 2005, the Company performed no management services for Game Group. Management fees received from Game Group under the services agreement for fiscal 2004 and fiscal 2003 were $8.6 million and $7.4 million, respectively. As part of the agreement to terminate the services agreement, Game Group agreed to pay the Company $15.0 million, which was recorded in Accounts receivable — Other on the Company’s consolidated balance sheet at January 31, 2004. The $15.0 million was received by the Company on February 12, 2004. The Company recognized $4.7 million of this payment as revenue earned on its consolidated statement of income for fiscal 2004. The termination agreement places restrictions on the Company’s ability to compete with Game Group in the United Kingdom and Ireland until February 2006. Certain other covenants not to compete specified in the termination agreement expired as of January 31, 2005. Based on an independent analysis performed in fiscal 2005, these covenants not to compete were determined to have a value of $10.3 million, which was recorded as deferred revenue at January 31, 2004. In fiscal 2005,

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$5.8 million of this deferred revenue was recognized as management fee income. As of January 29, 2005, $4.5 million is still recorded as short-term deferred revenue (Accrued expenses) and will be recognized as income in fiscal 2006.

(7)	RELATED PARTY TRANSACTIONS
      The Kim family beneficially owns approximately 48.3% of the Company’s common stock. Accordingly, the Kim family effectively controls the Company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.
      On November 2, 2002, the Company sold its BC Sports Collectibles business to SCAC for $2.2 million in cash and the assumption of lease related liabilities in excess of $13 million. The purchaser, SCAC, is owned by the family of James Kim, the Chairman of the Board. The transaction included the sale of all assets of the business including inventory, intellectual property and furniture, fixtures and equipment, and transitional services which were provided by the Company to SCAC for a six-month period after the closing for an additional $300,000. $150,000 of the fee received for transition services was earned and recognized as income in fiscal 2003 and the remaining $150,000 in fiscal 2004. The transaction was negotiated and approved by a committee of the Company’s Board of Directors comprised solely of independent directors with the assistance of an investment banking firm engaged to solicit offers for the BC Sports Collectibles business.

(8)	EMPLOYEES’ RETIREMENT PLAN
      The Company provides its United States employees with retirement benefits under a 401(k) salary reduction plan. Generally, employees are eligible to participate in the plan after reaching age 21 and completing one year of service to the Company. Eligible employees may contribute up to 60% of their compensation to the plan up to the IRS annual limit. Company contributions are at the Company’s discretion. Company contributions to the plan are fully vested for eligible employees with five years or more of service. Contributions under this plan were approximately $834,000, $804,000 and $624,000 in fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

(9)	EQUITY PLANS

Equity Participation Plans
      The Company adopted equity participation plans (the “Equity Participation Plans”), pursuant to which 2.1 million and 2.0 million shares of common stock were reserved in 1998 and 2000, respectively, for issuance upon the exercise of stock options granted to employees, consultants and directors. The exercise price of options granted under the Equity Participation Plans may not be less than fair market value per share of common stock at the grant date; options become exercisable one to three years after the grant date and expire over a period of not more than ten years. Exercisability could be accelerated on a change in control of the Company as well as certain other events as defined in the Equity Participation Plans.

Employee Stock Purchase Plan
      Under the Company’s Employee Stock Purchase Plan (the “Purchase Plan”), associates meeting specific employment qualifications are eligible to participate and can purchase shares quarterly through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the quarterly period. The Purchase Plan permits eligible associates to purchase common stock through payroll deductions for up to 10% of qualified compensation. As of January 29, 2005, 873,000 shares remain available for issuance under the Purchase Plan. The weighted-average fair value, net of the 15% discount, of the shares purchased by employees in fiscal 2005, fiscal 2004 and fiscal 2003 was $23.09, $16.53 and $20.27, respectively.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pro forma information regarding net income and income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and the purchase plan under the fair value method of SFAS No. 123, as amended by SFAS No. 148. The fair value was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Expected volatility	57.66%	60.89%	62.38%
Risk-free interest rate	3.68%	3.15%	2.98%
Expected life of options in years	4.91	4.92	4.76
Expected life of purchase rights in months	3.0	3.0	3.0
Dividend yield	—%	—%	—%
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The weighted-average grant-date fair value of options granted during fiscal 2005, fiscal 2004 and fiscal 2003 was $15.32, $9.19 and $17.07, respectively.
      A summary of the Company’s stock option activity, and related information for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003 follows (amounts in thousands, except per share amounts):

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Outstanding at beginning of year	2,126	2,388	2,093
Granted	272	431	433
Exercised	(952)	(535)	(76)
Forfeited	(45)	(158)	(62)

Outstanding at end of year	1,401	2,126	2,388

Exercisable at end of year	744	1,200	1,215
Weighted average price per share:
Granted	$28.60	$16.95	$31.74
Exercised	19.20	16.04	16.72
Forfeited	24.65	28.32	22.59
      The weighted average exercise price for all options outstanding and exercisable as of January 29, 2005 and January 31, 2004 were $21.54 and $19.32, respectively. The weighted average exercise price for all options outstanding as of January 29, 2005 and January 31, 2004 were $22.92 and $20.56, respectively.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below summarizes information about stock options outstanding as of January 29, 2005 (share amounts in thousands):

	Options Outstanding
				Options Exercisable
	Number	Weighted
	Outstanding as	Average		Number	Weighted
	of January 29,	Remaining	Weighted Average	Exercisable as of	Average
Range of Exercise Prices	2005	Contractual Life	Exercise Price	January 29, 2005	Exercise Price

$ 9.50 - $17.37	421	7.22	$15.77	177	$14.94
$17.38 - $28.42	462	6.73	$20.03	352	$18.21
$28.43 - $41.65	518	7.85	$31.29	215	$32.44

	1,401			744

(10)	INCOME TAXES
      Income before income tax expense and cumulative effect of change in accounting principle was as follows (amounts in thousands, except tax rates):

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Domestic	$43,415	$44,344	$52,989
Foreign	38,265	28,288	6,784

Total	$81,680	$72,632	$59,773

      The provision for income taxes for fiscal 2005, fiscal 2004 and fiscal 2003 consisted of the following:

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Federal statutory tax rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	1.06	2.88	3.17
Permanent differences- domestic and foreign	0.41	(0.26)	(0.30)
Difference in foreign tax rates	(0.93)	(0.25)	(0.33)
Other	(0.07)	0.17	(0.14)
Change in valuation allowance	0.52	(0.50)	0.03

Income tax expense	35.99%	37.04%	37.43%

Current:
Domestic — Federal	$14,484	$12,577	$11,191
Domestic — State	1,382	2,371	2,091
Foreign	13,652	10,600	5,092
Deferred:
Domestic — Federal	544	2,059	5,932
Domestic — State	(45)	873	994
Foreign	(624)	(1,577)	(2,927)

Income tax expense	$29,393	$26,903	$22,373

      The Company does not pay or record federal income taxes on the undistributed earnings of its foreign subsidiaries as long as those earnings are deemed permanently reinvested in the companies that produced them. An estimated $968,000 in federal income and foreign withholding taxes would be due if such permanently reinvested earnings were remitted as dividends.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of January 29, 2005 and January 31, 2004 (amounts in thousands):

	January 29,	January 31,
	2005	2004

Deferred tax assets:
Inventory	$1,283	$6,327
Accrued expenses	8,148	3,010
State net operating loss	716	558
Fixed assets	672	4,592
Deferred rent	7,177	2,128
Amortization of goodwill	67	96
Foreign net operating loss	4,563	4,012

Total gross deferred tax asset	22,626	20,723
Valuation allowance	(755)	(352)

Net deferred tax asset	$21,871	$20,371

      Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize deferred tax assets, except for certain net operating loss carryforwards for which the Company has provided a valuation allowance. The increase in the valuation allowance of $403,000 in fiscal 2005 resulted primarily from the addition of a valuation allowance for a certain foreign subsidiary, offset in part by the utilization of net operating loss carryforwards of certain other foreign subsidiaries. The Company has $4.0 million of foreign net operating loss carryforwards that do not expire. The remaining $0.6 million of foreign net operating loss carryforwards start to expire in fiscal 2007 through fiscal 2012.

(11)	RESTRUCTURING CHARGE
      On February 1, 2002, the Board of Directors of the Company adopted a plan related to the closing of the Company’s 29 EB Kids stores and the sale of its 22 store BC Sports Collectibles business. A $14.9 million pre-tax charge ($9.2 million after-tax or $0.35 per diluted share) was recorded in fiscal 2002 related to this decision. The pre-tax charge was recorded as follows: $2.3 million related to a write-down of inventory within cost of goods sold and $12.6 million as a restructuring and asset impairment charge. The $12.6 million charge consisted of a $3.5 million write-down of store leasehold improvements, a $2.3 million write down of store furniture, fixtures and equipment and $6.7 million in lease termination expenses.
      The following table summarizes activity in the restructuring accrual for the fiscal years ended January 31, 2004 and January 29, 2005 (amounts in thousands):

	Beginning	Cash				Ending
	Balance	Payments	Charges	Reversals	Other	Balance

Year ended January 31, 2004	$240	$(36)	—	—	—	$204
Year ended January 29, 2005	$204	—	—	—	$(204)	—
      As of January 31, 2004, the restructuring accrual had a balance of $204,000 related to the costs associated with the potential assignment back to the Company of two of the BC Sports Collectibles store leases.
      The Company reached an agreement with SCAC under which SCAC agreed to not assign back to the Company either of the two BC Sports Collectibles store leases identified in the original agreement. As part of

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
this new agreement, the Company assumed the lease of a BC Sports Collectibles store not referenced in the original agreement with SCAC. The Company has converted this location to an EB Games store and plans to operate in the location until the lease terminates in fiscal 2008. Consequently, the balance of the restructuring accrual was reversed as of January 29, 2005.

(12)	LEGAL CONTINGENCIES
      On December 3, 2003, a subsidiary of the Company was served with a complaint in a proposed class action suit entitled “Chalmers v. Electronics Boutique of America Inc.” in the California Superior Court in Los Angeles County. The suit alleged that Electronics Boutique of America Inc. improperly classified store management employees as exempt from the overtime provisions of California wage-and-hour laws and sought recovery of wages for overtime hours worked and related relief. In December 2004, the court approved a final settlement in the amount of $950,000. An accrual for settlement costs was recorded in fiscal 2004. Consequently, this settlement had no material impact on the Company’s results of operations or financial condition for fiscal 2005.
      On October 19, 2004, Milton Diaz filed a complaint against a subsidiary of Electronics Boutique in the U.S. District Court for the Western District of New York. Mr. Diaz claims to represent a group of current and former employees to whom Electronics Boutique of America Inc. allegedly failed to pay minimum wages and overtime compensation in violation of the Fair Labor Standards Act (FLSA) and New York law. The plaintiff moved to conditionally certify a group of similarly situated individuals under the FLSA and in March 2005, there was a hearing on this motion. In March 2005, the plaintiff filed a motion on behalf of current and former store managers and assistant store managers in New York to certify a class under New York wage and hour laws. Also, in March 2005, the Company filed a motion to dismiss the New York state law claims. The Company intends to vigorously defend this action. At this stage of the matter, it is not possible to predict the outcome of this matter.
      In the opinion of management and except as described above, no pending proceedings could have a material adverse effect on the Company’s results of operations or financial condition.

(13)	COMPREHENSIVE INCOME
      Comprehensive income is computed as follows (amounts in thousands):

	Fiscal 2005	Fiscal 2004	Fiscal 2003

Net income	$52,287	$45,729	$32,627
Foreign currency translations	4,849	12,981	6,574
Hedging activities	(3,280)	(6,457)	(5,077)

Comprehensive income	$53,856	$52,253	$34,124

      Gains on foreign currency translations are a result of the Company’s investment in its foreign subsidiaries in Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, South Korea and Sweden. Losses on hedging activities are primarily the result of foreign exchange forward contracts and cross currency swap agreements the Company has entered into to protect its investments in its European subsidiaries from foreign currency fluctuations. The net gains on these activities are primarily the result of the Company’s investment in its Australia, Canada and South Korea subsidiaries that have not been hedged.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	GOODWILL AND OTHER INTANGIBLE ASSETS
      The following tables show the intangible assets and goodwill as of January 29, 2005 and January 31, 2004 (amounts in thousands):
AMORTIZABLE INTANGIBLE ASSETS

	January 29, 2005		January 31, 2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Key Money(1)	$3,761	$1,145	$1,791	$581
Other	10	10	85	85

Total Intangible Assets	$3,771	$1,155	$1,876	$666

(1)	Key Money represents payments made to landlords, outgoing tenants or other third parties to enter into certain store leases.
      Intangible assets are amortized over five years. Amortization expense of amortizable intangible assets for fiscal 2005, 2004 and 2003 was $602,000, $442,000 and $315,000, respectively. Amortization expense for amortizable intangible assets for the next five years is: $727,000 in fiscal 2006, $696,000 in fiscal 2007, $590,000 in fiscal 2008, $417,000 in fiscal 2009 and $185,000 in fiscal 2010.

Goodwill
      The changes in carrying amount of goodwill for the years ended January 29, 2005 and January 31, 2004 are as follows (amounts in thousands):

Balance as of February 1, 2003	$10,938
Buyout of German partner(1)	111
Foreign exchange fluctuations and other	1,403

Balance as of January 31, 2004	$12,452
Foreign exchange fluctuations and other	1,240

Balance as of January 29, 2005	$13,692

(1)	In June 2003, the Company bought out the last of its partners in the German subsidiary. This resulted in an increase in ownership of .3125%. The Company now owns 100% of its German subsidiary.

(15)	STOCK BUY-BACK PROGRAM
      In May 2003, the Company’s Board of Directors approved a program to repurchase up to 1.5 million shares of its outstanding common stock. During fiscal 2004, the Company completed the program and repurchased 1.5 million shares of common stock at a weighted average cost, including broker commissions, of $21.18 per share. Cash expenditures to complete the stock buy-back totaled $31.8 million.
      In November 2003, the Company’s Board of Directors approved a program to repurchase up to 2.0 million additional shares of its outstanding common stock. As of January 31, 2004, the Company repurchased 115,700 shares of common stock at a weighted average cost, including broker commissions, of $23.21 per share. Cash expenditures for these stock repurchases totaled $2.7 million.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During fiscal 2005, the Company repurchased an additional 1.2 million shares of common stock at a weighted average cost, including broker commissions, of $27.10 per share. Cash expenditures for these stock repurchases totaled $31.7 million. As of January 29, 2005, the Company had repurchased 1.3 million aggregate shares of common stock at a weighted average cost, including broker commissions, of $26.75 per share. Aggregate cash expenditures for these stock repurchases totaled $34.4 million.
(16) CONSOLIDATING FINANCIAL STATEMENTS
      On October 8, 2005, the Company and GameStop Corp. (“GameStop”) completed their previously announced business combination (the “merger”). As a result of the merger, certain subsidiaries of the Company became guarantors of senior notes issued by GameStop. The following consolidating financial statements present the financial position as of January 29, 2005 and January 31, 2004 and results of operations and cash flows for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003 of the Company’s guarantor and non-guarantor subsidiaries.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
	2005	2005	Eliminations	2005

ASSETS
Current assets:
Cash and cash equivalents	$30,470	$63,875	$—	$94,345
Marketable securities	80,950	—	—	80,950
Accounts receivable	59,682	9,291	(47,703)	21,270
Merchandise inventories	211,314	80,364	—	291,678
Deferred tax asset	8,148	1,290	—	9,438
Prepaid expenses and other current assets	13,701	4,254	—	17,955

Total current assets	404,265	159,074	(47,703)	515,636

Property and equipment:
Building and leasehold improvements	116,626	37,257	—	153,883
Furniture, fixtures and equipment	107,095	47,801	—	154,896
Land	4,450	3,670	—	8,120
Construction in progress	1,660	813	—	2,473

	229,831	89,541	—	319,372
Less accumulated depreciation and amortization	113,663	32,288	—	145,951

Net property and equipment	116,168	57,253	—	173,421

Investment	103,071	—	(103,071)	—
Goodwill and other intangible assets, net	1,625	14,683	—	16,308
Deferred tax asset	5,045	7,388	—	12,433
Other non-current assets	3,470	2,932	—	6,402

Total assets	$633,644	$241,330	$(150,774)	$724,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$169,463	$59,362	$—	$228,825
Accrued expenses	78,067	69,575	(47,703)	99,939
Income taxes payable	6,091	5,359	—	11,450

Total current liabilities	253,621	134,296	(47,703)	340,214

Deferred rent and other long-term liabilities	28,555	3,963	—	32,518

Total liabilities	282,176	138,259	(47,703)	372,732

Stockholders’ equity:
Preferred stock — authorized 25,000 shares; $.01 par value; no shares issued and outstanding	—	—	—	—
Common stock — authorized 100,000 shares; $.01 par value; 27,433 shares issued and 24,648 shares outstanding	274	7,658	(7,658)	274
Treasury stock, at cost	(66,132)	—	—	(66,132)
Additional paid-in-capital	206,503	38,830	(38,830)	206,503
Accumulated other comprehensive income	6,980	9,217	(9,217)	6,980
Retained earnings	203,843	47,366	(47,366)	203,843

Total stockholders’ equity	351,468	103,071	(103,071)	351,468

Total liabilities and stockholders’ equity	$633,644	$241,330	$(150,774)	$724,200

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 31,	January 31,		January 31,
	2004	2004	Eliminations	2004

ASSETS
Current assets:
Cash and cash equivalents	$47,538	$50,255	$—	$97,793
Marketable securities	60,175	—	—	60,175
Accounts receivable	59,941	13,685	(33,814)	39,812
Merchandise inventories	196,871	56,706	—	253,577
Deferred tax asset	9,265	630	—	9,895
Prepaid expenses and other current assets	13,476	2,959	—	16,435

Total current assets	387,266	124,235	(33,814)	477,687

Property and equipment:
Building and leasehold improvements	98,265	24,587	—	122,852
Furniture, fixtures and equipment	88,738	34,527	—	123,265
Land	3,282	2,545	—	5,827
Construction in progress	2,412	414	—	2,826

	192,697	62,073	—	254,770
Less accumulated depreciation and amortization	94,344	22,422	—	116,766

Net property and equipment	98,353	39,651	—	138,004

Investment	72,879	—	(72,879)	—
Goodwill and other intangible assets, net	1,045	12,617	—	13,662
Deferred tax asset	3,830	6,646	—	10,476
Other non-current assets	2,253	1,850	—	4,103

Total assets	$565,626	$184,999	$(106,693)	$643,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$161,355	$59,126	$—	$220,481
Accrued expenses	66,384	43,352	(33,814)	75,922
Income taxes payable	10,404	7,458	—	17,862

Total current liabilities	238,143	109,936	(33,814)	314,265

Deferred rent and other long-term liabilities	23,503	2,184	—	25,687

Total liabilities	261,646	112,120	(33,814)	339,952

Stockholders’ equity:
Preferred stock — authorized 25,000 shares; $.01 par value; no shares issued and outstanding	—	—	—	—
Common stock — authorized 100,000 shares; $.01 par value; 26,449 shares issued and 24,834 shares outstanding	264	9,707	(9,707)	264
Treasury stock, at cost	(34,455)	—	—	(34,455)
Additional paid-in-capital	181,204	30,237	(30,237)	181,204
Accumulated other comprehensive income	5,411	6,268	(6,268)	5,411
Retained earnings	151,556	26,667	(26,667)	151,556

Total stockholders’ equity	303,980	72,879	(72,879)	303,980

Total liabilities and stockholders’ equity	$565,626	$184,999	$(106,693)	$643,932

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
For the Fiscal Year Ended January 29, 2005	2005	2005	Eliminations	2005

Net sales	$1,411,971	$571,566	$—	$1,983,537
Management fees	9,237	—	(3,392)	5,845

Total revenues	1,421,208	571,566	(3,392)	1,989,382
Cost of goods sold	1,022,172	428,033	—	1,450,205

Gross profit	399,036	143,533	(3,392)	539,177
Selling, general and administrative expense	332,403	93,363	(3,392)	422,374
Depreciation and amortization	26,856	10,617	—	37,473

Operating income	39,777	39,553	—	79,330
Interest (income)/expense, net	(3,639)	1,289	—	(2,350)
Subsidiary income	(25,237)	—	25,237	—

Income before income tax expense	68,653	38,264	(25,237)	81,680
Income tax expense	16,366	13,027	—	29,393

Net income	$52,287	$25,237	$(25,237)	$52,287

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 31,	January 31,		January 31,
For the Fiscal Year Ended January 31, 2004	2004	2004	Eliminations	2004

Net sales	$1,187,481	$400,925	$—	$1,588,406
Management fees	16,455	—	(3,080)	13,375

Total revenues	1,203,936	400,925	(3,080)	1,601,781
Cost of goods sold	869,796	304,633	—	1,174,429

Gross profit	334,140	96,292	(3,080)	427,352
Selling, general and administrative expense	271,330	59,010	(3,080)	327,260
Depreciation and amortization	21,828	7,383	—	29,211

Operating income	40,982	29,899	—	70,881
Interest (income)/expense, net	(3,362)	1,611	—	(1,751)
Subsidiary income	(19,265)	—	19,265	—

Income before income tax expense	63,609	28,288	(19,265)	72,632
Income tax expense	17,880	9,023	—	26,903

Net income	$45,729	$19,265	$(19,265)	$45,729

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	February 1,	February 1,		February 1,
For the Fiscal Year Ended February 1, 2003	2003	2003	Eliminations	2003

Net sales	$1,057,006	$252,220	$—	$1,309,226
Management fees	11,311	—	(3,758)	7,553

Total revenues	1,068,317	252,220	(3,758)	1,316,779
Cost of goods sold	774,991	196,213	—	971,204

Gross profit	293,326	56,007	(3,758)	345,575
Selling, general and administrative expense	227,855	42,632	(3,758)	266,729
Restructuring and asset impairment reversal	(2,611)	—	—	(2,611)
Depreciation and amortization	18,499	4,862	—	23,361

Operating income	49,583	8,513	—	58,096
Interest (income)/expense, net	(3,406)	1,729	—	(1,677)
Subsidiary income	(3,749)	—	3,749	—

Income before income tax expense and cumulative effect of change in accounting principle	56,738	6,784	(3,749)	59,773
Income tax expense	20,208	2,165	—	22,373

Income before cumulative effect of change in accounting principle	36,530	4,619	(3,749)	37,400
Cumulative effect of change in accounting principle, net of income tax expense	(3,903)	(870)	—	(4,773)

Net income	$32,627	$3,749	$(3,749)	$32,627

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 29,	January 29,		January 29,
For the Fiscal Year Ended January 29, 2005	2005	2005	Eliminations	2005

Cash flows from operating activities:
Net income	$52,287	$25,237	$(25,237)	$52,287
Subsidiary income	(25,237)	—	25,237	—
Depreciation of property and equipment	26,856	10,015	—	36,871
Amortization of other assets	—	602	—	602
Loss on disposal of property and equipment	24	210	—	234
Deferred taxes	(486)	(648)	—	(1,134)
Foreign currency transaction loss	—	509	—	509
Management fee amortization from termination agreement	(5,845)	—	—	(5,845)
Changes in assets and liabilities:
Accounts receivable	17,617	1,241	—	18,858
Due to/from affiliates	(22,187)	22,187	—	—
Merchandise inventories	(14,443)	(19,039)	—	(33,482)
Prepaid expenses	(225)	(1,022)	—	(1,247)
Other non-current assets	(1,798)	(2,884)	—	(4,682)
Accounts payable	8,109	(3,165)	—	4,944
Accrued expenses	17,277	7,220	—	24,497
Income taxes payable	723	(1,914)	—	(1,191)
Deferred rent and other long-term liabilities	9,547	1,627	—	11,174

Net cash provided by operating activities	62,219	40,176	—	102,395

Cash flows from investing activities:
Purchases of property and equipment	(50,045)	(25,074)	—	(75,119)
Proceeds from disposition of assets	5,350	189	—	5,539
Proceeds from sales of marketable securities	152,750	—	—	152,750
Purchases of marketable securities	(173,525)	—	—	(173,525)

Net cash used in investing activities	(65,470)	(24,885)	—	(90,355)

Cash flows from financing activities:
Proceeds from exercise of stock options	18,291	—	—	18,291
Repurchase of common stock	(31,677)	—	—	(31,677)
Proceeds from issuance of common stock	710	—	—	710
Other financing activities	164	—	—	164
Intercompany capital contributions and dividends	(1,305)	1,305	—	—

Net cash provided by (used in) financing activities	(13,817)	1,305	—	(12,512)

Effects of exchange rates on cash	—	(2,976)	—	(2,976)

Net increase (decrease) in cash and cash equivalents	(17,068)	13,620	—	(3,448)
Cash and cash equivalents, beginning of year	47,538	50,255	—	97,793

Cash and cash equivalents, end of year	$30,470	$63,875	$—	$94,345

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	January 31,	January 31,		January 31,
For the Fiscal Year Ended January 31, 2004	2004	2004	Eliminations	2004

Cash flows from operating activities:
Net income	$45,729	$19,265	$(19,265)	$45,729
Subsidiary income	(19,265)	—	19,265	—
Depreciation of property and equipment	21,809	6,960	—	28,769
Amortization of other assets	19	423	—	442
Loss on disposal of property and equipment	280	33	—	313
Deferred taxes	3,572	(1,867)	—	1,705
Foreign currency transaction loss	—	597	—	597
Management fee amortization from termination agreement	(4,660)	—	—	(4,660)
Changes in assets and liabilities:
Accounts receivable	(7,922)	(4,148)	—	(12,070)
Due to/from affiliates	6,606	(6,606)	—	—
Merchandise inventories	(9,166)	(8,371)	—	(17,537)
Prepaid expenses	(6,092)	(543)	—	(6,635)
Other non-current assets	606	582	—	1,188
Accounts payable	23,099	16,167	—	39,266
Accrued expenses	20,395	4,692	—	25,087
Income taxes payable	4,366	(2,915)	—	1,451
Deferred rent and other long-term liabilities	(649)	609	—	(40)

Net cash provided by operating activities	78,727	24,878	—	103,605

Cash flows from investing activities:
Purchases of property and equipment	(34,151)	(11,754)	—	(45,905)
Proceeds from disposition of assets	68	67	—	135
Proceeds from sales of marketable securities	322,820	—	—	322,820
Purchases of marketable securities	(334,070)	—	—	(334,070)
Businesses acquired, net of cash	—	(111)	—	(111)

Net cash used in investing activities	(45,333)	(11,798)	—	(57,131)

Cash flows from financing activities:
Proceeds from exercise of stock options	8,595	—	—	8,595
Repurchase of common stock	(34,455)	—	—	(34,455)
Proceeds from issuance of common stock	531	—	—	531
Intercompany capital contributions and dividends	(9,108)	9,108	—	—

Net cash provided by (used in) financing activities	(34,437)	9,108	—	(25,329)

Effects of exchange rates on cash	—	3,700	—	3,700

Net increase (decrease) in cash and cash equivalents	(1,043)	25,888	—	24,845
Cash and cash equivalents, beginning of year	48,581	24,367	—	72,948

Cash and cash equivalents, end of year	$47,538	$50,255	$—	$97,793

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	February 1,	February 1,		February 1,
For the Fiscal Year Ended February 1, 2003	2003	2003	Eliminations	2003

Cash flows from operating activities:
Net income	$32,627	$3,749	$(3,749)	$32,627
Subsidiary income	(3,749)	—	3,749	—
Depreciation of property and equipment	18,451	4,595	—	23,046
Amortization of other assets	48	267	—	315
Loss on disposal of property and equipment	608	41	—	649
Deferred taxes	3,754	(2,470)	—	1,284
Foreign currency transaction gain	—	(537)	—	(537)
Changes in assets and liabilities:
Accounts receivable	(455)	(1,678)	—	(2,133)
Due to/from affiliates	(12,578)	12,578	—	—
Merchandise inventories	(68,690)	(6,141)	—	(74,831)
Prepaid expenses	(1,404)	(163)	—	(1,567)
Other non-current assets	439	(2,033)	—	(1,594)
Accounts payable	25,548	10,787	—	36,335
Accrued expenses	6,902	1,396	—	8,298
Income taxes payable	2,573	3,514	—	6,087
Deferred rent and other long-term liabilities	1,367	492	—	1,859

Net cash provided by operating activities	5,441	24,397	—	29,838

Cash flows from investing activities:
Purchases of property and equipment	(27,314)	(11,188)	—	(38,502)
Proceeds from disposition of assets	2,433	111	—	2,544
Proceeds from sales of marketable securities	197,300	—	—	197,300
Purchases of marketable securities	(150,350)	—	—	(150,350)
Businesses acquired, net of cash	(546)	(1,006)	—	(1,552)

Net cash provided by (used in) investing activities	21,523	(12,083)	—	9,440

Cash flows from financing activities:
Proceeds from exercise of stock options	1,191	—	—	1,191
Proceeds from issuance of common stock	467	—	—	467
Repayments of long-term debt	—	(506)	—	(506)
Intercompany capital contributions and dividends	(4,305)	4,305	—	—

Net cash provided by (used in) financing activities	(2,647)	3,799	—	1,152

Effects of exchange rates on cash	—	1,870	—	1,870

Net increase in cash and cash equivalents	24,317	17,983	—	42,300
Cash and cash equivalents, beginning of year	24,264	6,384	—	30,648

Cash and cash equivalents, end of year	$48,581	$24,367	$—	$72,948

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 30,	January 29,
	2005	2005

	(Unaudited)
	(Amounts in thousands,
	except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$71,169	$94,345
Marketable securities	35,700	80,950
Accounts receivable:
Trade and vendors	16,449	17,685
Other	3,364	3,585
Merchandise inventories	273,945	291,678
Deferred tax asset	13,940	9,438
Prepaid expenses and other current assets	33,792	17,955

Total current assets	448,359	515,636

Property and equipment:
Building and leasehold improvements	173,055	153,883
Furniture, fixtures and equipment	172,339	154,896
Land	10,497	8,120
Construction in progress	3,867	2,473

	359,758	319,372
Less accumulated depreciation and amortization	166,113	145,951

Net property and equipment	193,645	173,421
Goodwill and other intangible assets, net of accumulated amortization of $1,489 and $1,155	18,418	16,308
Deferred tax asset	15,770	12,433
Other non-current assets	7,757	6,402

Total assets	$683,949	$724,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$813	$—
Accounts payable	166,644	228,825
Accrued expenses	96,167	99,939
Income taxes payable	—	11,450

Total current liabilities	263,624	340,214
Long-term debt, less current portion	10,210	—
Deferred rent and other long-term liabilities	30,591	32,518

Total liabilities	304,425	372,732

Stockholders’ equity:
Preferred stock — authorized 25,000 shares; $.01 par value; no shares issued and outstanding at July 30, 2005 and January 29, 2005	—	—
Common stock — authorized 100,000 shares; $.01 par value; 28,168 shares issued and 25,383 shares outstanding at July 30, 2005; 27,433 shares issued and 24,648 shares outstanding at January 29, 2005	282	274
Treasury stock — 2,785 shares at July 30, 2005 and January 29, 2005, at cost	(66,132)	(66,132)
Additional paid-in capital	233,411	206,503
Accumulated other comprehensive income	3,723	6,980
Retained earnings	208,240	203,843

Total stockholders’ equity	379,524	351,468

Total liabilities and stockholders’ equity	$683,949	$724,200

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		26 Weeks Ended

	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

	(Unaudited)
	(Amounts in thousands, except per share amounts)
Net sales	$447,219	$360,487	$953,180	$731,451
Management fees	1,124	1,461	2,248	2,922

Total revenues	448,343	361,948	955,428	734,373
Cost of goods sold	311,628	254,302	685,988	525,456

Gross profit	136,715	107,646	269,440	208,917
Costs and expenses:
Selling, general and administrative expense	123,281	92,964	241,783	181,489
Depreciation and amortization	11,578	8,897	22,380	17,258

Operating income	1,856	5,785	5,277	10,170
Interest income, net	675	384	1,592	836

Income before income tax expense	2,531	6,169	6,869	11,006
Income tax expense	911	2,285	2,472	4,076

Net income	$1,620	$3,884	$4,397	$6,930

Net income per share:
Basic	$0.06	$0.16	$0.18	$0.29

Diluted	$0.06	$0.16	$0.17	$0.28

Weighted average shares outstanding:
Basic	25,096	23,840	24,896	24,183

Diluted	25,467	24,176	25,273	24,545

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

								Accumulated
	Preferred Stock		Common Stock		Treasury Stock		Additional	Other		Total
							Paid-In	Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Earnings	Equity

	(Unaudited)
	(Amounts in thousands)
Balance Jan. 29, 2005	—	$—	27,433	$274	(2,785)	$(66,132)	$206,503	$6,980	$203,843	$351,468
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	4,397	4,397
Foreign currency translations	—	—	—	—	—	—	—	(6,444)	—	(6,444)
Hedging activities	—	—	—	—	—	—	—	3,187	—	3,187

Total comprehensive income	—	—	—	—	—	—	—	—	—	1,140

Issuance of common stock	—	—	8	—	—	—	339	—	—	339
Exercise of stock options	—	—	727	8	—	—	16,571	—	—	16,579
Tax benefit from stock options exercised	—	—	—	—	—	—	9,998	—	—	9,998

Balance July 30, 2005	—	$—	28,168	$282	(2,785)	$(66,132)	$233,411	$3,723	$208,240	$379,524

See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	26 Weeks Ended

	July 30,	July 31,
	2005	2004

	(Unaudited)
	(Amounts in thousands)
Cash flows from operating activities:
Net income	$4,397	$6,930
Adjustments to reconcile net income to cash used in operating activities:
Depreciation of property and equipment	21,943	17,021
Amortization of other assets	437	237
Loss on disposal of property and equipment	671	931
Deferred taxes	(5,226)	(552)
Foreign currency transaction gain	(255)	(361)
Management fee amortization from termination agreement	(2,248)	(2,922)
Changes in assets and liabilities:
Accounts receivable	1,528	24,870
Merchandise inventories	20,734	31,023
Prepaid expenses	(15,961)	(308)
Other non-current assets	(4,610)	(2,201)
Accounts payable	(69,677)	(84,143)
Accrued expenses	(6,109)	(3,927)
Income taxes payable	(1,657)	(14,459)
Deferred rent and other long-term liabilities	(1,889)	(1,650)

Net cash used in operating activities	(57,922)	(29,511)

Cash flows from investing activities:
Purchases of property and equipment	(39,214)	(26,933)
Proceeds from disposition of assets	60	78
Proceeds from sales of marketable securities	150,425	74,350
Purchases of marketable securities	(105,175)	(28,175)
Businesses acquired, net of cash	(1,026)	—

Net cash provided by investing activities	5,070	19,320

Cash flows from financing activities:
Proceeds from bank debt	9,450	—
Repayment of bank debt	(942)	—
Proceeds from exercise of stock options	16,579	2,091
Repurchase of common stock	—	(31,677)
Proceeds from issuance of common stock	339	321
Other financing activities	—	164

Net cash provided by (used in) financing activities	25,426	(29,101)

Effects of exchange rates on cash	4,250	(1,371)

Net decrease in cash and cash equivalents	(23,176)	(40,663)
Cash and cash equivalents, beginning of period	94,345	97,793

Cash and cash equivalents, end of period	$71,169	$57,130

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$28	$11
Income taxes	23,120	18,722
See accompanying notes to consolidated financial statements.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	Basis of Presentation
      The consolidated financial statements include the accounts of Electronics Boutique Holdings Corp. and its wholly owned subsidiaries (the “Company”). All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.
      The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the more complete disclosures contained in the consolidated financial statements and notes thereto for the fiscal year ended January 29, 2005 contained in the Company’s Annual Report on Form 10-K/ A filed with the Securities and Exchange Commission. Operating results for the 13 and 26 week periods ended July 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 28, 2006.
      On April 18, 2005, the Company entered into a definitive agreement and plan of merger with GameStop Corp. that will create a leading video game retailer with approximately 4,300 stores worldwide. The transaction is subject to certain regulatory and shareholder approvals and is currently expected to be completed in October 2005. The Company will continue to operate under its normal course of business until the merger is completed.

(2)	Net Income Per Share
      Basic net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding during the period for the dilutive effect of common stock equivalents related to stock options.
      The following is a reconciliation of the basic weighted average number of shares of common stock outstanding to the diluted weighted average number of shares of common stock outstanding (amounts in thousands):

	13 Weeks Ended		26 Weeks Ended

	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Weighted average shares outstanding — basic	25,096	23,840	24,896	24,183
Dilutive effect of stock options	371	336	377	362

Weighted average shares outstanding — diluted	25,467	24,176	25,273	24,545

(3)	Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In October 2004, the American Jobs Creation Act (the “Act”) was signed into law. The Act provides for a one-time deduction for U.S. federal income tax purposes of 85% of certain foreign earnings that are repatriated. The deduction can be taken in either the company’s last tax year that began before the enactment date, or the first tax year that begins during the one-year period beginning on the date of enactment and is subject to a number of limitations. In July 2005, the Company repatriated $20.0 million from its subsidiary in Australia. As a result of the tax benefits provided by the Act, this dividend did not materially impact its consolidated financial results.

(4)	Marketable Securities
      The Company invests in auction rate securities as part of its cash management strategy. In the first quarter of fiscal 2006, the Company concluded that it was appropriate to classify its holdings of auction rate securities as marketable securities. Prior to the reclassification, the Company had classified such investments as cash and cash equivalents. Accordingly, the Company has revised the classification to report these securities as marketable securities in its consolidated balance sheets. The Company has also made corresponding adjustments to its consolidated statements of cash flows to reflect the gross purchases and sales of these securities as investing activities rather than as a component of cash and cash equivalents.
      This change in classification does not affect previously reported cash flows from operations in the Company’s consolidated statements of cash flows or its previously reported consolidated statements of income for any period. As of July 30, 2005 and January 29, 2005, the Company held $35.7 million and $81.0 million, respectively, of these auction rate securities.
      The Company classifies its investments in marketable securities with readily determinable fair values as investments available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company has classified all investments as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in accumulated other comprehensive income in stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

(5)	Debt
      The Company has available a revolving credit facility with Fleet Retail Group for maximum borrowings of $50.0 million. As of July 30, 2005, there were no outstanding borrowings on this facility.
      On May 25, 2005, the Company closed on a 10-year, $9.5 million mortgage agreement collateralized by its 315,000 square foot distribution facility in Sadsbury Township, Pennsylvania. Interest is fixed at a rate of 5.4% per annum. The loan is amortized based on a 20-year period. Monthly payments of $64,473, including interest, commenced in July. A final “balloon” payment of $6.0 million is due June 15, 2015.
      The Company’s newly acquired Spanish subsidiary, Jump Ordenadores S.L.U. (“Jump”), had outstanding third party debt of $1.6 million as of July 30, 2005. This debt consists primarily of bank loans and notes due to Jump’s former owner.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Comprehensive (Loss) Income
      Comprehensive (loss) income is computed as follows (amounts in thousands):

	13 Weeks Ended		26 Weeks Ended

	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Net income	$1,620	$3,884	$4,397	$6,930
Foreign currency translations	(5,258)	(207)	(6,444)	(4,306)
Hedging activities	2,950	(254)	3,187	903

Comprehensive (loss) income	$(688)	$3,423	$1,140	$3,527

      Losses on foreign currency translations are a result of the Company’s investment in its foreign subsidiaries in Australia, Canada, Denmark, Finland, Germany, Italy, Norway, Spain and Sweden. Gains (losses) on hedging activities are primarily the result of foreign exchange forward contracts and cross currency swap agreements the Company has entered into to protect its investments in its European subsidiaries from foreign currency fluctuations. The net impact of these activities is primarily the result of the Company’s investments in its international subsidiaries that have not been hedged.

(7)	Goodwill and Other Intangible Assets
      The following tables show the intangible assets and goodwill as of July 30, 2005 and January 29, 2005 (amounts in thousands):

Amortizable Intangible Assets

	July 30, 2005		January 29, 2005

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Key money	$4,290	$1,479	$3,761	$1,145
Other	45	10	10	10

Total intangible assets	$4,335	$1,489	$3,771	$1,155

      Key money represents payments made to landlords, outgoing tenants or other third parties to enter into certain store leases.
Aggregate Amortization Expense

	July 30,	July 31,
	2005	2004

13 weeks ended	$227	$145
26 weeks ended	$437	$237

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill
      The change in carrying amount of goodwill for the 26 weeks ended July 30, 2005 is as follows (amounts in thousands):

Balance as of January 29, 2005	$13,692
Foreign exchange fluctuations	(169)

Balance as of April 30, 2005	13,523
Jump acquisition(1)	2,754
Foreign exchange fluctuations	(705)

Balance as of July 30, 2005	$15,572

(1)	In May 2005, the Company acquired all the outstanding shares of Jump, a Spanish company consisting of 138 retail stores and a distribution facility.

(8)	Game Group Services Agreement
      On January 30, 2004, the Company terminated the services agreement with Game Group initially established in fiscal 1996. Under the services agreement, Game Group was responsible for the payment of management fees equal to 1.0% of Game Group’s adjusted sales, plus a bonus calculated on the basis of net income in excess of a pre-established target set by Game Group. As part of the agreement to terminate the services agreement, Game Group agreed to pay the Company $15.0 million which was received in February 2004. The termination agreement places restrictions on the Company’s ability to compete with Game Group in the United Kingdom and Ireland until February 2006. Certain other covenants not to compete specified in the termination agreement expired as of January 31, 2005. Based on an independent analysis performed in fiscal 2005, these covenants not to compete were determined to have a value of $10.3 million, which was recorded as deferred revenue at January 31, 2004. As of July 30, 2005 and January 29, 2005, $2.2 million and $4.5 million, respectively, was still recorded as deferred revenue within “Accrued expenses” on the Company’s consolidated balance sheets. For the 13 weeks ended July 30, 2005 and July 31, 2004, $1.1 million and $1.5 million, respectively, of this deferred revenue was recognized as management fee income.

(9)	Related Party Transactions
      On November 2, 2002, the Company sold its BC Sports Collectibles business to Sports Collectibles Acquisition Corporation (“SCAC”) for $2.2 million in cash and the assumption of lease related liabilities in excess of $13 million. The purchaser, SCAC, is owned by the family of James J. Kim, the Company’s Chairman. The transaction was negotiated and approved by a committee of the Company’s Board of Directors comprised solely of independent directors with the assistance of an investment banking firm engaged to solicit offers for the BC Sports Collectibles business. As of July 30, 2005, each of the BC store leases had been assigned to SCAC. As the Company remains contingently liable for these leases, Mr. Kim has agreed to indemnify the Company against any liabilities associated with these leases.
      On April 18, 2005, the Company entered into a definitive agreement and plan of merger with GameStop Corp. The merger agreement is subject to both regulatory and stockholder approval. The Company has agreed to pay the legal fees and expenses of its Chairman, James J. Kim, in connection with the transactions contemplated under the merger agreement, including Mr. Kim’s legal fees and expenses incurred in connection with the preparation and filing of Mr. Kim’s notification and report forms under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and in connection with the negotiation of the Kim Group voting agreement, non-competition agreement and the registration rights agreement. The Company estimates these legal fees and expenses to be approximately $200,000.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)	Stock-Based Employee Compensation
      The Company accounts for its employee stock options and purchase plans under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-based Compensation,” to stock-based employee compensation:

	13 Weeks Ended		26 Weeks Ended

	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

	(Amounts in thousands, except
	per share amounts)
Net income, as reported	$1,620	$3,884	$4,397	$6,930
Less: stock-based employee compensation, net of income tax	433	739	1,052	1,702

Pro forma net income	$1,187	$3,145	$3,334	$5,228

Net income per share:
Basic — as reported	$0.06	$0.16	$0.18	$0.29

Diluted — as reported	$0.06	$0.16	$0.17	$0.28

Basic — pro forma	$0.05	$0.13	$0.13	$0.22

Diluted — pro forma	$0.05	$0.13	$0.13	$0.21

(11)	Stock Buy-Back Program
      In May 2003, the Company’s Board of Directors approved a program to repurchase up to 1.5 million shares of its outstanding common stock. During fiscal 2004, the Company completed the program and repurchased 1.5 million shares of common stock at a weighted average cost, including broker commissions, of $21.18 per share. Cash expenditures to complete the stock buy-back totaled $31.8 million.
      In November 2003, the Company’s Board of Directors approved a program to repurchase up to 2.0 million additional shares of its outstanding common stock. As of July 30, 2005, the Company had repurchased 1.3 million shares of common stock at a weighted average cost, including broker commissions, of $26.75 per share. Cash expenditures for these stock repurchases totaled $34.4 million. During the 26 weeks ended July 30, 2005, the Company made no additional stock repurchases.

(12)	Acquisition
      On May 31, 2005, the Company acquired all the outstanding shares of a Spanish company, Jump, consisting of 138 retail stores and a distribution facility for $1.1 million. This acquisition was accounted for using the purchase method of accounting and the preliminary allocation of the purchase price to the assets and liabilities acquired resulted in goodwill of $2.8 million. The results of Jump’s operations have been included in the Company’s financial results since the date of acquisition.

(13)	Subsequent Event
      On August 5, 2005, the Company completed the acquisition of PC-Joy AG, a Zurich, Switzerland-based video game retailer with nine store locations.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Consolidating Financial Statements
      On October 8, 2005, the Company and GameStop Corp. (“GameStop”) completed their previously announced business combination (the “merger”). As a result of the merger, certain subsidiaries of the Company became guarantors of senior notes issued by GameStop. The following consolidating financial statements present the financial position as of July 30, 2005 and results of operations and cash flows for the twenty-six week periods ended July 30, 2005 and July 31, 2004 of the Company’s guarantor and non-guarantor subsidiaries.

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	July 30,	July 30,		July 30,
	2005	2005	Eliminations	2005

ASSETS
Current assets:
Cash and cash equivalents	$34,173	$36,996	$—	$71,169
Marketable securities	35,700	—	—	35,700
Accounts receivable	75,173	10,056	(65,416)	19,813
Merchandise inventories	189,056	84,889	—	273,945
Deferred tax asset	12,633	1,307	—	13,940
Prepaid expenses and other current assets	27,115	6,677	—	33,792

Total current assets	373,850	139,925	(65,416)	448,359

Property and equipment:
Building and leasehold improvements	118,914	54,141	—	173,055
Furniture, fixtures and equipment	114,353	57,986	—	172,339
Land	4,450	6,047	—	10,497
Construction in progress	769	3,098	—	3,867

	238,486	121,272	—	359,758
Less accumulated depreciation and amortization	124,911	41,202	—	166,113

Net property and equipment	113,575	80,070	—	193,645

Investment	86,713	—	(86,713)	—
Goodwill and other intangible assets, net	4,380	14,038	—	18,418
Deferred tax asset	4,053	11,717	—	15,770
Other non-current assets	4,412	3,345	—	7,757

Total assets	$586,983	$249,095	$(152,129)	$683,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$101,912	$64,732	$—	$166,644
Accrued expenses	69,637	91,946	(65,416)	96,167
Note payable, current portion	271	542	—	813

Total current liabilities	171,820	157,220	(65,416)	263,624

Notes payable, long-term portion	9,157	1,053	—	10,210
Deferred rent and other long-term liabilities	26,482	4,109	—	30,591

Total liabilities	207,459	162,382	(65,416)	304,425

Stockholders’ equity:
Preferred stock — authorized 25,000 shares; $.01 par value; no shares issued and outstanding	—	—	—	—
Common stock — authorized 100,000 shares; $.01 par value; 28,168 shares issued and 25,383 shares outstanding	282	8,383	(8,383)	282
Treasury stock, at cost	(66,132)	—	—	(66,132)
Additional paid-in-capital	233,411	40,641	(40,641)	233,411
Accumulated other comprehensive income	3,723	9,476	(9,476)	3,723
Retained earnings	208,240	28,213	(28,213)	208,240

Total stockholders’ equity	379,524	86,713	(86,713)	379,524

Total liabilities and stockholders’ equity	$586,983	$249,095	$(152,129)	$683,949

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	July 30,	July 30,		July 30,
For the 26 Weeks Ended July 30, 2005	2005	2005	Eliminations	2005

Net sales	$660,166	$293,014	$—	$953,180
Management fees	3,859	—	(1,611)	2,248

Total revenues	664,025	293,014	(1,611)	955,428
Cost of goods sold	469,373	216,615	—	685,988

Gross profit	194,652	76,399	(1,611)	269,440
Selling, general and administrative expense	179,866	63,528	(1,611)	241,783
Depreciation and amortization	14,958	7,422	—	22,380

Operating income	(172)	5,449	—	5,277
Interest (income)/expense, net	(2,301)	709	—	(1,592)
Subsidiary income	(3,128)	—	3,128	—

Income before income tax expense	5,257	4,740	(3,128)	6,869
Income tax expense	860	1,612	—	2,472

Net income	$4,397	$3,128	$(3,128)	$4,397

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME

	Guarantor
	Subsidiaries	Non-Guarantor		Consolidated
	July 31,	Subsidiaries		July 31,
For the 26 Weeks Ended July 31, 2004	2004	July 31, 2004	Eliminations	2004

Net sales	$529,159	$202,292	$—	$731,451
Management fees	4,217	—	(1,295)	2,922

Total revenues	533,376	202,292	(1,295)	734,373
Cost of goods sold	375,780	149,676	—	525,456

Gross profit	157,596	52,616	(1,295)	208,917
Selling, general and administrative expense	142,680	40,104	(1,295)	181,489
Depreciation and amortization	12,659	4,599	—	17,258

Operating income	2,257	7,913	—	10,170
Interest (income)/expense, net	(1,375)	539	—	(836)
Subsidiary income	(4,863)	—	4,863	—

Income before income tax expense	8,495	7,374	(4,863)	11,006
Income tax expense	1,565	2,511	—	4,076

Net income	$6,930	$4,863	$(4,863)	$6,930

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries		Consolidated
	July 30,	July 30,		July 30,
For the 26 Weeks Ended July 30, 2005	2005	2005	Eliminations	2005

Cash flows from operating activities:
Net income	$4,397	$3,128	$(3,128)	$4,397
Subsidiary income	(3,128)	—	3,128	—
Depreciation of property and equipment	14,958	6,985	—	21,943
Amortization of other assets	—	437	—	437
Loss on disposal of property and equipment	551	120	—	671
Deferred taxes	(3,492)	(1,734)	—	(5,226)
Foreign currency transaction gain	—	(255)	—	(255)
Management fee amortization from termination agreement	(2,248)	—	—	(2,248)
Changes in assets and liabilities:
Accounts receivable	2,379	(851)	—	1,528
Due to/from affiliates	(17,505)	17,505	—	—
Merchandise inventories	22,258	(1,524)	—	20,734
Prepaid expenses	(13,414)	(2,547)	—	(15,961)
Other non-current assets	(3,696)	(914)	—	(4,610)
Accounts payable	(67,551)	(2,126)	—	(69,677)
Accrued expenses	(6,054)	(55)	—	(6,109)
Income taxes payable	3,907	(5,564)	—	(1,657)
Deferred rent and other long-term liabilities	(2,073)	184	—	(1,889)

Net cash provided by (used in) operating activities	(70,711)	12,789	—	(57,922)

Cash flows from investing activities:
Purchases of property and equipment	(12,972)	(26,242)	—	(39,214)
Proceeds from disposition of assets	55	5	—	60
Proceeds from sales of marketable securities	150,425	—	—	150,425
Purchases of marketable securities	(105,175)	—	—	(105,175)
Businesses acquired, net of cash	(1,128)	102	—	(1,026)

Net cash provided by (used in) investing activities	31,205	(26,135)	—	5,070

Cash flows from financing activities:
Proceeds from exercise of stock options	16,579	—	—	16,579
Proceeds from issuance of common stock	339	—	—	339
Proceeds from bank debt	9,450	—	—	9,450
Other financing activities	(22)	(920)	—	(942)
Intercompany capital contributions and dividends	16,863	(16,863)	—	—

Net cash provided by (used in) financing activities	43,209	(17,783)	—	25,426

Effects of exchange rates on cash	—	4,250	—	4,250

Net increase (decrease) in cash and cash equivalents	3,703	(26,879)	—	(23,176)
Cash and cash equivalents, beginning of period	30,470	63,875	—	94,345

Cash and cash equivalents, end of period	$34,173	$36,996	$—	$71,169

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

	Guarantor
	Subsidiaries	Non-Guarantor		Consolidated
	July 31,	Subsidiaries		July 31,
For the Weeks Ended July 31, 2004	2004	July 31, 2004	Eliminations	2004

Cash flows from operating activities:
Net income	$6,930	$4,863	$(4,863)	$6,930
Subsidiary income	(4,863)	—	4,863	—
Depreciation of property and equipment	12,659	4,362	—	17,021
Amortization of other assets	—	237	—	237
Loss on disposal of property and equipment	794	137	—	931
Deferred taxes	(552)	—	—	(552)
Foreign currency transaction gain	—	(361)	—	(361)
Management fee amortization from termination agreement	(2,922)	—	—	(2,922)
Changes in assets and liabilities:
Accounts receivable	19,412	5,458	—	24,870
Due to/ from affiliates	(7,289)	7,289	—	—
Merchandise inventories	30,124	899	—	31,023
Prepaid expenses	231	(539)	—	(308)
Other non-current assets	(397)	(1,804)	—	(2,201)
Accounts payable	(62,017)	(22,126)	—	(84,143)
Accrued expenses	(4,627)	700	—	(3,927)
Income taxes payable	(8,254)	(6,205)	—	(14,459)
Deferred rent and other long-term liabilities	(1,617)	(33)	—	(1,650)

Net cash used in operating activities	(22,388)	(7,123)	—	(29,511)

Cash flows from investing activities:
Purchases of property and equipment	(16,820)	(10,113)	—	(26,933)
Proceeds from disposition of assets	33	45	—	78
Proceeds from sales of marketable securities	74,350	—	—	74,350
Purchases of marketable securities	(28,175)	—	—	(28,175)

Net cash provided by (used in) investing activities	29,388	(10,068)	—	19,320

Cash flows from financing activities:
Proceeds from exercise of stock options	2,091	—	—	2,091
Repurchase of common stock	(31,677)	—	—	(31,677)
Proceeds from issuance of common stock	321	—	—	321
Other financing activities	164	—	—	164
Intercompany capital contributions and dividends	(664)	664	—	—

Net cash provided by (used in) financing activities	(29,765)	664	—	(29,101)

Effects of exchange rates on cash	—	(1,371)	—	(1,371)

Net decrease in cash and cash equivalents	(22,765)	(17,898)	—	(40,663)
Cash and cash equivalents, beginning of period	47,538	50,255	—	97,793

Cash and cash equivalents, end of period	$24,773	$32,357	$—	$57,130

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
GameStop Corp.
      Pursuant to the Delaware General Corporation Law (the DGCL), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
      GameStop Corp.’s amended and restated certificate of incorporation authorizes the corporation to indemnify all persons to the fullest extent permitted by the DGCL. The amended and restated bylaws of GameStop Corp. require the corporation to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or an officer of GameStop Corp. or is or was serving at the request of GameStop Corp. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The amended and restated bylaws provide that GameStop Corp. will indemnify such a director or officer who initiates an action, suit or proceeding only if the action, suit or proceeding was authorized by the board of directors of GameStop Corp.

GameStop, Inc.
      Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the MBCA) requires corporations to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the corporation, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if, with respect to the acts or omissions the subject of the proceeding, certain criteria are met. These criteria, all of which must be met with respect to the person to be indemnified, are:

•	such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines;

•	such person has acted in good faith;

•	such person has received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director;

•	in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful; and

•	in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, such person reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer or employee of the corporation who was serving at the request of the corporation or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, such person reasonably believed that the conduct was not opposed to the best interests of the corporation.
      In addition, Section 302A.521, subd. 3, of the MBCA, requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances upon, among other things, receipt of a written undertaking by the person to repay all amounts so advanced if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the articles of incorporation or bylaws of the corporation in question. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
      GameStop, Inc.’s amended and restated certificate of incorporation states that, to the fullest extent permitted by the MBCA, no director shall be personally liable to the corporation. or its shareholders for monetary damages for breach of fiduciary duty as a director. The amended and restated bylaws of GameStop, Inc. require the corporation to indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Section 302A.521 of the MBCA, or as required or permitted by other provisions of law. The amended and restated bylaws of GameStop, Inc. also permit the corporation to purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the corporation would otherwise be required to indemnify the person against the liability.

Item 21.	Exhibits and Financial Statement Schedules
      (a) The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2005, among GameStop Corp. (f/k/a GSC Holdings Corp.), Electronics Boutique Holdings Corp., GameStop, Inc., GameStop Holdings Corp. (f/k/a GameStop Corp.), Cowboy Subsidiary LLC and Eagle Subsidiary LLC.(1)
3.1	Amended and Restated Certificate of Incorporation of GameStop Corp. (f/k/a GSC Holdings Corp.).(2)
3.2	Amended and Restated Bylaws of GameStop Corp. (f/k/a GSC Holdings Corp.).(2)
3.3	Amendment to the Amended and Restated Certificate of Incorporation of GameStop Corp. (f/k/a GSC Holdings Corp.).(3)
3.4	Amended and Restated Articles of Incorporation of GameStop, Inc.
3.5	Amended and Restated Bylaws of GameStop, Inc.
3.6	Certificate of Limited Partnership of GameStop Texas LP.
3.7	Limited Partnership Agreement of GameStop Texas LP, dated as of May 27, 2004.
3.8	Certificate of Incorporation of GameStop Brands, Inc.
3.9	Certificate of Amendment of Certificate of Incorporation of GameStop Brands, Inc.
3.10	Bylaws of GameStop Brands, Inc.
3.11	Amended and Restated Certificate of Incorporation of GameStop Holdings Corp. (f/k/a GameStop Corp.).
3.12	Bylaws of GameStop Holdings Corp. (f/k/a GameStop Corp.).
3.13	Articles of Incorporation of Sunrise Publications, Inc.
3.14	Bylaws of Sunrise Publications, Inc.
3.15	Articles of Incorporation of Marketing Control Services, Inc.
3.16	Bylaws of Marketing Control Services, Inc.
3.17	Certificate of Formation of GameStop of Texas (GP), LLC.
3.18	Certificate of Amendment of the Certificate of Formation of GameStop of Texas (GP), LLC.
3.19	Limited Liability Company Agreement of GameStop of Texas (GP), LLC, dated as of May 25, 2004.
3.20	Certificate of Formation of GameStop (LP), LLC.
3.21	Certificate of Amendment of the Certificate of Formation of GameStop (LP), LLC.
3.22	Limited Liability Company Agreement of GameStop (LP), LLC, dated as of May 26, 2004.
3.23	Certificate of Incorporation of Electronics Boutique Holdings Corp.
3.24	Certificate of Amendment of the Certificate of Incorporation of Electronics Boutique Holdings Corp.
3.25	Amended and Restated Bylaws of Electronics Boutique Holdings Corp.
3.26	Articles of Incorporation of EB Catalog Company, Inc.
3.27	Bylaws of EB Catalog Company, Inc.
3.28	Certificate of Incorporation of ELBO Inc.
3.29	Bylaws of ELBO Inc.
3.30	Certificate of Formation of FR Sadsbury Second, LLC.
3.31	Certificate of Amendment to the Certificate of Formation of FR Sadsbury Second, LLC (changing name to EB Sadsbury Second, LLC).
3.32	Limited Liability Company Agreement of FR Sadsbury Second, LLC, dated as of August 10, 2004, by its sole member, FR Sadsbury, LLC.

Exhibit
Number	Description

3.33	Certificate of Limited Partnership of FR Sadsbury General Partner, LP. Certificate of Amendment to the Certificate of Limited Partnership of FR Sadsbury General Partner, LP (changing name to EB Sadsbury General Partner, LP).
3.34	Limited Partnership Agreement of FR Sadsbury General Partner, LP, dated as of May 23, 2005, by and between EB Sadsbury Second, LLC and EB Sadsbury, LLC.
3.35	Certificate of Limited Partnership of FR Sadsbury Property Holding, LP. Certificate of Amendment to the Certificate of Limited Partnership of FR Sadsbury Property Holding, LP (changing name to EB Sadsbury Property Holding, LP).
3.36	Limited Partnership Agreement of FR Sadsbury Property Holding, LP, dated as of August 10, 2004, by and between FR Sadsbury General Partner, LP and FR Sadsbury, LLC.
3.37	Certificate of Incorporation of EB International Holdings, Inc.
3.38	Certificate of Merger of E.B. International, Inc. with and into EB International Holdings, Inc.
3.39	Bylaws of EB International Holdings, Inc.
4.1	Indenture, dated September 28, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors party thereto, and Citibank, N.A., as Trustee.(4)
4.2	Form of Senior Floating Rate Notes due 2011 (included in Exhibit 4.1 hereto).
4.3	Form of 8% Senior Notes due 2012 (included in Exhibit 4.1 hereto).
4.4	Form of Guarantees of Senior Floating Rate Notes due 2011 and 8% Senior Notes due 2012 (included in Exhibit 4.1 hereto).
4.5	First Supplemental Indenture, dated October 8, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors party thereto, and Citibank, N.A., as Trustee.(5)
4.6	Registration Rights Agreement, dated September 28, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors listed on Schedule I-A thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several Initial Purchasers listed on Schedule II thereto.(4)
4.7	Rights Agreement, dated as of June 27, 2005, between GameStop Corp. (f/k/a GSC Holdings Corp.) and The Bank of New York, as Rights Agent.(2)
5.1	Opinion of Bryan Cave LLP.
5.2	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1	Separation Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp.(f/k/a GameStop Corp.).(6)
10.2	Tax Disaffiliation Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp.(f/k/a GameStop Corp.).(7)
10.3	Insurance Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp. (f/k/a GameStop Corp.).(7)
10.4	Operating Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp. (f/k/a GameStop Corp.).(7)
10.5	Amended and Restated 2001 Incentive Plan.(8)
10.6	Amendment to Amended and Restated 2001 Incentive Plan.(5)
10.7	Supplemental Compensation Plan.(8)
10.8	Form of Option Agreement.(8)
10.9	Form of Restricted Share Agreement.(9)
10.10	Stock Purchase Agreement, dated as of October 1, 2004, by and among GameStop Holdings Corp. (f/k/a GameStop Corp.), B&N GameStop Holding Corp. and Barnes & Noble, Inc.(10)
10.11	Promissory Note, dated as of October 1, 2004, made by GameStop Holdings Corp. (f/k/a GameStop Corp.) in favor of B&N GameStop Holding Corp.(10)

Exhibit
Number	Description

10.12	Credit Agreement, dated October 11, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), certain subsidiaries of GameStop Corp., Bank of America, N.A. and the other lending institutions listed in the Agreement, Bank of America, N.A. and Citicorp North America, Inc., as Issuing Banks, Bank of America, N.A., as Administrative Agent and Collateral Agent, Citicorp North America, Inc., as Syndication Agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Documentation Agent.(3)
10.13	Guaranty, dated as of October 11, 2005, by GameStop Corp. (f/k/a GSC Holdings Corp.) and certain subsidiaries of GameStop Corp. in favor of the agents and lenders.(3)
10.14	Security Agreement, dated October 11, 2005.(3)
10.15	Patent and Trademark Security Agreement, dated as of October 11, 2005.(3)
10.16	Mortgage, Security Agreement, and Assignment and Deeds of Trust between GameStop Texas LP and Bank of America, N.A., as Collateral Agent.(3)
10.17	Mortgage, Security Agreement, and Assignment and Deeds of Trust between Electronics Boutique of America, Inc. and Bank of America, N.A., as Collateral Agent.(3)
10.18	Form of Securities Collateral Pledge Agreement.(3)
10.19	Registration Rights Agreement, dated October 8, 2005, among EB Nevada Inc., James J. Kim and GameStop Corp. (f/k/a GSC Holdings Corp.)(3)
10.20	Executive Employment Agreement, dated as of April 11, 2005, between GameStop Holdings Corp. (f/k/a GameStop Corp.) and R. Richard Fontaine.(11)
10.21	Executive Employment Agreement, dated as of April 11, 2005, between GameStop Holdings Corp. (f/k/a GameStop Corp.) and Daniel A. DeMatteo.(11)
10.22	Executive Employment Agreement, dated as of December 9, 2005, between GameStop Corp. and Steven R. Morgan.(12)
10.23	Executive Employment Agreement, dated as of April 3, 2006, between GameStop Corp. (f/k/a GSC Holdings Corp.) and David W. Carlson.(13)
21.1	List of Subsidiaries of GameStop Corp. (f/k/a GSC Holdings Corp.).
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).
23.4	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.2 hereto).
24.1	Power of Attorney (included on signature pages to this Registration Statement).
25.1	Statement of Eligibility and Qualification on Form T-1 of Citibank, N.A as Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Letter to Clients.
99.4	Form of Notice of Guaranteed Delivery.

(1)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on April 18, 2005.

(2)	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-4 of GameStop Corp. (f/k/a GSC Holdings Corp.), filed with the Securities and Exchange Commission on July 8, 2005.

(3)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 8-K, filed with the Securities and Exchange Commission on October 12, 2005.

(4)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on September 30, 2005.

(5)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Quarterly Report on Form 10-Q for the quarter ended October 29, 2005, filed with the Securities and Exchange Commission on December 8, 2005.

(6)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Amendment No. 4 to Form S-1, filed with the Securities and Exchange Commission on February 5, 2002 (No. 333-68294).

(7)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Amendment No. 3 to Form S-1, filed with the Securities and Exchange Commission on January 24, 2002 (No. 333-68294).

(8)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on October 5, 2004.

(9)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on September 12, 2005.

(10)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the Securities and Exchange Commission on April 11, 2005.

(11)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K filed with the Securities and Exchange Commission on April 15, 2005.

(12)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 8-K filed with the Securities and Exchange Commission on December 13, 2005.

(13)	Incorporated by reference to the GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 10-K for the fiscal year ended January 28, 2006, filed with the Securities and Exchange Commission on April 3, 2006.
      (b) Financial statement schedules are omitted because they are either not required, are not applicable or because equivalent information has been incorporated herein by reference or included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.
      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by GameStop Corp. pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of GameStop Corp.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop Corp.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	April 26, 2006

/s/ Robert A. Lloyd Robert A. Lloyd	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	April 26, 2006

/s/ Leonard Riggio Leonard Riggio	Director	April 26, 2006

/s/ Jerome L. Davis Jerome L. Davis	Director	April 26, 2006

Signature	Capacity	Date

/s/ James J. Kim James J. Kim	Director	April 26, 2006

/s/ Michael N. Rosen Michael N. Rosen	Director and Secretary	April 26, 2006

/s/ Stephanie M. Shern Stephanie M. Shern	Director	April 26, 2006

/s/ Stanley P. Steinberg Stanley P. Steinberg	Director	April 26, 2006

/s/ Gerald R. Szczepanski Gerald R. Szczepanski	Director	April 26, 2006

/s/ Edward A. Volkwein Edward A. Volkwein	Director	April 26, 2006

/s/ Lawrence S. Zilavy Lawrence S. Zilavy	Director	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop, Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

Sunrise Publications, Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop Holdings Corp.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

/s/ Jerome L. Davis Jerome L. Davis	Director	April 26, 2006

/s/ Gerald R. Szczepanski Gerald R. Szczepanski	Director	April 26, 2006

/s/ Edward A. Volkwein Edward A. Volkwein	Director	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

Marketing Control Services, Inc.

By:	/s/ Kevin Weimerskirch

Kevin Weimerskirch
President and Secretary
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Kevin Weimerskirch Kevin Weimerskirch	President and Secretary (Principal Executive Officer)	April 26, 2006

/s/ Shirley Granado Shirley Granado	Vice President, Finance (Principal Accounting and Financial Officer)	April 26, 2006

/s/ Robert Lloyd Robert Lloyd	Director	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop Brands, Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	President and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop (LP), LLC
By: GameStop, Inc., its Sole Member

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Cathy Preston Cathy Preston	President (Principal Executive Officer)	April 26, 2006

/s/ Paul Anderson Paul Anderson	Treasurer and Secretary (Principal Accounting and Financial Officer)	April 26, 2006

GameStop, Inc.	Sole Member	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop of Texas (GP), LLC
By: GameStop, Inc., its Sole Member

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

GameStop, Inc.	Sole Member	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

GameStop Texas LP

By:	GameStop of Texas (GP), LLC, its General Partner

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chief Executive Officer (Principal Executive Officer)	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

GameStop of Texas (GP), LLC	General Partner	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

Electronics Boutique Holdings Corp.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

ELBO Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	President and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

EB International Holdings, Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	President and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

EB Catalog Company, Inc.

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006

/s/ Daniel A. DeMatteo Daniel A. DeMatteo	President and Director	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

EB Sadsbury Second, LLC
By: GamsStop Inc., its Sole Member

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chairman and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Richard Fontaine R. Richard Fontaine	Chief Executive Officer (Principal Executive Officer)	April 26, 2006

/s/ David W. Carlson David W. Carlson	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	April 26, 2006

GameStop, Inc.	Sole Member	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

EB Sadsbury General Partner, LP

By:	EB Sadsbury Second, LLC, its General Partner

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

EB Sadsbury Second, LLC	General Partner	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on April 26, 2006.

EB Sadsbury Property Holding, LP

By:	EB Sadsbury General Partner, LP, its General Partner

By:	/s/ R. Richard Fontaine

R. Richard Fontaine
Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

EB Sadsbury General Partner, LP	General Partner	April 26, 2006

/s/ R. Richard Fontaine R. Richard Fontaine

EXHIBIT LIST

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2005, among GameStop Corp. (f/k/a GSC Holdings Corp.), Electronics Boutique Holdings Corp., GameStop, Inc., GameStop Holdings Corp. (f/k/a GameStop Corp.), Cowboy Subsidiary LLC and Eagle Subsidiary LLC.(1)
3.1	Amended and Restated Certificate of Incorporation of GameStop Corp. (f/k/a GSC Holdings Corp.).(2)

3.2	Amended and Restated Bylaws of GameStop Corp. (f/k/a GSC Holdings Corp.).(2)

3.3	Amendment to the Amended and Restated Certificate of Incorporation of GameStop Corp. (f/k/a GSC Holdings Corp.).(3)

3.4	Amended and Restated Articles of Incorporation of GameStop, Inc.

3.5	Amended and Restated Bylaws of GameStop, Inc.

3.6	Certificate of Limited Partnership of GameStop Texas LP.

3.7	Limited Partnership Agreement of GameStop Texas LP, dated as of May 27, 2004.

3.8	Certificate of Incorporation of GameStop Brands, Inc.

3.9	Certificate of Amendment of Certificate of Incorporation of GameStop Brands, Inc.

3.10	Bylaws of GameStop Brands, Inc.

3.11	Amended and Restated Certificate of Incorporation of GameStop Holdings Corp. (f/k/a GameStop Corp.).

3.12	Bylaws of GameStop Holdings Corp. (f/k/a GameStop Corp.).

3.13	Articles of Incorporation of Sunrise Publications, Inc.

3.14	Bylaws of Sunrise Publications, Inc.

3.15	Articles of Incorporation of Marketing Control Services, Inc.

3.16	Bylaws of Marketing Control Services, Inc.

3.17	Certificate of Formation of GameStop of Texas (GP), LLC.

3.18	Certificate of Amendment of the Certificate of Formation of GameStop of Texas (GP), LLC.

3.19	Limited Liability Company Agreement of GameStop of Texas (GP), LLC, dated as of May 25, 2004.

3.20	Certificate of Formation of GameStop (LP), LLC.

3.21	Certificate of Amendment of the Certificate of Formation of GameStop (LP), LLC.

3.22	Limited Liability Company Agreement of GameStop (LP), LLC, dated as of May 26, 2004.

3.23	Certificate of Incorporation of Electronics Boutique Holdings Corp.

3.24	Certificate of Amendment of the Certificate of Incorporation of Electronics Boutique Holdings Corp.

3.25	Amended and Restated Bylaws of Electronics Boutique Holdings Corp.

3.26	Articles of Incorporation of EB Catalog Company, Inc.

3.27	Bylaws of EB Catalog Company, Inc.

3.28	Certificate of Incorporation of ELBO Inc.

3.29	Bylaws of ELBO Inc.

3.30	Certificate of Formation of FR Sadsbury Second, LLC.

3.31	Certificate of Amendment to the Certificate of Formation of FR Sadsbury Second, LLC (changing name to EB Sadsbury Second, LLC).

3.32	Limited Liability Company Agreement of FR Sadsbury Second, LLC, dated as of August 10, 2004, by its sole member, FR Sadsbury, LLC.

3.33	Certificate of Limited Partnership of FR Sadsbury General Partner, LP. Certificate of Amendment to the Certificate of Limited Partnership of FR Sadsbury General Partner, LP (changing name to EB Sadsbury General Partner, LP).
3.34	Limited Partnership Agreement of FR Sadsbury General Partner, LP, dated as of May 23, 2005, by and between EB Sadsbury Second, LLC and EB Sadsbury, LLC.

Exhibit
Number	Description

3.35	Certificate of Limited Partnership of FR Sadsbury Property Holding, LP. Certificate of Amendment to the Certificate of Limited Partnership of FR Sadsbury Property Holding, LP (changing name to EB Sadsbury Property Holding, LP).
3.36	Limited Partnership Agreement of FR Sadsbury Property Holding, LP, dated as of August 10, 2004, by and between FR Sadsbury General Partner, LP and FR Sadsbury, LLC.
3.37	Certificate of Incorporation of EB International Holdings, Inc.
3.38	Certificate of Merger of E.B. International, Inc. with and into EB International Holdings, Inc.
3.39	Bylaws of EB International Holdings, Inc.
4.1	Indenture, dated September 28, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors party thereto, and Citibank, N.A., as Trustee.(4)
4.2	Form of Senior Floating Rate Notes due 2011 (included in Exhibit 4.1 hereto).
4.3	Form of 8% Senior Notes due 2012 (included in Exhibit 4.1 hereto).
4.4	Form of Guarantees of Senior Floating Rate Notes due 2011 and 8% Senior Notes due 2012 (included in Exhibit 4.1 hereto).
4.5	First Supplemental Indenture, dated October 8, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors party thereto, and Citibank, N.A., as Trustee.(5)
4.6	Registration Rights Agreement, dated September 28, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), GameStop, Inc., the Subsidiary Guarantors listed on Schedule I-A thereto, and Citigroup Global Markets Inc., for themselves and as representatives of the several Initial Purchasers listed on Schedule II thereto.(4)
4.7	Rights Agreement, dated as of June 27, 2005, between GameStop Corp. (f/k/a GSC Holdings Corp.) and The Bank of New York, as Rights Agent.(2)
5.1	Opinion of Bryan Cave LLP.
5.2	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1	Separation Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp.(f/k/a GameStop Corp.).(6)
10.2	Tax Disaffiliation Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp.(f/k/a GameStop Corp.).(7)
10.3	Insurance Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp. (f/k/a GameStop Corp.).(7)
10.4	Operating Agreement, dated as of January 1, 2002, between Barnes & Noble, Inc. and GameStop Holdings Corp. (f/k/a GameStop Corp.).(7)
10.5	Amended and Restated 2001 Incentive Plan.(8)
10.6	Amendment to Amended and Restated 2001 Incentive Plan.(5)
10.7	Supplemental Compensation Plan.(8)
10.8	Form of Option Agreement.(8)
10.9	Form of Restricted Share Agreement.(9)
10.10	Stock Purchase Agreement, dated as of October 1, 2004, by and among GameStop Holdings Corp. (f/k/a GameStop Corp.), B&N GameStop Holding Corp. and Barnes & Noble, Inc.(10)
10.11	Promissory Note, dated as of October 1, 2004, made by GameStop Holdings Corp. (f/k/a GameStop Corp.) in favor of B&N GameStop Holding Corp.(10)
10.12	Credit Agreement, dated October 11, 2005, by and among GameStop Corp. (f/k/a GSC Holdings Corp.), certain subsidiaries of GameStop Corp., Bank of America, N.A. and the other lending institutions listed in the Agreement, Bank of America, N.A. and Citicorp North America, Inc., as Issuing Banks, Bank of America, N.A., as Administrative Agent and Collateral Agent, Citicorp North America, Inc., as Syndication Agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Documentation Agent.(3)
10.13	Guaranty, dated as of October 11, 2005, by GameStop Corp. (f/k/a GSC Holdings Corp.) and certain subsidiaries of GameStop Corp. in favor of the agents and lenders.(3)

Exhibit
Number	Description

10.14	Security Agreement, dated October 11, 2005.(3)
10.15	Patent and Trademark Security Agreement, dated as of October 11, 2005.(3)
10.16	Mortgage, Security Agreement, and Assignment and Deeds of Trust between GameStop Texas LP and Bank of America, N.A., as Collateral Agent.(3)
10.17	Mortgage, Security Agreement, and Assignment and Deeds of Trust between Electronics Boutique of America, Inc. and Bank of America, N.A., as Collateral Agent.(3)
10.18	Form of Securities Collateral Pledge Agreement.(3)
10.19	Registration Rights Agreement, dated October 8, 2005, among EB Nevada Inc., James J. Kim and GameStop Corp. (f/k/a GSC Holdings Corp.)(3)
10.20	Executive Employment Agreement, dated as of April 11, 2005, between GameStop Holdings Corp. (f/k/a GameStop Corp.) and R. Richard Fontaine.(11)
10.21	Executive Employment Agreement, dated as of April 11, 2005, between GameStop Holdings Corp. (f/k/a GameStop Corp.) and Daniel A. DeMatteo.(11)
10.22	Executive Employment Agreement, dated as of December 9, 2005, between GameStop Corp. and Steven R. Morgan.(12)
10.23	Executive Employment Agreement, dated as of April 3, 2006, between GameStop Corp. (f/k/a GSC Holdings Corp.) and David W. Carlson.(13)
21.1	List of Subsidiaries of GameStop Corp. (f/k/a GSC Holdings Corp.).
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).
23.4	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.2 hereto).
24.1	Power of Attorney (included on signature pages to this Registration Statement).
25.1	Statement of Eligibility and Qualification on Form T-1 of Citibank, N.A as Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Letter to Clients.
99.4	Form of Notice of Guaranteed Delivery.

(1)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on April 18, 2005.

(2)	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-4 of GameStop Corp. (f/k/a GSC Holdings Corp.), filed with the Securities and Exchange Commission on July 8, 2005.

(3)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 8-K, filed with the Securities and Exchange Commission on October 12, 2005.

(4)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on September 30, 2005.

(5)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Quarterly Report on Form 10-Q for the quarter ended October 29, 2005, filed with the Securities and Exchange Commission on December 8, 2005.

(6)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Amendment No. 4 to Form S-1, filed with the Securities and Exchange Commission on February 5, 2002 (No. 333-68294).

(7)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Amendment No. 3 to Form S-1, filed with the Securities and Exchange Commission on January 24, 2002 (No. 333-68294).

(8)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on October 5, 2004.

(9)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K, filed with the Securities and Exchange Commission on September 12, 2005.

(10)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the Securities and Exchange Commission on April 11, 2005.

(11)	Incorporated by reference to GameStop Holdings Corp.’s (f/k/a GameStop Corp.) Form 8-K filed with the Securities and Exchange Commission on April 15, 2005.

(12)	Incorporated by reference to GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 8-K filed with the Securities and Exchange Commission on December 13, 2005.

(13)	Incorporated by reference to the GameStop Corp.’s (f/k/a GSC Holdings Corp.) Form 10-K for the fiscal year ended January 28, 2006, filed with the Securities and Exchange Commission on April 3, 2006.